     AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 2012.
                                                           FILE NOS. 333-
                                                                       811-03859
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM N-4
                             REGISTRATION STATEMENT
                                      UNDER

                          THE SECURITIES ACT OF 1933                         [X]


                            Pre-Effective Amendment No.                          [ ]

                            Post-Effective Amendment No.                         [ ]


                                     and/or

                             REGISTRATION STATEMENT
                                      UNDER

                      THE INVESTMENT COMPANY ACT OF 1940                     [X]


                                   Amendment No.                                 [ ]


                        (Check Appropriate Box or Boxes)

                                  ------------

                            VARIABLE SEPARATE ACCOUNT
                           (Exact Name of Registrant)


                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                               (Name of Depositor)


                              2727-A ALLEN PARKWAY,
                              HOUSTON, TEXAS 77019

              (Address of Depositor's Principal Offices) (Zip Code)


        Depositor's Telephone Number, including Area Code: (800) 871-2000




                               MANDA GHAFERI, ESQ.


                             AIG LIFE AND RETIREMENT


                            1999 AVENUE OF THE STARS

                       LOS ANGELES, CALIFORNIA 90067-6121
      (Name and Address of Agent for Service for Depositor and Registrant)


Approximate Date of Proposed Public Offering: As soon after the effective date of this registration statement as is practicable.


Title of Securities Being Registered: Units of interest in Variable Separate Account of American General Life Insurance Company under variable annuity contracts.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      NOTE



Registrant is filing this Registration Statement for the purpose of registering interests under Polaris Advisor III variable annuity contracts ("Contracts") on a new Form N-4. Interests under the Contracts were previously registered on Form N-4 (File No. 333-147006) and funded by Variable Separate Account (File No. 811-03859). Upon effectiveness of a merger between SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity") into and with American General Life Insurance Company ("AGL"), (i) AGL became the obligor of the Contracts and (ii) Variable Separate Account was transferred intact to AGL.



Pursuant to the SEC staff's position in the Great-West Life & Annuity Insurance Co. No-Action Letter (available October 23, 1990) concerning annual update requirements for inactive contracts, Registrant no longer files annual post-effective amendments to this Form N-4.



The content of Post-Effective Amendment No. 8 under the Securities Act of 1933 and to the Registration Statement on Form N-4, filed with the Securities and Exchange Commission on April 26, 2012 (File Nos. 333-147006 and 811-03859; Accession No. 0000950123-12-006778), is incorporated herein by reference including:



     1. Part A - Prospectus, as supplemented by this filing; and



     2. Part B - Statement of Additional Information, except Financial
        Statements.

                     AMERICAN GENERAL LIFE INSURANCE COMPANY
                            Variable Separate Account

--------------------------------------------------------------------------------

                 SUPPLEMENT TO THE PROSPECTUSES, AS SUPPLEMENTED

            POLARIS ADVISOR III VARIABLE ANNUITY DATED APRIL 30, 2012
              POLARIS ADVISOR VARIABLE ANNUITY DATED APRIL 28, 2008

--------------------------------------------------------------------------------

American General Life Insurance Company ("AGL") is amending the prospectus for the above variable annuity contracts (the "Contracts") for the purpose of providing information regarding the merger of SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity") into AGL effective December 31, 2012.

The following replaces the definition of "Company" in the GLOSSARY section of the prospectus:

     COMPANY -- Refers to American General Life Insurance Company ("AGL"), the insurer that issues this contract. The term "we," "us" and "our" are also used to identify the issuing Company.

The following replaces the paragraphs and subheading "SUNAMERICA ANNUITY" in the OTHER INFORMATION section of the prospectus:

     AMERICAN GENERAL LIFE INSURANCE COMPANY

     American General Life Insurance Company ("AGL") is a stock life insurance company organized under the laws of the state of Texas. AGL's home office is 2727-A Allen Parkway, Houston, Texas 77019-2191. AGL is successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

     Effective December 31, 2012, SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity"), an affiliate of AGL, merged with and into AGL ("Merger"). Before the Merger, contracts in all states except New York were issued by SunAmerica Annuity. Upon the Merger, all contractual obligations of SunAmerica Annuity became obligations of AGL. Accordingly, all references in the prospectus to SunAmerica Annuity as the issuer of the Contracts and owner of the separate account assets are amended to refer to AGL.

     The Merger did not affect the terms of, or the rights and obligations under your contract, other than to reflect the change to the Company that provides your contract benefits from SunAmerica Annuity to AGL. You will receive a contract endorsement from AGL that reflects the change from SunAmerica Annuity to AGL. The Merger also did not result in any adverse tax consequences for any contract Owners.

     Until we update all the forms to reflect the SunAmerica Annuity merger into AGL, we may provide you with forms, statements or reports that still reflect SunAmerica Annuity as the issuer. You may also contact AGL at its Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299. Telephone Number: (800) 445-7862.

     OWNERSHIP STRUCTURE OF THE COMPANY

     AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

     AGL is regulated for the benefit of policy owners by the insurance regulator in its state of domicile and also by all state insurance departments where it is licensed to conduct business. AGL is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to contract owners. Insurance regulations also require AGL to maintain additional surplus to protect against a financial impairment; the amount of which surplus is based on the risks inherent in AGL's operations.

     AIG is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

     On September 22, 2008, AIG entered into a revolving credit facility ("FRBNY Credit Facility") with the Federal Reserve Bank of New York ("NY Fed"). On January 14, 2011, AIG completed a series of integrated transactions (the "Recapitalization") to recapitalize AIG. In the Recapitalization, AIG repaid the NY Fed approximately $21 billion in cash, representing complete repayment of all amounts owing under the FRBNY Credit Facility, and the facility was terminated. As a result of the Recapitalization, AIG was controlled by the Department of Treasury. As of December 14, 2012, the Department of Treasury sold its remaining shares of AIG Common Stock.

     The transactions described above do not alter our obligations to you. More information about AIG may be found in the regulatory filings AIG files from time to time with the U.S. Securities and Exchange Commission ("SEC") at www.sec.gov. For information on how to locate these documents, SEE Financial Statements, BELOW.

The following information about Variable Separate Account is replaced under THE SEPARATE ACCOUNT header of the prospectus:

     VARIABLE SEPARATE ACCOUNT

     Before December 31, 2012, Variable Separate Account was a separate account of SunAmerica Annuity, originally established under Arizona law on January 1, 1996 when it assumed the Separate Account, originally established under California law on June 25, 1981. On December 31, 2012, and in conjunction with the merger of AGL and SunAmerica Annuity, Variable Separate Account was transferred to and became a separate account of AGL under Texas law. It may be used to support the contract and other variable annuity contracts, and used for other permitted purposes. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended.

The following replaces the paragraph under LEGAL PROCEEDINGS header of the prospectus:

     LEGAL PROCEEDINGS

     The Company has received industry-wide regulatory inquiries, including a multi-state audit and market conduct examination covering compliance with unclaimed property laws and a directive from the New York Department of Financial Services regarding claims settlement practices and other related state regulatory inquiries. In the three months ended September 30, 2012, the Company, together with its life insurance company affiliates, worked to resolve multistate examinations relating to the handling of unclaimed property and the use of the Social Security Administration Death Master File ("SSDMF") to identify death claims that have not been submitted to the Company or its insurance company affiliates, as the case may be, in the normal course of business. The final settlement of these examinations was announced on October 22, 2012. The Company is taking enhanced measures to, among other things, routinely match policyholder records with the SSDMF to determine if its insured parties, annuitants, or retained account holders have died and locate beneficiaries when a claim is payable.

     Although the Company has reached final settlement on the multi-state examinations, it is possible that the settlement remediation requirements and/or remaining inquiries and other regulatory activity could result in the payment of additional death claims and additional escheatment of funds deemed abandoned under state laws. The Company believes that it has adequately reserved for such claims as of December 31, 2012, but there can be no assurance that the ultimate cost will not vary, perhaps materially, from its estimate.

     In addition, the state of West Virginia has two lawsuits pending against the Company relating to alleged violations of the West Virginia Uniform Unclaimed Property Act, in connection with policies issued by the Company and by American General Life and Accident Insurance Company (which merged into the Company on December 31, 2012). The State of West Virginia has also filed similar lawsuits against other insurers.

     In addition, the Company invested a total of $490.7 million in WG Trading Company, L.P. ("WG Trading") in two separate transactions. The Company received back a total amount of $567.2 million from these investments. In August 2010, a court-appointed Receiver filed a lawsuit against the Company and other defendants seeking to recover any funds distributed in excess of the entities' investments. The Receiver asserts that WG Trading and WG Trading Investors, L.P. were operated as a "ponzi" scheme.

     There are no pending legal proceedings affecting the Separate Account. Various lawsuits against the Company have arisen in the ordinary course of business. In addition, various federal, state and other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of the Company, such as through financial examinations, market conduct exams or regulatory inquiries. As of December 31, 2012, the Company believes it is not likely that contingent liabilities arising from the above matters will have a material adverse effect on the financial condition of the Company.

The following is added under the FINANCIAL STATEMENTS header:

PricewaterhouseCoopers LLP, located at 1201 Louisiana Street, Suite 2900, Houston, Texas 77002, serves as the independent registered public accounting firm for Variable Separate Account, American General Life Insurance Company ("AGL"), the life companies listed below and American International Group, Inc.

We are required to include additional life companies' financial statements in the registration statement to reflect the effect of the Merger.

You may obtain a free copy of these financial statements if you write us at our Annuity Service Center or call us at 1-800-445-7862. The financial statements have also been filed with the SEC and can be obtained through its website at http://www.sec.gov.

The following financial statements are included in the registration statement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

     . Audited Financial Statements of Variable Separate Account of SunAmerica Annuity and Life Assurance Company for the year ended December 31, 2011

     . Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009

     . Audited Statutory Financial Statements of American General Assurance Company for years ended December 31, 2011 and 2010

     . Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010

     . Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009

     . Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010

     . Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

     . Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

The following financial statements are also included in the registration statement:

     . Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011

The financial statements of the life companies listed above should be considered only as bearing on the ability of the AGL to meet its obligation under the contracts.

AMERICAN INTERNATIONAL GROUP, INC. FINANCIAL INFORMATION

     On March 30, 2011, American International Group, Inc. and the Company entered into an Unconditional Capital Maintenance Agreement. As a result, the financial statements of American International Group, Inc. are incorporated by reference below. American International Group, Inc. does not underwrite any contracts referenced herein.

     The following financial statements are incorporated by reference in the registration statement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

     . Consolidated Financial Statements and Financial Statement Schedules of American International Group, Inc.'s Current Report on Form 8-K dated May 4, 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting)

     . American International Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011

     The following financial statements are also incorporated by reference in the registration statement in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting:

     . Consolidated Financial Statements of AIA Group Limited incorporated by reference to American International Group, Inc.'s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011

Dated:  January 2, 2013

                Please keep this Supplement with your Prospectus

                           VARIABLE SEPARATE ACCOUNT

                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 2011 AND 2010

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 2011 AND 2010

                                    CONTENTS

Report of Independent Registered Public Accounting Firm                                   1
Statements of Assets and Liabilities, December 31, 2011                                   2
Schedules of Portfolio Investments, December 31, 2011                                    34
Statements of Operations, for the year ended December 31, 2011                           36
Statements of Changes in Net Assets, for the year ended December 31, 2011                54
Statements of Changes in Net Assets, for the year ended December 31, 2010, except as
 indicated                                                                               72
Notes to Financial Statements                                                            90

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of SunAmerica Annuity and Life Assurance Company and the Contractholders of its separate account, Variable Separate Account:

In our opinion, the accompanying statements of assets and liabilities, including the schedules of portfolio investments, and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of each of the Variable Accounts constituting Variable Separate Account (the "Separate Account"), a separate account of SunAmerica Annuity and Life Assurance Company, at December 31, 2011, and the results of their operations for the year then ended and the changes in each of their net assets for the periods indicated in each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Separate Account's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2011 by correspondence with the custodians and transfer agents, provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
April 25, 2012

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011


                               Asset           Capital       Government and                     Natural
                            Allocation      Appreciation      Quality Bond       Growth        Resources
                             Portfolio        Portfolio        Portfolio        Portfolio      Portfolio
                             (Class 1)        (Class 1)        (Class 1)        (Class 1)      (Class 1)
                           -------------------------------------------------------------------------------
Assets:

 Investments in Trusts,
  at net asset value       $ 126,687,967    $ 262,968,434    $ 130,486,125    $ 84,129,487    $ 61,850,374

Liabilities:                           -                -                -               -               -
                           -------------------------------------------------------------------------------

Net assets:                $ 126,687,967    $ 262,968,434    $ 130,486,125    $ 84,129,487    $ 61,850,374
                           ===============================================================================

 Accumulation units        $ 124,617,126    $ 261,543,232    $ 129,588,726    $ 83,543,958    $ 61,646,705

 Contracts in payout
  (annuitization) period       2,070,841        1,425,202          897,399         585,529         203,669
                           -------------------------------------------------------------------------------

  Total net assets         $ 126,687,967    $ 262,968,434    $ 130,486,125    $ 84,129,487    $ 61,850,374
                           ===============================================================================

Accumulation units
 outstanding                   4,606,167        5,559,287        6,242,049       2,722,805       1,334,816
                           ===============================================================================


                                  Asset          Capital      Government and                    Natural
                               Allocation     Appreciation     Quality Bond      Growth        Resources
                                Portfolio      Portfolio        Portfolio       Portfolio      Portfolio
                                (Class 2)      (Class 2)        (Class 2)       (Class 2)      (Class 2)
                               ---------------------------------------------------------------------------

Assets:

Investments in
 Trusts, at net asset value    $ 9,754,826    $ 50,722,731    $ 59,710,741    $ 26,217,903    $ 13,926,958

Liabilities:                             -               -               -               -               -
                               ---------------------------------------------------------------------------

Net assets:                    $ 9,754,826    $ 50,722,731    $ 59,710,741    $ 26,217,903    $ 13,926,958
                               ===========================================================================

 Accumulation units            $ 9,718,927    $ 50,609,559    $ 59,668,633    $ 26,205,626    $ 13,926,958

 Contracts in payout
 (annuitization) period             35,899         113,172          42,108          12,277               -
                               ---------------------------------------------------------------------------

  Total net assets             $ 9,754,826    $ 50,722,731    $ 59,710,741    $ 26,217,903    $ 13,926,958
                               ===========================================================================

Accumulation units
 outstanding                       362,705       1,074,162       2,894,272         863,723         306,705
                               ===========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                            Asset           Capital        Government and                       Natural
                         Allocation       Appreciation      Quality Bond       Growth          Resources
                          Portfolio        Portfolio         Portfolio        Portfolio        Portfolio
                          (Class 3)        (Class 3)         (Class 3)        (Class 3)        (Class 3)
                        ----------------------------------------------------------------------------------

Assets:

Investments in Trusts,
at net asset value      $   29,785,008   $  377,129,549   $  607,330,250    $ 112,152,534    $ 126,949,654

Liabilities:                         -                -                -                -                -
                        ----------------------------------------------------------------------------------

Net assets:             $   29,785,008   $  377,129,549   $  607,330,250    $ 112,152,534    $ 126,949,654
                        ==================================================================================

 Accumulation units     $   29,551,430   $  377,084,918   $  607,172,735    $ 112,123,315    $ 126,939,372

 Contracts in payout
  (annuitization) period       233,578           44,631          157,515           29,219           10,282
                        ----------------------------------------------------------------------------------

  Total net assets      $   29,785,008   $  377,129,549   $  607,330,250   $ 112,152,534    $ 126,949,654
                        ==================================================================================

Accumulation units
 outstanding                 1,411,518       12,477,127       33,622,521        4,240,566        4,279,355
                        ==================================================================================



                             Aggressive       Alliance                       Blue Chip       Capital
                              Growth           Growth         Balanced        Growth         Growth
                             Portfolio        Portfolio       Portfolio      Portfolio      Portfolio
                             (Class 1)        (Class 1)       (Class 1)      (Class 1)      (Class 1)
                            ---------------------------------------------------------------------------

Assets:

Investments in Trusts,
at net asset value          $ 25,562,835    $ 159,262,670    $ 44,378,775    $ 8,492,720    $ 5,501,152

Liabilities:                           -                -               -              -              -
                            ---------------------------------------------------------------------------

Net assets:                 $ 25,562,835    $ 159,262,670    $ 44,378,775    $ 8,492,720    $ 5,501,152
                            ===========================================================================

 Accumulation
  units                     $ 25,241,988    $ 158,255,040    $ 43,999,836    $ 8,461,546    $ 5,468,587

 Contracts in payout
  (annuitization) period         320,847        1,007,630         378,939         31,174         32,565
                            ---------------------------------------------------------------------------

Total net
 assets                     $ 25,562,835    $ 159,262,670    $ 44,378,775    $ 8,492,720    $ 5,501,152
                            ===========================================================================

Accumulation units
 outstanding                   1,999,119        5,058,971       2,673,699      1,414,787        755,156
                            ===========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                Cash          Corporate      Davis Venture    "Dogs" of Wall    Emerging
                             Management         Bond            Value            Street          Markets
                             Portfolio        Portfolio       Portfolio         Portfolio       Portfolio
                             (Class 1)        (Class 1)       (Class 1)         (Class 1)       (Class 1)
                            ------------------------------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value         $ 61,353,836    $ 102,171,318    $ 401,886,328    $ 22,214,939    $ 40,942,718

Liabilities:                           -                -                -               -               -
                            ------------------------------------------------------------------------------

Net assets:                 $ 61,353,836    $ 102,171,318    $ 401,886,328    $ 22,214,939    $ 40,942,718
                            ==============================================================================

 Accumulation
   units                    $ 61,045,155    $ 101,442,496    $ 399,632,531    $ 22,037,407    $ 40,810,481

 Contracts in payout
  (annuitization) period         308,681          728,822        2,253,797         177,532         132,237
                            ------------------------------------------------------------------------------

 Total net
   assets                   $ 61,353,836    $ 102,171,318    $ 401,886,328    $ 22,214,939    $ 40,942,718
                            ==============================================================================

Accumulation
 units outstanding             4,708,811        4,085,475       11,938,830       1,613,389       2,415,129
                            ==============================================================================

                             Equity         Fundamental       Global         Global           Growth
                          Opportunities       Growth           Bond         Equities       Opportunities
                            Portfolio        Portfolio       Portfolio      Portfolio        Portfolio
                            (Class 1)        (Class 1)       (Class 1)      (Class 1)        (Class 1)
                          ------------------------------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value       $   28,482,694    $ 39,860,782    $ 50,020,778    $ 50,103,995    $ 11,308,089

Liabilities:                           -               -               -               -               -
                          ------------------------------------------------------------------------------

Net assets:               $   28,482,694    $ 39,860,782    $ 50,020,778    $ 50,103,995    $ 11,308,089
                          ==============================================================================

  Accumulation
  units                   $   28,237,093    $ 39,591,003    $ 49,806,562    $ 49,892,197    $ 11,258,242

 Contracts in payout
  (annuitization) period         245,601         269,779         214,216         211,798          49,847
                          ------------------------------------------------------------------------------

   Total net assets       $   28,482,694    $ 39,860,782    $ 50,020,778    $ 50,103,995    $ 11,308,089
                          ==============================================================================

Accumulation
 units outstanding             1,549,642       2,378,603       2,119,001       2,684,263       1,924,462
                          ==============================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                           DECEMBER 31, 2011
                                  (continued)



                                                High-        International   International
                              Growth-           Yield         Diversified     Growth and
                              Income            Bond           Equities         Income
                             Portfolio        Portfolio       Portfolio       Portfolio
                             (Class 1)        (Class 1)       (Class 1)       (Class 1)
                            --------------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value         $ 135,730,629    $ 69,866,750    $ 40,914,617    $ 43,948,329

Liabilities:                            -               -               -               -
                            -------------------------------------------------------------

Net assets:                 $ 135,730,629    $ 69,866,750    $ 40,914,617    $ 43,948,329
                            =============================================================

 Accumulation units         $ 134,482,266    $ 69,485,311    $ 40,560,931    $ 43,633,257

 Contracts in payout
  (annuitization) period        1,248,363         381,439         353,686         315,072
                            -------------------------------------------------------------

    Total net assets        $ 135,730,629    $ 69,866,750    $ 40,914,617    $ 43,948,329
                            =============================================================

Accumulation
 units outstanding              4,760,855       3,066,011       3,630,505       3,694,417
                            =============================================================


                              Marsico       Massachusetts
                              Focused        Investors        MFS Total        Mid-Cap          Real
                               Growth          Trust           Return          Growth          Estate        Technology
                             Portfolio       Portfolio        Portfolio       Portfolio       Portfolio      Portfolio
                             (Class 1)       (Class 1)        (Class 1)       (Class 1)       (Class 1)      (Class 1)
                            --------------------------------------------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value         $ 13,591,254    $ 49,597,158    $ 153,695,095    $ 35,043,178    $ 33,576,000    $ 8,920,359

Liabilities:                           -               -                -               -               -              -
                            --------------------------------------------------------------------------------------------

Net assets:                 $ 13,591,254    $ 49,597,158    $ 153,695,095    $ 35,043,178    $ 33,576,000    $ 8,920,359
                            ============================================================================================

  Accumulation units        $ 13,552,678    $ 49,339,705    $ 152,951,101    $ 34,838,899    $ 33,390,304    $ 8,896,541

   Contracts in payout
    (annuitization) period        38,576         257,453          743,994         204,279         185,696         23,818
                            --------------------------------------------------------------------------------------------

       Total net assets     $ 13,591,254    $ 49,597,158    $ 153,695,095    $ 35,043,178    $ 33,576,000    $ 8,920,359
                            ============================================================================================

Accumulation
 units outstanding             1,183,856       2,223,359        5,513,417       3,150,103       1,419,027      3,930,256
                            ============================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                              Total
                             Telecom         Return        Aggressive      Alliance
                             Utility          Bond          Growth          Growth
                            Portfolio       Portfolio      Portfolio       Portfolio
                            (Class 1)       (Class 1)      (Class 2)       (Class 2)
                           -----------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value        $ 16,911,434    $ 71,432,521    $ 3,258,203    $ 22,661,038

Liabilities:                          -               -              -               -
                           -----------------------------------------------------------

Net assets:                $ 16,911,434    $ 71,432,521    $ 3,258,203    $ 22,661,038
                           ===========================================================

  Accumulation units       $ 16,729,791    $ 70,883,510    $ 3,257,839    $ 22,647,011

  Contracts in payout
   (annuitization) period       181,643         549,011            364          14,027
                           -----------------------------------------------------------

       Total net assets    $ 16,911,434    $ 71,432,521    $ 3,258,203    $ 22,661,038
                           ===========================================================

Accumulation
 units outstanding             996,622        2,573,355        259,544         731,288
                           ===========================================================


                                                                                                            Davis
                                            Blue Chip       Capital          Cash          Corporate       Venture
                              Balanced       Growth         Growth         Management        Bond           Value
                             Portfolio      Portfolio      Portfolio       Portfolio       Portfolio      Portfolio
                             (Class 2)      (Class 2)      (Class 2)       (Class 2)       (Class 2)      (Class 2)
                            -----------------------------------------------------------------------------------------

Assets:

Investments in Trusts,
 at net asset value         $ 7,315,909    $ 3,100,051    $ 2,105,184    $ 20,728,242    $ 30,470,985    $ 64,611,242

Liabilities:                          -              -              -               -               -               -
                            -----------------------------------------------------------------------------------------

Net assets:                 $ 7,315,909    $ 3,100,051    $ 2,105,184    $ 20,728,242    $ 30,470,985    $ 64,611,242
                            =========================================================================================

  Accumulation units        $ 7,315,909    $ 3,100,051    $ 2,105,184    $ 20,675,819    $ 30,401,531    $ 64,592,696

 Contracts in payout
  (annuitization) period              -              -              -          52,423          69,454          18,546
                            -----------------------------------------------------------------------------------------

       Total net assets     $ 7,315,909    $ 3,100,051    $ 2,105,184    $ 20,728,242    $ 30,470,985    $ 64,611,242
                            =========================================================================================

Accumulation
 units outstanding              443,648        529,797        294,473       1,616,873       1,241,705       1,944,351
                            =========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                             "Dogs" of       Emerging        Equity        Foreign
                            Wall Street      Markets      Opportunities     Value
                             Portfolio      Portfolio       Portfolio     Portfolio
                             (Class 2)      (Class 2)       (Class 2)     (Class 2)
                            ---------------------------------------------------------

Assets:

  Investments in Trusts,
    at net asset value      $ 6,473,714    $ 7,751,701    $ 5,540,615    $ 25,454,553

Liabilities:                          -              -              -               -
                            ---------------------------------------------------------

Net assets:                 $ 6,473,714    $ 7,751,701    $ 5,540,615    $ 25,454,553
                            =========================================================

  Accumulation units        $ 6,473,714    $ 7,751,587    $ 5,540,615    $ 25,449,535

  Contracts in payout
   (annuitization) period             -            114              -           5,018
                            ---------------------------------------------------------

       Total net assets     $ 6,473,714    $ 7,751,701    $ 5,540,615    $ 25,454,553
                            =========================================================

Accumulation
 units outstanding              478,507        467,069        307,336       1,727,533
                            =========================================================

                            Fundamental       Global         Global          Growth         Growth       High-Yield
                              Growth           Bond         Equities      Opportunities     -Income         Bond
                             Portfolio       Portfolio      Portfolio       Portfolio      Portfolio      Portfolio
                             (Class 2)       (Class 2)      (Class 2)       (Class 2)      (Class 2)      (Class 2)
                            ----------------------------------------------------------------------------------------

Assets:

  Investments in Trusts,
   at net asset value       $ 2,606,634    $ 11,970,760    $ 6,142,356    $ 4,136,876    $ 9,220,072    $ 15,901,198

Liabilities:                          -               -              -              -              -               -
                            ----------------------------------------------------------------------------------------

Net assets:                 $ 2,606,634    $ 11,970,760    $ 6,142,356    $ 4,136,876    $ 9,220,072    $ 15,901,198
                            ========================================================================================

  Accumulation units        $ 2,606,634    $ 11,970,760    $ 6,104,924    $ 4,136,876    $ 9,219,329    $ 15,862,569

  Contracts in payout
   (annuitization) period             -               -         37,432              -            743          38,629
                            ----------------------------------------------------------------------------------------

       Total net assets     $ 2,606,634    $ 11,970,760    $ 6,142,356    $ 4,136,876    $ 9,220,072    $ 15,901,198
                            ========================================================================================

Accumulation
 units outstanding              158,290         514,634        333,190        716,500        327,138         712,383
                            ========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                               MFS
                            International   International    Marsico       Massachusetts
                             Diversified     Growth and      Focused        Investors
                              Equities         Income         Growth          Trust
                              Portfolio      Portfolio      Portfolio       Portfolio
                             (Class 2)       (Class 2)      (Class 2)       (Class 2)
                            ------------------------------------------------------------

Assets:

  Investments in Trusts,
   at net asset value       $ 19,413,669    $ 8,692,564    $ 14,335,763    $ 11,161,526

Liabilities:                           -              -               -               -
                            -----------------------------------------------------------

Net assets:                 $ 19,413,669    $ 8,692,564    $ 14,335,763    $ 11,161,526
                            ===========================================================

  Accumulation units        $ 19,407,691    $ 8,692,254    $ 14,328,688    $ 11,161,526

  Contracts in payout
   (annuitization) period          5,978            310           7,075               -
                            -----------------------------------------------------------

       Total net assets     $ 19,413,669    $ 8,692,564    $ 14,335,763    $ 11,161,526
                            ===========================================================

Accumulation
 units outstanding             1,752,957        738,771       1,269,464         505,516
                            ===========================================================


                                                                             Small
                             MFS Total        Mid-Cap         Real           & Mid                         Telecom
                               Return         Growth         Estate         Cap Value     Technology       Utility
                             Portfolio       Portfolio      Portfolio       Portfolio      Portfolio      Portfolio
                             (Class 2)       (Class 2)      (Class 2)       (Class 2)      (Class 2)      (Class 2)
                            -----------------------------------------------------------------------------------------

Assets:

  Investments in Trusts,
   at net asset value       $ 48,060,159    $ 16,199,999    $ 9,699,869    $ 20,087,288    $ 2,966,373    $ 2,470,872

Liabilities:                           -               -              -               -              -              -
                            -----------------------------------------------------------------------------------------

Net assets:                 $ 48,060,159    $ 16,199,999    $ 9,699,869    $ 20,087,288    $ 2,966,373    $ 2,470,872
                            =========================================================================================

  Accumulation units        $ 48,021,342    $ 16,193,389    $ 9,699,869    $ 20,022,265    $ 2,966,373    $ 2,470,705

  Contracts in payout
   (annuitization) period         38,817           6,610              -          65,023              -            167
                            -----------------------------------------------------------------------------------------

       Total net assets     $ 48,060,159    $ 16,199,999    $ 9,699,869    $ 20,087,288    $ 2,966,373    $ 2,470,872
                            =========================================================================================

Accumulation
 units outstanding             1,742,450       1,470,105        418,375       1,089,065      1,332,185        148,760
                            =========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                 Total Return    Aggressive     Alliance       American Funds     American Funds
                                     Bond          Growth        Growth       Asset Allocation    Global Growth
                                  Portfolio      Portfolio      Portfolio      SAST Portfolio     SAST Portfolio
                                  (Class 2)      (Class 3)      (Class 3)        (Class 3)          (Class 3)
                                --------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
      net asset value           $  19,724,689   $17,292,016   $106,577,860   $     101,357,620   $   350,782,674
Liabilities:                                -             -              -                   -                 -
                                --------------------------------------------------------------------------------
Net assets:                     $  19,724,689   $17,292,016   $106,577,860   $     101,357,620   $   350,782,674
                                ================================================================================
    Accumulation units          $  19,724,689   $17,292,016   $106,534,448   $     101,357,620   $   350,776,859
    Contracts in payout
     (annuitization) period                 -             -         43,412                   -             5,815
                                --------------------------------------------------------------------------------
     Total net assets           $  19,724,689   $17,292,016   $106,577,860   $     101,357,620   $   350,782,674
                                ================================================================================
Accumulation units outstanding        723,666     1,580,323      3,797,916          10,022,864        34,862,372
                                ================================================================================


                                 American Funds    American Funds
                                     Growth        Growth-Income      Balanced     Blue Chip Growth   Capital Growth
                                 SAST Portfolio    SAST Portfolio    Portfolio        Portfolio         Portfolio
                                   (Class 3)         (Class 3)       (Class 3)        (Class 3)         (Class 3)
                                -------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
      net asset value           $   234,636,328   $   189,664,824   $35,694,977   $      60,434,273   $    43,383,733
Liabilities:                                  -                 -             -                   -                 -
                                -------------------------------------------------------------------------------------
Net assets:                     $   234,636,328   $   189,664,824   $35,694,977   $      60,434,273   $    43,383,733
                                =====================================================================================
    Accumulation units          $   234,636,328   $   189,653,343   $35,694,715   $      60,434,069   $    43,377,460
    Contracts in payout
      (annuitization) period                  -            11,481           262                 204             6,273
                                -------------------------------------------------------------------------------------
     Total net assets           $   234,636,328   $   189,664,824   $35,694,977   $      60,434,273   $    43,383,733
                                =====================================================================================
Accumulation units outstanding       24,363,939        21,043,610     2,640,927           8,452,553         5,999,371
                                =====================================================================================

   The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                                Cash Management    Corporate Bond     Davis Venture      "Dogs" of Wall     Emerging Markets
                                   Portfolio         Portfolio       Value Portfolio    Street Portfolio       Portfolio
                                   (Class 3)         (Class 3)          (Class 3)          (Class 3)           (Class 3)
                               ---------------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
      net asset value          $    190,669,336   $   578,591,304   $    477,761,383   $      33,635,609   $     141,712,285

Liabilities:                                  -                 -                  -                   -                   -
                               ---------------------------------------------------------------------------------------------
Net assets:                    $    190,669,336   $   578,591,304   $    477,761,383   $      33,635,609   $     141,712,285
                               =============================================================================================
    Accumulation units         $    190,345,381   $   578,291,291   $    477,700,793   $      33,622,169   $     141,666,975

    Contracts in payout
      (annuitization) period            323,955           300,013             60,590              13,440              45,310
                               ---------------------------------------------------------------------------------------------
     Total net assets
                               $    190,669,336   $   578,591,304   $    477,761,383   $      33,635,609   $     141,712,285
                               =============================================================================================
Accumulation units
 outstanding                         15,707,935        28,047,297         21,401,106           2,656,601           9,834,135
                               =============================================================================================

                                    Equity                                               Global
                                 Opportunities    Foreign Value      Fundamental          Bond        Global Equities
                                   Portfolio        Portfolio      Growth Portfolio     Portfolio        Portfolio
                                   (Class 3)        (Class 3)         (Class 3)         (Class 3)        (Class 3)
                               --------------------------------------------------------------------------------------

Assets:
    Investments in Trusts, at
      net asset value          $   26,076,886   $  446,498,835   $      70,790,422   $189,229,931   $     26,612,803

Liabilities:                                -                -                   -              -                  -
                               -------------------------------------------------------------------------------------
Net assets:                    $   26,076,886   $  446,498,835   $      70,790,422   $189,229,931   $     26,612,803
                               =====================================================================================
    Accumulation units         $   26,062,652   $  446,436,819   $      70,784,694   $189,226,190   $     26,603,234

    Contracts in payout
      (annuitization) period           14,234           62,016               5,728          3,741              9,569
                               -------------------------------------------------------------------------------------

Total net assets               $   26,076,886   $  446,498,835   $      70,790,422   $189,229,931   $     26,612,803
                               =====================================================================================
Accumulation units
 outstanding                        1,554,661       38,431,577           4,652,711     10,182,828          1,969,956
                               =====================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                     International
                                   Growth                                             Diversified       International
                                Opportunities    Growth-Income    High-Yield Bond      Equities       Growth and Income
                                  Portfolio        Portfolio         Portfolio         Portfolio          Portfolio
                                  (Class 3)        (Class 3)         (Class 3)         (Class 3)          (Class 3)
                               -----------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
      net asset value          $  149,800,724   $   49,130,066   $    111,817,886   $  160,960,717   $      177,099,706

Liabilities:                                -                -                  -                -                    -
                               -----------------------------------------------------------------------------------------

Net assets:                    $  149,800,724   $   49,130,066   $    111,817,886   $  160,960,717   $      177,099,706
                               =========================================================================================

    Accumulation units         $  149,799,354   $   49,127,580   $    111,816,222   $  160,934,372   $      177,074,318

    Contracts in payout
     (annuitization) period             1,370            2,486              1,664           26,345               25,388
                               -----------------------------------------------------------------------------------------

      Total net assets         $  149,800,724   $   49,130,066   $    111,817,886   $  160,960,717   $      177,099,706
                               =========================================================================================
                                   21,144,879        3,843,015          6,310,092       15,075,938           16,122,467
                               =========================================================================================

                                                    MFS Massachusetts
                                Marsico Focused      Investors Trust     MFS Total Return    Mid-Cap Growth    Real Estate
                                Growth Portfolio        Portfolio           Portfolio          Portfolio        Portfolio
                                   (Class 3)            (Class 3)           (Class 3)          (Class 3)        (Class 3)
                               ------------------  -------------------  ------------------  ----------------  -------------
Assets:
    Investments in Trusts, at
      net asset value          $      72,839,011   $      205,594,177   $     190,169,901   $    91,978,433   $212,996,370

Liabilities:                                -                -                  -                -                    -
                               -----------------------------------------------------------------------------------------

Net assets:                    $      72,839,011   $      205,594,177   $     190,169,901   $    91,978,433   $212,996,370
                               =========================================================================================

    Accumulation units         $      72,834,587   $      205,577,992   $     190,108,522   $    91,971,457   $212,953,826

    Contracts in payout
     (annuitization) period                4,424               16,185              61,379             6,976         42,544
                               -----------------------------------------------------------------------------------------

      Total net assets         $      72,839,011   $      205,594,177   $     190,169,901   $    91,978,433   $212,996,370
                               =========================================================================================
                                       6,731,029           13,925,334           8,183,114         8,396,213     13,993,965
                               =========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                Small & Mid Cap     Small Company     Technology    Telecom Utility     Total Return
                                Value Portfolio    Value Portfolio    Portfolio        Portfolio       Bond Portfolio
                                   (Class 3)          (Class 3)       (Class 3)        (Class 3)         (Class 3)
                               --------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $    430,137,080   $    170,417,984   $20,765,489   $     17,881,104   $   590,254,280

Liabilities:                                  -                  -             -                  -                 -
                               --------------------------------------------------------------------------------------
Net assets:                    $    430,137,080   $    170,417,984   $20,765,489   $     17,881,104   $   590,254,280
                               ======================================================================================
    Accumulation units         $    430,094,608   $    170,408,227   $20,758,679   $     17,881,104   $   590,254,280

    Contracts in payout
 (annuitization) period                  42,472              9,757         6,810                  -                 -
                               --------------------------------------------------------------------------------------
     Total net assets          $    430,137,080   $    170,417,984   $20,765,489   $     17,881,104   $   590,254,280
                               ======================================================================================

Accumulation units
 outstanding                         27,994,808         17,898,761     8,182,996          1,205,961        32,199,190
                               ======================================================================================

                                 Invesco Van                       Invesco Van
                                 Kampen V.I.       Invesco Van     Kampen V.I.     Diversified
                                Capital Growth     Kampen V.I.     Growth and     International    Equity Income
                                     Fund         Comstock Fund    Income Fund       Account          Account
                                 (Series II)       (Series II)     (Series II)      (Class 1)        (Class 1)
                               ---------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $     20,837,864  $   306,802,405  $ 485,240,590  $    1,988,938   $   22,105,657

Liabilities:                                  -                -              -               -                -
                               ---------------------------------------------------------------------------------
Net assets:                    $     20,837,864  $   306,802,405  $ 485,240,590  $    1,988,938   $   22,105,657
                               =================================================================================
    Accumulation units         $     20,833,407  $   306,736,365  $ 485,086,054  $    1,988,938   $   22,097,797

    Contracts in payout
 (annuitization) period                   4,457           66,040        154,536               -            7,860
                               ---------------------------------------------------------------------------------
     Total net assets          $     20,837,864  $   306,802,405  $ 485,240,590  $    1,988,938   $   22,105,657
                               =================================================================================
Accumulation units
 outstanding                          2,071,174       27,849,831     39,373,354         342,059        2,214,082
                               =================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                Government &                 Large Cap     LargeCap     MidCap
                                High Quality     Income        Blend        Growth       Blend
                                Bond Account     Account     Account II    Account      Account
                                 (Class 1)      (Class 1)    (Class 1)    (Class 1)    (Class 1)
                               -----------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $   4,588,705   $8,906,531   $ 2,424,975   $ 568,467   $2,954,840

Liabilities:                               -            -             -           -            -
                               -----------------------------------------------------------------
Net assets:                    $   4,588,705   $8,906,531   $ 2,424,975   $ 568,467   $2,954,840
                               =================================================================
    Accumulation units         $   4,584,345   $8,903,991   $ 2,423,063   $ 568,467   $2,953,714

    Contracts in payout
 (annuitization) period                4,360        2,540         1,912           -        1,126
                               -----------------------------------------------------------------
     Total net assets          $   4,588,705   $8,906,531   $ 2,424,975   $ 568,467   $2,954,840
                               =================================================================
Accumulation units
 outstanding                         554,000      944,655       376,012      83,870      263,324
                               =================================================================

                                              Principal                                       SAM
                                  Money        Capital       Real Estate       SAM        Conservative
                                 Market      Appreciation    Securities      Balanced       Balanced
                                 Account       Account         Account      Portfolio      Portfolio
                                (Class 1)     (Class 1)       (Class 1)     (Class 1)      (Class 1)
                               -----------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $2,522,662   $  12,362,447   $    866,498   $60,313,522   $   8,404,475

Liabilities:                            -               -              -             -               -
                               -----------------------------------------------------------------------
Net assets:                    $2,522,662   $  12,362,447   $    866,498   $60,313,522   $   8,404,475
                               =======================================================================
    Accumulation units         $2,521,687   $  12,359,898   $    866,498   $60,247,117   $   8,395,932

    Contracts in payout
 (annuitization) period               975           2,549              -        66,405           8,543
                               -----------------------------------------------------------------------
     Total net assets          $2,522,662   $  12,362,447   $    866,498   $60,313,522   $   8,404,475
                               =======================================================================
Accumulation units
 outstanding                      423,329         972,571         44,982     5,636,060       1,034,653
                               =======================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                SAM Conservative      SAM Flexible       SAM Strategic        Short-Term      SmallCap Growth
                                Growth Portfolio    Income Portfolio    Growth Portfolio    Income Account      Account II
                                   (Class 1)           (Class 1)           (Class 1)          (Class 1)          (Class 1)
                               -----------------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $      23,919,200   $      11,079,025   $       8,690,182   $     2,747,274   $        586,911

Liabilities:                                   -                   -                   -                 -                  -
                               ----------------------------------------------------------------------------------------------
Net assets:                    $      23,919,200   $      11,079,025   $       8,690,182   $     2,747,274   $        586,911
                               ==============================================================================================
    Accumulation units         $      23,894,025   $      11,040,645   $       8,690,182   $     2,743,338   $        586,104

    Contracts in payout
 (annuitization) period                   25,175              38,380                   -             3,936                807
                               -----------------------------------------------------------------------------------------------
     Total net assets           $      23,919,200   $      11,079,025   $       8,690,182   $     2,747,274   $        586,911
                                ==============================================================================================
Accumulation units
 outstanding                            2,274,776           1,153,093             790,817           370,913             93,742
                                ==============================================================================================

                                                  Diversified                      Government &
                                SmallCap Value    International    Equity Income    High Quality
                                  Account I          Account          Account       Bond Account    Income Account
                                  (Class 1)         (Class 2)        (Class 2)       (Class 2)        (Class 2)
                               -----------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $       185,291   $      945,852   $   12,494,341   $   1,196,996   $     3,914,109

Liabilities:                                 -                -                -               -                 -
                               -----------------------------------------------------------------------------------
Net assets:                    $       185,291   $      945,852   $   12,494,341   $   1,196,996   $     3,914,109
                               ===================================================================================
    Accumulation units         $       185,291   $      945,852   $   12,494,341   $   1,196,996   $     3,701,026

    Contracts in payout
 (annuitization) period                      -                -                -               -           213,083
                               -----------------------------------------------------------------------------------
     Total net assets          $       185,291   $      945,852   $   12,494,341   $   1,196,996   $     3,914,109
                               ===================================================================================
Accumulation units
 outstanding                            20,677          169,230        1,315,624         150,782           428,684
                               ===================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                    Principal
                                 LargeCap     LargeCap     MidCap       Money        Capital
                                  Blend        Growth      Blend       Market      Appreciation
                                Account II    Account     Account      Account       Account
                                (Class 2)    (Class 2)   (Class 2)    (Class 2)     (Class 2)
                               ------------  ----------  ----------  -----------  --------------
Assets:
    Investments in Trusts, at
    net asset value            $   498,119   $ 360,719   $ 712,401   $1,616,806   $   2,272,474

Liabilities:                             -           -           -            -               -
                               ----------------------------------------------------------------
Net assets:                    $   498,119   $ 360,719   $ 712,401   $1,616,806   $   2,272,474

                               ================================================================
    Accumulation units         $   498,119   $ 360,719   $ 712,401   $1,562,539   $   2,272,474

    Contracts in payout
   (annuitization) period                -           -           -       54,267               -
                               ----------------------------------------------------------------
     Total net assets          $   498,119   $ 360,719   $ 712,401   $1,616,806   $   2,272,474
                               ================================================================
 Accumulated units
 outstanding                        80,396      55,249      66,063      280,795         187,210
                               ================================================================

                                                                 SAM             SAM            SAM
                                Real Estate       SAM        Conservative    Conservative    Flexible
                                Securities      Balanced       Balanced         Growth        Income
                                  Account      Portfolio      Portfolio       Portfolio      Portfolio
                                 (Class 2)     (Class 2)      (Class 2)       (Class 2)      (Class 2)
                               -----------------------------------------------------------------------
Assets:
    Investments in Trusts, at
    net asset value            $    262,236   $43,608,829   $   6,506,641   $  23,931,168   $9,590,282

Liabilities:                              -             -               -               -            -
                               -----------------------------------------------------------------------
Net assets:                    $    262,236   $43,608,829   $   6,506,641   $  23,931,168   $9,590,282
                               =======================================================================
    Accumulation units         $    262,236   $43,516,157   $   6,506,641   $  23,931,168   $9,423,177

    Contracts in payout
    (annuitization) period                 -        92,672               -               -      167,105
                                -----------------------------------------------------------------------
     Total net assets          $     262,236   $43,608,829   $   6,506,641   $  23,931,168   $9,590,282
                               ========================================================================
Accumulated units
 outstanding                          13,900     4,211,032         809,698       2,355,367    1,029,599
                               ========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                                            Columbia
                                                                                                            Variable
                                                                                                           Portfolio -
                                                                                                              Asset
                                 SAM Strategic        Short-Term      SmallCap Growth    SmallCap Value    Allocation
                                Growth Portfolio    Income Account      Account II         Account I          Fund
                                   (Class 2)          (Class 2)          (Class 2)         (Class 2)        (Class 1)
                               ---------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
    net asset value            $      11,107,748   $     1,468,387   $        228,026   $        90,807   $    981,636

Liabilities:                                   -                 -                  -                 -              -
                               ---------------------------------------------------------------------------------------
Net assets:                    $      11,107,748   $     1,468,387   $        228,026   $        90,807   $    981,636
                               ========================================================================================
    Accumulation units         $      11,107,748   $     1,468,387   $        228,026   $        90,807   $    981,636

    Contracts in payout
   (annuitization) period                      -                 -                  -                 -              -
                               ---------------------------------------------------------------------------------------
     Total net assets          $      11,107,748   $     1,468,387   $        228,026   $        90,807   $    981,636
                               ========================================================================================
Accumulation units
 outstanding                           1,049,258           202,891             37,685            10,334         85,693
                               ========================================================================================
                                                               Columbia
                                 Columbia       Columbia       Variable                               Columbia
                                 Variable       Variable      Portfolio -                             Variable
                                Portfolio -    Portfolio -      Marsico           Columbia          Portfolio -
                                   Small          High          Focused           Variable            Marsico
                                  Company        Income        Equities      Portfolio - Marsico    21st Century
                                Growth Fund       Fund           Fund            Growth Fund            Fund
                                 (Class 1)      (Class 1)      (Class 1)          (Class 1)          (Class 1)
                               ---------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
    net asset value            $  1,344,410   $ 22,135,020   $ 31,888,262   $          2,590,925   $   1,280,717

Liabilities:                              -              -              -                      -               -
                               ---------------------------------------------------------------------------------
Net assets:                    $  1,344,410   $ 22,135,020   $ 31,888,262   $          2,590,925   $   1,280,717
                               =================================================================================
    Accumulation units         $  1,344,410   $ 22,130,012   $ 31,880,609   $          2,590,925   $   1,280,717

    Contracts in payout                   -          5,008          7,653                      -               -
   (annuitization) period      ---------------------------------------------------------------------------------

     Total net assets          $  1,344,410   $ 22,135,020   $ 31,888,262   $          2,590,925   $   1,280,717
                               =================================================================================
Accumulated units
 outstanding                        117,875      1,149,751      2,932,795                248,363          96,971
                               =================================================================================



   The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                            Columbia           Columbia
                                     Columbia               Variable           Variable
                                     Variable          Portfolio - Marsico    Portfolio -
                                Portfolio - Mid Cap       International       Diversified
                                      Growth              Opportunities         Equity       Asset Allocation    Global Growth
                                       Fund                   Fund            Income Fund          Fund              Fund
                                     (Class 1)              (Class 2)          (Class 1)        (Class 2)          (Class 2)
                               -----------------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
    net asset value            $            736,612   $          2,907,894   $  2,842,827   $      72,609,243   $  248,764,306

Liabilities:                                      -                      -              -                   -                -
                               -----------------------------------------------------------------------------------------------
Net assets:                    $            736,612   $          2,907,894   $  2,842,827   $      72,609,243   $  248,764,306
                               ===============================================================================================
    Accumulation units         $            736,612   $          2,907,894   $  2,842,827   $      72,459,463   $  248,564,743

    Contracts in payout
   (annuitization) period                         -                      -              -             149,780          199,563
                               -----------------------------------------------------------------------------------------------
     Total net assets          $            736,612   $          2,907,894   $  2,842,827   $      72,609,243   $  248,764,306
                               ===============================================================================================
Accumulation units
 outstanding                                 69,236                198,806        272,913           4,592,849       12,096,803
                               ===============================================================================================

                                               Growth-Income    Asset Allocation    Cash Management
                                Growth Fund        Fund               Fund               Fund          Growth Fund
                                 (Class 2)       (Class 2)         (Class 3)           (Class 3)        (Class 3)
                               -----------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
    net asset value            $344,935,437   $  344,899,767   $      37,221,998   $     11,890,437   $188,708,917

Liabilities:                              -                -                   -                  -              -
                               -----------------------------------------------------------------------------------
Net assets:                    $344,935,437   $  344,899,767   $      37,221,998   $     11,890,437   $188,708,917
                               ===================================================================================
    Accumulation units         $344,667,780   $  344,587,395   $      36,376,627   $     11,375,947   $183,946,377

    Contracts in payout
   (annuitization) period           267,657          312,372             845,371            514,490      4,762,540
                               -----------------------------------------------------------------------------------
     Total net assets          $344,935,437   $  344,899,767   $      37,221,998   $     11,890,437   $188,708,917
                               ===================================================================================
Accumulation units
 outstanding                     18,577,732       21,845,814             785,780            551,224      1,105,433
                               ===================================================================================

    The accompanying notes re an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILTIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                 U.S. Government/
                                Growth-Income    High-Income    International       AAA-Rated           Growth and
                                    Fund          Bond Fund         Fund         Securities Fund     Income Portfolio
                                  (Class 3)       (Class 3)       (Class 3)         (Class 3)           (Class VC)
                               ---------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $  172,210,686   $ 20,491,234   $   43,473,502   $      23,809,754   $      240,195,562

Liabilities:                                -              -                -                   -                    -
                               ---------------------------------------------------------------------------------------
Net assets:                    $  172,210,686   $ 20,491,234   $   43,473,502   $      23,809,754   $      240,195,562

                               =======================================================================================
    Accumulation units         $  166,116,586   $ 19,877,423   $   42,682,086   $      23,227,874   $      240,119,654

    Contracts in payout
 (annuitization) period             6,094,100        613,811          791,416             581,880               75,908
                               ---------------------------------------------------------------------------------------
     Total net assets          $  172,210,686   $ 20,491,234   $   43,473,502   $      23,809,754   $      240,195,562
                               =======================================================================================
 Accumulation units
  outstanding                       1,470,881        253,203        1,006,795             591,640           23,295,497
                               =======================================================================================

                                                                     Sterling Capital    Sterling Capital
                                    Mid Cap       Sterling Capital        Special           Strategic        Sterling Capital
                                Value Portfolio     Select Equity      Opportunities    Allocation Equity   Total Return Bond
                                  (Class VC)             VIF                VIF                VIF                 VIF
                               -----------------------------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $      26,314,421  $       1,391,970  $      13,013,539  $        1,554,013  $        7,732,666

Liabilities:                                   -                  -                  -                   -                   -
                               -----------------------------------------------------------------------------------------------
Net assets:                    $      26,314,421  $       1,391,970  $      13,013,539  $        1,554,013  $        7,732,666
                               ===============================================================================================
    Accumulation units         $      26,260,548  $       1,391,970  $      13,013,539  $        1,554,013  $        7,732,666

    Contracts in payout
 (annuitization) period                   53,873                  -                  -                   -                   -
                               -----------------------------------------------------------------------------------------------
     Total net assets          $      26,314,421  $       1,391,970  $      13,013,539  $        1,554,013  $        7,732,666
                               ===============================================================================================
Accumulation units
  outstanding                          2,028,107            161,090            916,394             167,616             600,917
                               ===============================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILTIES
                               DECEMBER 31, 2011
                                  (continued)

                                  MTB Managed                          Franklin Templeton    Allocation
                               Allocation Fund -    Franklin Income    VIP Founding Funds     Balanced
                                    Moderate        Securities Fund     Allocation Fund      Portfolio
                                   Growth II           (Class 2)           (Class 2)         (Class 3)
                               ------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $              305  $     95,709,571   $        41,094,450   $86,485,664

Liabilities:                                    -                 -                     -             -
                               ------------------------------------------------------------------------
Net assets:                    $              305  $     95,709,571   $        41,094,450   $86,485,664
                               ========================================================================
    Accumulation units         $              305  $     95,709,571   $        41,094,450   $86,485,664

    Contracts in payout
 (annuitization) period                         -                 -                     -             -
                               ------------------------------------------------------------------------
     Total net assets          $              305  $     95,709,571   $        41,094,450   $86,485,664
                               ========================================================================
Accumulation units
 outstanding                                   34         9,098,783             4,603,619     7,633,479
                               ========================================================================
                                                         Allocation
                                 Allocation Growth        Moderate            Allocation        Real Return
                                     Portfolio        Growth Portfolio    Moderate Portfolio     Portfolio
                                     (Class 3)           (Class 3)            (Class 3)          (Class 3)
                               ---------------------------------------------------------------------------
Assets:
    Investments in Trusts, at
 net asset value               $       12,402,687   $     136,999,346   $       120,030,610   $197,603,434

Liabilities:                                    -                   -                     -              -
                               ---------------------------------------------------------------------------
Net assets:                    $       12,402,687   $     136,999,346   $       120,030,610   $197,603,434

                               ===========================================================================
    Accumulation units         $       12,402,687   $     136,999,346   $       120,030,610   $197,603,434
    Contracts in payout
 (annuitization) period                         -                   -                     -              -
                               ---------------------------------------------------------------------------
     Total net assets          $       12,402,687   $     136,999,346   $       120,030,610   $197,603,434
                               ===========================================================================
Accumulation units
 outstanding                            1,220,227          12,970,069            10,906,627     16,606,426
                               ===========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                 Contracts With Total     Contracts With Total       Contracts With Total     Contracts With Total
                                 Expenses of 1.15%         Expenses of 1.30%          Expenses of 1.40%       Expenses of 1.52% (1)
                                 --------------------     --------------------       --------------------     ----------------------
                                            Unit                      Unit                       Unit                       Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation   value of
                              units     accumulation   units       accumulation   units      accumulation     units     accumulation
Variable Accounts          outstanding     units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------- ------------ ------------ ------------ ------------  ------------ ------------
ANCHOR SERIES TRUST:
  Asset Allocation
  Portfolio (Class 1)                 - $          -             - $          -            - $          -             - $          -
  Capital Appreciation
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Government and Quality
  Bond Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  Growth Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  Natural Resources
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Asset Allocation
  Portfolio (Class 2)                 -            -             -            -            -            -       266,368        27.09
  Capital Appreciation
  Portfolio (Class 2)                 -            -             -            -       87,605        47.80       745,482        47.35
  Government and Quality
  Bond Portfolio
  (Class 2)                           -            -             -            -            -            -     2,387,360        20.71
  Growth Portfolio
  (Class 2)                           -            -             -            -            -            -       696,153        30.48
  Natural Resources
  Portfolio (Class 2)                 -            -             -            -            -            -       217,978        45.75
  Asset Allocation
  Portfolio (Class 3)           167,725        11.64       120,753        11.47       13,200        11.52       141,478        26.80
  Capital Appreciation
  Portfolio (Class 3)           588,551        12.10     2,107,734        11.93      187,784        11.93     3,922,990        46.95
  Government and
  Quality Bond
  Portfolio (Class 3)           853,508        12.31     2,843,327        12.14      342,720        12.15    13,761,480        20.52
  Growth Portfolio
  (Class 3)                     147,993         9.87       128,428         9.74       41,554         9.75     2,130,469        30.22
  Natural Resources
  Portfolio (Class 3)           160,007        10.08       494,167         9.96       99,496         9.96     1,424,137        45.27

SUNAMERICA SERIES TRUST:
  Aggressive Growth
  Portfolio (Class 1)                 - $          -             - $          -            - $          -             - $          -
  Alliance Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Balanced Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  Blue Chip Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Capital Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Cash Management
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Corporate Bond
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Davis Venture Value
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  "Dogs" of Wall Street
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Emerging Markets
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Equity Opportunities
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Fundamental Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Global Bond
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Global Equities
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Growth Opportunities
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Growth-Income Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  High-Yield Bond
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  International
  Diversified
  Equities Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  International Growth
  and Income
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Marsico Focused Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  MFS Massachusetts
  Investors Trust
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  MFS Total Return
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Mid-Cap Growth
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Real Estate
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Technology Portfolio
  (Class 1)                           -            -             -            -            -            -             -            -
  Telecom Utility
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Total Return Bond
  Portfolio (Class 1)                 -            -             -            -            -            -             -            -
  Aggressive Growth
  Portfolio (Class 2)                 -            -             -            -            -            -       196,596        12.62
  Alliance Growth
  Portfolio (Class 2)                 -            -             -            -       23,852        31.66       584,437        31.08
  Balanced Portfolio
  (Class 2)                           -            -             -            -            -            -       339,967        16.58
  Blue Chip Growth
  Portfolio (Class 2)                 -            -             -            -            -            -       416,379         5.88
  Capital Growth
  Portfolio (Class 2)                 -            -             -            -            -            -       216,285         7.19
  Cash Management
  Portfolio (Class 2)                 -            -             -            -            -            -     1,305,218        12.87
  Corporate Bond
  Portfolio (Class 2)                 -            -             -            -            -            -     1,003,223        24.66
  Davis Venture Value
  Portfolio (Class 2)                 -            -             -            -       61,765        33.86     1,532,697        33.35
  "Dogs" of Wall Street
  Portfolio (Class 2)                 -            -             -            -            -            -       393,492        13.59
  Emerging Markets
  Portfolio (Class 2)                 -            -             -            -            -            -       374,725        16.67
  Equity Opportunities
  Portfolio (Class 2)                 -            -             -            -            -            -       227,015        18.12
  Foreign Value
  Portfolio (Class 2)                 -            -             -            -            -            -     1,574,650        14.76
  Fundamental Growth
  Portfolio (Class 2)                 -            -             -            -            -            -       109,810        16.57
  Global Bond
  Portfolio (Class 2)                 -            -             -            -            -            -       414,421        23.36
  Global Equities
  Portfolio (Class 2)                 -            -             -            -       70,219        18.70       175,616        18.43
  Growth Opportunities
  Portfolio (Class 2)                 -            -             -            -            -            -       582,271         5.80
  Growth-Income
  Portfolio (Class 2)                 -            -             -            -            -            -       240,590        28.35
  High-Yield Bond
  Portfolio (Class 2)                 -            -             -            -            -            -       547,520        22.45
  International
  Diversified
  Equities
  Portfolio (Class 2)                 -            -             -            -            -            -     1,494,269        11.11
  International
  Growth and
  Income
  Portfolio (Class 2)                 -            -             -            -            -            -       585,383        11.82
  Marsico Focused
  Growth Portfolio
  (Class 2)                           -            -             -            -            -            -     1,103,781        11.33
  MFS Massachusetts
  Investors Trust
  Portfolio (Class 2)                 -            -             -            -            -            -       423,845        22.16
  MFS Total Return
  Portfolio (Class 2)                 -            -             -            -            -            -     1,420,271        27.70
  Mid-Cap Growth
  Portfolio (Class 2)                 -            -             -            -       72,405        11.22     1,109,640        11.06
  Real Estate
  Portfolio (Class 2)                 -            -             -            -            -            -       315,952        23.32
  Small & Mid Cap
  Value Portfolio
  (Class 2)                           -            -             -            -            -            -       905,379        18.51
  Technology
  Portfolio (Class 2)                 -            -             -            -       64,601         2.26       960,809         2.24
  Telecom Utility
  Portfolio (Class 2)                 -            -             -            -            -            -       104,312        16.73
  Total Return Bond
  Portfolio (Class 2)                 -            -             -            -            -            -       637,684        27.34
  Aggressive Growth
  Portfolio (Class 3)            34,677         8.30       211,903         8.13       30,735         8.13       687,999        12.49
  Alliance Growth
  Portfolio (Class 3)            89,004        10.31       110,822        10.19       54,047        10.17     1,835,890        30.81
  American Funds Asset
  Allocation SAST
  Portfolio (Class 3)           588,896        10.32     1,396,870        10.19      289,538        10.19     3,288,069        10.15
  American Funds
  Global Growth SAST
  Portfolio (Class 3)         1,214,624        10.33     5,656,679        10.19      514,685        10.20    13,030,834        10.06
  American Funds
  Growth SAST
  Portfolio (Class 3)           719,006         9.82     2,542,152         9.69      299,666         9.69    10,752,812         9.68
  American Funds
  Growth- Income
  SAST Portfolio
  (Class 3)                     653,691         9.34     1,586,603         9.21      304,784         9.22    10,251,728         9.00
  Balanced Portfolio
  (Class 3)                     142,601        10.99       368,699        10.86       84,658        10.84       846,164        16.42
  Blue Chip Growth
  Portfolio (Class 3)           175,233        10.11     1,097,615         9.92       63,272         9.96     3,630,286         5.82
  Capital Growth
  Portfolio (Class 3)            68,561         9.66         6,641         9.54       40,149         9.54     3,394,576         7.11
  Cash Management
  Portfolio (Class 3)           529,442         9.93       935,815         9.79       57,491         9.79     7,145,652        12.76
  Corporate Bond
  Portfolio (Class 3)           844,748        14.40     3,308,381        14.21      326,146        14.21    10,180,361        24.34
  Davis Venture Value
  Portfolio (Class 3)           875,349         9.52     3,262,288         9.39      341,023         9.40     7,043,290        33.06
  "Dogs" of Wall Street
  Portfolio (Class 3)            85,293        11.71       326,655        11.62       44,659        11.57       962,581        13.45
  Emerging Markets
  Portfolio (Class 3)           264,950        10.51       930,884        10.36      117,560        10.37     3,901,344        16.49
  Equity Opportunities
  Portfolio (Class 3)            19,688         9.76        61,323         9.62       12,555         9.63       566,058        17.95
  Foreign Value
  Portfolio (Class 3)         1,298,435         8.44     6,692,945         8.32      466,990         8.31    12,173,325        14.64
  Fundamental Growth
  Portfolio (Class 3)            82,237         9.89        65,703         9.77       75,372         9.75     2,460,096        16.42
  Global Bond
  Portfolio (Class 3)           402,280        13.41     1,421,192        13.22      178,013        13.23     3,381,798        23.16
  Global Equities
  Portfolio (Class 3)           120,678         8.75       298,316         8.59       16,641         8.65       508,084        18.22
  Growth Opportunities
  Portfolio (Class 3)           395,615        11.37     1,988,550        11.21      136,137        11.22     9,979,784         5.74
  Growth-Income
  Portfolio (Class 3)           328,943         9.84       935,333         9.63       56,632         9.71       422,525        28.10
  High-Yield Bond
  Portfolio (Class 3)           154,393        11.44       838,118        11.26      100,497        11.29     2,312,196        22.26
  International
  Diversified
  Equities Portfolio
  (Class 3)                     154,588         8.57       307,919         8.45      102,057         8.46     8,198,388        11.02
  International
  Growth and
  Income
  Portfolio (Class 3)           261,309         7.11       143,474         7.02      193,333         7.01     8,699,284        11.67
  Marsico Focused
  Growth Portfolio
  (Class 3)                     259,152        10.60       990,175        10.46      125,570        10.45     2,651,947        11.23
  MFS Massachusetts
  Investors Trust
  Portfolio (Class 3)           588,227        10.40     3,146,945        10.28      206,166        10.25     3,657,384        21.97
  MFS Total Return
  Portfolio (Class 3)           173,386        10.76       579,499        10.61       45,590        10.62     3,323,403        27.45

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                Contracts With Total     Contracts With Total       Contracts With Total     Contracts  With Total
                                 Expenses of 1.15%         Expenses of 1.30%          Expenses of 1.40%       Expenses  of 1.52% (1)
                                 --------------------     --------------------       --------------------     ----------------------
                                            Unit                      Unit                       Unit                      Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation  value of
                              units     accumulation   units       accumulation   units      accumulation    units      accumulation
Variable Accounts          outstanding    units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------  ------------ ------------ ------------ ------------  ------------ ------------
SUNAMERICA SERIES
 TRUST (continued):
 Mid-Cap Growth
 Portfolio (Class 3)            171,937 $      11.39       794,854 $      11.23       67,263  $     11.25     3,949,475  $     10.96
 Real Estate
 Portfolio (Class 3)            560,687         8.42     2,567,462         8.30      240,649         8.31     4,078,621        23.10
 Small & Mid Cap Value
 Portfolio (Class 3)            804,057        11.23    3,884,706         11.07      346,471        11.08     9,939,232        18.35
 Small Company Value
 Portfolio (Class 3)            445,233        10.29    2,192,103         10.15      188,442         10.16    7,522,325         9.28
 Technology
 Portfolio (Class 3)             27,426        10.20       89,024         10.07        9,449         10.07    4,841,471         2.21
 Telecom Utility
 Portfolio (Class 3)             57,475        12.63      146,265         12.46       15,909         12.47      458,712        16.58
 Total Return Bond
 Portfolio (Class 3)          1,435,557        13.70    7,345,732         13.42      472,835         13.50    8,205,379        27.13

INVESCO VARIABLE
 INSURANCE FUNDS
 (Series II):
 Invesco Van Kampen
 V.I. Capital Growth Fund        12,635 $      11.11      132,872  $      10.96       13,627  $      10.99      829,445  $      9.95
 Invesco Van Kampen
 V.I. Comstock Fund             701,580         9.35    3,289,778          9.23      234,609          9.22    9,445,040        11.95
 Invesco Van Kampen
 V.I. Growth and
 Income Fund                    799,958         9.73    3,878,109          9.59      368,535          9.60   16,109,173        13.50

PRINCIPAL VARIABLE
 CONTRACTS FUNDS, INC.:
 Diversified International
 Account (Class 1)                    - $          -            -  $          -      312,127  $       5.83            -  $         -
 Equity Income
 Account (Class 1)                    -            -            -             -    1,767,864         10.04            -            -
 Government & High
 Quality Bond
 Account (Class 1)                    -            -            -             -      354,131          8.37            -            -
 Income Account (Class 1)             -            -            -             -      706,313          9.49            -            -
 LargeCap Blend
 Account II (Class 1)                 -            -            -             -      253,021          6.50            -            -
 LargeCap Growth
 Account (Class 1)                    -            -            -             -       57,360          6.82            -            -
 MidCap Blend
 Account (Class 1)                    -            -            -             -      175,600         11.33            -            -
 Money Market
 Account (Class 1)                    -            -            -             -      260,523          5.99            -            -
 Principal Capital
 Appreciation
 Account (Class 1)                    -            -            -             -      783,956         12.78            -            -
 Real Estate Securities
 Account (Class 1)                    -            -            -             -       40,174         19.32            -            -
 SAM Balanced
 Portfolio (Class 1)                  -            -            -             -    3,598,873         10.81      270,083        10.67
 SAM Conservative
 Balanced Portfolio
 (Class 1)                            -            -            -             -      751,149          8.18            -            -
 SAM Conservative
 Growth
 Portfolio (Class 1)                  -            -            -             -    1,079,112         10.66      206,456        10.48
 SAM Flexible
 Income
 Portfolio (Class 1)                  -            -            -             -      857,732          9.69            -            -
 SAM Strategic
 Growth Portfolio
 (Class 1)                            -            -            -             -      447,366         11.10       63,882        10.95
 Short-Term Income
 Account (Class 1)                    -            -            -             -      171,640          7.54            -            -
 SmallCap Growth
 Account II (Class 1)                 -            -            -             -       51,807          6.35            -            -
 SmallCap Value
 Account I (Class 1)                  -            -            -             -       17,071          9.00            -            -
 Diversified International
 Account (Class 2)                    -            -            -             -            -             -            -            -
 Equity Income
 Account (Class 2)                    -            -            -             -            -             -      300,102         9.27
 Government &
 High Quality Bond
 Account (Class 2)                    -            -            -             -            -             -            -            -
 Income
 Account (Class 2)                    -            -            -             -            -             -            -            -
 LargeCap Blend
 Account II (Class 2)                 -            -            -             -            -             -            -            -
 LargeCap Growth
 Account (Class 2)                    -            -            -             -            -             -            -            -
 MidCap Blend
 Account (Class 2)                    -            -            -             -            -             -            -            -
 Money Market
 Account (Class 2)                    -            -            -             -            -             -            -            -
 Principal Capital
 Appreciation Account
 (Class 2)                            -            -            -             -            -             -            -            -
 Real Estate Securities
 Account (Class 2)                    -            -            -             -            -             -            -            -
 SAM Balanced
 Portfolio (Class 2)                  -            -            -             -            -             -    1,316,492        10.43
 SAM Conservative
 Balanced
 Portfolio (Class 2)                  -            -            -             -            -             -        6,887        11.01
 SAM Conservative
 Growth
 Portfolio (Class 2)                  -            -            -             -            -             -      708,864        10.24
 SAM Flexible
 Income
 Portfolio (Class 2)                  -            -            -             -            -             -       16,228        11.50
 SAM Strategic Growth
 Portfolio (Class 2)                  -            -            -             -            -             -      267,322        10.71
 Short-Term Income
 Account (Class 2)                    -            -            -             -            -             -            -            -
 SmallCap Growth
 Account II (Class 2)                 -            -            -             -            -             -            -            -
 SmallCap Value
 Account I (Class 2)                  -            -            -             -            -             -            -            -

COLUMBIA FUNDS
 VARIABLE INSURANCE
 TRUST (Class 1):
 Columbia Variable
 Portfolio - Asset
 Allocation Fund                      - $          -            -  $          -            -  $          -       27,204  $     11.46
 Columbia Variable
 Portfolio - Small
 Company Growth Fund                  -            -            -             -            -             -       61,431        11.43

COLUMBIA FUNDS VARIABLE
 INSURANCE TRUST I:
 Columbia Variable
 Portfolio - High
 Income Fund (Class 1)                - $          -            -  $          -            -  $          -      335,280  $     19.47
 Columbia Variable
 Portfolio - Marsico
 Focused Equities
 Fund (Class 1)                       -            -            -             -            -             -      528,936        10.96
 Columbia Variable
 Portfolio - Marsico
 Growth Fund (Class 1)                -            -            -             -            -             -      175,765        10.47
 Columbia Variable
 Portfolio - Marsico
 21st Century
 Fund (Class 1)                       -            -            -             -            -             -       65,409        13.25
 Columbia Variable
 Portfolio - Mid Cap
 Growth Fund (Class 1)                -            -            -             -            -             -       32,082        10.82
 Columbia Variable
 Portfolio - Marsico
 International
 Opportunities Fund
 (Class 2)                            -            -            -             -            -             -      172,365        14.65

COLUMBIA FUNDS
 VARIABLE SERIES
 TRUST II (Class 1):
 Columbia Variable
 Portfolio - Diversified
 Equity Income Fund                   - $          -            -  $          -            -  $          -      223,619  $     10.45

AMERICAN FUNDS
 INSURANCE SERIES:
 Asset Allocation
 Fund (Class 2)                       -            -            -             -            -             -      333,074        15.83
 Global Growth
 Fund (Class 2)                       -            -            -             -            -             -    4,775,648        20.65
 Growth Fund (Class 2)                -            -            -             -            -             -    7,516,171        18.66
 Growth-Income
 Fund (Class 2)                       -            -            -             -            -             -    8,567,353        15.86
 Asset Allocation
 Fund (Class 3)                       -            -      754,551         47.40       31,229         46.73            -            -
 Cash Management
 Fund (Class 3)                       -            -      537,787         21.58       13,437         21.27            -            -
 Growth Fund (Class 3)                -            -    1,066,684        170.79       38,749        168.39            -            -
 Growth-Income
 Fund (Class 3)                       -            -    1,401,534        117.16       69,347        115.51            -            -
 High-Income
 Bond Fund (Class 3)                  -            -      246,382         80.96        6,821         79.82            -            -
 International
 Fund (Class 3)                       -            -      975,366         43.20       31,429         42.59            -            -
 U.S. Government/AAA-
 Rated Securities
 Fund (Class 3)                       -            -      554,813         40.28       36,827         39.71            -            -

LORD ABBETT SERIES
 FUND, INC. (Class VC):
 Growth and
 Income Portfolio               457,593 $       8.65    1,866,796  $       8.50      233,245  $       8.51    9,445,852  $     10.99
 Mid Cap Value Portfolio              -            -            -             -            -             -       49,068        12.99

STERLING CAPITAL
 VARIABLE INSURANCE FUNDS:
 Sterling Capital
 Select Equity VIF                    - $          -            -  $          -            -  $          -       81,328  $      8.71
 Sterling Capital
 Special Opportunities VIF            -            -            -             -            -             -      490,617        14.28
 Sterling Capital
 Strategic Allocation
 Equity VIF                           -            -            -             -            -             -       96,116         9.32
 Sterling Capital
 Total Return Bond VIF                -            -            -             -            -             -      314,702        12.91

MTB GROUP OF FUNDS:
 MTB Managed Allocation
 Fund - Moderate Growth II            - $          -            -  $          -            -  $          -           17  $      9.09

FRANKLIN TEMPLETON
 VARIABLE INSURANCE
 PRODUCTS TRUST (Class 2):
 Franklin Income
 Securities Fund                415,204 $       10.68   1,614,375  $      10.63      119,951  $      10.58    3,419,042  $     10.52
 Franklin Templeton
 VIP Founding Funds
 Allocation Fund                 74,421          9.08     583,043          9.01       61,939          8.99    2,360,255         8.94

SEASONS SERIES
 TRUST (Class 3):
 Allocation Balanced
 Portfolio                      392,945 $       11.57   2,126,800  $      11.39      167,870  $      11.44    1,614,996  $     11.33
 Allocation Growth
 Portfolio                        3,139         10.48     226,663         10.30            -             -      163,349        10.25
 Allocation Moderate
 Growth Portfolio               690,559         10.81   2,789,887         10.62      254,285         10.67    3,256,421        10.58
 Allocation Moderate
 Portfolio                      466,475         11.27   2,921,500         11.06      232,814         11.12    2,474,994        11.01
 Real Return Portfolio          687,844         12.17   3,797,293         11.96      270,699         12.03    4,817,608        11.90

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product

    The accompanying notes are an integral part of the financial statements

                           VARIABLE SEPARATE ACCOUNT
                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                 Contracts With Total     Contracts With Total       Contracts With Total      Contracts With Total
                                 Expenses of 1.52% (2)    Expenses of 1.52% (3)     Expenses of 1.52% (4)      Expenses of 1.55% (5)
                                 --------------------     --------------------       --------------------     ----------------------
                                            Unit                      Unit                       Unit                       Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation   value of
                              units     accumulation   units       accumulation   units      accumulation     units     accumulation
Variable Accounts          outstanding     units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------- ------------ ------------ ------------ ------------  ------------ ------------
ANCHOR SERIES TRUST:
 Asset Allocation
 Portfolio (Class 1)          4,575,905  $      27.51            -  $         -            -  $         -             -  $         -
 Capital Appreciation
 Portfolio (Class 1)          5,306,467         48.00       78,631        12.40            -            -             -            -
 Government and Quality
 Bond Portfolio
 (Class 1)                    5,980,269         21.03       82,286        14.36            -            -             -            -
 Growth
 Portfolio (Class 1)          2,666,991         30.92            -            -            -            -             -            -
 Natural Resources
 Portfolio (Class 1)          1,304,836         46.36            -            -            -            -             -            -
 Asset Allocation
 Portfolio (Class 2)                  -             -            -            -        6,198        27.09             -            -
 Capital Appreciation
 Portfolio (Class 2)                  -             -            -            -       14,846        47.76        17,218        47.16
 Government and Quality
 Bond Portfolio
 (Class 2)                            -             -                         -       63,687        20.74             -            -
 Growth
 Portfolio (Class 2)                  -             -            -            -       20,967        30.49             -            -
 Natural Resources
 Portfolio (Class 2)                  -             -            -            -        4,846        45.83             -            -
 Asset Allocation
 Portfolio (Class 3)                  -             -            -            -      313,421        26.80        85,647        11.37
 Capital Appreciation
 Portfolio (Class 3)                  -             -            -            -      616,597        46.95       940,352        11.83
 Government and Quality
 Bond Portfolio
 (Class 3)                            -             -            -            -    2,310,818        20.52     1,384,936        12.06
 Growth Portfolio
 (Class 3)                            -             -            -            -      331,087        30.22        67,859         9.67
 Natural Resources
 Portfolio (Class 3)                  -             -            -            -      206,363        45.27       298,771         9.88

SUNAMERICA SERIES TRUST:
 Aggressive Growth
 Portfolio (Class 1)          1,968,631  $      12.83       10,893  $      6.79            -  $         -             -  $         -
 Alliance Growth
 Portfolio (Class 1)          4,951,537         31.70       26,835         8.89            -            -             -            -
 Balanced
 Portfolio (Class 1)          2,554,518         16.84       22,512         9.50            -            -             -            -
 Blue Chip Growth
 Portfolio (Class 1)          1,306,492          5.96       40,065         7.25            -            -             -            -
 Capital Growth
 Portfolio (Class 1)            698,658          7.30            -            -            -            -             -            -
 Cash Management
 Portfolio (Class 1)          4,563,029         13.07       11,524        10.10            -            -             -            -
 Corporate Bond
 Portfolio (Class 1)          3,961,730         25.03            -            -            -            -             -            -
 Davis Venture Value
 Portfolio (Class 1)         11,580,568         33.90       84,336        11.79            -            -             -            -
 "Dogs" of Wall Street
 Portfolio (Class 1)          1,567,375         13.78            -            -            -            -             -            -
 Emerging Markets
 Portfolio (Class 1)          2,364,600         16.92        7,521        25.34            -            -             -            -
 Equity Opportunities
 Portfolio (Class 1)          1,493,030         18.40            -            -            -            -             -            -
 Fundamental Growth
 Portfolio (Class 1)          2,333,674         16.84       17,671         6.94            -            -             -            -
 Global Bond
 Portfolio (Class 1)          2,047,496         23.73       15,779        15.58            -            -             -            -
 Global Equities
 Portfolio (Class 1)          2,648,393         18.72        7,886         8.60            -            -             -            -
 Growth Opportunities
 Portfolio (Class 1)          1,869,487          5.88            -            -            -            -             -            -
 Growth-Income
 Portfolio (Class 1)          4,626,793         28.83       59,084         9.14            -            -             -            -
 High-Yield Bond
 Portfolio (Class 1)          3,003,754         22.80            -            -            -            -             -            -
 International
 Diversified
 Equities
 Portfolio (Class 1)          3,580,492         11.28            -            -            -            -             -            -
 International Growth
 and Income
 Portfolio (Class 1)          3,495,048         11.99       66,086         8.60            -            -             -            -
 Marsico Focused
 Growth Portfolio
 (Class 1)                    1,079,220         11.51            -            -            -            -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 1)          2,155,111         22.48       22,377        10.87            -            -             -            -
 MFS Total Return
 Portfolio (Class 1)          5,180,020         28.13       68,666        13.11            -            -             -            -
 Mid-Cap Growth
 Portfolio (Class 1)          2,866,804         11.23       51,855         6.69            -            -             -            -
 Real Estate
 Portfolio (Class 1)          1,398,785         23.67            -            -            -            -             -            -
 Technology
 Portfolio (Class 1)          3,824,305          2.27            -            -            -            -             -            -
 Telecom Utility
 Portfolio (Class 1)            980,769         16.98            -            -            -            -             -            -
 Total Return Bond
 Portfolio (Class 1)          2,529,044         27.77            -            -            -            -             -            -
 Aggressive Growth
 Portfolio (Class 2)                  -             -            -            -        6,462        12.62             -            -
 Alliance Growth
 Portfolio (Class 2)                  -             -            -            -       11,462        31.08         4,353        30.96
 Balanced
 Portfolio (Class 2)                  -             -            -            -       12,761        16.58             -            -
 Blue Chip Growth
 Portfolio (Class 2)                  -             -            -            -        5,338         5.88             -            -
 Capital Growth
 Portfolio (Class 2)                  -             -            -            -        1,657         7.19             -            -
 Cash Management
 Portfolio (Class 2)                  -             -            -            -       62,032        12.87             -            -
 Corporate Bond
 Portfolio (Class 2)                  -             -            -            -       17,385        24.66             -            -
 Davis Venture Value
 Portfolio (Class 2)                  -             -            -            -       30,006        33.35        10,447        33.29
 "Dogs" of Wall Street
 Portfolio (Class 2)                  -             -            -            -        1,172        13.59             -            -
 Emerging Markets
 Portfolio (Class 2)                  -             -            -            -       11,536        16.67             -            -
 Equity Opportunities
 Portfolio (Class 2)                  -             -            -            -       14,910        18.12             -            -
 Foreign Value
 Portfolio (Class 2)                  -             -            -            -       12,724        14.76             -            -
 Fundamental Growth
 Portfolio (Class 2)                  -             -            -            -        3,909        16.57             -            -
 Global Bond
 Portfolio (Class 2)                  -             -            -            -       17,455        23.36             -            -
 Global Equities
 Portfolio (Class 2)                  -             -            -            -       14,737        18.43         5,694        18.40
 Growth Opportunities
 Portfolio (Class 2)                  -             -            -            -        3,806         5.80             -            -
 Growth-Income
 Portfolio (Class 2)                  -             -            -            -        7,473        28.35             -            -
 High-Yield Bond
 Portfolio (Class 2)                  -             -            -            -        5,729        22.45             -            -
 International
 Diversified
 Equities
 Portfolio (Class 2)                  -             -            -            -       28,497        11.11             -            -
 International
 Growth and Income
 Portfolio (Class 2)                  -             -            -            -        8,402        11.82             -            -
 Marsico Focused Growth
 Portfolio (Class 2)                  -             -            -            -            -            -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 2)                  -             -            -            -        5,722        22.16             -            -
 MFS Total Return
 Portfolio (Class 2)                  -             -            -            -       23,196        27.70             -            -
 Mid-Cap Growth
 Portfolio (Class 2)                  -             -            -            -       23,495        11.06        19,081        11.04
 Real Estate
 Portfolio (Class 2)                  -             -            -            -       10,668        23.32             -            -
 Small & Mid Cap Value
 Portfolio (Class 2)                  -             -            -            -       25,510        18.51             -            -
 Technology
 Portfolio (Class 2)                  -             -            -            -        7,125         2.24         4,568         2.23
 Telecom Utility
 Portfolio (Class 2)                  -             -            -            -            -            -             -            -
 Total Return Bond
 Portfolio (Class 2)                  -             -            -            -            -            -             -            -
 Aggressive Growth
 Portfolio (Class 3)                  -             -            -            -      109,226        12.49        73,531         8.06
 Alliance Growth
 Portfolio (Class 3)                  -             -            -            -      440,125        30.81        81,284        10.09
 American Funds
 Asset Allocation
 SAST Portfolio
 (Class 3)                            -             -            -            -        2,065        10.15       661,848        10.11
 American Funds
 Global Growth SAST
 Portfolio (Class 3)                  -             -            -            -       57,443        10.06     2,499,244        10.12
 American Funds
 Growth SAST
 Portfolio (Class 3)                  -             -            -            -       53,954         9.68     1,340,544         9.62
 American Funds
 Growth-Income SAST
 Portfolio (Class 3)                  -             -            -            -       45,653         9.00       862,648         9.15
 Balanced
 Portfolio (Class 3)                  -             -            -            -      104,488        16.42       299,425        10.78
 Blue Chip Growth
 Portfolio (Class 3)                  -             -            -            -      129,494         5.82       551,512         9.85
 Capital Growth
 Portfolio (Class 3)                  -             -            -            -      202,707         7.11        13,026         9.47
 Cash Management
 Portfolio (Class 3)                  -             -            -            -    1,945,851        12.76       252,201         9.72
 Corporate Bond
 Portfolio (Class 3)                  -             -            -            -    1,535,144        24.34     1,498,771        14.10
 Davis Venture Value
 Portfolio (Class 3)                  -             -            -            -    1,031,470        33.06     1,577,236         9.32
 "Dogs" of Wall Street
 Portfolio (Class 3)                  -             -            -            -      127,876        13.45       238,509        11.49
 Emerging Markets
 Portfolio (Class 3)                  -             -            -            -      537,321        16.49       460,198        10.29
 Equity Opportunities
 Portfolio (Class 3)                  -             -            -            -      304,126        17.95        43,428         9.52
 Foreign Value
 Portfolio (Class 3)          1,190,604         14.64            -            -    1,058,342        14.64     3,039,407         8.26
 Fundamental Growth
 Portfolio (Class 3)                  -             -            -            -      120,014        16.42        23,172         9.68
 Global Bond
 Portfolio (Class 3)                  -             -            -            -      383,780        23.16       677,450        13.13
 Global Equities
 Portfolio (Class 3)                  -             -            -            -      118,247        18.22       152,035         8.51
 Growth Opportunities
 Portfolio (Class 3)                  -             -            -            -      705,318         5.74       898,816        11.13
 Growth-Income
 Portfolio (Class 3)                  -             -            -            -       54,573        28.10       357,212         9.55
 High-Yield Bond
 Portfolio (Class 3)                  -             -            -            -      281,889        22.26       422,877        11.17
 International
 Diversified
 Equities
 Portfolio (Class 3)                  -             -            -            -    1,151,808        11.02       194,943         8.39
 International
 Growth and
 Income
 Portfolio (Class 3)                  -             -            -            -      786,727        11.67       165,954         6.95
 Marsico Focused Growth
 Portfolio (Class 3)                  -             -            -            -       50,061        11.22       442,327        10.38
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 3)                  -             -            -            -      118,394        21.97     1,362,579        10.21
 MFS Total Return
 Portfolio (Class 3)                  -             -            -            -      675,320        27.45       278,340        10.54

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                                 Contracts With Total     Contracts With Total       Contracts With Total      Contracts With Total
                                 Expenses of 1.52% (2)    Expenses of 1.52% (3)     Expenses of 1.52% (4)      Expenses of 1.55% (5)
                          ----------------------------    --------------------       --------------------     ----------------------
                                            Unit                      Unit                       Unit                       Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation   value of
                              units     accumulation   units       accumulation   units      accumulation     units     accumulation
Variable Accounts          outstanding     units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------- ------------ ------------ ------------ ------------  ------------ ------------
SUNAMERICA SERIES
 TRUST (continued):
 Mid-Cap Growth
 Portfolio (Class 3)                  -  $         -             -  $         -      433,276  $     10.96       327,532  $     11.15
 Real Estate
 Portfolio (Class 3)                  -            -             -            -      333,674        23.10     1,141,288         8.24
 Small & Mid Cap Value
 Portfolio (Class 3)            797,817        18.35             -            -    1,037,494        18.35     1,702,623        11.00
 Small Company Value
 Portfolio (Class 3)                  -            -             -            -      457,440         9.28       935,585        10.07
 Technology
 Portfolio (Class 3)                  -            -             -            -      663,581         2.21        71,077        10.00
 Telecom Utility
 Portfolio (Class 3)                  -            -             -            -       16,890        16.58        87,952        12.30
 Total Return Bond
 Portfolio (Class 3)                  -            -             -            -       76,921        27.13     3,598,702        13.33

INVESCO VARIABLE
 INSURANCE FUNDS
 (Series II):
 Invesco Van Kampen
 V.I. Capital Growth Fund       378,933  $      9.90             -  $         -      103,908  $     10.06        64,759  $     10.88
 Invesco Van Kampen
 V.I. Comstock Fund           4,011,021        11.95             -            -      656,308        12.03     1,505,712         9.16
 Invesco Van Kampen
 V.I. Growth and
 Income Fund                  3,187,946        13.55             -            -    1,339,221        13.45     1,757,017         9.52

PRINCIPAL VARIABLE
 CONTRACTS FUNDS, INC.:
 Diversified International
 Account (Class 1)                    -  $         -             -  $         -            -  $         -        17,793  $      5.74
 Equity Income
 Account (Class 1)                    -            -             -            -            -            -       268,866         9.88
 Government & High
 Quality Bond
 Account (Class 1)                    -            -             -            -            -            -        93,651         8.23
 Income Account (Class 1)             -            -             -            -            -            -       152,500         9.34
 LargeCap Blend
 Account II (Class 1)                 -            -             -            -            -            -        78,807         6.41
 LargeCap Growth
 Account (Class 1)                    -            -             -            -            -            -        22,013         6.72
 MidCap Blend
 Account (Class 1)                    -            -             -            -            -            -        45,301        11.15
 Money Market
 Account (Class 1)                    -            -             -            -            -            -       149,781         5.93
 Principal Capital
 Appreciation Account
 (Class 1)                            -            -             -            -            -            -       109,620        12.57
 Real Estate Securities
 Account (Class 1)                    -            -             -            -            -            -         4,800        18.78
 SAM Balanced
 Portfolio (Class 1)                  -            -             -            -            -            -       796,753        10.64
 SAM Conservative Balanced
 Portfolio (Class 1)                  -            -             -            -            -            -       149,739         8.06
 SAM Conservative Growth
 Portfolio (Class 1)                  -            -             -            -            -            -       511,472        10.49
 SAM Flexible Income
 Portfolio (Class 1)                  -            -             -            -            -            -        87,386         9.55
 SAM Strategic Growth
 Portfolio (Class 1)                  -            -             -            -            -            -       172,229        10.92
 Short-Term Income
 Account (Class 1)                    -            -             -            -            -            -        56,581         7.45
 SmallCap Growth
 Account II (Class 1)                 -            -             -            -            -            -        14,341         6.26
 SmallCap Value
 Account I (Class 1)                  -            -             -            -            -            -         1,808         8.88
 Diversified International
 Account (Class 2)                    -            -             -            -            -            -             -            -
 Equity Income
 Account (Class 2)                    -            -             -            -            -            -             -            -
 Government & High
 Quality Bond Account
 (Class 2)                            -            -             -            -            -            -             -            -
 Income Account (Class 2)             -            -             -            -            -            -             -            -
 LargeCap Blend
 Account II (Class 2)                 -            -             -            -            -            -             -            -
 LargeCap Growth
 Account (Class 2)                    -            -             -            -            -            -             -            -
 MidCap Blend
 Account (Class 2)                    -            -             -            -            -            -             -            -
 Money Market
 Account (Class 2)                    -            -             -            -            -            -             -            -
 Principal Capital
 Appreciation
 Account (Class 2)                    -            -             -            -            -            -             -            -
 Real Estate Securities
 Account (Class 2)                    -            -             -            -            -            -             -            -
 SAM Balanced
 Portfolio (Class 2)                  -            -             -            -            -            -             -            -
 SAM Conservative Balanced
 Portfolio (Class 2)                  -            -             -            -            -            -             -            -
 SAM Conservative Growth
 Portfolio (Class 2)                  -            -             -            -            -            -             -            -
 SAM Flexible Income
 Portfolio (Class 2)                  -            -             -            -            -            -             -            -
 SAM Strategic Growth
 Portfolio (Class 2)                  -            -             -            -            -            -             -            -
 Short-Term Income
 Account (Class 2)                    -            -             -            -            -            -             -            -
 SmallCap Growth
 Account II (Class 2)                 -            -             -            -            -            -             -            -
 SmallCap Value
 Account I (Class 2)                  -            -             -            -            -            -             -            -

COLUMBIA FUNDS
 VARIABLE INSURANCE
 TRUST (Class 1):
 Columbia Variable
 Portfolio - Asset
 Allocation Fund                      -  $         -        56,850  $     11.46            -  $         -             -  $         -
 Columbia Variable
 Portfolio - Small
 Company Growth Fund                  -            -        45,600        11.43            -            -             -            -

COLUMBIA FUNDS
 VARIABLE INSURANCE
 TRUST I:
 Columbia Variable
 Portfolio - High
 Income Fund (Class 1)                -  $         -        36,841  $     19.47      286,155  $     19.40             -  $         -
 Columbia Variable
 Portfolio - Marsico
 Focused Equities
 Fund (Class 1)                       -            -        76,508        10.96      944,369        11.00             -            -
 Columbia Variable
 Portfolio - Marsico
 Growth Fund (Class 1)                -            -        41,993        10.47            -            -             -            -
 Columbia Variable
 Portfolio - Marsico
 21st Century
 Fund (Class 1)                       -            -         18,653       13.25            -            -             -            -
 Columbia Variable
 Portfolio - Mid Cap
 Growth Fund (Class 1)                -            -        24,364        10.82            -            -             -            -
 Columbia Variable
 Portfolio - Marsico
 International
 Opportunities Fund
 (Class 2)                            -            -        11,739         14.65           -            -             -            -

COLUMBIA FUNDS
 VARIABLE SERIES
 TRUST II (Class 1):
 Columbia Variable
 Portfolio - Diversified
 Equity Income Fund                   -  $         -        19,830  $     10.45            -  $         -             -  $         -

AMERICAN FUNDS
 INSURANCE SERIES:
 Asset Allocation
 Fund (Class 2)               4,014,867        15.83             -            -            -            -             -            -
 Global Growth
 Fund (Class 2)               3,602,012        20.65             -            -    1,221,195        20.65             -            -
 Growth Fund (Class 2)        5,079,824        18.66             -            -    1,782,883        18.66             -            -
 Growth-Income
 Fund (Class 2)               7,157,219        15.86             -            -    1,699,495        15.86             -            -
 Asset Allocation
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 Cash Management
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 Growth Fund (Class 3)                -            -             -            -            -            -             -            -
 Growth-Income
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 High-Income Bond
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 International
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 U.S. Government/AAA-
 Rated Securities
 Fund (Class 3)                       -            -             -            -            -            -             -            -

LORD ABBETT SERIES
 FUND, INC. (Class VC):
 Growth and
 Income Portfolio             2,806,692  $     10.99             -  $         -      574,039  $     10.99       810,492  $      8.44
 Mid Cap Value Portfolio      1,849,361        12.99             -            -            -            -             -            -

STERLING CAPITAL
VARIABLE INSURANCE FUNDS:
 Sterling Capital
 Select Equity VIF                    -  $         -             -  $         -       29,836  $      8.71             -  $         -
 Sterling Capital
 Special Opportunities VIF            -            -             -            -      106,357        14.28             -            -
 Sterling Capital
 Strategic Allocation
 Equity VIF                           -            -             -            -       30,227         9.32             -            -
 Sterling Capital
 Total Return Bond VIF                -            -             -            -      114,399        12.91             -            -

MTB GROUP OF FUNDS:
 MTB Managed
 Allocation Fund -
 Moderate Growth II                   -  $         -             -  $         -            -  $         -             -  $         -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
 Franklin Income
 Securities Fund                      -  $         -             -  $         -            -  $         -       802,526  $     10.55
 Franklin Templeton
 VIP Founding Funds
 Allocation Fund                      -            -             -            -            -            -       211,278         8.94

SEASONS SERIES
 TRUST (Class 3):
 Allocation Balanced
 Portfolio                            -  $         -             -  $         -            -  $         -       966,659  $     11.32
 Allocation Growth
 Portfolio                            -            -             -            -            -            -       128,189        10.24
 Allocation Moderate
 Growth Portfolio                     -            -             -            -            -            -     1,305,989        10.56
 Allocation Moderate
 Portfolio                            -            -             -            -            -            -     1,127,868        11.01
 Real Return
 Portfolio                            -            -             -            -            -            -     1,655,870        11.90

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                     STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                              Contracts With Total       Contracts With Total       Contracts With Total     Contracts With Total
                              Expenses of 1.55% (6)        Expenses of 1.65%          Expenses of 1.70%      Expenses of 1.72% (4)
                           -------------------------- ------------------------  -------------------------  -------------------------
                                            Unit                      Unit                       Unit                       Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation   value of
                              units     accumulation   units       accumulation   units      accumulation     units     accumulation
Variable Accounts          outstanding     units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------- ------------ ------------ ------------ ------------  ------------ ------------
ANCHOR SERIES TRUST:
 Asset Allocation
 Portfolio (Class 1)                  -  $         -             -  $         -            -  $         -             -  $         -
 Capital Appreciation
 Portfolio (Class 1)                  -            -             -            -            -            -             -            -
 Government and
 Quality Bond
 Portfolio (Class 1)                  -            -             -            -            -            -             -            -
 Growth
 Portfolio (Class 1)                  -            -             -            -            -            -             -            -
 Natural Resources
 Portfolio (Class 1)                  -            -             -            -            -            -             -            -
 Asset Allocation
 Portfolio (Class 2)                  -            -             -            -            -            -        17,208        26.59
 Capital Appreciation
 Portfolio (Class 2)             17,936        48.43             -            -        9,755        47.75        26,059        46.92
 Government and
 Quality Bond
 Portfolio (Class 2)                 -             -             -            -             -           -        68,251        20.33
 Growth
 Portfolio (Class 2)                 -             -             -            -             -           -        15,289        29.92
 Natural Resources
 Portfolio (Class 2)                 -             -             -            -             -           -         5,525        44.87
 Asset Allocation
 Portfolio (Class 3)                 -             -        60,136        11.31             -           -       362,394        26.33
 Capital Appreciation
 Portfolio (Class 3)                 -             -     1,183,918        11.74             -           -       975,436        46.11
 Government and
 Quality Bond
 Portfolio (Class 3)                 -             -     1,985,781        11.97             -           -     3,495,796        20.15
 Growth
 Portfolio (Class 3)                 -             -       119,150         9.59             -           -       506,400        29.66
 Natural Resources
 Portfolio (Class 3)                 -             -       380,590         9.78             -           -       354,598        44.37

SUNAMERICA SERIES TRUST:
 Aggressive Growth
 Portfolio (Class 1)                 -  $          -             -  $         -             -  $        -             -  $         -
 Alliance Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Balanced
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Blue Chip Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Capital Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Cash Management
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Corporate Bond
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Davis Venture Value
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 "Dogs" of Wall Street
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Emerging Markets
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Equity Opportunities
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Fundamental Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Global Bond
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Global Equities
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Growth Opportunities
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Growth-Income
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 High-Yield Bond
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 International
 Diversified Equities
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 International Growth
 and Income
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Marsico Focused Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 MFS Total Return
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Mid-Cap Growth
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Real Estate
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Technology
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Telecom Utility
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Total Return Bond
 Portfolio (Class 1)                 -             -             -            -             -           -             -            -
 Aggressive Growth
 Portfolio (Class 2)                 -             -             -            -             -           -         8,456        12.42
 Alliance Growth
 Portfolio (Class 2)             7,156         31.24             -            -         3,712       30.77         9,665        30.52
 Balanced
 Portfolio (Class 2)                 -             -             -            -             -           -        10,897        16.28
 Blue Chip Growth
 Portfolio (Class 2)                 -             -             -            -             -           -        21,462         5.77
 Capital Growth
 Portfolio (Class 2)                 -             -             -            -             -           -        28,382         7.08
 Cash Management
 Portfolio (Class 2)                 -             -             -            -             -           -        25,520        12.64
 Corporate Bond
 Portfolio (Class 2)                 -             -             -            -             -           -        24,274        24.18
 Davis Venture Value
 Portfolio (Class 2)                 -             -             -            -             -           -        34,709        32.69
 "Dogs" of Wall Street
 Portfolio (Class 2)                 -             -             -            -             -           -         9,875        13.36
 Emerging Markets
 Portfolio (Class 2)                 -             -             -            -             -           -         6,500        16.39
 Equity Opportunities
 Portfolio (Class 2)                 -             -             -            -             -           -         5,313        17.82
 Foreign Value
 Portfolio (Class 2)                 -             -             -            -             -           -         9,339        14.47
 Fundamental Growth
 Portfolio (Class 2)                 -             -             -            -             -           -        17,421        16.30
 Global Bond
 Portfolio (Class 2)                 -             -             -            -             -           -        11,973        22.98
 Global Equities
 Portfolio (Class 2)            13,627         18.48             -            -         6,300       18.80         9,253        18.14
 Growth Opportunities
 Portfolio (Class 2)                 -             -             -            -             -           -        21,462         5.68
 Growth-Income
 Portfolio (Class 2)                 -             -             -            -             -           -        17,730        27.87
 High-Yield Bond
 Portfolio (Class 2)                 -             -             -            -             -           -        18,852        22.08
 International
 Diversified Equities
 Portfolio (Class 2)                 -             -             -            -             -           -        40,094        10.94
 International Growth
 and Income
 Portfolio (Class 2)                 -             -             -            -             -           -        16,409        11.61
 Marsico Focused Growth
 Portfolio (Class 2)                 -             -             -            -             -           -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 2)                 -             -             -            -             -           -         6,803        21.75
 MFS Total Return
 Portfolio (Class 2)                 -             -             -            -             -           -        45,989        27.20
 Mid-Cap Growth
 Portfolio (Class 2)             5,244         11.07             -            -         9,110       10.88        26,808        10.84
 Real Estate
 Portfolio (Class 2)                 -             -             -            -             -           -        10,408        22.93
 Small & Mid Cap Value
 Portfolio (Class 2)                 -             -             -            -             -           -        13,030        18.14
 Technology
 Portfolio (Class 2)            33,796          2.23             -            -        18,549        2.20         7,057         2.20
 Telecom Utility
 Portfolio (Class 2)                 -             -             -            -             -           -             -            -
 Total Return Bond
 Portfolio (Class 2)                 -             -             -            -             -           -             -            -
 Aggressive Growth
 Portfolio (Class 3)                 -             -       100,201         8.08             -           -        81,057        12.23
 Alliance Growth
 Portfolio (Class 3)                 -             -        92,901        10.03             -           -       742,837        30.24
 American Funds Asset
 Allocation SAST
 Portfolio (Class 3)                 -             -       935,735        10.06             -           -         1,523        10.08
 American Funds Global
 Growth SAST
 Portfolio (Class 3)                 -             -     3,105,823        10.06             -           -        47,804         9.97
 American Funds
 Growth SAST
 Portfolio (Class 3)                 -             -     1,696,273         9.57             -           -       151,705         9.59
 American Funds
 Growth-Income SAST
 Portfolio (Class 3)                 -             -     1,237,542         9.10             -           -        54,518         8.92
 Balanced
 Portfolio (Class 3)                 -             -       185,082        10.68             -           -       194,649        16.10
 Blue Chip Growth
 Portfolio (Class 3)                 -             -       563,024         9.80             -           -       261,501         5.71
 Capital Growth
 Portfolio (Class 3)                 -             -        90,299         9.37             -           -       465,649         6.98
 Cash Management
 Portfolio (Class 3)                 -             -       713,048         9.66             -           -     2,055,502        12.52
 Corporate Bond
 Portfolio (Class 3)                 -             -     2,178,277        14.00             -           -     2,514,385        23.97
 Davis Venture Value
 Portfolio (Class 3)                 -             -     1,869,690         9.27             -           -     1,799,299        32.46
 "Dogs" of Wall Street
 Portfolio (Class 3)                 -             -       166,684        11.43             -           -       268,785        13.20
 Emerging Markets
 Portfolio (Class 3)                 -             -       796,299        10.20             -           -       798,594        16.16
 Equity Opportunities
 Portfolio (Class 3)                 -             -        26,279         9.48             -           -       368,867        17.60
 Foreign Value
 Portfolio (Class 3)                 -             -     3,692,619         8.22             -           -     1,766,833        14.37
 Fundamental Growth
 Portfolio (Class 3)                 -             -       165,265         9.59             -           -       232,702        16.08
 Global Bond
 Portfolio (Class 3)                 -             -     1,150,100        13.06             -           -       571,989        22.67
 Global Equities
 Portfolio (Class 3)                 -             -       228,759         8.47             -           -       174,985        17.90
 Growth Opportunities
 Portfolio (Class 3)                 -             -     1,148,787        11.07             -           -       943,935         5.62
 Growth-Income
 Portfolio (Class 3)                 -             -       894,350         9.55             -           -        67,289        27.56
 High-Yield Bond
 Portfolio (Class 3)                 -             -       606,373        11.08             -           -       488,540        21.82
 International
 Diversified Equities
 Portfolio (Class 3)                 -             -       313,964         8.31             -           -     2,003,673        10.81
 International Growth
 and Income
 Portfolio (Class 3)                 -             -       525,877         6.90             -           -     1,365,085        11.48
 Marsico Focused Growth
 Portfolio (Class 3)                 -             -       600,649        10.30             -           -       169,291        11.03
 MFS Massachusetts
 Investors Trust
 Portfolio (Class 3)                 -             -     1,806,553        10.11             -           -       215,621        21.56
 MFS Total Return
 Portfolio (Class 3)                 -             -       545,081        10.48             -           -     1,370,207        26.93

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                Contracts With Total     Contracts With Total       Contracts With Total     Contracts  With Total
                                Expenses of 1.55% (6)     Expenses of 1.65%          Expenses of 1.70%       Expenses  of 1.72% (4)
                          --------------------------- ------------------------  -------------------------  -------------------------
                                            Unit                      Unit                       Unit                      Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation  value of
                              units     accumulation   units       accumulation   units      accumulation    units      accumulation
Variable Accounts          outstanding    units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------  ------------ ------------ ------------ ------------  ------------ ------------
SUNAMERICA SERIES
 TRUST (continued):
 Mid-Cap Growth
 Portfolio  (Class 3)                 -  $         -       471,355  $     11.10            -  $         -       643,023  $     10.76
 Real Estate
 Portfolio  (Class 3)                 -            -     1,530,681         8.18            -            -       623,584        22.66
 Small & Mid Cap Value
 Portfolio  (Class 3)                 -            -     2,465,824        10.94            -            -     1,506,576        18.00
 Small Company Value
 Portfolio  (Class 3)                 -            -     1,222,934        10.03            -            -       703,510         9.18
 Technology
 Portfolio  (Class 3)                 -            -        62,731         9.93            -            -       950,889         2.17
 Telecom Utility
 Portfolio  (Class 3)                 -            -       125,235        12.29            -            -        75,531        16.22
 Total Return Bond
 Portfolio  (Class 3)                 -            -     4,534,092        13.28            -            -       130,736        26.61

INVESCO VARIABLE
 INSURANCE FUNDS
(Series II):
 Invesco Van Kampen
 V.I. Capital Growth Fund             -  $         -        77,144  $     10.85            -  $         -       182,350  $      9.88
 Invesco Van Kampen
 V.I. Comstock Fund              37,245        11.97     1,841,436         9.11       52,608        11.76     1,038,812        11.84
 Invesco Van Kampen
 V.I. Growth and
 Income Fund                          -            -     2,271,406         9.45            -            -     2,240,034        13.20

PRINCIPAL VARIABLE
 CONTRACTS FUNDS, INC.:
 Diversified International
 Account (Class 1)                    -  $         -             -  $         -            -  $         -             -  $         -
 Equity Income
 Account (Class 1)                    -            -             -            -            -            -             -            -
 Government & High
 Quality Bond
 Account (Class 1)                    -            -             -            -            -            -             -            -
 Income Account (Class 1)             -            -             -            -            -            -             -            -
 LargeCap Blend
 Account II (Class 1)                 -            -             -            -            -            -             -            -
 LargeCap Growth
 Account (Class 1)                    -            -             -            -            -            -             -            -
 MidCap Blend
 Account (Class 1)                    -            -             -            -            -            -             -            -
 Money Market
 Account (Class 1)                    -            -             -            -            -            -             -            -
 Principal Capital
 Appreciation Account
 (Class 1)                            -            -             -            -            -            -             -            -
 Real Estate
 Securities
 Account (Class 1)                    -            -             -            -            -            -             -            -
 SAM Balanced
 Portfolio  (Class 1)                 -            -             -            -            -            -             -            -
 SAM Conservative
 Balanced
 Portfolio  (Class 1)                 -            -             -            -            -            -             -            -
 SAM Conservative
 Growth
 Portfolio  (Class 1)                 -            -             -            -            -            -             -            -
 SAM Flexible Income
 Portfolio  (Class 1)                 -            -             -            -            -            -             -            -
 SAM Strategic Growth
 Portfolio  (Class 1)                 -            -             -            -            -            -             -            -
 Short-Term
 Income Account (Class 1)             -            -             -            -            -            -             -            -
 SmallCap Growth
 Account II (Class 1)                 -            -             -            -            -            -             -            -
 SmallCap Value
 Account I (Class 1)                  -            -             -            -            -            -             -            -
 Diversified
 International
 Account (Class 2)              131,802         5.61             -            -       36,810         5.51             -            -
 Equity Income
 Account (Class 2)              821,888         9.61             -            -      121,375         9.46             -            -
 Government & High
 Quality Bond
 Account (Class 2)              102,770         8.00             -            -       29,016         7.89             -            -
 Income Account (Class 2)       365,846         9.15             -            -       59,393         9.02             -            -
 LargeCap Blend
 Account II (Class 2)            66,728         6.22             -            -       11,254         6.13             -            -
 LargeCap Growth
 Account (Class 2)               40,520         6.56             -            -       12,980         6.46             -            -
 MidCap Blend
 Account (Class 2)               51,129        10.84             -            -        9,099        10.71             -            -
 Money Market
 Account (Class 2)              197,064         5.80             -            -       63,763         5.70             -            -
 Principal Capital
 Appreciation
 Account (Class 2)              141,396        12.20             -            -       33,059        12.02             -            -
 Real Estate
 Securities Account
 (Class 2)                       10,334        18.98             -            -        3,563        18.54             -            -
 SAM Balanced
 Portfolio  (Class 2)         1,781,664        10.40             -            -      872,080        10.25             -            -
 SAM Conservative
 Balanced
 Portfolio  (Class 2)           552,539         7.88             -            -      183,231         7.78             -            -
 SAM Conservative
 Growth
 Portfolio  (Class 2)           710,033        10.22             -            -      845,296        10.08             -            -
 SAM Flexible Income
 Portfolio  (Class 2)           867,201         9.31             -            -      114,441         9.17             -            -
 SAM Strategic Growth
 Portfolio  (Class 2)           364,148        10.65             -            -      330,805        10.49             -            -
 Short-Term
 Income Account (Class 2)       150,361         7.27             -            -       49,755         7.17             -            -
 SmallCap Growth
 Account II (Class 2)            28,639         6.08             -            -        7,319         5.99             -            -
 SmallCap Value
 Account I (Class 2)              7,152         8.82             -            -        3,171         8.72             -            -

COLUMBIA FUNDS
VARIABLE INSURANCE
TRUST (Class 1):
 Columbia Variable
 Portfolio  - Asset
 Allocation Fund                      -  $         -             -  $         -            -  $         -             -  $         -
 Columbia Variable
 Portfolio  - Small
 Company Growth Fund                  -            -             -            -            -            -             -            -

COLUMBIA FUNDS
VARIABLE INSURANCE
TRUST I:
 Columbia Variable
 Portfolio  - High Income
 Fund (Class 1)                       -  $         -             -  $         -            -  $         -       332,642  $     19.04
 Columbia Variable
 Portfolio  - Marsico
 Focused Equities
 Fund (Class 1)                       -            -             -            -            -            -       966,379        10.81
 Columbia Variable
 Portfolio  - Marsico
 Growth Fund (Class 1)                -            -             -            -            -            -             -            -
 Columbia Variable
 Portfolio  - Marsico
 21st Century
 Fund (Class 1)                       -            -             -            -            -            -             -            -
 Columbia Variable
 Portfolio  - Mid Cap
 Growth Fund (Class 1)                -            -             -            -            -            -             -            -
 Columbia Variable
 Portfolio  - Marsico
 International
 Opportunities
 Fund (Class 2)                       -            -             -            -            -            -             -            -

COLUMBIA FUNDS
VARIABLE SERIES
TRUST II (Class 1):
 Columbia Variable
 Portfolio  - Diversified
 Equity Income Fund                   -  $         -             -  $         -            -  $         -             -  $         -

AMERICAN FUNDS
INSURANCE SERIES:
 Asset Allocation
 Fund (Class 2)                       -            -             -            -            -            -             -            -
 Global Growth
 Fund (Class 2)                       -            -             -            -            -            -     1,844,261        20.27
 Growth Fund (Class 2)                -            -             -            -            -            -     3,107,534        18.31
 Growth-Income
 Fund (Class 2)                       -            -             -            -            -            -     3,141,414        15.56
 Asset Allocation
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 Cash Management
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 Growth Fund (Class 3)                -            -             -            -            -            -             -            -
 Growth-Income
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 High-Income Bond
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 International
 Fund (Class 3)                       -            -             -            -            -            -             -            -
 U.S. Government/AAA-
 Rated Securities
 Fund (Class 3)                       -            -             -            -            -            -             -            -

LORD ABBETT
SERIES FUND,
INC. (Class VC):
 Growth and Income
 Portfolio                            -  $         -     1,136,702  $      8.36            -  $         -     1,040,098  $     10.75
 Mid Cap Value
 Portfolio                            -            -             -            -            -            -             -            -

STERLING CAPITAL
VARIABLE INSURANCE
FUNDS:
 Sterling Capital
 Select Equity VIF                    -  $         -             -  $         -            -  $         -        16,489  $      8.43
 Sterling Capital
 Special Opportunities VIF            -            -             -            -            -            -       121,489        14.12
 Sterling Capital
 Strategic Allocation
 Equity VIF                           -            -             -            -            -            -         8,870         9.09
 Sterling Capital
 Total Return
 Bond VIF                             -            -             -            -            -            -        51,595        12.87

MTB GROUP
OF FUNDS:
 MTB Managed
 Allocation Fund -
 Moderate Growth II                   -  $         -             -  $         -            -  $         -             -  $         -

FRANKLIN TEMPLETON
VARIABLE INSURANCE
PRODUCTS TRUST (Class 2):
 Franklin Income
 Securities Fund                      -  $         -       996,875  $     10.48            -  $         -             -  $         -
 Franklin Templeton
 VIP Founding Funds
 Allocation Fund                      -            -       299,399         8.91            -            -             -            -

SEASONS SERIES
TRUST (Class 3):
 Allocation Balanced
 Portfolio                            -  $         -     1,031,081  $     11.24            -  $         -             -  $         -
 Allocation Growth
 Portfolio                            -            -       246,990        10.17            -            -             -            -
 Allocation Moderate
 Growth  Portfolio                    -            -     1,994,307        10.49            -            -             -            -
 Allocation Moderate
 Portfolio                            -            -     1,819,126        10.93            -            -             -            -
 Real Return
 Portfolio                            -            -     1,898,171        11.81            -            -             -            -

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                             Contracts With Total       Contracts With Total       Contracts With Total     Contracts With Total
                              Expenses of 1.77% (1)      Expenses of 1.77% (2)     Expenses of 1.77% (3)     Expenses of 1.80%
                          --------------------------- ------------------------- -------------------------  -------------------------
                                            Unit                      Unit                       Unit                       Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation   value of
                              units     accumulation   units       accumulation   units      accumulation     units     accumulation
Variable Accounts          outstanding     units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------- ------------ ------------ ------------ ------------  ------------ ------------
ANCHOR SERIES TRUST:
 Asset Allocation
 Portfolio  (Class 1)                 -  $         -        30,262  $     26.79            -  $         -             -  $         -
 Capital Appreciation
 Portfolio  (Class 1)                 -            -       149,934        46.69       24,255        12.63             -            -
 Government and
 Quality Bond
 Portfolio  (Class 1)                 -            -       156,924        20.46       22,570        13.98             -            -
 Growth
 Portfolio  (Class 1)                 -            -        55,814        30.08            -            -             -            -
 Natural Resources
 Portfolio  (Class 1)                 -            -        29,980        45.11            -            -             -            -
 Asset Allocation
 Portfolio  (Class 2)            47,242        26.42             -            -            -            -             -            -
 Capital Appreciation
 Portfolio  (Class 2)           131,760        46.16             -            -            -            -        11,295        45.87
 Government and
 Quality Bond
 Portfolio  (Class 2)           349,815        20.19             -            -            -            -             -            -
 Growth
 Portfolio  (Class 2)           127,107        29.71             -            -            -            -             -            -
 Natural Resources
 Portfolio  (Class 2)            76,455        44.49             -            -            -            -             -            -
 Asset Allocation
 Portfolio  (Class 3)            63,969        26.43             -            -            -            -         8,282        11.26
 Capital Appreciation
 Portfolio  (Class 3)           898,146        45.86             -            -            -            -        41,382        11.68
 Government and
 Quality Bond
 Portfolio  (Class 3)         4,225,104        20.04             -            -            -            -        44,819        11.89
 Growth
 Portfolio  (Class 3)           471,823        29.49             -            -            -            -         5,716         9.54
 Natural Resources
 Portfolio  (Class 3)           353,205        44.23             -            -            -            -        16,785         9.74

SUNAMERICA SERIES TRUST:
 Aggressive Growth
 Portfolio  (Class 1)                 -  $         -        17,579  $     12.49        2,016  $      6.61             -  $         -
 Alliance Growth
 Portfolio  (Class 1)                 -            -        61,287        30.84       19,312         8.45             -            -
 Balanced
 Portfolio  (Class 1)                 -            -        34,842        16.39       61,827         9.24             -            -
 Blue Chip Growth
 Portfolio  (Class 1)                 -            -        50,416         5.80       17,814         7.05             -            -
 Capital Growth
 Portfolio  (Class 1)                 -            -        56,498         7.10            -            -             -            -
 Cash Management
 Portfolio  (Class 1)                 -            -        98,384        12.71       35,874         9.90             -            -
 Corporate Bond
 Portfolio  (Class 1)                 -            -       123,745        24.34            -            -             -            -
 Davis Venture Value
 Portfolio  (Class 1)                 -            -       238,514        32.98       35,412        11.38             -            -
 "Dogs" of Wall Street
 Portfolio  (Class 1)                 -            -        46,014        13.41            -            -             -            -
 Emerging Markets
 Portfolio  (Class 1)                 -            -        39,249        16.47        3,759        24.67             -            -
 Equity Opportunities
 Portfolio  (Class 1)                 -            -        56,612        17.89            -            -             -            -
 Fundamental Growth
 Portfolio  (Class 1)                 -            -        27,251        16.38            7         6.76             -            -
 Global Bond
 Portfolio  (Class 1)                 -            -        43,289        23.09       12,437        15.16             -            -
 Global Equities
 Portfolio  (Class 1)                 -            -        24,157        18.21        3,827         8.37             -            -
 Growth Opportunities
 Portfolio  (Class 1)                 -            -        54,975         5.73            -            -             -            -
 Growth-Income
 Portfolio  (Class 1)                 -            -        59,667        28.05       15,311         8.90             -            -
 High-Yield Bond
 Portfolio  (Class 1)                 -            -        62,257        22.21            -            -             -            -
 International
 Diversified Equities
 Portfolio  (Class 1)                 -            -        50,013        10.97            -            -             -            -
 International Growth
 and Income
 Portfolio  (Class 1)                 -            -       110,387        11.66       22,896         8.37             -            -
 Marsico Focused Growth
 Portfolio  (Class 1)                 -            -       104,636        11.19            -            -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio  (Class 1)                 -            -        37,181        21.88        8,690        10.03             -            -
 MFS Total Return
 Portfolio  (Class 1)                 -            -       253,589        27.38       11,142        12.77             -            -
 Mid-Cap Growth
 Portfolio  (Class 1)                 -            -       222,417        10.93        9,027         6.52             -            -
 Real Estate
 Portfolio  (Class 1)                 -            -        20,242        23.03            -            -             -            -
 Technology
 Portfolio  (Class 1)                 -            -       105,951         2.21            -            -             -            -
 Telecom Utility
 Portfolio  (Class 1)                 -            -        15,853        16.52            -            -             -            -
 Total Return Bond
 Portfolio  (Class 1)                 -            -        44,311        27.07            -            -             -            -
 Aggressive Growth
 Portfolio  (Class 2)            47,500        12.30             -            -            -            -             -            -
 Alliance Growth
 Portfolio  (Class 2)            81,287        30.25             -            -            -            -           671        30.38
 Balanced
 Portfolio  (Class 2)            69,938        16.17             -            -            -            -             -            -
 Blue Chip Growth
 Portfolio  (Class 2)            84,658         5.73             -            -            -            -             -            -
 Capital Growth
 Portfolio  (Class 2)            46,409         7.01             -            -            -            -             -            -
 Cash Management
 Portfolio  (Class 2)           217,238        12.56             -            -            -            -             -            -
 Corporate Bond
 Portfolio  (Class 2)           177,925        24.01             -            -            -            -             -            -
 Davis Venture Value
 Portfolio  (Class 2)           257,790        32.49             -            -            -            -         3,398        32.42
 "Dogs" of Wall Street
 Portfolio  (Class 2)            70,163        13.23             -            -            -            -             -            -
 Emerging Markets
 Portfolio  (Class 2)            72,688        16.25             -            -            -            -             -            -
 Equity Opportunities
 Portfolio  (Class 2)            58,619        17.67             -            -            -            -             -            -
 Foreign Value
 Portfolio  (Class 2)           129,056        14.41             -            -            -            -             -            -
 Fundamental Growth
 Portfolio  (Class 2)            24,784        16.16             -            -            -            -             -            -
 Global Bond
 Portfolio  (Class 2)            65,825        22.76             -            -            -            -             -            -
 Global Equities
 Portfolio  (Class 2)            35,056        17.95             -            -            -            -         1,032        17.99
 Growth Opportunities
 Portfolio  (Class 2)           104,332         5.65             -            -            -            -             -            -
 Growth-Income
 Portfolio  (Class 2)            56,144        27.64             -            -            -            -             -            -
 High-Yield Bond
 Portfolio  (Class 2)           128,664        21.88             -            -            -            -             -            -
 International
 Diversified Equities
 Portfolio  (Class 2)           157,402        10.82             -            -            -            -             -            -
 International Growth
 and Income
 Portfolio  (Class 2)           119,703        11.53             -            -            -            -             -            -
 Marsico Focused
 Growth
 Portfolio  (Class 2)           165,683        11.05             -            -            -            -             -            -
 MFS Massachusetts
 Investors Trust
 Portfolio  (Class 2)            66,425        21.60             -            -            -            -             -            -
 MFS Total Return
 Portfolio  (Class 2)           226,977        27.00             -            -            -            -             -            -
 Mid-Cap Growth
 Portfolio  (Class 2)           176,491        10.77             -            -            -            -         8,755        10.76
 Real Estate
 Portfolio  (Class 2)            75,503        22.70             -            -            -            -             -            -
 Small & Mid
 Cap Value
 Portfolio  (Class 2)           138,173        18.08             -            -            -            -             -            -
 Technology
 Portfolio  (Class 2)           188,853         2.18             -            -            -            -        44,468         2.18
 Telecom Utility
 Portfolio  (Class 2)            44,448        16.33             -            -            -            -             -            -
 Total Return Bond
 Portfolio  (Class 2)            85,982        26.64             -            -            -            -             -            -
 Aggressive Growth
 Portfolio  (Class 3)           152,609        12.20             -            -            -            -         2,112         7.95
 Alliance Growth
 Portfolio  (Class 3)           260,033        30.08             -            -            -            -         4,091         9.95
 American Funds
 Asset Allocation
 SAST  Portfolio
 (Class 3)                    2,088,918        10.02             -            -            -            -        46,693         9.96
 American Funds
 Global Growth SAST
 Portfolio  (Class 3)         6,103,148         9.93             -            -            -            -        64,573         9.98
 American Funds
 Growth SAST
 Portfolio  (Class 3)         4,686,447         9.56             -            -            -            -        43,749         9.49
 American Funds
 Growth-Income SAST
 Portfolio  (Class 3)         4,434,362         8.88             -            -            -            -        18,825         9.02
 Balanced
 Portfolio  (Class 3)           131,815        16.03             -            -            -            -        75,928        10.62
 Blue Chip Growth
 Portfolio  (Class 3)         1,451,175         5.68             -            -            -            -        18,124         9.71
 Capital Growth
 Portfolio  (Class 3)         1,421,232         7.00             -            -            -            -         4,193         9.28
 Cash Management
 Portfolio  (Class 3)         1,471,799        12.44             -            -            -            -         1,293         9.58
 Corporate Bond
 Portfolio  (Class 3)         3,564,709        23.80             -            -            -            -        53,764        13.91
 Davis Venture Value
 Portfolio  (Class 3)         1,727,250        32.27             -            -            -            -        49,092         9.20
 "Dogs" of Wall Street
 Portfolio  (Class 3)           245,426        13.15             -            -            -            -         4,372        11.13
 Emerging Markets
 Portfolio  (Class 3)         1,271,587        16.11             -            -            -            -        20,261        10.14
 Equity Opportunities
 Portfolio  (Class 3)            90,609        17.52             -            -            -            -         3,193         9.30
 Foreign Value
 Portfolio  (Class 3)         4,008,464        14.29        40,339        14.29            -            -        89,394         8.15
 Fundamental Growth
 Portfolio  (Class 3)         1,036,958        16.02             -            -            -            -        14,934         9.53
 Global Bond
 Portfolio  (Class 3)         1,193,945        22.53             -            -            -            -        38,774        12.95
 Global Equities
 Portfolio  (Class 3)           183,983        17.73             -            -            -            -         4,695         8.38
 Growth Opportunities
 Portfolio  (Class 3)         3,827,244         5.61             -            -            -            -        23,252        10.98
 Growth-Income
 Portfolio  (Class 3)           115,883        27.43             -            -            -            -        20,032         9.22
 High-Yield Bond
 Portfolio  (Class 3)           637,502        21.72             -            -            -            -        12,010        11.05
 International
 Diversified Equities
 Portfolio  (Class 3)         1,909,125        10.76             -            -            -            -        12,543         8.27
 International
 Growth and Income
 Portfolio  (Class 3)         2,980,199        11.43             -            -            -            -        27,965         6.86
 Marsico Focused
 Growth
 Portfolio  (Class 3)           947,418        10.96             -            -            -            -        11,836        10.23
 MFS Massachusetts
 Investors Trust
 Portfolio  (Class 3)         1,407,052        21.45             -            -            -            -        39,283        10.02
 MFS Total Return
 Portfolio  (Class 3)           697,496        26.79             -            -            -            -        15,351        10.34

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                 Contracts With Total     Contracts With Total       Contracts With Total     Contracts With Total
                                 Expenses of 1.77% (1)    Expenses of 1.77% (2)      Expenses of 1.77% (3)      Expenses of 1.80%
                           --------------------------     --------------------       --------------------     ----------------------
                                            Unit                      Unit                       Unit                      Unit
                           Accumulation   value of    Accumulation  value of    Accumulation   value of    Accumulation  value of
                              units     accumulation   units       accumulation   units      accumulation    units      accumulation
Variable Accounts          outstanding    units       outstanding    units      outstanding     units      outstanding     units
-------------------------  ------------ ------------  ------------ ------------ ------------ ------------  ------------ ------------
SUNAMERICA SERIES
 TRUST (continued):
 Mid-Cap Growth
 Portfolio  (Class 3)         1,037,344  $     10.69             -  $         -            -  $         -        12,485  $     10.94
 Real Estate
 Portfolio  (Class 3)         1,487,333        22.56             -            -            -            -        42,349         8.13
 Small & Mid Cap Value
 Portfolio  (Class 3)         3,372,059         17.90       20,148        17.90            -            -        58,803        10.85
 Small Company Value
 Portfolio  (Class 3)         3,025,985          9.15            -            -            -            -        30,406         9.94
 Technology
 Portfolio  (Class 3)           946,743          2.16            -            -            -            -         4,184         9.81
 Telecom Utility
 Portfolio  (Class 3)           148,800         16.36            -            -            -            -         4,884        12.18
 Total Return Bond
 Portfolio  (Class 3)         3,183,645         26.68            -            -            -            -       117,564        13.12

INVESCO VARIABLE
 INSURANCE FUNDS
 (Series II):
 Invesco Van Kampen
 V.I. Capital Growth Fund       181,067  $       9.71       40,145  $      9.61            -  $         -            24  $     10.71
 Invesco Van Kampen
 V.I. Comstock Fund           3,116,259         11.68      243,140        11.66            -            -        38,077         9.04
 Invesco Van Kampen
 V.I. Growth and
 Income Fund                 4,933,600         13.19       156,160        13.21            -            -        56,936         9.40

PRINCIPAL VARIABLE
 CONTRACTS FUNDS, INC.:
 Diversified International
 Account (Class 1)                   -  $          -             -  $         -            -  $         -        12,139  $      5.62
 Equity Income
 Account (Class 1)                   -             -             -            -            -            -       177,352         9.63
 Government & High
 Quality Bond
 Account (Class 1)                   -             -             -            -            -            -       106,218         8.04
 Income Account (Class 1)            -             -             -            -            -            -        85,842         9.10
 LargeCap Blend
 Account II (Class 1)                -             -             -            -            -            -        44,184         6.24
 LargeCap Growth
 Account (Class 1)                   -             -             -            -            -            -         4,497         6.54
 MidCap Blend
 Account (Class 1)                   -             -             -            -            -            -        42,423        10.87
 Money Market
 Account (Class 1)                   -             -             -            -            -            -        13,025         5.72
 Principal Capital
 Appreciation
 Account (Class 1)                   -             -             -            -            -            -        78,995        12.25
 Real Estate
 Securities
 Account (Class 1)                   -             -             -            -            -            -             8        18.46
 SAM Balanced
 Portfolio  (Class 1)          125,030         10.40             -            -            -            -       845,321        10.36
 SAM Conservative
 Balanced
 Portfolio  (Class 1)                -             -             -            -            -            -       133,765         7.85
 SAM Conservative
 Growth
 Portfolio  (Class 1)           91,305         10.25             -            -            -            -       386,431        10.23
 SAM Flexible Income
 Portfolio  (Class 1)                -             -             -            -            -            -       207,975         9.29
 SAM Strategic Growth
 Portfolio  (Class 1)           36,065         10.67             -            -            -            -        71,275        10.66
 Short-Term Income
 Account (Class 1)                   -             -             -            -            -            -       142,692         7.23
 SmallCap Growth
 Account II (Class 1)                -             -             -            -            -            -        27,594         6.10
 SmallCap Value
 Account I (Class 1)                 -             -             -            -            -            -         1,798         8.66
 Diversified International
 Account (Class 2)                   -             -             -            -            -            -             -            -
 Equity Income
 Account (Class 2)              22,320          9.16             -            -            -            -             -            -
 Government & High
 Quality Bond
 Account (Class 2)                   -             -             -            -            -            -             -            -
 Income Account (Class 2)            -             -             -            -            -            -             -            -
 LargeCap Blend
 Account II (Class 2)                -             -             -            -            -            -             -            -
 LargeCap Growth
 Account (Class 2)                   -             -             -            -            -            -             -            -
 MidCap Blend
 Account (Class 2)                   -             -             -            -            -            -             -            -
 Money Market
 Account (Class 2)                   -             -             -            -            -            -             -            -
 Principal Capital
 Appreciation
 Account (Class 2)                   -             -             -            -            -            -             -            -
 Real Estate
 Securities
 Account (Class 2)                   -             -             -            -            -            -             -            -
 SAM Balanced
 Portfolio  (Class 2)          137,145         10.15             -            -            -            -             -            -
 SAM Conservative
 Balanced
 Portfolio  (Class 2)           42,952         10.88             -            -            -            -             -            -
 SAM Conservative
 Growth
 Portfolio  (Class 2)           27,979          9.98             -            -            -            -             -            -
 SAM Flexible Income
 Portfolio  (Class 2)                4         11.36             -            -            -            -             -            -
 SAM Strategic Growth
 Portfolio  (Class 2)           35,066         10.42             -            -            -            -             -            -
 Short-Term
 Income Account (Class 2)            -             -             -            -            -            -             -            -
 SmallCap Growth
 Account II (Class 2)                -             -             -            -            -            -             -            -
 SmallCap Value
 Account I (Class 2)                 -             -             -            -            -            -             -            -

COLUMBIA FUNDS
 VARIABLE INSURANCE
 TRUST (Class 1):
 Columbia Variable
 Portfolio  - Asset
 Allocation Fund                   154  $      11.17             -  $         -        1,474  $     11.17             -  $         -
 Columbia Variable
 Portfolio  - Small
 Company Growth Fund             3,215         11.12             -            -        7,616         11.12            -            -

COLUMBIA FUNDS
 VARIABLE INSURANCE
 TRUST I:
 Columbia Variable
 Portfolio  - High
 Income Fund (Class 1)         116,039  $      18.97             -  $         -       16,261  $      18.97            -  $         -
 Columbia Variable
 Portfolio  - Marsico
 Focused Equities
 Fund (Class 1)                261,683         10.66             -            -       21,481         10.66            -            -
 Columbia Variable
 Portfolio  - Marsico
 Growth Fund (Class 1)          13,571         10.19             -            -       17,021         10.19            -            -
 Columbia Variable
 Portfolio  - Marsico
 21st Century
 Fund (Class 1)                    811         12.91             -            -       12,088         12.91            -            -
 Columbia Variable
 Portfolio  - Mid Cap
 Growth Fund (Class 1)             116          9.83             -            -       12,658          9.83            -            -
 Columbia Variable
 Portfolio  - Marsico
 International
 Opportunities
 Fund (Class 2)                  6,923         14.30             -            -        7,771         14.30            -            -

COLUMBIA FUNDS
 VARIABLE SERIES
 TRUST II (Class 1):
 Columbia Variable
 Portfolio  - Diversified
 Equity Income Fund             10,184  $      10.16             -  $         -       19,268  $      10.16            -  $         -

AMERICAN FUNDS
INSURANCE SERIES:
 Asset Allocation
 Fund (Class 2)                 12,246         15.47       232,662        15.47            -             -            -            -
 Global Growth
 Fund (Class 2)                411,216         20.17        88,303        20.17            -             -            -            -
 Growth Fund (Class 2)         552,298         18.23       175,356        18.23            -             -            -            -
 Growth-Income
 Fund (Class 2)                690,019         15.49       257,920        15.49            -             -            -            -
 Asset Allocation
 Fund (Class 3)                      -             -             -            -            -             -            -            -
 Cash Management
 Fund (Class 3)                      -             -             -            -            -             -            -            -
 Growth Fund (Class 3)               -             -             -            -            -             -            -            -
 Growth-Income
 Fund (Class 3)                      -             -             -            -            -             -            -            -
 High-Income Bond
 Fund (Class 3)                      -             -             -            -            -             -            -            -
 International
 Fund (Class 3)                      -             -             -            -            -             -            -            -
 U.S. Government/AAA-
 Rated Securities
 Fund (Class 3)                      -             -             -            -            -             -            -            -

LORD ABBETT SERIES
 FUND, INC. (Class VC):
 Growth and Income
 Portfolio                   3,330,748  $      10.72       170,264  $     10.72            -  $          -       32,656  $      8.35
 Mid Cap Value
 Portfolio                       3,064         12.68       126,614        12.68            -             -            -            -

STERLING CAPITAL
 VARIABLE
 INSURANCE FUNDS:
 Sterling Capital
 Select Equity VIF              33,311  $       8.53             -  $         -            -  $          -            -  $         -
 Sterling Capital
 Special Opportunities VIF     182,955         14.04             -            -            -             -            -            -
 Sterling Capital
 Strategic Allocation
 Equity VIF                     32,323          9.14             -            -            -             -            -            -
 Sterling Capital
 Total Return
 Bond VIF                      120,149         12.71             -            -            -             -            -            -

MTB GROUP OF
 FUNDS:
 MTB Managed
 Allocation Fund -
 Moderate Growth II                 17  $       8.98             -  $         -            -  $          -            -  $         -

FRANKLIN TEMPLETON
VARIABLE INSURANCE
PRODUCTS TRUST (Class 2):
 Franklin Income
 Securities Fund             1,063,502  $      10.42             -  $         -            -  $          -       51,158  $     10.42
 Franklin Templeton
 VIP Founding Funds
 Allocation Fund               777,914          8.86             -            -            -             -       13,501         8.85

SEASONS SERIES
 TRUST (Class 3):
 Allocation Balanced
 Portfolio                     701,267  $      11.28             -  $         -            -  $          -       38,399  $     11.13
 Allocation Growth
 Portfolio                      73,365         10.20             -            -            -             -       10,621        10.06
 Allocation Moderate
 Growth  Portfolio           1,477,819         10.52             -            -            -             -       99,510        10.38
 Allocation Moderate
 Portfolio                     869,976         10.96             -            -            -             -       74,932        10.82
 Real Return
 Portfolio                   2,085,489         11.85             -            -            -             -       58,231        11.69

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.
(2)  Offered in Polaris and Polaris II products.
(3)  Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution, Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6)  Offered in WM Diversified Strategies III product.
(7)  Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                  Contracts  With Total          Contracts With Total
                                                                      Expenses of 1.90%         Expenses Of 1.95% (6)
                                                          -----------------------------  ----------------------------
                                                          Accumulation   Unit value  of  Accumulation   Unit value of
                                                                 Units     accumulation         Units    accumulation
Variable Accounts                                          outstanding            units   outstanding           units
-------------------------------------------------------   ------------  ---------------  ------------  --------------
ANCHOR SERIES TRUST:
  Asset Allocation Portfolio (Class 1)                               -  $             -             -  $            -
  Capital Appreciation Portfolio (Class 1)                           -                -             -               -
  Government and Quality Bond Portfolio (Class 1)                    -                -             -               -
  Growth Portfolio (Class 1)                                         -                -             -               -
  Natural Resources Portfolio (Class 1)                              -                -             -               -
  Asset Allocation Portfolio (Class 2)                               -                -             -               -
  Capital Appreciation Portfolio (Class 2)                           -                -           893           46.60
  Government and Quality Bond Portfolio (Class 2)                    -                -             -               -
  Growth Portfolio (Class 2)                                         -                -             -               -
  Natural Resources Portfolio (Class 2)                              -                -             -               -
  Asset Allocation Portfolio (Class 3)                          47,941            11.14             -               -
  Capital Appreciation Portfolio (Class 3)                     702,415            11.57             -               -
  Government and Quality Bond Portfolio (Class 3)            1,703,580            11.85             -               -
  Growth Portfolio (Class 3)                                   225,865             9.50             -               -
  Natural Resources Portfolio (Class 3)                        275,373             9.66             -               -

SUNAMERICA SERIES TRUST:
  Aggressive Growth Portfolio (Class 1)                              -  $             -             -  $            -
  Alliance Growth Portfolio (Class 1)                                -                -             -               -
  Balanced Portfolio (Class 1)                                       -                -             -               -
  Blue Chip Growth Portfolio (Class 1)                               -                -             -               -
  Capital Growth Portfolio (Class 1)                                 -                -             -               -
  Cash Management Portfolio (Class 1)                                -                -             -               -
  Corporate Bond Portfolio (Class 1)                                 -                -             -               -
  Davis Venture Value Portfolio (Class 1)                            -                -             -               -
  "Dogs" of Wall Street Portfolio (Class 1)                          -                -             -               -
  Emerging Markets Portfolio (Class 1)                               -                -             -               -
  Equity Opportunities Portfolio (Class 1)                           -                -             -               -
  Fundamental Growth Portfolio (Class 1)                             -                -             -               -
  Global Bond Portfolio (Class 1)                                    -                -             -               -
  Global Equities Portfolio (Class 1)                                -                -             -               -
  Growth Opportunities Portfolio (Class 1)                           -                -             -               -
  Growth-Income Portfolio (Class 1)                                  -                -             -               -
  High-Yield Bond Portfolio (Class 1)                                -                -             -               -
  International Diversified Equities Portfolio (Class 1)             -                -             -               -
  International Growth and Income Portfolio (Class 1)                -                -             -               -
  Marsico Focused Growth Portfolio (Class 1)                         -                -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 1)              -                -             -               -
  MFS Total Return Portfolio (Class 1)                               -                -             -               -
  Mid-Cap Growth Portfolio (Class 1)                                 -                -             -               -
  Real Estate Portfolio (Class 1)                                    -                -             -               -
  Technology Portfolio (Class 1)                                     -                -             -               -
  Telecom Utility Portfolio (Class 1)                                -                -             -               -
  Total Return Bond Portfolio (Class 1)                              -                -             -               -
  Aggressive Growth Portfolio (Class 2)                              -                -             -               -
  Alliance Growth Portfolio (Class 2)                                -                -            72           29.75
  Balanced Portfolio (Class 2)                                       -                -             -               -
  Blue Chip Growth Portfolio (Class 2)                               -                -             -               -
  Capital Growth Portfolio (Class 2)                                 -                -             -               -
  Cash Management Portfolio (Class 2)                                -                -             -               -
  Corporate Bond Portfolio (Class 2)                                 -                -             -               -
  Davis Venture Value Portfolio (Class 2)                            -                -             -               -
  "Dogs" of Wall Street Portfolio (Class 2)                          -                -             -               -
  Emerging Markets Portfolio (Class 2)                               -                -             -               -
  Equity Opportunities Portfolio (Class 2)                           -                -             -               -
  Foreign Value Portfolio (Class 2)                                  -                -             -               -
  Fundamental Growth Portfolio (Class 2)                             -                -             -               -
  Global Bond Portfolio (Class 2)                                    -                -             -               -
  Global Equities Portfolio (Class 2)                                -                -            84           17.69
  Growth Opportunities Portfolio (Class 2)                           -                -             -               -
  Growth-Income Portfolio (Class 2)                                  -                -             -               -
  High-Yield Bond Portfolio (Class 2)                                -                -             -               -
  International Diversified Equities Portfolio (Class 2)             -                -             -               -
  International Growth and Income Portfolio (Class 2)                -                -             -               -
  Marsico Focused Growth Portfolio (Class 2)                         -                -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 2)              -                -             -               -
  MFS Total Return Portfolio (Class 2)                               -                -             -               -
  Mid-Cap Growth Portfolio (Class 2)                                 -                -         4,052           10.62
  Real Estate Portfolio (Class 2)                                    -                -             -               -
  Small & Mid Cap Value Portfolio (Class 2)                          -                -             -               -
  Technology Portfolio (Class 2)                                     -                -            39            2.14
  Telecom Utility Portfolio (Class 2)                                -                -             -               -
  Total Return Bond Portfolio (Class 2)                              -                -             -               -
  Aggressive Growth Portfolio (Class 3)                         79,093             8.00             -               -
  Alliance Growth Portfolio (Class 3)                           32,549             9.88             -               -
  American Funds Asset Allocation SAST Portfolio (Class 3)     474,363             9.94             -               -
  American Funds Global Growth SAST Portfolio (Class 3)      1,931,249             9.94             -               -
  American Funds Growth SAST Portfolio (Class 3)             1,397,614             9.46             -               -
  American Funds Growth-Income SAST Portfolio (Class 3)      1,036,999             9.00             -               -
  Balanced Portfolio (Class 3)                                 165,290            10.56             -               -
  Blue Chip Growth Portfolio (Class 3)                         321,296             9.66             -               -
  Capital Growth Portfolio (Class 3)                           189,702             9.27             -               -
  Cash Management Portfolio (Class 3)                          326,488             9.54             -               -
  Corporate Bond Portfolio (Class 3)                         1,478,905            13.85             -               -
  Davis Venture Value Portfolio (Class 3)                    1,304,704             9.17             -               -
  "Dogs" of Wall Street Portfolio (Class 3)                    113,600            11.30             -               -
  Emerging Markets Portfolio (Class 3)                         448,511            10.09             -               -
  Equity Opportunities Portfolio (Class 3)                      25,601             9.37             -               -
  Foreign Value Portfolio (Class 3)                          2,258,108             8.13             -               -
  Fundamental Growth Portfolio (Class 3)                       317,410             9.50             -               -
  Global Bond Portfolio (Class 3)                              598,790            12.92             -               -
  Global Equities Portfolio (Class 3)                           94,569             8.36             -               -
  Growth Opportunities Portfolio (Class 3)                     680,411            10.93             -               -
  Growth-Income Portfolio (Class 3)                            425,903             9.43             -               -
  High-Yield Bond Portfolio (Class 3)                          310,174            10.92             -               -
  International Diversified Equities Portfolio (Class 3)       431,597             8.23             -               -
  International Growth and Income Portfolio (Class 3)          763,720             6.83             -               -
  Marsico Focused Growth Portfolio (Class 3)                   367,101            10.17             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 3)      1,086,751             9.98             -               -
  MFS Total Return Portfolio (Class 3)                         283,129            10.35             -               -

                                                                 Contracts  With  Total                 Contracts  With  Total
                                                                  Expenses  of 1.95% (7)                  Expenses of 1.97% (4)
                                                         -------------------------------   ------------------------------------
                                                         Accumulation         Unit value       Accumulation       Unit value of
                                                                units    of accumulation              units        accumulation
Variable Accounts                                         outstanding              units        outstanding               units
-------------------------------------------------------  ------------   ----------------  -----------------  ------------------
ANCHOR SERIES TRUST:
  Asset Allocation Portfolio (Class 1)                               -  $              -                  -  $                 -
  Capital Appreciation Portfolio (Class 1)                           -                 -                  -                    -
  Government and Quality Bond Portfolio (Class 1)                    -                 -                  -                    -
  Growth Portfolio (Class 1)                                         -                 -                  -                    -
  Natural Resources Portfolio (Class 1)                              -                 -                  -                    -
  Asset Allocation Portfolio (Class 2)                               -                 -             25,689                25.91
  Capital Appreciation Portfolio (Class 2)                           -                 -             11,313                45.82
  Government and Quality Bond Portfolio (Class 2)                    -                 -             25,159                19.84
  Growth Portfolio (Class 2)                                         -                 -              4,207                29.23
  Natural Resources Portfolio (Class 2)                              -                 -              1,901                43.84
  Asset Allocation Portfolio (Class 3)                           5,905             11.14             16,925                25.73
  Capital Appreciation Portfolio (Class 3)                      57,042             11.70            101,324                45.03
  Government and Quality Bond Portfolio (Class 3)               62,574             11.90            321,608                19.67
  Growth Portfolio (Class 3)                                     1,904              9.46             44,041                28.97
  Natural Resources Portfolio (Class 3)                        119,185              9.75             30,144                43.38

SUNAMERICA SERIES TRUST:
  Aggressive Growth Portfolio (Class 1)                              -  $              -                  -  $                 -
  Alliance Growth Portfolio (Class 1)                                -                 -                  -                    -
  Balanced Portfolio (Class 1)                                       -                 -                  -                    -
  Blue Chip Growth Portfolio (Class 1)                               -                 -                  -                    -
  Capital Growth Portfolio (Class 1)                                 -                 -                  -                    -
  Cash Management Portfolio (Class 1)                                -                 -                  -                    -
  Corporate Bond Portfolio (Class 1)                                 -                 -                  -                    -
  Davis Venture Value Portfolio (Class 1)                            -                 -                  -                    -
  "Dogs" of Wall Street Portfolio (Class 1)                          -                 -                  -                    -
  Emerging Markets Portfolio (Class 1)                               -                 -                  -                    -
  Equity Opportunities Portfolio (Class 1)                           -                 -                  -                    -
  Fundamental Growth Portfolio (Class 1)                             -                 -                  -                    -
  Global Bond Portfolio (Class 1)                                    -                 -                  -                    -
  Global Equities Portfolio (Class 1)                                -                 -                  -                    -
  Growth Opportunities Portfolio (Class 1)                           -                 -                  -                    -
  Growth-Income Portfolio (Class 1)                                  -                 -                  -                    -
  High-Yield Bond Portfolio (Class 1)                                -                 -                  -                    -
  International Diversified Equities Portfolio (Class 1)             -                 -                  -                    -
  International Growth and Income Portfolio (Class 1)                -                 -                  -                    -
  Marsico Focused Growth Portfolio (Class 1)                         -                 -                  -                    -
  MFS Massachusetts Investors Trust Portfolio (Class 1)              -                 -                  -                    -
  MFS Total Return Portfolio (Class 1)                               -                 -                  -                    -
  Mid-Cap Growth Portfolio (Class 1)                                 -                 -                  -                    -
  Real Estate Portfolio (Class 1)                                    -                 -                  -                    -
  Technology Portfolio (Class 1)                                     -                 -                  -                    -
  Telecom Utility Portfolio (Class 1)                                -                 -                  -                    -
  Total Return Bond Portfolio (Class 1)                              -                 -                  -                    -
  Aggressive Growth Portfolio (Class 2)                              -                 -                530                12.08
  Alliance Growth Portfolio (Class 2)                                -                 -              4,621                29.80
  Balanced Portfolio (Class 2)                                       -                 -             10,085                15.89
  Blue Chip Growth Portfolio (Class 2)                               -                 -              1,960                 5.64
  Capital Growth Portfolio (Class 2)                                 -                 -              1,740                 6.90
  Cash Management Portfolio (Class 2)                                -                 -              6,865                12.34
  Corporate Bond Portfolio (Class 2)                                 -                 -             18,898                23.61
  Davis Venture Value Portfolio (Class 2)                            -                 -             13,539                31.91
  "Dogs" of Wall Street Portfolio (Class 2)                          -                 -              3,805                13.04
  Emerging Markets Portfolio (Class 2)                               -                 -              1,620                15.97
  Equity Opportunities Portfolio (Class 2)                           -                 -              1,479                17.34
  Foreign Value Portfolio (Class 2)                                  -                 -              1,764                13.97
  Fundamental Growth Portfolio (Class 2)                             -                 -              2,366                15.86
  Global Bond Portfolio (Class 2)                                    -                 -              4,960                22.41
  Global Equities Portfolio (Class 2)                                -                 -              1,572                17.71
  Growth Opportunities Portfolio (Class 2)                           -                 -              4,629                 5.55
  Growth-Income Portfolio (Class 2)                                  -                 -              5,201                27.11
  High-Yield Bond Portfolio (Class 2)                                -                 -             11,618                21.47
  International Diversified Equities Portfolio (Class 2)             -                 -             32,695                10.66
  International Growth and Income Portfolio (Class 2)                -                 -              8,874                11.36
  Marsico Focused Growth Portfolio (Class 2)                         -                 -                  -                    -
  MFS Massachusetts Investors Trust Portfolio (Class 2)              -                 -              2,721                21.30
  MFS Total Return Portfolio (Class 2)                               -                 -             26,017                26.54
  Mid-Cap Growth Portfolio (Class 2)                                 -                 -             15,024                10.59
  Real Estate Portfolio (Class 2)                                    -                 -              5,844                22.35
  Small & Mid Cap Value Portfolio (Class 2)                          -                 -              6,973                17.74
  Technology Portfolio (Class 2)                                     -                 -              2,320                 2.14
  Telecom Utility Portfolio (Class 2)                                -                 -                  -                    -
  Total Return Bond Portfolio (Class 2)                              -                 -                  -                    -
  Aggressive Growth Portfolio (Class 3)                          7,075              7.97              5,334                11.95
  Alliance Growth Portfolio (Class 3)                              940              9.89             39,802                29.53
  American Funds Asset Allocation SAST Portfolio (Class 3)      46,165              9.93              2,202                 9.92
  American Funds Global Growth SAST Portfolio (Class 3)        141,456             10.00              1,596                 9.84
  American Funds Growth SAST Portfolio (Class 3)               119,281              9.51                  2                 9.53
  American Funds Growth-Income SAST Portfolio (Class 3)        106,740              9.04                107                 8.77
  Balanced Portfolio (Class 3)                                   7,832             10.62             15,724                15.74
  Blue Chip Growth Portfolio (Class 3)                          28,190              9.73             19,370                 5.58
  Capital Growth Portfolio (Class 3)                            11,195              9.28             33,534                 6.83
  Cash Management Portfolio (Class 3)                           50,029              9.56            176,473                12.23
  Corporate Bond Portfolio (Class 3)                            61,324             13.92            173,315                23.41
  Davis Venture Value Portfolio (Class 3)                      158,020              9.22            134,461                31.70
  "Dogs" of Wall Street Portfolio (Class 3)                     11,160             11.36             21,533                12.89
  Emerging Markets Portfolio (Class 3)                          52,060             10.17             75,910                15.82
  Equity Opportunities Portfolio (Class 3)                       1,992              9.31             29,134                17.09
  Foreign Value Portfolio (Class 3)                            153,610              8.16            137,569                14.03
  Fundamental Growth Portfolio (Class 3)                           126              9.52             18,693                15.52
  Global Bond Portfolio (Class 3)                               29,953             12.95             64,788                22.16
  Global Equities Portfolio (Class 3)                            7,262              8.42             14,031                17.47
  Growth Opportunities Portfolio (Class 3)                      55,361             10.99             49,843                 5.46
  Growth-Income Portfolio (Class 3)                             81,739              9.33              7,031                26.94
  High-Yield Bond Portfolio (Class 3)                           49,924             11.03             36,083                21.30
  International Diversified Equities Portfolio (Class 3)        24,228              8.28            169,844                10.57
  International Growth and Income Portfolio (Class 3)           19,292              6.85             97,944                11.21
  Marsico Focused Growth Portfolio (Class 3)                    24,196             10.26              4,207                10.77
  MFS Massachusetts Investors Trust Portfolio (Class 3)         85,071             10.08             25,780                21.06
  MFS Total Return Portfolio (Class 3)                          14,256             10.40            126,638                26.28

------------
(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.

(2) Offered in Polaris and Polaris II products.

(3) Offered in PolarisAmerica product.

(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.

(6) Offered in WM Diversified Strategies III product.

(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                Contracts With Total          Contracts With Total
                                                                                   Expenses of 1.90%         Expenses of 1.95% (6)
                                                                        ----------------------------  ----------------------------
                                                                        Accumulation   Unit value of  Accumulation   Unit value of
                                                                               units    accumulation         units    accumulation
Variable Accounts                                                        outstanding           units   outstanding           units
---------------------------------------------------------------------  -------------  --------------  ------------  --------------
SUNAMERICA SERIES TRUST (continued):
  Mid-Cap Growth Portfolio (Class 3)                                         278,354  $        10.99             -  $            -
  Real Estate Portfolio (Class 3)                                          1,087,944            8.09             -               -
  Small & Mid Cap Value Portfolio (Class 3)                                1,554,192           10.81             -               -
  Small Company Value Portfolio (Class 3)                                    831,809            9.92             -               -
  Technology Portfolio (Class 3)                                              69,241            9.79             -               -
  Telecom Utility Portfolio (Class 3)                                         36,941           12.11             -               -
  Total Return Bond Portfolio (Class 3)                                    2,549,722           13.14             -               -

INVESCO VARIABLE INSURANCE FUNDS (Series II):
  Invesco Van Kampen V.I. Capital Growth Fund                                 23,571  $        10.73             -  $            -
  Invesco Van Kampen V.I. Comstock Fund                                    1,142,369            9.01        29,983           11.45
  Invesco Van Kampen V.I. Growth and Income Fund                           1,661,581            9.36             -               -

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
  Diversified International Account (Class 1)                                      -  $            -             -  $            -
  Equity Income Account (Class 1)                                                  -               -             -               -
  Government & High Quality Bond Account (Class 1)                                 -               -             -               -
  Income Account (Class 1)                                                         -               -             -               -
  LargeCap Blend Account II (Class 1)                                              -               -             -               -
  LargeCap Growth Account (Class 1)                                                -               -             -               -
  MidCap Blend Account (Class 1)                                                   -               -             -               -
  Money Market Account (Class 1)                                                   -               -             -               -
  Principal Capital Appreciation Account (Class 1)                                 -               -             -               -
  Real Estate Securities Account (Class 1)                                         -               -             -               -
  SAM Balanced Portfolio (Class 1)                                                 -               -             -               -
  SAM Conservative Balanced Portfolio (Class 1)                                    -               -             -               -
  SAM Conservative Growth Portfolio (Class 1)                                      -               -             -               -
  SAM Flexible Income Portfolio (Class 1)                                          -               -             -               -
  SAM Strategic Growth Portfolio (Class 1)                                         -               -             -               -
  Short-Term Income Account (Class 1)                                              -               -             -               -
  SmallCap Growth Account II (Class 1)                                             -               -             -               -
  SmallCap Value Account I (Class 1)                                               -               -             -               -
  Diversified International Account (Class 2)                                      -               -           618            5.41
  Equity Income Account (Class 2)                                                  -               -        49,920            9.23
  Government & High Quality Bond Account (Class 2)                                 -               -        18,996            7.70
  Income Account (Class 2)                                                         -               -         3,445            8.79
  LargeCap Blend Account II (Class 2)                                              -               -         2,414            5.96
  LargeCap Growth Account (Class 2)                                                -               -         1,749            6.30
  MidCap Blend Account (Class 2)                                                   -               -         5,835           10.41
  Money Market Account (Class 2)                                                   -               -        19,968            5.57
  Principal Capital Appreciation Account (Class 2)                                 -               -        12,755           11.72
  Real Estate Securities Account (Class 2)                                         -               -             3           18.13
  SAM Balanced Portfolio (Class 2)                                                 -               -       103,635            9.98
  SAM Conservative Balanced Portfolio (Class 2)                                    -               -        24,072            7.57
  SAM Conservative Growth Portfolio (Class 2)                                      -               -        63,178            9.82
  SAM Flexible Income Portfolio (Class 2)                                          -               -        31,711            8.96
  SAM Strategic Growth Portfolio (Class 2)                                         -               -        51,898           10.24
  Short-Term Income Account (Class 2)                                              -               -         2,775            6.99
  SmallCap Growth Account II (Class 2)                                             -               -         1,727            5.86
  SmallCap Value Account I (Class 2)                                               -               -            11            8.41

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
  Columbia Variable Portfolio - Asset Allocation Fund                              -  $            -             -  $            -
  Columbia Variable Portfolio - Small Company Growth Fund                          -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
  Columbia Variable Portfolio - High Income Fund (Class 1)                         -  $            -             -  $            -
  Columbia Variable Portfolio - Marsico Focused Equities
  Fund (Class 1)                                                                   -               -             -               -
  Columbia Variable Portfolio - Marsico Growth Fund (Class 1)                      -               -             -               -
  Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)                -               -             -               -
  Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)                      -               -             -               -
  Columbia Variable Portfolio - Marsico International Opportunities
  Fund (Class 2)                                                                   -               -             -               -

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
  Columbia Variable Portfolio - Diversified Equity Income Fund                     -  $            -             -  $            -

AMERICAN FUNDS INSURANCE SERIES:
  Asset Allocation Fund (Class 2)                                                  -               -             -               -
  Global Growth Fund (Class 2)                                                     -               -             -               -
  Growth Fund (Class 2)                                                            -               -             -               -
  Growth-Income Fund (Class 2)                                                     -               -             -               -
  Asset Allocation Fund (Class 3)                                                  -               -             -               -
  Cash Management Fund (Class 3)                                                   -               -             -               -
  Growth Fund (Class 3)                                                            -               -             -               -
  Growth-Income Fund (Class 3)                                                     -               -             -               -
  High-Income Bond Fund (Class 3)                                                  -               -             -               -
  International Fund (Class 3)                                                     -               -             -               -
  U.S. Government/AAA-Rated Securities Fund (Class 3)                              -               -             -               -

LORD ABBETT SERIES FUND, INC. (Class VC):
  Growth and Income Portfolio                                              1,047,559  $         8.28             -  $            -
  Mid Cap Value Portfolio                                                          -               -             -               -

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
  Sterling Capital Select Equity VIF                                               -  $            -             -  $            -
  Sterling Capital Special Opportunities VIF                                       -               -             -               -
  Sterling Capital Strategic Allocation Equity VIF                                 -               -             -               -
  Sterling Capital Total Return Bond VIF                                           -               -             -               -

MTB GROUP OF FUNDS:
  MTB Managed Allocation Fund - Moderate Growth II                                 -  $            -             -  $            -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
  Franklin Income Securities Fund                                            434,536  $        10.33             -  $            -
  Franklin Templeton VIP Founding Funds Allocation Fund                      113,556            8.80             -               -

SEASONS SERIES TRUST (Class 3):
  Allocation Balanced Portfolio                                              474,687  $        11.17             -  $            -
  Allocation Growth Portfolio                                                122,701           10.08             -               -
  Allocation Moderate Growth Portfolio                                       806,898           10.41             -               -
  Allocation Moderate Portfolio                                              788,136           10.85             -               -
  Real Return Portfolio                                                    1,050,063           11.80             -               -

                                                                               Contracts With Total          Contracts With Total
                                                                              Expenses of 1.95% (7)         Expenses of 1.97% (4)
                                                                      -----------------------------  ----------------------------
                                                                       Accumulation   Unit value of  Accumulation   Unit value of
                                                                              units    accumulation         units    accumulation
Variable Accounts                                                       outstanding           units   outstanding           units
--------------------------------------------------------------------  -------------  --------------  ------------  --------------
SUNAMERICA SERIES TRUST (continued):
  Mid-Cap Growth Portfolio (Class 3)                                         26,110  $        10.99        88,364  $        10.51
  Real Estate Portfolio (Class 3)                                            77,331            8.14        49,184           22.17
  Small & Mid Cap Value Portfolio (Class 3)                                  96,712           10.86       116,022           17.58
  Small Company Value Portfolio (Class 3)                                    79,384            9.95        53,228            9.05
  Technology Portfolio (Class 3)                                             23,249            9.82       256,633            2.12
  Telecom Utility Portfolio (Class 3)                                         7,038           12.16         5,050           15.56
  Total Return Bond Portfolio (Class 3)                                     151,306           13.16         7,509           25.61

INVESCO VARIABLE INSURANCE FUNDS (Series II):
  Invesco Van Kampen V.I. Capital Growth Fund                                 4,937  $        10.62        19,166  $         9.64
  Invesco Van Kampen V.I. Comstock Fund                                      82,099            9.05       105,868           11.44
  Invesco Van Kampen V.I. Growth and Income Fund                            110,493            9.41       192,792           12.99

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
  Diversified International Account (Class 1)                                     -  $            -             -  $            -
  Equity Income Account (Class 1)                                                 -               -             -               -
  Government & High Quality Bond Account (Class 1)                                -               -             -               -
  Income Account (Class 1)                                                        -               -             -               -
  LargeCap Blend Account II (Class 1)                                             -               -             -               -
  LargeCap Growth Account (Class 1)                                               -               -             -               -
  MidCap Blend Account (Class 1)                                                  -               -             -               -
  Money Market Account (Class 1)                                                  -               -             -               -
  Principal Capital Appreciation Account (Class 1)                                -               -             -               -
  Real Estate Securities Account (Class 1)                                        -               -             -               -
  SAM Balanced Portfolio (Class 1)                                                -               -             -               -
  SAM Conservative Balanced Portfolio (Class 1)                                   -               -             -               -
  SAM Conservative Growth Portfolio (Class 1)                                     -               -             -               -
  SAM Flexible Income Portfolio (Class 1)                                         -               -             -               -
  SAM Strategic Growth Portfolio (Class 1)                                        -               -             -               -
  Short-Term Income Account (Class 1)                                             -               -             -               -
  SmallCap Growth Account II (Class 1)                                            -               -             -               -
  SmallCap Value Account I (Class 1)                                              -               -             -               -
  Diversified International Account (Class 2)                                     -               -             -               -
  Equity Income Account (Class 2)                                                 -               -             -               -
  Government & High Quality Bond Account (Class 2)                                -               -             -               -
  Income Account (Class 2)                                                        -               -             -               -
  LargeCap Blend Account II (Class 2)                                             -               -             -               -
  LargeCap Growth Account (Class 2)                                               -               -             -               -
  MidCap Blend Account (Class 2)                                                  -               -             -               -
  Money Market Account (Class 2)                                                  -               -             -               -
  Principal Capital Appreciation Account (Class 2)                                -               -             -               -
  Real Estate Securities Account (Class 2)                                        -               -             -               -
  SAM Balanced Portfolio (Class 2)                                                -               -             -               -
  SAM Conservative Balanced Portfolio (Class 2)                                   -               -             -               -
  SAM Conservative Growth Portfolio (Class 2)                                     -               -             -               -
  SAM Flexible Income Portfolio (Class 2)                                         -               -             -               -
  SAM Strategic Growth Portfolio (Class 2)                                        -               -             -               -
  Short-Term Income Account (Class 2)                                             -               -             -               -
  SmallCap Growth Account II (Class 2)                                            -               -             -               -
  SmallCap Value Account I (Class 2)                                              -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
  Columbia Variable Portfolio - Asset Allocation Fund                             -  $            -             -  $            -
  Columbia Variable Portfolio - Small Company Growth Fund                         -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
  Columbia Variable Portfolio - High Income Fund (Class 1)                        -  $            -        21,608  $        18.58
  Columbia Variable Portfolio - Marsico Focused Equities
  Fund (Class 1)                                                                  -               -        99,373           10.54
  Columbia Variable Portfolio - Marsico Growth Fund (Class 1)                     -               -             -               -
  Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)               -               -             -               -
  Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)                     -               -             -               -
  Columbia Variable Portfolio - Marsico International Opportunities
  Fund (Class 2)                                                                  -               -             -               -

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
  Columbia Variable Portfolio - Diversified Equity Income Fund                    -  $            -             -  $            -

AMERICAN FUNDS INSURANCE SERIES:
  Asset Allocation Fund (Class 2)                                                 -               -             -               -
  Global Growth Fund (Class 2)                                                    -               -       154,168           19.80
  Growth Fund (Class 2)                                                           -               -       363,666           17.90
  Growth-Income Fund (Class 2)                                                    -               -       332,394           15.20
  Asset Allocation Fund (Class 3)                                                 -               -             -               -
  Cash Management Fund (Class 3)                                                  -               -             -               -
  Growth Fund (Class 3)                                                           -               -             -               -
  Growth-Income Fund (Class 3)                                                    -               -             -               -
  High-Income Bond Fund (Class 3)                                                 -               -             -               -
  International Fund (Class 3)                                                    -               -             -               -
  U.S. Government/AAA-Rated Securities Fund (Class 3)                             -               -             -               -

LORD ABBETT SERIES FUND, INC. (Class VC):
  Growth and Income Portfolio                                                50,607  $         8.34       103,024  $        10.46
  Mid Cap Value Portfolio                                                         -               -             -               -

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
  Sterling Capital Select Equity VIF                                              -  $            -            49  $         8.18
  Sterling Capital Special Opportunities VIF                                      -               -            26           13.78
  Sterling Capital Strategic Allocation Equity VIF                                -               -            26            8.73
  Sterling Capital Total Return Bond VIF                                          -               -            26           12.11

MTB GROUP OF FUNDS:
  MTB Managed Allocation Fund - Moderate Growth II                                -  $            -             -  $            -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
  Franklin Income Securities Fund                                            35,105  $        10.41             -  $            -
  Franklin Templeton VIP Founding Funds Allocation Fund                      13,720            8.77             -               -

SEASONS SERIES TRUST (Class 3):
  Allocation Balanced Portfolio                                              20,339  $        11.01             -  $            -
  Allocation Growth Portfolio                                                45,099            9.96             -               -
  Allocation Moderate Growth Portfolio                                      108,968           10.28             -               -
  Allocation Moderate Portfolio                                              36,886           10.71             -               -
  Real Return Portfolio                                                      62,356           11.57             -               -

---------
(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.

(2) Offered in Polaris and Polaris II products.

(3) Offered in PolarisAmerica product.

(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.

(6) Offered in WM Diversified Strategies III product.

(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                                                                  Contracts With Total          Contracts With Total
                                                                     Expenses of 2.02%             Expenses of 2.05%
                                                          ----------------------------   ---------------------------
                                                          Accumulation   Unit value of  Accumulation   Unit value of
                                                                 units    accumulation         units    accumulation
Variable Accounts                                          outstanding           units   outstanding           units
--------------------------------------------------------  ------------  --------------  ------------  --------------
ANCHOR SERIES TRUST:
  Asset Allocation Portfolio (Class 1)                               -  $            -             -  $            -
  Capital Appreciation Portfolio (Class 1)                           -               -             -               -
  Government and Quality Bond Portfolio (Class 1)                    -               -             -               -
  Growth Portfolio (Class 1)                                         -               -             -               -
  Natural Resources Portfolio (Class 1)                              -               -             -               -
  Asset Allocation Portfolio (Class 2)                               -               -             -               -
  Capital Appreciation Portfolio (Class 2)                           -               -             -               -
  Government and Quality Bond Portfolio (Class 2)                    -               -             -               -
  Growth Portfolio (Class 2)                                         -               -             -               -
  Natural Resources Portfolio (Class 2)                              -               -             -               -
  Asset Allocation Portfolio (Class 3)                           1,120           26.02           168           11.00
  Capital Appreciation Portfolio (Class 3)                      69,108           45.18         4,012           11.52
  Government and Quality Bond Portfolio (Class 3)              146,315           19.76         5,304           11.73
  Growth Portfolio (Class 3)                                    12,779           29.08            10            9.30
  Natural Resources Portfolio (Class 3)                         39,763           43.58         1,604            9.56

SUNAMERICA SERIES TRUST:
  Aggressive Growth Portfolio (Class 1)                              -  $            -             -  $            -
  Alliance Growth Portfolio (Class 1)                                -               -             -               -
  Balanced Portfolio (Class 1)                                       -               -             -               -
  Blue Chip Growth Portfolio (Class 1)                               -               -             -               -
  Capital Growth Portfolio (Class 1)                                 -               -             -               -
  Cash Management Portfolio (Class 1)                                -               -             -               -
  Corporate Bond Portfolio (Class 1)                                 -               -             -               -
  Davis Venture Value Portfolio (Class 1)                            -               -             -               -
  "Dogs" of Wall Street Portfolio (Class 1)                          -               -             -               -
  Emerging Markets Portfolio (Class 1)                               -               -             -               -
  Equity Opportunities Portfolio (Class 1)                           -               -             -               -
  Fundamental Growth Portfolio (Class 1)                             -               -             -               -
  Global Bond Portfolio (Class 1)                                    -               -             -               -
  Global Equities Portfolio (Class 1)                                -               -             -               -
  Growth Opportunities Portfolio (Class 1)                           -               -             -               -
  Growth-Income Portfolio (Class 1)                                  -               -             -               -
  High-Yield Bond Portfolio (Class 1)                                -               -             -               -
  International Diversified Equities Portfolio (Class 1)             -               -             -               -
  International Growth and Income Portfolio (Class 1)                -               -             -               -
  Marsico Focused Growth Portfolio (Class 1)                         -               -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 1)              -               -             -               -
  MFS Total Return Portfolio (Class 1)                               -               -             -               -
  Mid-Cap Growth Portfolio (Class 1)                                 -               -             -               -
  Real Estate Portfolio (Class 1)                                    -               -             -               -
  Technology Portfolio (Class 1)                                     -               -             -               -
  Telecom Utility Portfolio (Class 1)                                -               -             -               -
  Total Return Bond Portfolio (Class 1)                              -               -             -               -
  Aggressive Growth Portfolio (Class 2)                              -               -             -               -
  Alliance Growth Portfolio (Class 2)                                -               -             -               -
  Balanced Portfolio (Class 2)                                       -               -             -               -
  Blue Chip Growth Portfolio (Class 2)                               -               -             -               -
  Capital Growth Portfolio (Class 2)                                 -               -             -               -
  Cash Management Portfolio (Class 2)                                -               -             -               -
  Corporate Bond Portfolio (Class 2)                                 -               -             -               -
  Davis Venture Value Portfolio (Class 2)                            -               -             -               -
  "Dogs" of Wall Street Portfolio (Class 2)                          -               -             -               -
  Emerging Markets Portfolio (Class 2)                               -               -             -               -
  Equity Opportunities Portfolio (Class 2)                           -               -             -               -
  Foreign Value Portfolio (Class 2)                                  -               -             -               -
  Fundamental Growth Portfolio (Class 2)                             -               -             -               -
  Global Bond Portfolio (Class 2)                                    -               -             -               -
  Global Equities Portfolio (Class 2)                                -               -             -               -
  Growth Opportunities Portfolio (Class 2)                           -               -             -               -
  Growth-Income Portfolio (Class 2)                                  -               -             -               -
  High-Yield Bond Portfolio (Class 2)                                -               -             -               -
  International Diversified Equities Portfolio (Class 2)             -               -             -               -
  International Growth and Income Portfolio (Class 2)                -               -             -               -
  Marsico Focused Growth Portfolio (Class 2)                         -               -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 2)              -               -             -               -
  MFS Total Return Portfolio (Class 2)                               -               -             -               -
  Mid-Cap Growth Portfolio (Class 2)                                 -               -             -               -
  Real Estate Portfolio (Class 2)                                    -               -             -               -
  Small & Mid Cap Value Portfolio (Class 2)                          -               -             -               -
  Technology Portfolio (Class 2)                                     -               -             -               -
  Telecom Utility Portfolio (Class 2)                                -               -             -               -
  Total Return Bond Portfolio (Class 2)                              -               -             -               -
  Aggressive Growth Portfolio (Class 3)                          2,020           12.02            36            7.77
  Alliance Growth Portfolio (Class 3)                            5,071           29.63            10            9.63
  American Funds Asset Allocation SAST Portfolio (Class 3)      96,994            9.89            30            9.55
  American Funds Global Growth SAST Portfolio (Class 3)        164,058            9.80         3,278            9.84
  American Funds Growth SAST Portfolio (Class 3)               402,316            9.43         1,233            9.35
  American Funds Growth-Income SAST Portfolio (Class 3)        272,042            8.77           986            8.90
  Balanced Portfolio (Class 3)                                  11,311           15.79            20           10.43
  Blue Chip Growth Portfolio (Class 3)                          68,613            5.59           288            9.56
  Capital Growth Portfolio (Class 3)                            55,433            6.91            29            8.99
  Cash Management Portfolio (Class 3)                           26,934           12.28            28            9.32
  Corporate Bond Portfolio (Class 3)                           192,048           23.48           173           13.63
  Davis Venture Value Portfolio (Class 3)                       77,880           31.81         5,550            9.06
  "Dogs" of Wall Street Portfolio (Class 3)                     28,619           12.99            29           11.02
  Emerging Markets Portfolio (Class 3)                          65,207           15.88           611           10.01
  Equity Opportunities Portfolio (Class 3)                       1,112           17.22            32            9.18
  Foreign Value Portfolio (Class 3)                             73,611           14.07         3,329            8.04
  Fundamental Growth Portfolio (Class 3)                        37,547           15.75            15            9.27
  Global Bond Portfolio (Class 3)                               31,387           22.19         2,543           12.77
  Global Equities Portfolio (Class 3)                           26,897           17.48         1,693            8.33
  Growth Opportunities Portfolio (Class 3)                     130,860            5.53           218           10.79
  Growth-Income Portfolio (Class 3)                              1,933           26.96            31            9.33
  High-Yield Bond Portfolio (Class 3)                           13,153           21.41            15           10.55
  International Diversified Equities Portfolio (Class 3)        47,224           10.61            10            8.13
  International Growth and Income Portfolio (Class 3)           80,106           11.28            13            6.75
  Marsico Focused Growth Portfolio (Class 3)                    19,805           10.81           119            9.88
  MFS Massachusetts Investors Trust Portfolio (Class 3)         24,248           21.10           302            9.90
  MFS Total Return Portfolio (Class 3)                          30,953           26.42           121           10.17

                                                                  Contracts With Total         Contracts With Total
                                                                     Expenses of 2.15%            Expenses of 2.17%
                                                          ----------------------------  ---------------------------
                                                          Accumulation   Unit value of  Accumulation  Unit value of
                                                                 units    accumulation         units   accumulation
Variable Accounts                                          outstanding           units   outstanding          units
--------------------------------------------------------  ------------  --------------  ------------  -------------
ANCHOR SERIES TRUST:
  Asset Allocation Portfolio (Class 1)                               -  $            -             -  $            -
  Capital Appreciation Portfolio (Class 1)                           -               -             -               -
  Government and Quality Bond Portfolio (Class 1)                    -               -             -               -
  Growth Portfolio (Class 1)                                         -               -             -               -
  Natural Resources Portfolio (Class 1)                              -               -             -               -
  Asset Allocation Portfolio (Class 2)                               -               -             -               -
  Capital Appreciation Portfolio (Class 2)                           -               -             -               -
  Government and Quality Bond Portfolio (Class 2)                    -               -             -               -
  Growth Portfolio (Class 2)                                         -               -             -               -
  Natural Resources Portfolio (Class 2)                              -               -             -               -
  Asset Allocation Portfolio (Class 3)                             484           11.11         1,958           25.66
  Capital Appreciation Portfolio (Class 3)                      15,842           11.55        10,843           44.85
  Government and Quality Bond Portfolio (Class 3)               26,730           11.84        47,541           19.62
  Growth Portfolio (Class 3)                                     5,468            9.48             5           28.69
  Natural Resources Portfolio (Class 3)                          3,959            9.64         8,788           43.22

SUNAMERICA SERIES TRUST:
  Aggressive Growth Portfolio (Class 1)                              -  $            -             -  $            -
  Alliance Growth Portfolio (Class 1)                                -               -             -               -
  Balanced Portfolio (Class 1)                                       -               -             -               -
  Blue Chip Growth Portfolio (Class 1)                               -               -             -               -
  Capital Growth Portfolio (Class 1)                                 -               -             -               -
  Cash Management Portfolio (Class 1)                                -               -             -               -
  Corporate Bond Portfolio (Class 1)                                 -               -             -               -
  Davis Venture Value Portfolio (Class 1)                            -               -             -               -
  "Dogs" of Wall Street Portfolio (Class 1)                          -               -             -               -
  Emerging Markets Portfolio (Class 1)                               -               -             -               -
  Equity Opportunities Portfolio (Class 1)                           -               -             -               -
  Fundamental Growth Portfolio (Class 1)                             -               -             -               -
  Global Bond Portfolio (Class 1)                                    -               -             -               -
  Global Equities Portfolio (Class 1)                                -               -             -               -
  Growth Opportunities Portfolio (Class 1)                           -               -             -               -
  Growth-Income Portfolio (Class 1)                                  -               -             -               -
  High-Yield Bond Portfolio (Class 1)                                -               -             -               -
  International Diversified Equities Portfolio (Class 1)             -               -             -               -
  International Growth and Income Portfolio (Class 1)                -               -             -               -
  Marsico Focused Growth Portfolio (Class 1)                         -               -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 1)              -               -             -               -
  MFS Total Return Portfolio (Class 1)                               -               -             -               -
  Mid-Cap Growth Portfolio (Class 1)                                 -               -             -               -
  Real Estate Portfolio (Class 1)                                    -               -             -               -
  Technology Portfolio (Class 1)                                     -               -             -               -
  Telecom Utility Portfolio (Class 1)                                -               -             -               -
  Total Return Bond Portfolio (Class 1)                              -               -             -               -
  Aggressive Growth Portfolio (Class 2)                              -               -             -               -
  Alliance Growth Portfolio (Class 2)                                -               -             -               -
  Balanced Portfolio (Class 2)                                       -               -             -               -
  Blue Chip Growth Portfolio (Class 2)                               -               -             -               -
  Capital Growth Portfolio (Class 2)                                 -               -             -               -
  Cash Management Portfolio (Class 2)                                -               -             -               -
  Corporate Bond Portfolio (Class 2)                                 -               -             -               -
  Davis Venture Value Portfolio (Class 2)                            -               -             -               -
  "Dogs" of Wall Street Portfolio (Class 2)                          -               -             -               -
  Emerging Markets Portfolio (Class 2)                               -               -             -               -
  Equity Opportunities Portfolio (Class 2)                           -               -             -               -
  Foreign Value Portfolio (Class 2)                                  -               -             -               -
  Fundamental Growth Portfolio (Class 2)                             -               -             -               -
  Global Bond Portfolio (Class 2)                                    -               -             -               -
  Global Equities Portfolio (Class 2)                                -               -             -               -
  Growth Opportunities Portfolio (Class 2)                           -               -             -               -
  Growth-Income Portfolio (Class 2)                                  -               -             -               -
  High-Yield Bond Portfolio (Class 2)                                -               -             -               -
  International Diversified Equities Portfolio (Class 2)             -               -             -               -
  International Growth and Income Portfolio (Class 2)                -               -             -               -
  Marsico Focused Growth Portfolio (Class 2)                         -               -             -               -
  MFS Massachusetts Investors Trust Portfolio (Class 2)              -               -             -               -
  MFS Total Return Portfolio (Class 2)                               -               -             -               -
  Mid-Cap Growth Portfolio (Class 2)                                 -               -             -               -
  Real Estate Portfolio (Class 2)                                    -               -             -               -
  Small & Mid Cap Value Portfolio (Class 2)                          -               -             -               -
  Technology Portfolio (Class 2)                                     -               -             -               -
  Telecom Utility Portfolio (Class 2)                                -               -             -               -
  Total Return Bond Portfolio (Class 2)                              -               -             -               -
  Aggressive Growth Portfolio (Class 3)                            460            7.99         1,409           11.93
  Alliance Growth Portfolio (Class 3)                              374            9.82         2,088           29.48
  American Funds Asset Allocation SAST Portfolio (Class 3)      19,955            9.92        50,324            9.78
  American Funds Global Growth SAST Portfolio (Class 3)         26,737            9.93       154,217            9.75
  American Funds Growth SAST Portfolio (Class 3)                19,432            9.46        90,146            9.38
  American Funds Growth-Income SAST Portfolio (Class 3)         28,998            8.99        85,763            8.72
  Balanced Portfolio (Class 3)                                   7,220           10.54             8           15.56
  Blue Chip Growth Portfolio (Class 3)                           4,485            9.65        47,077            5.57
  Capital Growth Portfolio (Class 3)                                12            9.27           654            6.83
  Cash Management Portfolio (Class 3)                               11            9.51         8,251           12.10
  Corporate Bond Portfolio (Class 3)                            22,554           13.83        41,213           23.32
  Davis Venture Value Portfolio (Class 3)                       20,269            9.17        21,999           31.59
  "Dogs" of Wall Street Portfolio (Class 3)                      3,666           11.29         4,140           12.84
  Emerging Markets Portfolio (Class 3)                           8,323           10.08        31,605           15.78
  Equity Opportunities Portfolio (Class 3)                          12            9.35           637           17.01
  Foreign Value Portfolio (Class 3)                             44,264            8.12        80,257           13.99
  Fundamental Growth Portfolio (Class 3)                            11            9.45         2,441           15.65
  Global Bond Portfolio (Class 3)                                8,217           12.91        22,226           22.05
  Global Equities Portfolio (Class 3)                              440            8.34         3,607           17.38
  Growth Opportunities Portfolio (Class 3)                      12,538           10.91       108,109            5.50
  Growth-Income Portfolio (Class 3)                             30,930            9.42         2,956           26.66
  High-Yield Bond Portfolio (Class 3)                            2,917           10.91        17,301           21.25
  International Diversified Equities Portfolio (Class 3)         2,540            8.21        33,368           10.54
  International Growth and Income Portfolio (Class 3)            3,531            6.82         7,452           11.17
  Marsico Focused Growth Portfolio (Class 3)                     7,837           10.16        28,721           10.74
  MFS Massachusetts Investors Trust Portfolio (Class 3)         26,614            9.97        34,606           20.98
  MFS Total Return Portfolio (Class 3)                          12,616           10.34         1,299           26.04

-------------
(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.

(2) Offered in Polaris and Polaris II products.

(3) Offered in PolarisAmerica product.

(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.

(6) Offered in WM Diversified Strategies III product.

(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)


                                                                                Contracts With Total          Contracts With Total
                                                                                   Expenses of 2.02%             Expenses of 2.05%
                                                                        ----------------------------  ----------------------------
                                                                        Accumulation   Unit value of  Accumulation   Unit value of
                                                                               units    accumulation         units    accumulation
Variable Accounts                                                        outstanding           units   outstanding           units
----------------------------------------------------------------------  ------------  --------------  ------------  --------------
SUNAMERICA SERIES TRUST (continued):
  Mid-Cap Growth Portfolio (Class 3)                                          18,870  $        10.50           100  $        10.62
  Real Estate Portfolio (Class 3)                                             50,780           22.23           253            8.01
  Small & Mid Cap Value Portfolio (Class 3)                                   78,875           17.66         4,172           10.69
  Small Company Value Portfolio (Class 3)                                     73,608            9.02           241            9.76
  Technology Portfolio (Class 3)                                             165,360            2.13            39            9.65
  Telecom Utility Portfolio (Class 3)                                         14,273           16.13            21           11.94
  Total Return Bond Portfolio (Class 3)                                       71,645           26.18         1,791           13.03

INVESCO VARIABLE INSURANCE FUNDS (Series II):
  Invesco Van Kampen V.I. Capital Growth Fund                                  2,851  $         9.48           784  $        10.62
  Invesco Van Kampen V.I. Comstock Fund                                       68,103           11.52         2,598            8.92
  Invesco Van Kampen V.I. Growth and Income Fund                             102,486           13.00           354            9.22

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
  Diversified International Account (Class 1)                                      -  $            -             -  $            -
  Equity Income Account (Class 1)                                                  -               -             -               -
  Government & High Quality Bond Account (Class 1)                                 -               -             -               -
  Income Account (Class 1)                                                         -               -             -               -
  LargeCap Blend Account II (Class 1)                                              -               -             -               -
  LargeCap Growth Account (Class 1)                                                -               -             -               -
  MidCap Blend Account (Class 1)                                                   -               -             -               -
  Money Market Account (Class 1)                                                   -               -             -               -
  Principal Capital Appreciation Account (Class 1)                                 -               -             -               -
  Real Estate Securities Account (Class 1)                                         -               -             -               -
  SAM Balanced Portfolio (Class 1)                                                 -               -             -               -
  SAM Conservative Balanced Portfolio (Class 1)                                    -               -             -               -
  SAM Conservative Growth Portfolio (Class 1)                                      -               -             -               -
  SAM Flexible Income Portfolio (Class 1)                                          -               -             -               -
  SAM Strategic Growth Portfolio (Class 1)                                         -               -             -               -
  Short-Term Income Account (Class 1)                                              -               -             -               -
  SmallCap Growth Account II (Class 1)                                             -               -             -               -
  SmallCap Value Account I (Class 1)                                               -               -             -               -
  Diversified International Account (Class 2)                                      -               -             -               -
  Equity Income Account (Class 2)                                                  4            8.96             -               -
  Government & High Quality Bond Account (Class 2)                                 -               -             -               -
  Income Account (Class 2)                                                         -               -             -               -
  LargeCap Blend Account II (Class 2)                                              -               -             -               -
  LargeCap Growth Account (Class 2)                                                -               -             -               -
  MidCap Blend Account (Class 2)                                                   -               -             -               -
  Money Market Account (Class 2)                                                   -               -             -               -
  Principal Capital Appreciation Account (Class 2)                                 -               -             -               -
  Real Estate Securities Account (Class 2)                                         -               -             -               -
  SAM Balanced Portfolio (Class 2)                                                 4            9.83             -               -
  SAM Conservative Balanced Portfolio (Class 2)                                    6           10.73             -               -
  SAM Conservative Growth Portfolio (Class 2)                                      4            9.59             -               -
  SAM Flexible Income Portfolio (Class 2)                                          4           11.02             -               -
  SAM Strategic Growth Portfolio (Class 2)                                         7           10.26             -               -
  Short-Term Income Account (Class 2)                                              -               -             -               -
  SmallCap Growth Account II (Class 2)                                             -               -             -               -
  SmallCap Value Account I (Class 2)                                               -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
  Columbia Variable Portfolio - Asset Allocation Fund                             11  $        10.93             -  $            -
  Columbia Variable Portfolio - Small Company Growth Fund                         13           10.95             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
  Columbia Variable Portfolio - High Income Fund (Class 1)                     2,475  $        18.69             -  $            -
  Columbia Variable Portfolio - Marsico Focused Equities Fund (Class 1)        2,541           10.52             -               -
  Columbia Variable Portfolio - Marsico Growth Fund (Class 1)                     13           10.00             -               -
  Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)               10           12.68             -               -
  Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)                     16            9.71             -               -
  Columbia Variable Portfolio - Marsico International Opportunities
  Fund (Class 2)                                                                   8           14.08             -               -

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
  Columbia Variable Portfolio - Diversified Equity Income Fund                    12  $         9.95             -  $            -

AMERICAN FUNDS INSURANCE SERIES:
  Asset Allocation Fund (Class 2)                                                  -               -             -               -
  Global Growth Fund (Class 2)                                                     -               -             -               -
  Growth Fund (Class 2)                                                            -               -             -               -
  Growth-Income Fund (Class 2)                                                     -               -             -               -
  Asset Allocation Fund (Class 3)                                                  -               -             -               -
  Cash Management Fund (Class 3)                                                   -               -             -               -
  Growth Fund (Class 3)                                                            -               -             -               -
  Growth-Income Fund (Class 3)                                                     -               -             -               -
  High-Income Bond Fund (Class 3)                                                  -               -             -               -
  International Fund (Class 3)                                                     -               -             -               -
  U.S. Government/AAA-Rated Securities Fund (Class 3)                              -               -             -               -

LORD ABBETT SERIES FUND, INC. (Class VC):
  Growth and Income Portfolio                                                 97,477  $        10.56           199  $         8.18
  Mid Cap Value Portfolio                                                          -               -             -               -

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
  Sterling Capital Select Equity VIF                                              47  $         8.33             -  $            -
  Sterling Capital Special Opportunities VIF                                  14,930           13.82             -               -
  Sterling Capital Strategic Allocation Equity VIF                                25            8.86             -               -
  Sterling Capital Total Return Bond VIF                                          27           12.24             -               -

MTB GROUP OF FUNDS:
  MTB Managed Allocation Fund - Moderate Growth II                                 -  $            -             -  $            -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
  Franklin Income Securities Fund                                             48,236  $        10.24           202  $        10.24
  Franklin Templeton VIP Founding Funds Allocation Fund                       67,623            8.72            32            8.61

SEASONS SERIES TRUST (Class 3):
  Allocation Balanced Portfolio                                               10,484  $        11.16             -  $            -
  Allocation Growth Portfolio                                                 32,153           10.12             -               -
  Allocation Moderate Growth Portfolio                                        73,314           10.46             -               -
  Allocation Moderate Portfolio                                               22,138           10.88             -               -
  Real Return Portfolio                                                       42,271           11.78           158           11.41

                                                                                 Contracts With Total          Contracts With Total
                                                                                    Expenses of 2.15%             Expenses of 2.17%
                                                                         ----------------------------  ----------------------------
                                                                         Accumulation   Unit value of  Accumulation   Unit value of
                                                                                units    accumulation         units    accumulation
Variable Accounts                                                         outstanding           units   outstanding           units
-----------------------------------------------------------------------  ------------  --------------  ------------  --------------
SUNAMERICA SERIES TRUST (continued):
  Mid-Cap Growth Portfolio (Class 3)                                            5,011  $        10.98        49,084  $        10.42
  Real Estate Portfolio (Class 3)                                              19,502            8.08        31,842           22.10
  Small & Mid Cap Value Portfolio (Class 3)                                    34,784           10.80        64,603           17.55
  Small Company Value Portfolio (Class 3)                                      14,099            9.91        58,909            8.98
  Technology Portfolio (Class 3)                                                   11            9.78           758            2.10
  Telecom Utility Portfolio (Class 3)                                             157           12.09         1,258           15.99
  Total Return Bond Portfolio (Class 3)                                        53,078           13.12        82,466           26.04

INVESCO VARIABLE INSURANCE FUNDS (Series II):
  Invesco Van Kampen V.I. Capital Growth Fund                                      10  $        10.63            15  $         9.32
  Invesco Van Kampen V.I. Comstock Fund                                        23,980            9.00        95,620           11.46
  Invesco Van Kampen V.I. Growth and Income Fund                               28,276            9.35        70,473           12.91

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
  Diversified International Account (Class 1)                                       -  $            -             -  $            -
  Equity Income Account (Class 1)                                                   -               -             -               -
  Government & High Quality Bond Account (Class 1)                                  -               -             -               -
  Income Account (Class 1)                                                          -               -             -               -
  LargeCap Blend Account II (Class 1)                                               -               -             -               -
  LargeCap Growth Account (Class 1)                                                 -               -             -               -
  MidCap Blend Account (Class 1)                                                    -               -             -               -
  Money Market Account (Class 1)                                                    -               -             -               -
  Principal Capital Appreciation Account (Class 1)                                  -               -             -               -
  Real Estate Securities Account (Class 1)                                          -               -             -               -
  SAM Balanced Portfolio (Class 1)                                                  -               -             -               -
  SAM Conservative Balanced Portfolio (Class 1)                                     -               -             -               -
  SAM Conservative Growth Portfolio (Class 1)                                       -               -             -               -
  SAM Flexible Income Portfolio (Class 1)                                           -               -             -               -
  SAM Strategic Growth Portfolio (Class 1)                                          -               -             -               -
  Short-Term Income Account (Class 1)                                               -               -             -               -
  SmallCap Growth Account II (Class 1)                                              -               -             -               -
  SmallCap Value Account I (Class 1)                                                -               -             -               -
  Diversified International Account (Class 2)                                       -               -             -               -
  Equity Income Account (Class 2)                                                   -               -            15            8.86
  Government & High Quality Bond Account (Class 2)                                  -               -             -               -
  Income Account (Class 2)                                                          -               -             -               -
  LargeCap Blend Account II (Class 2)                                               -               -             -               -
  LargeCap Growth Account (Class 2)                                                 -               -             -               -
  MidCap Blend Account (Class 2)                                                    -               -             -               -
  Money Market Account (Class 2)                                                    -               -             -               -
  Principal Capital Appreciation Account (Class 2)                                  -               -             -               -
  Real Estate Securities Account (Class 2)                                          -               -             -               -
  SAM Balanced Portfolio (Class 2)                                                  -               -            12            9.64
  SAM Conservative Balanced Portfolio (Class 2)                                     -               -            11           10.34
  SAM Conservative Growth Portfolio (Class 2)                                       -               -            13            9.54
  SAM Flexible Income Portfolio (Class 2)                                           -               -            10           10.73
  SAM Strategic Growth Portfolio (Class 2)                                          -               -            12            9.92
  Short-Term Income Account (Class 2)                                               -               -             -               -
  SmallCap Growth Account II (Class 2)                                              -               -             -               -
  SmallCap Value Account I (Class 2)                                                -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
  Columbia Variable Portfolio - Asset Allocation Fund                               -  $            -             -  $            -
  Columbia Variable Portfolio - Small Company Growth Fund                           -               -             -               -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
  Columbia Variable Portfolio - High Income Fund (Class 1)                          -  $            -         2,450  $        18.53
  Columbia Variable Portfolio - Marsico Focused Equities Fund (Class 1)             -               -        31,525           10.41
  Columbia Variable Portfolio - Marsico Growth Fund (Class 1)                       -               -             -               -
  Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)                 -               -             -               -
  Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)                       -               -             -               -
  Columbia Variable Portfolio - Marsico International Opportunities
  Fund (Class 2)                                                                    -               -             -               -

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
  Columbia Variable Portfolio - Diversified Equity Income Fund                      -  $            -             -  $            -

AMERICAN FUNDS INSURANCE SERIES:
  Asset Allocation Fund (Class 2)                                                   -               -             -               -
  Global Growth Fund (Class 2)                                                      -               -             -               -
  Growth Fund (Class 2)                                                             -               -             -               -
  Growth-Income Fund (Class 2)                                                      -               -             -               -
  Asset Allocation Fund (Class 3)                                                   -               -             -               -
  Cash Management Fund (Class 3)                                                    -               -             -               -
  Growth Fund (Class 3)                                                             -               -             -               -
  Growth-Income Fund (Class 3)                                                      -               -             -               -
  High-Income Bond Fund (Class 3)                                                   -               -             -               -
  International Fund (Class 3)                                                      -               -             -               -
  U.S. Government/AAA-Rated Securities Fund (Class 3)                               -               -             -               -

LORD ABBETT SERIES FUND, INC. (Class VC):
  Growth and Income Portfolio                                                  13,460  $         8.28        28,511  $        10.51
  Mid Cap Value Portfolio                                                           -               -             -               -

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
  Sterling Capital Select Equity VIF                                                -  $            -            30  $         8.20
  Sterling Capital Special Opportunities VIF                                        -               -            20           13.78
  Sterling Capital Strategic Allocation Equity VIF                                  -               -            29            8.83
  Sterling Capital Total Return Bond VIF                                            -               -            19           12.30

MTB GROUP OF FUNDS:
  MTB Managed Allocation Fund - Moderate Growth II                                  -  $            -             -  $            -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
  Franklin Income Securities Fund                                              10,220  $        10.31        62,878  $        10.18
  Franklin Templeton VIP Founding Funds Allocation Fund                         4,357            8.79        14,526            8.66

SEASONS SERIES TRUST (Class 3):
  Allocation Balanced Portfolio                                                20,054  $        11.16        30,750  $        11.17
  Allocation Growth Portfolio                                                      11           10.07        12,282           10.03
  Allocation Moderate Growth Portfolio                                         34,316           10.40        23,233           10.40
  Allocation Moderate Portfolio                                                26,647           10.83         5,495           10.83
  Real Return Portfolio                                                        20,193           11.80        79,037           11.75

----------------
(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II, Polaris Choice III, and Polaris Preferred Solution products.

(2) Offered in Polaris and Polaris II products.

(3) Offered in PolarisAmerica product.

(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.

(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.

(6) Offered in WM Diversified Strategies III product.

(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                      Contracts With Total Expenses of 2.30%
                                                                                --------------------------------------------
                                                                                                               Unit value of
                                                                                Accumulation units              Accumulation
Variable Accounts                                                                      outstanding                     units
----------------------------------------------------------------------------------------------------------------------------
ANCHOR SERIES TRUST:
   Asset Allocation Portfolio (Class 1)                                                          -         $               -
   Capital Appreciation Portfolio (Class 1)                                                      -                         -
   Government and Quality Bond Portfolio (Class 1)                                               -                         -
   Growth Portfolio (Class 1)                                                                    -                         -
   Natural Resources Portfolio (Class 1)                                                         -                         -
   Asset Allocation Portfolio (Class 2)                                                          -                         -
   Capital Appreciation Portfolio (Class 2)                                                      -                         -
   Government and Quality Bond Portfolio (Class 2)                                               -                         -
   Growth Portfolio (Class 2)                                                                    -                         -
   Natural Resources Portfolio (Class 2)                                                         -                         -
   Asset Allocation Portfolio (Class 3)                                                         12                     10.96
   Capital Appreciation Portfolio (Class 3)                                                 53,651                     11.45
   Government and Quality Bond Portfolio (Class 3)                                          60,580                     11.72
   Growth Portfolio (Class 3)                                                                   15                      9.31
   Natural Resources Portfolio (Class 3)                                                    12,420                      9.34

SUNAMERICA SERIES TRUST:
   Aggressive Growth Portfolio (Class 1)                                                         -         $               -
   Alliance Growth Portfolio (Class 1)                                                           -                         -
   Balanced Portfolio (Class 1)                                                                  -                         -
   Blue Chip Growth Portfolio (Class 1)                                                          -                         -
   Capital Growth Portfolio (Class 1)                                                            -                         -
   Cash Management Portfolio (Class 1)                                                           -                         -
   Corporate Bond Portfolio (Class 1)                                                            -                         -
   Davis Venture Value Portfolio (Class 1)                                                       -                         -
   "Dogs" of Wall Street Portfolio (Class 1)                                                     -                         -
   Emerging Markets Portfolio (Class 1)                                                          -                         -
   Equity Opportunities Portfolio (Class 1)                                                      -                         -
   Fundamental Growth Portfolio (Class 1)                                                        -                         -
   Global Bond Portfolio (Class 1)                                                               -                         -
   Global Equities Portfolio (Class 1)                                                           -                         -
   Growth Opportunities Portfolio (Class 1)                                                      -                         -
   Growth-Income Portfolio (Class 1)                                                             -                         -
   High-Yield Bond Portfolio (Class 1)                                                           -                         -
   International Diversified Equities Portfolio (Class 1)                                        -                         -
   International Growth and Income Portfolio (Class 1)                                           -                         -
   Marsico Focused Growth Portfolio (Class 1)                                                    -                         -
   MFS Massachusetts Investors Trust Portfolio (Class 1)                                         -                         -
   MFS Total Return Portfolio (Class 1)                                                          -                         -
   Mid-Cap Growth Portfolio (Class 1)                                                            -                         -
   Real Estate Portfolio (Class 1)                                                               -                         -
   Technology Portfolio (Class 1)                                                                -                         -
   Telecom Utility Portfolio (Class 1)                                                           -                         -
   Total Return Bond Portfolio (Class 1)                                                         -                         -
   Aggressive Growth Portfolio (Class 2)                                                         -                         -
   Alliance Growth Portfolio (Class 2)                                                           -                         -
   Balanced Portfolio (Class 2)                                                                  -                         -
   Blue Chip Growth Portfolio (Class 2)                                                          -                         -
   Capital Growth Portfolio (Class 2)                                                            -                         -
   Cash Management Portfolio (Class 2)                                                           -                         -
   Corporate Bond Portfolio (Class 2)                                                            -                         -
   Davis Venture Value Portfolio (Class 2)                                                       -                         -
   "Dogs" of Wall Street Portfolio (Class 2)                                                     -                         -
   Emerging Markets Portfolio (Class 2)                                                          -                         -
   Equity Opportunities Portfolio (Class 2)                                                      -                         -
   Foreign Value Portfolio (Class 2)                                                             -                         -
   Fundamental Growth Portfolio (Class 2)                                                        -                         -
   Global Bond Portfolio (Class 2)                                                               -                         -
   Global Equities Portfolio (Class 2)                                                           -                         -
   Growth Opportunities Portfolio (Class 2)                                                      -                         -
   Growth-Income Portfolio (Class 2)                                                             -                         -
   High-Yield Bond Portfolio (Class 2)                                                           -                         -
   International Diversified Equities Portfolio (Class 2)                                        -                         -
   International Growth and Income Portfolio (Class 2)                                           -                         -
   Marsico Focused Growth Portfolio (Class 2)                                                    -                         -
   MFS Massachusetts Investors Trust Portfolio (Class 2)                                         -                         -
   MFS Total Return Portfolio (Class 2)                                                          -                         -
   Mid-Cap Growth Portfolio (Class 2)                                                            -                         -
   Real Estate Portfolio (Class 2)                                                               -                         -
   Small & Mid Cap Value Portfolio (Class 2)                                                     -                         -
   Technology Portfolio (Class 2)                                                                -                         -
   Telecom Utility Portfolio (Class 2)                                                           -                         -
   Total Return Bond Portfolio (Class 2)                                                         -                         -
   Aggressive Growth Portfolio (Class 3)                                                       846                      7.87
   Alliance Growth Portfolio (Class 3)                                                       6,048                      9.72
   American Funds Asset Allocation SAST Portfolio (Class 3)                                 32,676                      9.81
   American Funds Global Growth SAST Portfolio (Class 3)                                   144,924                      9.84
   American Funds Growth SAST Portfolio (Class 3)                                           47,607                      9.36
   American Funds Growth-Income SAST Portfolio (Class 3)                                    61,621                      8.90
   Balanced Portfolio (Class 3)                                                                 13                     10.39
   Blue Chip Growth Portfolio (Class 3)                                                     21,998                      9.55
   Capital Growth Portfolio (Class 3)                                                        1,779                      9.13
   Cash Management Portfolio (Class 3)                                                      11,627                      9.31
   Corporate Bond Portfolio (Class 3)                                                       73,079                     13.69
   Davis Venture Value Portfolio (Class 3)                                                 102,236                      9.06
   "Dogs" of Wall Street Portfolio (Class 3)                                                 3,014                     11.11
   Emerging Markets Portfolio (Class 3)                                                     52,910                      9.98
   Equity Opportunities Portfolio (Class 3)                                                     15                      9.23
   Foreign Value Portfolio (Class 3)                                                       163,132                      8.04
   Fundamental Growth Portfolio (Class 3)                                                       15                      9.32
   Global Bond Portfolio (Class 3)                                                          25,603                     12.76
   Global Equities Portfolio (Class 3)                                                      15,034                      8.24
   Growth Opportunities Portfolio (Class 3)                                                 60,101                     10.81
   Growth-Income Portfolio (Class 3)                                                        39,720                      9.25
   High-Yield Bond Portfolio (Class 3)                                                      26,130                     10.72
   International Diversified Equities Portfolio (Class 3)                                   18,119                      8.11
   International Growth and Income Portfolio (Class 3)                                       1,202                      6.73
   Marsico Focused Growth Portfolio (Class 3)                                               30,617                     10.06
   MFS Massachusetts Investors Trust Portfolio (Class 3)                                    93,758                      9.87
   MFS Total Return Portfolio (Class 3)                                                     10,429                     10.22

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II,
    Polaris Choice III, and Polaris Preferred Solution products.
(2) Offered in Polaris and Polaris II products.
(3) Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6) Offered in WM Diversified Strategies III product.
(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                            VARIABLE SEPARATE ACCOUNT
                                       OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2011
                                  (continued)

                                                                                     Contracts With Total Expenses of 2.30%
                                                                                -------------------------------------------
Variable Accounts                                                                                             Unit value of
                                                                                Accumulation units             accumulation
                                                                                       outstanding                    units
---------------------------------------------------------------------------------------------------------------------------
SUNAMERICA SERIES TRUST(continued):
   Mid-Cap Growth Portfolio (Class 3)                                                       21,776    $               10.86
   Real Estate Portfolio (Class 3)                                                          70,801                     8.00
   Small & Mid Cap Value Portfolio (Class 3)                                               109,638                    10.70
   Small Company Value Portfolio (Class 3)                                                  63,520                     9.81
   Technology Portfolio (Class 3)                                                            1,130                     9.66
   Telecom Utility Portfolio (Class 3)                                                       3,570                    11.94
   Total Return Bond Portfolio (Class 3)                                                   180,510                    12.99

INVESCO VARIABLE INSURANCE FUNDS (Series II):
   Invesco Van Kampen V.I. Capital Growth Fund                                               2,931    $               10.52
   Invesco Van Kampen V.I. Comstock Fund                                                    87,586                     8.91
   Invesco Van Kampen V.I. Growth and Income Fund                                          108,804                     9.25

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
   Diversified International Account (Class 1)                                                   -    $                   -
   Equity Income Account (Class 1)                                                               -                        -
   Government & High Quality Bond Account (Class 1)                                              -                        -
   Income Account (Class 1)                                                                      -                        -
   LargeCap Blend Account II (Class 1)                                                           -                        -
   LargeCap Growth Account (Class 1)                                                             -                        -
   MidCap Blend Account (Class 1)                                                                -                        -
   Money Market Account (Class 1)                                                                -                        -
   Principal Capital Appreciation Account (Class 1)                                              -                        -
   Real Estate Securities Account (Class 1)                                                      -                        -
   SAM Balanced Portfolio (Class 1)                                                              -                        -
   SAM Conservative Balanced Portfolio (Class 1)                                                 -                        -
   SAM Conservative Growth Portfolio (Class 1)                                                   -                        -
   SAM Flexible Income Portfolio (Class 1)                                                       -                        -
   SAM Strategic Growth Portfolio (Class 1)                                                      -                        -
   Short-Term Income Account (Class 1)                                                           -                        -
   SmallCap Growth Account II (Class 1)                                                          -                        -
   SmallCap Value Account I (Class 1)                                                            -                        -
   Diversified International Account (Class 2)                                                   -                        -
   Equity Income Account (Class 2)                                                               -                        -
   Government & High Quality Bond Account (Class 2)                                              -                        -
   Income Account (Class 2)                                                                      -                        -
   LargeCap Blend Account II (Class 2)                                                           -                        -
   LargeCap Growth Account (Class 2)                                                             -                        -
   MidCap Blend Account (Class 2)                                                                -                        -
   Money Market Account (Class 2)                                                                -                        -
   Principal Capital Appreciation Account (Class 2)                                              -                        -
   Real Estate Securities Account (Class 2)                                                      -                        -
   SAM Balanced Portfolio (Class 2)                                                              -                        -
   SAM Conservative Balanced Portfolio (Class 2)                                                 -                        -
   SAM Conservative Growth Portfolio (Class 2)                                                   -                        -
   SAM Flexible Income Portfolio (Class 2)                                                       -                        -
   SAM Strategic Growth Portfolio (Class 2)                                                      -                        -
   Short-Term Income Account (Class 2)                                                           -                        -
   SmallCap Growth Account II (Class 2)                                                          -                        -
   SmallCap Value Account I (Class 2)                                                            -                        -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
   Columbia Variable Portfolio - Asset Allocation Fund                                           -     $                   -
   Columbia Variable Portfolio - Small Company Growth Fund                                       -                         -

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
   Columbia Variable Portfolio - High Income Fund (Class 1)                                      -     $                   -
   Columbia Variable Portfolio - Marsico Focused Equities Fund (Class 1)                         -                         -
   Columbia Variable Portfolio - Marsico Growth Fund (Class 1)                                   -                         -
   Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)                             -                         -
   Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)                                   -                         -
   Columbia Variable Portfolio - Marsico International Opportunities Fund (Class 2)              -                         -

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
   Columbia Variable Portfolio - Diversified Equity Income Fund                                 -     $                   -

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)                                                              -                         -
   Global Growth Fund (Class 2)                                                                 -                         -
   Growth Fund (Class 2)                                                                        -                         -
   Growth-Income Fund (Class 2)                                                                 -                         -
   Asset Allocation Fund (Class 3)                                                              -                         -
   Cash Management Fund (Class 3)                                                               -                         -
   Growth Fund (Class 3)                                                                        -                         -
   Growth-Income Fund (Class 3)                                                                 -                         -
   High-Income Bond Fund (Class 3)                                                              -                         -
   International Fund (Class 3)                                                                 -                         -
   U.S. Government/AAA-Rated Securities Fund (Class 3)                                          -                         -

LORD ABBETT SERIES FUND, INC. (Class VC):
   Growth and Income Portfolio                                                             49,483     $                8.19
   Mid Cap Value Portfolio                                                                      -                         -

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
   Sterling Capital Select Equity VIF                                                           -     $                   -
   Sterling Capital Special Opportunities VIF                                                   -                         -
   Sterling Capital Strategic Allocation Equity VIF                                             -                         -
   Sterling Capital Total Return Bond VIF                                                       -                         -

MTB GROUP OF FUNDS:
   MTB Managed Allocation Fund - Moderate Growth II                                             -     $                   -

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (Class 2):
   Franklin Income Securities Fund                                                         24,973     $               10.18
   Franklin Templeton VIP Founding Funds Allocation Fund                                    8,055                      8.66

SEASONS SERIES TRUST (Class 3):
   Allocation Balanced Portfolio                                                           37,148     $               11.04
   Allocation Growth Portfolio                                                            155,665                      9.94
   Allocation Moderate Growth Portfolio                                                    54,563                     10.29
   Allocation Moderate Portfolio                                                           39,640                     10.72
   Real Return Portfolio                                                                   81,143                     11.61

(1) Offered in Polaris Platinum, Polaris Protector, Polaris Platinum II,
    Polaris Choice III, and Polaris Preferred Solution products.
(2) Offered in Polaris and Polaris II products.
(3) Offered in PolarisAmerica product.
(4) Offered in Polaris Choice, Polaris Choice II, and Polaris Advisor products.
(5) Offered in WM Diversified Strategies, Polaris Preferred Solution,
    Polaris Platinum III, Polaris Advantage II, and Polaris Retirement Protector products.
(6) Offered in WM Diversified Strategies III product.
(7) Offered in Polaris Platinum III product.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       SCHEDULES OF PORTFOLIO INVESTMENTS
                               December 31, 2011

                                                                        Net Asset Value        Net Asset                    Level
Variable Accounts                                              Shares         Per Share            Value          Cost   (Note A)
---------------------------------------------------------------------------------------------------------------------------------
ANCHOR SERIES TRUST:
 Asset Allocation Portfolio (Class 1)                       9,725,306  $      13.03     $    126,687,967  $127,490,561          1
 Capital Appreciation Portfolio (Class 1)                   7,703,117         34.14          262,968,434   275,191,703          1
 Government and Quality Bond Portfolio (Class 1)            8,380,113         15.57          130,486,125   125,935,131          1
 Growth Portfolio (Class 1)                                 4,357,797         19.31           84,129,487    90,702,858          1
 Natural Resources Portfolio (Class 1)                      2,536,491         24.38           61,850,374    95,221,350          1
 Asset Allocation Portfolio (Class 2)                         750,279         13.00            9,754,826     9,652,073          1
 Capital Appreciation Portfolio (Class 2)                   1,505,481         33.69           50,722,731    50,840,244          1
 Government and Quality Bond Portfolio (Class 2)            3,836,595         15.56           59,710,741    57,707,668          1
 Growth Portfolio (Class 2)                                 1,358,496         19.30           26,217,903    28,117,879          1
 Natural Resources Portfolio (Class 2)                        573,418         24.29           13,926,958    19,250,625          1
 Asset Allocation Portfolio (Class 3)                       2,296,954         12.97           29,785,008    28,479,048          1
 Capital Appreciation Portfolio (Class 3)                  11,289,321         33.41          377,129,549   381,030,703          1
 Government and Quality Bond Portfolio (Class 3)           39,123,598         15.52          607,330,250   590,886,741          1
 Growth Portfolio (Class 3)                                 5,822,029         19.26          112,152,534   124,032,122          1
 Natural Resources Portfolio (Class 3)                      5,250,018         24.18          126,949,654   174,760,312          1

SUNAMERICA SERIES TRUST:
 Aggressive Growth Portfolio (Class 1)                      2,634,801  $       9.70     $     25,562,835  $ 31,305,135          1
 Alliance Growth Portfolio (Class 1)                        7,149,404         22.28          159,262,670   179,726,695          1
 Balanced Portfolio (Class 1)                               3,075,548         14.43           44,378,775    47,183,900          1
 Blue Chip Growth Portfolio (Class 1)                       1,229,664          6.91            8,492,720     8,507,159          1
 Capital Growth Portfolio (Class 1)                           647,675          8.49            5,501,152     4,951,870          1
 Cash Management Portfolio (Class 1)                        5,765,457         10.64           61,353,836    61,471,129          1
 Corporate Bond Portfolio (Class 1)                         7,684,115         13.30          102,171,318    92,728,915          1
 Davis Venture Value Portfolio (Class 1)                   18,351,767         21.90          401,886,328   399,986,042          1
 "Dogs" of Wall Street Portfolio (Class 1)                  2,609,354          8.51           22,214,939    20,339,515          1
 Emerging Markets Portfolio (Class 1)                       5,931,482          6.90           40,942,718    37,093,350          1
 Equity Opportunities Portfolio (Class 1)                   2,472,293         11.52           28,482,694    29,077,857          1
 Fundamental Growth Portfolio (Class 1)                     2,559,379         15.57           39,860,782    49,364,507          1
 Global Bond Portfolio (Class 1)                            4,011,893         12.47           50,020,778    48,738,447          1
 Global Equities Portfolio (Class 1)                        4,010,988         12.49           50,103,995    52,347,088          1
 Growth Opportunities Portfolio (Class 1)                   1,625,956          6.95           11,308,089    10,357,369          1
 Growth-Income Portfolio (Class 1)                          6,416,682         21.15          135,730,629   133,678,797          1
 High-Yield Bond Portfolio (Class 1)                       13,034,654          5.36           69,866,750    69,282,530          1
 International Diversified Equities Portfolio (Class 1)     5,402,058          7.57           40,914,617    52,192,538          1
 International Growth and Income Portfolio (Class 1)        5,774,333          7.61           43,948,329    64,722,577          1
 Marsico Focused Growth Portfolio (Class 1)                 1,508,364          9.01           13,591,254    11,624,302          1
 MFS Massachusetts Investors Trust Portfolio (Class 1)      3,640,020         13.63           49,597,158    45,520,789          1
 MFS Total Return Portfolio (Class 1)                      10,614,455         14.48          153,695,095   158,056,759          1
 Mid-Cap Growth Portfolio (Class 1)                         3,287,754         10.66           35,043,178    32,956,155          1
 Real Estate Portfolio (Class 1)                            2,666,593         12.59           33,576,000    30,888,411          1
 Technology Portfolio (Class 1)                             3,299,275          2.70            8,920,359     7,761,296          1
 Telecom Utility Portfolio (Class 1)                        1,527,928         11.07           16,911,434    16,584,918          1
 Total Return Bond Portfolio (Class 1)                      7,927,319          9.01           71,432,521    66,155,031          1
 Aggressive Growth Portfolio (Class 2)                        338,285          9.63            3,258,203     3,320,962          1
 Alliance Growth Portfolio (Class 2)                        1,019,296         22.23           22,661,038    18,879,044          1
 Balanced Portfolio (Class 2)                                 507,600         14.41            7,315,909     6,484,320          1
 Blue Chip Growth Portfolio (Class 2)                         449,146          6.90            3,100,051     2,772,252          1
 Capital Growth Portfolio (Class 2)                           250,857          8.39            2,105,184     1,900,239          1
 Cash Management Portfolio (Class 2)                        1,957,142         10.59           20,728,242    20,897,955          1
 Corporate Bond Portfolio (Class 2)                         2,295,178         13.28           30,470,985    27,714,404          1
 Davis Venture Value Portfolio (Class 2)                    2,953,317         21.88           64,611,242    64,675,504          1
 "Dogs" of Wall Street Portfolio (Class 2)                    761,314          8.50            6,473,714     5,665,826          1
 Emerging Markets Portfolio (Class 2)                       1,131,401          6.85            7,751,701     7,684,884          1
 Equity Opportunities Portfolio (Class 2)                     481,291         11.51            5,540,615     4,891,811          1
 Foreign Value Portfolio (Class 2)                          2,116,912         12.02           25,454,553    28,685,939          1
 Fundamental Growth Portfolio (Class 2)                       168,993         15.42            2,606,634     2,350,537          1
 Global Bond Portfolio (Class 2)                              965,774         12.39           11,970,760    11,730,926          1
 Global Equities Portfolio (Class 2)                          493,295         12.45            6,142,356     6,876,634          1
 Growth Opportunities Portfolio (Class 2)                     604,527          6.84            4,136,876     3,820,255          1
 Growth-Income Portfolio (Class 2)                            436,269         21.13            9,220,072     8,702,559          1
 High-Yield Bond Portfolio (Class 2)                        2,971,726          5.35           15,901,198    15,383,787          1
 International Diversified Equities Portfolio (Class 2)     2,576,984          7.53           19,413,669    20,147,832          1
 International Growth and Income Portfolio (Class 2)        1,138,580          7.63            8,692,564    11,882,769          1
 Marsico Focused Growth Portfolio (Class 2)                 1,607,335          8.92           14,335,763    13,486,568          1
 MFS Massachusetts Investors Trust Portfolio (Class 2)        819,620         13.62           11,161,526     9,463,908          1
 MFS Total Return Portfolio (Class 2)                       3,321,406         14.47           48,060,159    49,942,995          1
 Mid-Cap Growth Portfolio (Class 2)                         1,542,355         10.50           16,199,999    13,123,909          1
 Real Estate Portfolio (Class 2)                              772,503         12.56            9,699,869     8,708,164          1
 Small & Mid Cap Value Portfolio (Class 2)                  1,264,673         15.88           20,087,288    17,865,318          1
 Technology Portfolio (Class 2)                             1,113,238          2.66            2,966,373     2,569,646          1
 Telecom Utility Portfolio (Class 2)                          223,402         11.06            2,470,872     2,274,814          1
 Total Return Bond Portfolio (Class 2)                      2,199,638          8.97           19,724,689    18,889,757          1
 Aggressive Growth Portfolio (Class 3)                      1,808,001          9.56           17,292,016    16,596,585          1
 Alliance Growth Portfolio (Class 3)                        4,814,892         22.14          106,577,860    97,946,306          1
 American Funds Asset Allocation SAST Portfolio (Class 3)  10,098,413         10.04          101,357,620    96,887,814          1
 American Funds Global Growth SAST Portfolio (Class 3)     35,340,448          9.93          350,782,674   362,336,055          1
 American Funds Growth SAST Portfolio (Class 3)            25,286,613          9.28          234,636,328   234,072,139          1
 American Funds Growth-Income SAST Portfolio (Class 3)     21,106,169          8.99          189,664,824   193,435,612          1
 Balanced Portfolio (Class 3)                               2,479,722         14.39           35,694,977    34,233,463          1
 Blue Chip Growth Portfolio (Class 3)                       8,773,917          6.89           60,434,273    59,691,431          1
 Capital Growth Portfolio (Class 3)                         5,204,855          8.34           43,383,733    40,769,518          1
 Cash Management Portfolio (Class 3)                       18,067,301         10.55          190,669,336   191,187,439          1
 Corporate Bond Portfolio (Class 3)                        43,720,191         13.23          578,591,304   553,948,005          1
 Davis Venture Value Portfolio (Class 3)                   21,885,203         21.83          477,761,383   511,203,642          1
 "Dogs" of Wall Street Portfolio (Class 3)                  3,964,815          8.48           33,635,609    30,934,056          1
 Emerging Markets Portfolio (Class 3)                      20,803,327          6.81          141,712,285   139,697,044          1
 Equity Opportunities Portfolio (Class 3)                   2,268,236         11.50           26,076,886    23,655,014          1
 Foreign Value Portfolio (Class 3)                         37,170,159         12.01          446,498,835   509,334,961          1
 Fundamental Growth Portfolio (Class 3)                     4,626,256         15.30           70,790,422    68,500,446          1
 Global Bond Portfolio (Class 3)                           15,340,225         12.34          189,229,931   188,614,343          1
 Global Equities Portfolio (Class 3)                        2,144,257         12.41           26,612,803    28,743,453          1
 Growth Opportunities Portfolio (Class 3)                  22,093,437          6.78          149,800,724   139,008,609          1
 Growth-Income Portfolio (Class 3)                          2,326,512         21.12           49,130,066    46,834,291          1
 High-Yield Bond Portfolio (Class 3)                       20,955,074          5.34          111,817,886   115,073,827          1
 International Diversified Equities Portfolio (Class 3)    21,395,354          7.52          160,960,717   189,278,751          1
 International Growth and Income Portfolio (Class 3)       23,264,418          7.61          177,099,706   220,031,366          1
 Marsico Focused Growth Portfolio (Class 3)                 8,217,428          8.86           72,839,011    70,084,952          1
 MFS Massachusetts Investors Trust Portfolio (Class 3)     15,122,260         13.60          205,594,177   193,106,961          1
 MFS Total Return Portfolio (Class 3)                      13,161,955         14.45          190,169,901   197,115,120          1

(A) Represents the level within the fair value hierarchy under which the portfolio is classified as defined in Fair Value Measurements, and described in Note 3 to the Financial Statements.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                       SCHEDULES OF PORTFOLIO INVESTMENTS
                               DECEMBER 31, 2011
                                  (continued)

                                                                        Net Asset Value    Net Asset                         Level
Variable Accounts                                               Shares       Per Share        Value             Cost       (Note A)
------------------------------------------------------------------------------------------------------------------------------------
SUNAMERICA SERIES TRUST (continued):
   Mid-Cap Growth Portfolio (Class 3)                         8,832,057       $  10.41  $ 91,978,433  $    84,348,335              1
   Real Estate Portfolio (Class 3)                           17,027,870          12.51   212,996,370      178,524,356              1
   Small & Mid Cap Value Portfolio (Class 3)                 27,169,137          15.83   430,137,080      404,359,659              1
   Small Company Value Portfolio (Class 3)                   10,419,808          16.36   170,417,984      152,648,847              1
   Technology Portfolio (Class 3)                             7,864,435           2.64    20,765,489       18,949,222              1
   Telecom Utility Portfolio (Class 3)                        1,620,011          11.04    17,881,104       16,964,195              1
   Total Return Bond Portfolio (Class 3)                     66,013,904           8.94   590,254,280      576,894,439              1

INVESCO VARIABLE INSURANCE FUNDS (Series II):
   Invesco Van Kampen V.I. Capital Growth Fund                  664,685       $  31.35  $ 20,837,864  $    18,357,415              1
   Invesco Van Kampen V.I. Comstock Fund                     27,198,795          11.28   306,802,405      299,455,040              1
   Invesco Van Kampen V.I. Growth and Income Fund            27,352,908          17.74   485,240,590      480,098,426              1

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.:
   Diversified International Account (Class 1)                  178,861       $  11.12  $  1,988,938  $     2,555,140              1
   Equity Income Account (Class 1)                            1,423,416          15.53    22,105,657       23,532,937              1
   Government & High Quality Bond Account (Class 1)             420,982          10.90     4,588,705        4,325,313              1
   Income Account (Class 1)                                     831,609          10.71     8,906,531        8,294,960              1
   LargeCap Blend Account II (Class 1)                          354,011           6.85     2,424,975        2,509,717              1
   LargeCap Growth Account (Class 1)                             39,259          14.48       568,467          546,345              1
   MidCap Blend Account (Class 1)                                72,941          40.51     2,954,840        2,619,867              1
   Money Market Account (Class 1)                             2,522,662           1.00     2,522,662        2,522,662              1
   Principal Capital Appreciation Account (Class 1)             578,766          21.36    12,362,447       12,172,986              1
   Real Estate Securities Account (Class 1)                      60,215          14.39       866,498          832,196              1
   SAM Balanced Portfolio (Class 1)                           4,086,282          14.76    60,313,522       61,361,416              1
   SAM Conservative Balanced Portfolio (Class 1)                732,735          11.47     8,404,475        8,116,769              1
   SAM Conservative Growth Portfolio (Class 1)                1,595,677          14.99    23,919,200       24,302,190              1
   SAM Flexible Income Portfolio (Class 1)                      892,031          12.42    11,079,025       10,852,954              1
   SAM Strategic Growth Portfolio (Class 1)                     534,452          16.26     8,690,182        9,353,038              1
   Short-Term Income Account (Class 1)                        1,081,604           2.54     2,747,274        2,699,230              1
   SmallCap Growth Account II (Class 1)                          54,954          10.68       586,911          488,441              1
   SmallCap Value Account I (Class 1)                            14,231          13.02       185,291          165,155              1
   Diversified International Account (Class 2)                   84,602          11.18       945,852        1,107,065              1
   Equity Income Account (Class 2)                              809,743          15.43    12,494,341       13,222,268              1
   Government & High Quality Bond Account (Class 2)             109,816          10.90     1,196,996        1,131,990              1
   Income Account (Class 2)                                     367,177          10.66     3,914,109        3,618,806              1
   LargeCap Blend Account II (Class 2)                           72,401           6.88       498,119          503,025              1
   LargeCap Growth Account (Class 2)                             24,998          14.43       360,719          330,028              1
   MidCap Blend Account (Class 2)                                17,638          40.39       712,401          606,256              1
   Money Market Account (Class 2)                             1,616,806           1.00     1,616,806        1,616,806              1
   Principal Capital Appreciation Account (Class 2)             107,041          21.23     2,272,474        2,378,544              1
   Real Estate Securities Account (Class 2)                      18,135          14.46       262,236          217,977              1
   SAM Balanced Portfolio (Class 2)                           2,974,681          14.66    43,608,829       44,358,792              1
   SAM Conservative Balanced Portfolio (Class 2)                571,761          11.38     6,506,641        6,319,135              1
   SAM Conservative Growth Portfolio (Class 2)                1,609,359          14.87    23,931,168       25,031,019              1
   SAM Flexible Income Portfolio (Class 2)                      777,170          12.34     9,590,282        9,166,683              1
   SAM Strategic Growth Portfolio (Class 2)                     687,786          16.15    11,107,748       12,280,690              1
   Short-Term Income Account (Class 2)                          580,390           2.53     1,468,387        1,443,928              1
   SmallCap Growth Account II (Class 2)                          21,634          10.54       228,026          213,654              1
   SmallCap Value Account I (Class 2)                             6,991          12.99        90,807           89,404              1

COLUMBIA FUNDS VARIABLE INSURANCE TRUST (Class 1):
   Columbia Variable Portfolio - Asset Allocation Fund           83,119       $  11.81  $    981,636  $     1,004,935              1
   Columbia Variable Portfolio - Small Company Growth Fund      116,098          11.58     1,344,410        1,243,908              1

COLUMBIA FUNDS VARIABLE INSURANCE TRUST I:
   Columbia Variable Portfolio - High Income Fund (Class 1)   2,224,625       $   9.95  $ 22,135,020  $    21,728,714              1
   Columbia Variable Portfolio - Marsico Focused Equities
   Fund (Class 1)                                             1,934,967          16.48    31,888,262       31,781,329              1
   Columbia Variable Portfolio - Marsico Growth Fund
   (Class 1)                                                    130,067          19.92     2,590,925        2,292,953              1
   Columbia Variable Portfolio - Marsico 21st Century
   Fund (Class 1)                                               120,481          10.63     1,280,717        1,324,861              1
   Columbia Variable Portfolio - Mid Cap Growth Fund
   (Class 1)                                                     98,346           7.49       736,612          596,107              1
   Columbia Variable Portfolio - Marsico International
   Opportunities
   Fund (Class 2)                                               218,803          13.29     2,907,894        3,502,131              1

COLUMBIA FUNDS VARIABLE SERIES TRUST II (Class 1):
   Columbia Variable Portfolio - Diversified Equity
   Income Fund                                                  226,520       $  12.55  $  2,842,827  $     3,367,435              1

AMERICAN FUNDS INSURANCE SERIES:
   Asset Allocation Fund (Class 2)                            4,521,123       $  16.06  $ 72,609,243  $    70,673,262              1
   Global Growth Fund (Class 2)                              12,896,024          19.29   248,764,306      263,408,902              1
   Growth Fund (Class 2)                                      6,674,447          51.68   344,935,437      358,049,414              1
   Growth-Income Fund (Class 2)                              10,429,385          33.07   344,899,767      368,540,386              1
   Asset Allocation Fund (Class 3)                            2,300,494          16.18    37,221,998       38,145,943              1
   Cash Management Fund (Class 3)                             1,052,251          11.30    11,890,437       11,918,869              1
   Growth Fund (Class 3)                                      3,619,968          52.13   188,708,917      214,198,144              1
   Growth-Income Fund (Class 3)                               5,171,492          33.30   172,210,686      203,499,794              1
   High-Income Bond Fund (Class 3)                            1,940,458          10.56    20,491,234       20,325,856              1
   International Fund (Class 3)                               2,854,465          15.23    43,473,502       53,670,904              1
   U.S. Government/AAA-Rated Securities Fund (Class 3)        1,830,112          13.01    23,809,754       22,652,867              1

LORD ABBETT SERIES FUND, INC. (Class VC):
   Growth and Income Portfolio                               10,844,043       $  22.15  $240,195,562  $   257,110,148              1
   Mid Cap Value Portfolio                                    1,659,169          15.86    26,314,421       28,030,011              1

STERLING CAPITAL VARIABLE INSURANCE FUNDS:
   Sterling Capital Select Equity VIF                           174,432           7.98     1,391,970        1,516,038              1
   Sterling Capital Special Opportunities VIF                   847,236          15.36    13,013,539       12,183,507              1
   Sterling Capital Strategic Allocation Equity VIF             253,097       $   6.14  $  1,554,013  $     1,671,339              1
   Sterling Capital Total Return Bond VIF                       728,809          10.61     7,732,666        7,646,610              1

MTB GROUP OF FUNDS:
   MTB Managed Allocation Fund - Moderate Growth II                  35       $   8.83  $        305  $           247              1

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
(Class 2):
   Franklin Income Securities Fund                            6,683,629       $  14.32  $ 95,709,571  $    95,997,884              1
   Franklin Templeton VIP Founding Funds Allocation
   Fund                                                       5,414,289           7.59    41,094,450       37,584,029              1

SEASONS SERIES TRUST (Class 3):
   Allocation Balanced Portfolio                              8,239,116       $  10.50  $ 86,485,664  $    86,761,871              1
   Allocation Growth Portfolio                                1,399,359           8.86    12,402,687       12,843,497              1
   Allocation Moderate Growth Portfolio                      13,694,371          10.00   136,999,346      140,915,808              1
   Allocation Moderate Portfolio                             11,931,012          10.06   120,030,610      122,185,858              1
   Real Return Portfolio                                     19,512,877          10.13   197,603,434      191,447,439              1

(A) Represents the level within the fair value hierarchy under which the portfolio is classified as defined in Fair Value Measurements, and described in Note 3 to the Financial Statements.


    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011

                                                           Capital        Government and
                                    Asset Allocation     Appreciation      Quality Bond        Growth        Natural Resources
                                       Portfolio          Portfolio         Portfolio         Portfolio          Portfolio
                                       (Class 1)          (Class 1)         (Class 1)         (Class 1)          (Class 1)
                                   -----------------    -------------    ---------------    ------------    ------------------
Investment income:
  Dividends                        $       3,699,391    $           -    $     4,248,285    $    712,794    $          544,462
                                   -----------------    -------------    ---------------    ------------    ------------------

Expenses:
  Charges for distribution,
    mortality and expense risk            (2,116,355)      (4,906,923)        (2,124,662)     (1,514,675)           (1,238,778)
                                   -----------------    -------------    ---------------    ------------    ------------------

Net investment income (loss)               1,583,036       (4,906,923)         2,123,623        (801,881)             (694,316)
                                   -----------------    -------------    ---------------    ------------    ------------------

Net realized gains (losses)
 from securities transactions               (956,896)        (175,970)         1,181,437     (10,456,752)           (4,763,296)
Realized gain distributions                        -                -            595,940               -            19,364,111
                                   -----------------    -------------    ---------------    ------------    ------------------

Net realized gains (losses)                 (956,896)        (175,970)         1,777,377     (10,456,752)           14,600,815
                                   -----------------    -------------    ---------------    ------------    ------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                        509,280        6,534,585          1,174,924     (10,142,623)           (1,439,213)
  End of period                             (802,594)     (12,223,269)         4,550,994      (6,573,371)          (33,370,976)
                                   -----------------    -------------    ---------------    ------------    ------------------

Change in net unrealized
 appreciation
  (depreciation) of investments           (1,311,874)     (18,757,854)         3,376,070       3,569,252           (31,931,763)
                                   -----------------    -------------    ---------------    ------------    ------------------

Increase (decrease) in net
 assets from operations            $        (685,734)   $ (23,840,747)   $     7,277,070    $ (7,689,381)   $      (18,025,264)
                                   =================    =============    ===============    ============    ==================

                                      Asset          Capital        Government and                     Natural
                                    Allocation     Appreciation      Quality Bond        Growth       Resources
                                    Portfolio       Portfolio         Portfolio        Portfolio      Portfolio
                                    (Class 2)       (Class 2)         (Class 2)        (Class 2)      (Class 2)
                                   -----------    -------------    ---------------    -----------    -----------
Investment income:
  Dividends                        $   271,648    $           -    $     1,815,931    $   166,106    $    90,153
                                   -----------    -------------    ---------------    -----------    -----------

Expenses:
  Charges for distribution,
    mortality and expense risk        (176,499)        (971,286)          (990,306)      (479,714)      (286,354)
                                   -----------    -------------    ---------------    -----------    -----------

Net investment income (loss)            95,149         (971,286)           825,625       (313,608)      (196,201)
                                   -----------    -------------    ---------------    -----------    -----------

Net realized gains (losses)
 from securities transactions         (362,330)       1,615,992            213,625       (739,873)    (1,716,744)
Realized gain distributions                  -                -            270,973              -      4,235,137
                                   -----------    -------------    ---------------    -----------    -----------

Net realized gains (losses)           (362,330)       1,615,992            484,598       (739,873)     2,518,393
                                   -----------    -------------    ---------------    -----------    -----------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                 (120,479)       5,021,104             99,291       (721,829)       903,918
  End of period                        102,753         (117,513)         2,003,073     (1,899,976)    (5,323,667)
                                   -----------    -------------    ---------------    -----------    -----------

Change in net unrealized
 appreciation
  (depreciation) of investments        223,232       (5,138,617)         1,903,782     (1,178,147)    (6,227,585)
                                   -----------    -------------    ---------------    -----------    -----------

Increase (decrease) in net
 assets from operations            $   (43,949)   $  (4,493,911)   $     3,214,005    $(2,231,628)   $(3,905,393)
                                   ===========    =============    ===============    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                 Capital        Government and
                                          Asset Allocation     Appreciation      Quality Bond        Growth        Natural Resources
                                             Portfolio          Portfolio         Portfolio         Portfolio          Portfolio
                                             (Class 3)          (Class 3)         (Class 3)         (Class 3)          (Class 3)
                                        -----------------    -------------    ---------------    ------------    ------------------
Investment income:
  Dividends                             $         751,582    $           -    $    18,051,115    $    576,554    $          658,972
                                        -----------------    -------------    ---------------    ------------    ------------------

Expenses:
  Charges for distribution,
    mortality and expense risk                   (451,084)      (6,442,358)        (9,694,981)     (2,020,052)           (2,366,114)
                                        -----------------    -------------    ---------------    ------------    ------------------

Net investment income (loss)                      300,498       (6,442,358)         8,356,134      (1,443,498)           (1,707,142)
                                        -----------------    -------------    ---------------    ------------    ------------------

Net realized gains (losses)
 from securities transactions                    (555,318)       4,567,977          3,752,572      (8,219,307)          (21,963,479)
Realized gain distributions                             -                -          2,742,113               -            36,281,782
                                        -----------------    -------------    ---------------    ------------    ------------------

Net realized gains (losses)                      (555,318)       4,567,977          6,494,685      (8,219,307)           14,318,303
                                        -----------------    -------------    ---------------    ------------    ------------------

Net unrealized appreciation
 (depreciation) of investments:
  Beginning of period                           1,376,345       28,405,033            305,631     (12,095,650)           (1,732,756)
  End of period                                 1,305,960       (3,901,154)        16,443,509     (11,879,588)          (47,810,658)
                                        -----------------    -------------    ---------------    ------------    ------------------

Change in net unrealized appreciation
  (depreciation) of investments                   (70,385)     (32,306,187)        16,137,878         216,062           (46,077,902)
                                        -----------------    -------------    ---------------    ------------    ------------------

Increase (decrease) in net
 assets from operations                 $        (325,205)   $ (34,180,568)   $    30,988,697    $ (9,446,743)   $      (33,466,741)
                                        =================    =============    ===============    ============    ==================

                                         Aggressive                                        Blue Chip       Capital
                                           Growth       Alliance Growth      Balanced        Growth        Growth
                                         Portfolio         Portfolio        Portfolio      Portfolio      Portfolio
                                         (Class 1)         (Class 1)        (Class 1)      (Class 1)      (Class 1)
                                        -----------    ----------------    -----------    -----------    ----------
Investment income:
  Dividends                             $         -    $        860,604    $   851,812    $    17,562    $        -
                                        -----------    ----------------    -----------    -----------    ----------

Expenses:
  Charges for distribution,
    mortality and expense risk             (435,859)         (2,737,288)      (753,419)      (121,400)      (96,749)
                                        -----------    ----------------    -----------    -----------    ----------

Net investment income (loss)               (435,859)         (1,876,684)        98,393       (103,838)      (96,749)
                                        -----------    ----------------    -----------    -----------    ----------

Net realized gains (losses)
 from securities transactions            (1,248,080)         (4,354,227)    (1,517,044)       697,197       321,444
Realized gain distributions                       -                   -              -              -             -
                                        -----------    ----------------    -----------    -----------    ----------

Net realized gains (losses)              (1,248,080)         (4,354,227)    (1,517,044)       697,197       321,444
                                        -----------    ----------------    -----------    -----------    ----------

Net unrealized appreciation
 (depreciation) of investments:
  Beginning of period                    (6,549,836)        (20,451,466)    (4,600,621)     1,322,340       908,454
  End of period                          (5,742,300)        (20,464,025)    (2,805,125)       (14,439)      549,282
                                        -----------    ----------------    -----------    -----------    ----------

Change in net unrealized appreciation
  (depreciation) of investments             807,536             (12,559)     1,795,496     (1,336,779)     (359,172)
                                        -----------    ----------------    -----------    -----------    ----------

Increase (decrease) in net
 assets from operations                 $  (876,403)   $     (6,243,470)   $   376,845    $  (743,420)   $ (134,477)
                                        ===========    ================    ===========    ===========    ==========

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                       Cash Management    Corporate Bond     Davis Venture      "Dogs" of Wall    Emerging Markets
                                             Portfolio         Portfolio    Value Portfolio    Street Portfolio      Portfolio
                                             (Class 1)         (Class 1)          (Class 1)          (Class 1)          (Class 1)
                                       ----------------   ---------------   ----------------   -----------------  -----------------
Investment income:
  Dividends                            $              -   $     6,778,511   $      5,829,940   $         458,105  $         300,343
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Expenses:
  Charges for distribution,
    mortality and expense risk               (1,127,014)       (1,676,889)        (7,070,809)           (320,595)          (869,575)
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Net investment income (loss)                 (1,127,014)        5,101,622         (1,240,869)            137,510           (569,232)
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Net realized gains (losses)
 from securities transactions                  (939,795)        4,571,168          2,189,686            (997,414)         5,627,555
Realized gain distributions                           -           505,491                  -                   -                  -
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Net realized gains (losses)                    (939,795)        5,076,659          2,189,686            (997,414)         5,627,555
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                          (851,110)       14,398,371         29,149,687          (1,169,288)        25,341,372
  End of period                                (117,293)        9,442,403          1,900,286           1,875,424          3,849,368
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Change in net unrealized appreciation
   (depreciation) of investments                733,817        (4,955,968)       (27,249,401)          3,044,712        (21,492,004)
                                       ----------------   ---------------   ----------------   -----------------  -----------------

Increase (decrease) in net
  assets from operations               $     (1,332,992)  $     5,222,313   $    (26,300,584)  $       2,184,808  $     (16,433,681)
                                       ================   ===============   ================   =================  =================

                                             Equity                                                                      Growth
                                          Opportunities       Fundamental        Global Bond     Global Equities     Opportunities
                                            Portfolio       Growth Portfolio      Portfolio         Portfolio           Portfolio
                                            (Class 1)          (Class 1)          (Class 1)         (Class 1)           (Class 1)
                                         --------------    -----------------    ------------    ----------------    --------------
Investment income:
  Dividends                              $      179,412    $               -    $  1,189,266    $        556,579    $            -
                                         --------------    -----------------    ------------    ----------------    --------------

Expenses:
  Charges for distribution,
    mortality and expense risk                 (487,662)            (702,364)       (804,619)           (911,857)         (191,325)
                                         --------------    -----------------    ------------    ----------------    --------------

Net investment income (loss)                   (308,250)            (702,364)        384,647            (355,278)         (191,325)
                                         --------------    -----------------    ------------    ----------------    --------------

Net realized gains (losses)
 from securities transactions                (2,260,730)          (1,610,086)        503,896             583,916           493,188
Realized gain distributions                           -                    -         738,335                   -                 -
                                         --------------    -----------------    ------------    ----------------    --------------

Net realized gains (losses)                  (2,260,730)          (1,610,086)      1,242,231             583,916           493,188
                                         --------------    -----------------    ------------    ----------------    --------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                        (2,615,130)          (8,776,200)        765,504           4,935,099         1,847,091
  End of period                                (595,163)          (9,503,725)      1,282,331          (2,243,093)          950,720
                                         --------------    -----------------    ------------    ----------------    --------------

Change in net unrealized appreciation
   (depreciation) of investments              2,019,967             (727,525)        516,827          (7,178,192)         (896,371)
                                         --------------    -----------------    ------------    ----------------    --------------

Increase (decrease) in net
  assets from operations                 $     (549,013)   $      (3,039,975)   $  2,143,705    $     (6,949,554)   $     (594,508)
                                         ==============    =================    ============    ================    ==============

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                             International      International
                                       Growth-Income   High-Yield Bond  Diversified Equities  Growth and Income    Marsico Focused
                                         Portfolio        Portfolio           Portfolio            Portfolio       Growth Portfolio
                                         (Class 1)        (Class 1)           (Class 1)            (Class 1)          (Class 1)
                                      --------------  ----------------  --------------------  ------------------  -----------------
Investment income:
  Dividends                           $    1,333,002  $      5,798,130  $          1,046,754  $        1,618,304  $          48,043
                                      --------------  ----------------  --------------------  ------------------  -----------------

Expenses:
  Charges for distribution,
    mortality and expense risk            (2,188,388)       (1,171,008)             (773,701)           (839,525)          (242,431)
                                      --------------  ----------------  --------------------  ------------------  -----------------

Net investment income (loss)                (855,386)        4,627,122               273,053             778,779           (194,388)
                                      --------------  ----------------  --------------------  ------------------  -----------------

Net realized gains (losses)
  from securities transactions            (3,464,925)        3,981,672             1,362,127          (2,978,012)        (1,696,217)
Realized gain distributions                        -                 -                     -                   -                  -
                                      --------------  ----------------  --------------------  ------------------  -----------------

Net realized gains (losses)               (3,464,925)        3,981,672             1,362,127          (2,978,012)        (1,696,217)
                                      --------------  ----------------  --------------------  ------------------  -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                    (11,482,287)        6,522,880            (1,565,033)        (14,839,423)           512,659
  End of period                            2,051,832           584,220           (11,277,921)        (20,774,248)         1,966,952
                                      --------------  ----------------  --------------------  ------------------  -----------------

Change in net unrealized appreciation
  (depreciation) of investments           13,534,119        (5,938,660)           (9,712,888)         (5,934,825)         1,454,293
                                      --------------  ----------------  --------------------  ------------------  -----------------

Increase (decrease) in net
  assets from operations              $    9,213,808  $      2,670,134  $         (8,077,708) $       (8,134,058) $        (436,312)
                                      ==============  ================  ====================  ==================  =================

                                          MFS Massachusetts
                                           Investors Trust      MFS Total Return     Mid-Cap Growth     Real Estate     Technology
                                              Portfolio            Portfolio           Portfolio         Portfolio      Portfolio
                                              (Class 1)            (Class 1)           (Class 1)         (Class 1)      (Class 1)
                                         ------------------    -----------------    ---------------    ------------    -----------
Investment income:
  Dividends                              $          370,275    $       4,416,231    $             -    $    335,085    $         -
                                         ------------------    -----------------    ---------------    ------------    -----------

Expenses:
  Charges for distribution,
    mortality and expense risk                     (852,668)          (2,627,050)          (638,767)       (550,028)      (165,924)
                                         ------------------    -----------------    ---------------    ------------    -----------

Net investment income (loss)                       (482,393)           1,789,181           (638,767)       (214,943)      (165,924)
                                         ------------------    -----------------    ---------------    ------------    -----------

Net realized gains (losses)
  from securities transactions                    1,023,602           (1,617,685)            33,330      (5,681,707)     1,620,856
Realized gain distributions                               -                    -                  -               -              -
                                         ------------------    -----------------    ---------------    ------------    -----------

Net realized gains (losses)                       1,023,602           (1,617,685)            33,330      (5,681,707)     1,620,856
                                         ------------------    -----------------    ---------------    ------------    -----------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                             6,404,703           (4,978,156)         4,290,114      (5,271,973)     3,346,871
  End of period                                   4,076,369           (4,361,664)         2,087,023       2,687,589      1,159,063
                                         ------------------    -----------------    ---------------    ------------    -----------

Change in net unrealized appreciation
  (depreciation) of investments                  (2,328,334)             616,492         (2,203,091)      7,959,562     (2,187,808)
                                         ------------------    -----------------    ---------------    ------------    -----------

Increase (decrease) in net
  assets from operations                 $       (1,787,125)   $         787,988    $    (2,808,528)   $  2,062,912    $  (732,876)
                                         ==================    =================    ===============    ============    ===========

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                     Telecom Utility   Total Return Bond      Aggressive      Alliance Growth
                                        Portfolio          Portfolio       Growth Portfolio      Portfolio      Balanced Portfolio
                                        (Class 1)          (Class 1)          (Class 2)          (Class 2)          (Class 2)
                                    ----------------  ------------------  -----------------  ----------------  -------------------
Investment income:
  Dividends                         $        402,867  $        1,067,302  $               -  $         79,993  $           126,674
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Expenses:
  Charges for distribution,
    mortality and expense risk              (263,468)         (1,067,906)           (58,598)         (400,958)            (127,075)
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Net investment income (loss)                 139,399                (604)           (58,598)         (320,965)                (401)
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Net realized gains (losses)
  from securities transactions                15,137           1,453,226            (88,051)        1,519,586              550,491
Realized gain distributions                        -             824,947                  -                 -                    -
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Net realized gains (losses)                   15,137           2,278,173            (88,051)        1,519,586              550,491
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                       (256,018)          4,357,401            (70,024)        5,884,155            1,283,696
  End of period                              326,516           5,277,490            (62,759)        3,781,994              831,589
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Change in net unrealized
  appreciation (depreciation)
  of investments                             582,534             920,089              7,265        (2,102,161)            (452,107)
                                    ----------------  ------------------  -----------------  ----------------  -------------------

Increase (decrease) in net
  assets from operations            $        737,070  $        3,197,658  $        (139,384) $       (903,540) $            97,983
                                    ================  ==================  =================  ================  ===================

                                     Blue Chip Growth     Capital Growth     Cash Management     Corporate Bond      Davis Venture
                                        Portfolio           Portfolio           Portfolio          Portfolio        Value Portfolio
                                        (Class 2)           (Class 2)           (Class 2)          (Class 2)           (Class 2)
                                    -----------------    ---------------    ----------------    ---------------    ----------------
Investment income:
  Dividends                         $           3,083    $             -    $              -    $     1,981,825    $        806,165
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Expenses:
  Charges for distribution,
    mortality and expense risk                (58,844)           (34,565)           (361,201)          (533,799)         (1,156,905)
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Net investment income (loss)                  (55,761)           (34,565)           (361,201)         1,448,026            (350,740)
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Net realized gains (losses)
  from securities transactions                198,129             28,252            (331,386)         1,628,959           1,180,554
Realized gain distributions                         -                  -                   -            152,151                   -
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Net realized gains (losses)                   198,129             28,252            (331,386)         1,781,110           1,180,554
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                         720,268            257,181            (402,691)         4,400,515           5,027,358
  End of period                               327,799            204,945            (169,713)         2,756,581             (64,262)
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Change in net unrealized
  appreciation (depreciation)
  of investments                             (392,469)           (52,236)            232,978         (1,643,934)         (5,091,620)
                                    -----------------    ---------------    ----------------    ---------------    ----------------

Increase (decrease) in net
  assets from operations            $        (250,101)   $       (58,549)   $       (459,609)   $     1,585,202    $     (4,261,806)
                                    =================    ===============    ================    ===============    ================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                                   Equity
                                           "Dogs" of Wall    Emerging Markets   Opportunities    Foreign Value      Fundamental
                                          Street Portfolio      Portfolio         Portfolio        Portfolio      Growth Portfolio
                                             (Class 2)          (Class 2)         (Class 2)        (Class 2)         (Class 2)
                                         -----------------  -----------------  --------------   --------------   -----------------
Investment income:
  Dividends                              $         137,305  $          39,767  $       24,161   $      442,414   $               -
                                         -----------------  -----------------  --------------   --------------   -----------------

Expenses:
  Charges for distribution,
    mortality and expense risk                    (106,682)          (165,486)        (98,386)        (479,124)            (47,149)
                                         -----------------  -----------------  --------------   --------------   -----------------

Net investment income (loss)                        30,623           (125,719)        (74,225)         (36,710)            (47,149)
                                         -----------------  -----------------  --------------   --------------   -----------------

Net realized gains
  (losses) from securities transactions           (456,761)         1,320,270        (641,651)         120,991             114,451
Realized gain distributions                              -                  -               -                -                   -
                                         -----------------  -----------------  --------------   --------------   -----------------

Net realized gains (losses)                       (456,761)         1,320,270        (641,651)         120,991             114,451
                                         -----------------  -----------------  --------------   --------------   -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                             (299,904)         4,385,228          53,230          603,893             526,398
  End of period                                    807,888             66,817         648,804       (3,231,386)            256,097
                                         -----------------  -----------------  --------------   --------------   -----------------

Change in net unrealized appreciation
  (depreciation) of investments                  1,107,792         (4,318,411)        595,574       (3,835,279)           (270,301)
                                         -----------------  -----------------  --------------   --------------   -----------------

Increase (decrease) in net
  assets from operations                 $         681,654  $      (3,123,860) $     (120,302)  $   (3,750,998)  $        (202,999)
                                         =================  =================  ==============   ==============   =================

                                          Global Bond   Global Equities   Growth Opportunities   Growth-Income   High-Yield Bond
                                           Portfolio       Portfolio           Portfolio           Portfolio        Portfolio
                                           (Class 2)       (Class 2)           (Class 2)           (Class 2)        (Class 2)
                                         ------------  ----------------  ---------------------  --------------  ----------------
Investment income:
  Dividends                              $    282,692  $         55,165  $                   -  $       74,557  $      1,368,273
                                         ------------  ----------------  ---------------------  --------------  ----------------

Expenses:
  Charges for distribution,
    mortality and expense risk               (211,439)         (109,629)               (77,940)       (151,673)         (280,491)
                                         ------------  ----------------  ---------------------  --------------  ----------------

Net investment income (loss)                   71,253           (54,464)               (77,940)        (77,116)        1,087,782
                                         ------------  ----------------  ---------------------  --------------  ----------------

Net realized gains
  (losses) from securities transactions        85,149            80,344                257,146           7,877             8,931
Realized gain distributions                   189,188                 -                      -               -                 -
                                         ------------  ----------------  ---------------------  --------------  ----------------

Net realized gains (losses)                   274,337            80,344                257,146           7,877             8,931
                                         ------------  ----------------  ---------------------  --------------  ----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                          58,772           119,670                747,508        (166,727)        1,117,278
  End of period                               239,834          (734,278)               316,621         517,513           517,411
                                         ------------  ----------------  ---------------------  --------------  ----------------

Change in net unrealized appreciation
  (depreciation) of investments               181,062          (853,948)              (430,887)        684,240          (599,867)
                                         ------------  ----------------  ---------------------  --------------  ----------------

Increase (decrease) in net
  assets from operations                 $    526,652  $       (828,068) $            (251,681) $      615,001  $        496,846
                                         ============  ================  =====================  ==============  ================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                      International        International                       MFS Massachusetts
                                   Diversified Equities  Growth and Income  Marsico Focused    Investors Trust        MFS Total
                                        Portfolio            Portfolio      Growth Portfolio      Portfolio       Return Portfolio
                                        (Class 2)            (Class 2)         (Class 2)          (Class 2)          (Class 2)
                                  ---------------------  -----------------  ----------------  ------------------  -----------------
Investment income:
  Dividends                       $             453,874  $         292,517  $         29,558  $           64,480  $       1,286,042
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Expenses:
  Charges for distribution,
  mortality and expense risk                   (371,989)          (165,911)         (260,743)           (196,308)          (831,856)
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Net investment income (loss)                     81,885            126,606          (231,185)           (131,828)           454,186
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Net realized gains (losses)
  from securities transactions                  636,413         (1,206,877)         (512,957)            740,161           (554,391)
Realized gain distributions                           -                  -                 -                   -                  -
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Net realized gains (losses)                     636,413         (1,206,877)         (512,957)            740,161           (554,391)
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                         3,774,753         (2,723,074)          598,909           2,780,607         (2,154,596)
  End of period                                (734,163)        (3,190,205)          849,195           1,697,618         (1,882,836)
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Change in net unrealized
  appreciation  (depreciation)
  of investments                             (4,508,916)          (467,131)          250,286          (1,082,989)           271,760
                                  ---------------------  -----------------  ----------------  ------------------  -----------------

Increase (decrease) in net
  assets from operations          $          (3,790,618) $      (1,547,402) $       (493,856) $         (474,656) $         171,555
                                  =====================  =================  ================  ==================  =================




                                     Mid-Cap Growth     Real Estate     Small & Mid Cap     Technology     Telecom Utility
                                       Portfolio         Portfolio      Value Portfolio     Portfolio         Portfolio
                                       (Class 2)         (Class 2)         (Class 2)        (Class 2)         (Class 2)
                                    ---------------    ------------    ----------------    -----------    ----------------
Investment income:
  Dividends                         $             -    $     81,055    $         29,796    $         -    $         55,258
                                    ---------------    ------------    ----------------    -----------    ----------------

Expenses:
  Charges for distribution,
  mortality and expense risk               (300,103)       (167,160)           (374,924)       (56,959)            (40,849)
                                    ---------------    ------------    ----------------    -----------    ----------------

Net investment income (loss)               (300,103)        (86,105)           (345,128)       (56,959)             14,409
                                    ---------------    ------------    ----------------    -----------    ----------------

Net realized gains (losses)
  from securities transactions            1,532,410      (1,043,926)          1,171,318        279,310             (26,841)
Realized gain distributions                       -               -                   -              -                   -
                                    ---------------    ------------    ----------------    -----------    ----------------

Net realized gains (losses)               1,532,410      (1,043,926)          1,171,318        279,310             (26,841)
                                    ---------------    ------------    ----------------    -----------    ----------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                     5,521,274        (811,444)          5,386,324        878,917              88,488
  End of period                           3,076,090         991,705           2,221,970        396,727             196,058
                                    ---------------    ------------    ----------------    -----------    ----------------

Change in net unrealized
  appreciation  (depreciation)
  of investments                         (2,445,184)      1,803,149          (3,164,354)      (482,190)            107,570
                                    ---------------    ------------    ----------------    -----------    ----------------

Increase (decrease) in net
  assets from operations            $    (1,212,877)   $    673,118    $     (2,338,164)   $  (259,839)   $         95,138
                                    ===============    ============    ================    ===========    ================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                                                   American Funds    American Funds
                                    Total Return Bond    Aggressive Growth     Alliance Growth    Asset Allocation   Global Growth
                                        Portfolio            Portfolio            Portfolio        SAST Portfolio    SAST Portfolio
                                        (Class 2)            (Class 3)            (Class 3)           (Class 3)        (Class 3)
                                    -----------------------------------------------------------------------------------------------
Investment income:
  Dividends                         $          277,566   $                -   $        257,343   $       1,073,238   $    2,673,169
                                    -----------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                  (316,948)            (261,245)        (1,930,066)         (1,416,459)      (4,816,867)
                                    -----------------------------------------------------------------------------------------------

Net investment income (loss)                   (39,382)            (261,245)        (1,672,723)           (343,221)      (2,143,698)
                                    -----------------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions                  948,181           (1,032,656)         4,484,465            (528,165)      (1,753,748)
Realized gain distributions                    237,123                    -                  -                   -                -
                                    -----------------------------------------------------------------------------------------------

Net realized gains (losses)                  1,185,304           (1,032,656)         4,484,465            (528,165)      (1,753,748)
                                    -----------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                        1,103,625               93,739         15,865,486           4,659,952       20,394,272
  End of period                                834,932              695,431          8,631,554           4,469,806      (11,553,381)
                                    -----------------------------------------------------------------------------------------------

Change in net unrealized
appreciation
    (depreciation) of investments             (268,693)             601,692         (7,233,932)           (190,146)     (31,947,653)
                                    -----------------------------------------------------------------------------------------------

Increase (decrease) in net assets
 from operations                    $          877,229   $         (692,209)  $     (4,422,190)  $      (1,061,532)  $  (35,845,099)
                                    ===============================================================================================

                                     American Funds    American Funds
                                      Growth SAST       Growth-Income                          Blue Chip Growth    Capital Growth
                                       Portfolio       SAST Portfolio    Balanced Portfolio       Portfolio          Portfolio
                                       (Class 3)         (Class 3)           (Class 3)            (Class 3)          (Class 3)
                                    ---------------------------------------------------------------------------------------------
Investment income:
  Dividends                         $       795,745   $     1,882,456   $           520,651   $           3,268   $             -
                                    ---------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk             (3,579,548)       (2,947,870)             (469,779)           (846,901)         (769,153)
                                    ---------------------------------------------------------------------------------------------

Net investment income (loss)             (2,783,803)       (1,065,414)               50,872            (843,633)         (769,153)
                                    ---------------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions            (4,401,378)       (5,273,420)              675,698             469,016        (1,058,969)
Realized gain distributions                       -                 -                     -                   -                 -
                                    ---------------------------------------------------------------------------------------------

Net realized gains (losses)              (4,401,378)       (5,273,420)              675,698             469,016        (1,058,969)
                                    ---------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                     8,401,121        (2,951,978)            2,056,914           4,747,629         2,202,427
  End of period                             564,189        (3,770,788)            1,461,514             742,842         2,614,215
                                    ---------------------------------------------------------------------------------------------

Change in net unrealized
appreciation
    (depreciation) of investments        (7,836,932)         (818,810)             (595,400)         (4,004,787)          411,788
                                    ---------------------------------------------------------------------------------------------

Increase (decrease) in net assets
 from operations                    $   (15,022,113)  $    (7,157,644)  $           131,170   $      (4,379,404)  $    (1,416,334)
                                    =============================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                       Cash Management     Corporate Bond     Davis Venture     "Dogs" of Wall     Emerging Markets
                                          Portfolio           Portfolio      Value Portfolio   Street Portfolio       Portfolio
                                          (Class 3)           (Class 3)         (Class 3)          (Class 3)          (Class 3)
                                       --------------------------------------------------------------------------------------------
Investment income:
  Dividends                            $              -   $    34,089,586   $      5,530,287   $         564,316  $         633,593
                                       --------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                 (2,920,064)       (8,840,242)        (7,871,891)           (430,659)        (2,481,470)
                                       --------------------------------------------------------------------------------------------

Net investment income (loss)                 (2,920,064)       25,249,344         (2,341,604)            133,657         (1,847,877)
                                       --------------------------------------------------------------------------------------------

Net realized gains (losses)
from securities transactions                 (2,021,106)       15,869,673        (15,723,904)          1,344,226          7,575,912
Realized gain distributions                           -         2,638,315                  -                   -                  -
                                       --------------------------------------------------------------------------------------------

Net realized gains (losses)                  (2,021,106)       18,507,988        (15,723,904)          1,344,226          7,575,912
                                       --------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                        (1,565,743)       44,789,895        (21,849,699)          1,402,687         53,686,074
  End of period                                (518,103)       24,643,299        (33,442,259)          2,701,553          2,015,241
                                       --------------------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments             1,047,640       (20,146,596)       (11,592,560)          1,298,866        (51,670,833)
                                       --------------------------------------------------------------------------------------------

Increase (decrease) in net assets
from operations                        $     (3,893,530)  $    23,610,736   $    (29,658,068)  $       2,776,749  $     (45,942,798)
                                       ============================================================================================
                                           Equity
                                        Opportunities         Foreign Value      Fundamental        Global Bond   Global Equities
                                          Portfolio             Portfolio      Growth Portfolio      Portfolio       Portfolio
                                         (Class 3)              (Class 3)         (Class 3)          (Class 3)       (Class 3)
                                       -------------------------------------------------------------------------------------------
Investment income:
  Dividends                            $         85,434      $    6,773,949   $                 -   $ 3,692,464    $       234,405
                                       -------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                   (458,561)        (6,718,420)           (1,252,432)    (2,759,359)          (438,513)
                                       -------------------------------------------------------------------------------------------

Net investment income (loss)                   (373,127)            55,529            (1,252,432)       933,105           (204,108)
                                       -------------------------------------------------------------------------------------------

Net realized gains (losses)
from securities transactions                 (3,965,978)        (6,071,330)           (1,405,083)     1,366,311           (985,220)
Realized gain distributions                           -                  -                     -      2,513,715                  -
                                       -------------------------------------------------------------------------------------------

Net realized gains (losses)                  (3,965,978)        (6,071,330)           (1,405,083)     3,880,026           (985,220)
                                       -------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                        (1,311,209)        (9,277,422)            4,972,847     (1,016,810)            82,916
  End of period                               2,421,872        (62,836,126)            2,289,976        615,588         (2,130,650)
                                       -------------------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments             3,733,081        (53,558,704)           (2,682,871)     1,632,398         (2,213,566)
                                       -------------------------------------------------------------------------------------------

Increase (decrease) in net assets
from operations                        $       (606,024)    $  (59,574,505)  $        (5,340,386)  $  6,445,529    $    (3,402,894)
                                       ===========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                          Growth                                                 International       International
                                      Opportunities       Growth-Income    High-Yield Bond    Diversified Equities Growth and Income
                                        Portfolio           Portfolio         Portfolio            Portfolio           Portfolio
                                        (Class 3)           (Class 3)         (Class 3)            (Class 3)           (Class 3)
                                    -----------------------------------------------------------------------------------------------
Investment income:
  Dividends                         $                -   $      250,301   $      8,755,745    $          3,505,253  $     5,709,900
                                    -----------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                (2,092,150)        (391,027)        (1,721,116)             (2,950,365)      (3,177,296)
                                    -----------------------------------------------------------------------------------------------

Net investment income (loss)                (2,092,150)        (140,726)         7,034,629                 554,888        2,532,604
                                    -----------------------------------------------------------------------------------------------

Net realized gains (losses)
from securities transactions                 3,118,945         (956,548)         3,243,058                 404,124      (27,832,583)
Realized gain distributions                          -                -                  -                       -                -
                                    -----------------------------------------------------------------------------------------------

Net realized gains (losses)                  3,118,945         (956,548)         3,243,058                 404,124      (27,832,583)
                                    -----------------------------------------------------------------------------------------------

Net unrealized appreciation
  (depreciation) of investments:
  Beginning of period                       17,478,388         (953,970)         4,372,766               2,315,721      (38,824,184)
  End of period                             10,792,115        2,295,775         (3,255,941)            (28,318,034)     (42,931,660)
                                    -----------------------------------------------------------------------------------------------

Change in net unrealized
 appreciation
    (depreciation) of investments           (6,686,273)       3,249,745         (7,628,707)            (30,633,755)      (4,107,476)
                                    -----------------------------------------------------------------------------------------------

Increase (decrease) in net
 assets from operations             $       (5,659,478)  $    2,152,471   $      2,648,980   $         (29,674,743)  $  (29,407,455)
                                    ===============================================================================================

                                                        MFS Massachusetts
                                    Marsico Focused      Investors Trust     MFS Total Return    Mid-Cap Growth    Real Estate
                                   Growth Portfolio        Portfolio            Portfolio          Portfolio        Portfolio
                                      (Class 3)            (Class 3)            (Class 3)          (Class 3)        (Class 3)
                                   -------------------------------------------------------------------------------------------

Investment income:
  Dividends                           $      79,518     $       948,768      $    4,835,789      $           -    $  1,685,620
                                    ------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk            (1,037,821)          (2,824,076)         (3,281,860)       (1,437,760)      (3,251,583)
                                    ------------------------------------------------------------------------------------------

Net investment income (loss)              (958,303)          (1,875,308)          1,553,929        (1,437,760)      (1,565,963)
                                    ------------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions           (1,368,357)           2,302,160          (7,418,988)        3,592,428      (16,116,634)
Realized gain distributions                      -                    -                   -                 -                -
                                    ------------------------------------------------------------------------------------------

Net realized gains (losses)             (1,368,357)           2,302,160          (7,418,988)        3,592,428      (16,116,634)
                                    ------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                    2,893,574           20,415,147         (12,934,459)       16,722,138        4,711,901
  End of period                          2,754,059           12,487,216          (6,945,219)        7,630,098       34,472,014
                                    ------------------------------------------------------------------------------------------

Change in net unrealized
 appreciation
    (depreciation) of investments         (139,515)          (7,927,931)          5,989,240        (9,092,040)      29,760,113
                                    ------------------------------------------------------------------------------------------

Increase (decrease) in net
 assets from operations               $ (2,466,175)   $      (7,501,079)     $      124,181      $ (6,937,372)    $ 12,077,516
                                    ==========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                    Small & Mid Cap     Small Company      Technology   Telecom Utility    Total Return Bond
                                    Value Portfolio    Value Portfolio      Portfolio     Portfolio            Portfolio
                                       (Class 3)         (Class 3)          (Class 3)     (Class 3)            (Class 3)
                                    -----------------------------------------------------------------------------------------
Investment income:
  Dividends                         $        555,137   $        400,765   $         -   $        305,139   $        6,585,338
                                    -----------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk              (6,655,659)        (2,476,258)     (353,715)          (202,468)          (7,562,230)
                                    -----------------------------------------------------------------------------------------

Net investment income (loss)              (6,100,522)        (2,075,493)     (353,715)           102,671             (976,892)
                                    -----------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions              3,495,733            545,391     1,693,583             96,307           12,868,357
Realized gain distributions                        -                  -             -                  -            6,019,814
                                    -----------------------------------------------------------------------------------------

Net realized gains (losses)                3,495,733            545,391     1,693,583             96,307           18,888,171
                                    -----------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                     62,460,689         22,537,853     4,768,956            764,008            9,757,453
  End of period                           25,777,421         17,769,137     1,816,267            916,909           13,359,841
                                    -----------------------------------------------------------------------------------------

Change in net unrealized
 appreciation
    (depreciation) of investments        (36,683,268)        (4,768,716)   (2,952,689)           152,901            3,602,388
                                    -----------------------------------------------------------------------------------------

Increase (decrease) in net
 assets from operations             $    (39,288,057)  $     (6,298,818)  $(1,612,821)  $        351,879   $       21,513,667
                                    =========================================================================================

                                     Invesco Van                         Invesco Van
                                     Kampen V.I.        Invesco Van      Kampen V.I.         Diversified
                                    Capital Growth      Kampen V.I.    Growth and Income    International     Equity Income
                                        Fund           Comstock Fund        Fund               Account           Account
                                     (Series II)        (Series II)      (Series II)          (Class 1)         (Class 1)
                                    ---------------------------------------------------------------------------------------
Investment income:
  Dividends                         $             -   $    3,921,942   $        5,166,849   $        4,165   $      119,552
                                    ---------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk               (362,315)      (4,723,423)          (7,756,200)         (32,659)        (349,326)
                                    ---------------------------------------------------------------------------------------

Net investment income (loss)               (362,315)        (801,481)          (2,589,351)         (28,494)        (229,774)
                                    ---------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions             2,280,219       (1,620,186)          (1,298,036)        (254,297)        (173,464)
Realized gain distributions                       -                -                    -                -                -
                                    ---------------------------------------------------------------------------------------

Net realized gains (losses)               2,280,219       (1,620,186)          (1,298,036)        (254,297)        (173,464)
                                    ---------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                     6,188,516       15,970,057           19,623,496         (565,736)      (2,783,204)
  End of period                           2,480,449        7,347,365            5,142,164         (566,202)      (1,427,280)
                                    ---------------------------------------------------------------------------------------

Change in net unrealized
 appreciation
    (depreciation) of investments        (3,708,067)      (8,622,692)         (14,481,332)            (466)       1,355,924
                                    ---------------------------------------------------------------------------------------

Increase (decrease) in net
 assets from operations             $    (1,790,163)  $  (11,044,359)  $      (18,368,719)  $     (283,257)  $      952,686
                                    =======================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                           Government &
                                        High Quality Bond     Income      LargeCap Blend    LargeCap Growth    MidCap Blend
                                             Account          Account       Account II         Account            Account
                                            (Class 1)        (Class 1)      (Class 1)         (Class 1)          (Class 1)
                                        -----------------------------------------------------------------------------------

Investment income:
   Dividends                            $            8,532   $  38,838    $           951    $              -  $          -
                                        -----------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                       (71,316)   (141,786)          (44,395)            (9,285)        (44,052)
                                        -----------------------------------------------------------------------------------

Net investment income (loss)                       (62,784)   (102,948)          (43,444)            (9,285)        (44,052)
                                        -----------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions                       11,591     (53,883)         (182,573)            32,335        (362,202)
Realized gain distributions                          4,966           -                 -                  -          34,253
                                        -----------------------------------------------------------------------------------

Net realized gains (losses)                         16,557     (53,883)         (182,573)            32,335        (327,949)
                                        -----------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                                3,515       1,910          (290,387)            77,655        (257,041)
  End of period                                    263,392     611,571           (84,742)            22,122         334,973
                                        -----------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments                  259,877     609,661           205,645            (55,533)        592,014
                                        -----------------------------------------------------------------------------------

Increase (decrease) in
 net assets from operations             $          213,650   $ 452,830   $       (20,372)  $        (32,483)  $     220,013
                                        ===================================================================================

                                                         Principal Capital
                                         Money Market      Appreciation           Real Estate      SAM Balanced    SAM Conservative
                                           Account           Account          Securities Account    Portfolio     Balanced Portfolio
                                          (Class 1)         (Class 1)              (Class 1)        (Class 1)         (Class 1)
                                        -------------------------------------------------------------------------------------------

Investment income:
   Dividends                            $           -    $                -    $                 - $   2,038,374  $         256,012
                                        -------------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                  (45,958)            (202,950)              (12,376)     (1,068,238)          (123,180)
                                        -------------------------------------------------------------------------------------------

Net investment income (loss)                  (45,958)            (202,950)              (12,376)        970,136            132,832
                                        -------------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions                       -              419,363               (75,536)        660,393           (127,956)
 Realized gain distributions                        -               92,321                     -               -             75,253
                                        -------------------------------------------------------------------------------------------

Net realized gains (losses)                         -              511,684               (75,536)        660,393            (52,703)
                                        -------------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                               -              638,274              (115,296)        870,653            295,983
  End of period                                     -              189,461                34,302      (1,047,894)           287,706
                                        -------------------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments                   -             (448,813)              149,598      (1,918,547)            (8,277)
                                        -------------------------------------------------------------------------------------------

Increase (decrease) in
 net assets from operations             $     (45,958)  $         (140,079)  $            61,686   $    (288,018) $         71,852
                                        ===========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                        SAM Conservative     SAM Flexible     SAM Strategic    Short-Term Income  SmallCap Growth
                                        Growth Portfolio   Income Portfolio  Growth Portfolio       Account         Account II
                                           (Class 1)          (Class 1)         (Class 1)          (Class 1)         (Class 1)
                                        -----------------------------------------------------------------------------------------

Investment income:
  Dividends                             $        571,916   $       480,380   $       162,785   $          4,183    $            -
                                        -----------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                    (420,793)         (182,795)         (154,096)           (44,484)          (10,075)
                                        -----------------------------------------------------------------------------------------

Net investment income (loss)                     151,123           297,585             8,689            (40,301)          (10,075)
                                        -----------------------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions                    362,856          (397,673)          (13,363)            16,604            28,410
Realized gain distributions                            -            15,670                 -                429                 -
                                        -----------------------------------------------------------------------------------------

Net realized gains (losses)                      362,856          (382,003)          (13,363)            17,033            28,410
                                        -----------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                            621,512           (80,885)         (349,576)            31,319           149,670
  End of period                                 (382,990)          226,071          (662,856)            48,044            98,470
                                        -----------------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments             (1,004,502)          306,956          (313,280)            16,725           (51,200)
                                        -----------------------------------------------------------------------------------------

Increase (decrease) in
 net assets from operations             $       (490,523)  $       222,538   $      (317,954)  $         (6,543)  $       (32,865)
                                        =========================================================================================

                                                           Diversified                        Government &
                                        SmallCap Value    International    Equity Income    High Quality Bond
                                          Account I         Account           Account           Account          Income Account
                                          (Class 1)        (Class 2)         (Class 2)         (Class 2)           (Class 2)
                                        ----------------------------------------------------------------------------------------

Investment income:
  Dividends                               $          90   $        1,593   $       69,644   $            2,041   $        16,238
                                        ----------------------------------------------------------------------------------------

Expenses:
  Charges for distribution,
  mortality and expense risk                     (2,973)         (16,785)        (224,397)             (21,031)          (66,589)
                                        ----------------------------------------------------------------------------------------

Net investment income (loss)                     (2,883)         (15,192)        (154,753)             (18,990)          (50,351)
                                        ----------------------------------------------------------------------------------------

Net realized gains (losses)
from securities transactions                     (2,486)         (84,904)      (1,075,846)              16,000            31,345
Realized gain distributions                           -                -                -                1,305                 -
                                        ----------------------------------------------------------------------------------------

Net realized gains (losses)                      (2,486)         (84,904)      (1,075,846)              17,305            31,345
                                        ----------------------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period                            26,085         (129,930)      (2,456,235)              11,692            92,105
  End of period                                  20,136         (161,213)        (727,927)              65,006           295,303
                                        ----------------------------------------------------------------------------------------

Change in net unrealized appreciation
    (depreciation) of investments                (5,949)         (31,283)       1,728,308               53,314           203,198
                                        ----------------------------------------------------------------------------------------

Increase (decrease) in
net assets from operations              $       (11,318)  $     (131,379)  $      497,709   $           51,629   $       184,192
                                        ========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)


                                                                                                                 Principal
                                                               LargeCap     LargeCap     MidCap      Money        Capital
                                                                Blend        Growth      Blend       Market     Appreciation
                                                              Account II    Account     Account     Account       Account
                                                              (Class 2)    (Class 2)   (Class 2)   (Class 2)     (Class 2)
                                                            ------------------------------------------------------------------
Investment income:
   Dividends                                                 $        88   $       -   $       -   $       -   $           -
                                                            ------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk           (8,791)     (6,546)    (12,328)    (29,211)        (46,132)
                                                            ------------------------------------------------------------------

Net investment income (loss)                                      (8,703)     (6,546)    (12,328)    (29,211)        (46,132)
                                                            ------------------------------------------------------------------

Net realized gains (losses) from securities transactions          (7,042)      4,838     (31,745)          -          56,568
Realized gain distributions                                            -           -       9,140           -          20,510

Net realized gains (losses)                                       (7,042)      4,838     (22,605)          -          77,078
                                                            ------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                            (8,887)     55,457      21,477           -          (7,188)
   End of period                                                  (4,906)     30,691     106,145           -        (106,070)
                                                            ------------------------------------------------------------------

Change in net unrealized appreciation
 (depreciation) of investments                                     3,981     (24,766)     84,668           -         (98,882)
                                                            ------------------------------------------------------------------

Increase (decrease) in net assets from operations            $   (11,764)  $ (26,474)  $  49,735   $ (29,211)  $     (67,936)
                                                            ==================================================================


                                                                 Real                         SAM             SAM            SAM
                                                                Estate         SAM        Conservative    Conservative    Flexible
                                                              Securities     Balanced       Balanced         Growth        Income
                                                               Account      Portfolio      Portfolio       Portfolio      Portfolio
                                                              (Class 2)     (Class 2)      (Class 2)       (Class 2)      (Class 2)
                                                            ------------------------------------------------------------------------
Investment income:
   Dividends                                                 $         -   $ 1,242,252   $     198,002   $     500,005   $  374,566
                                                            ------------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk           (5,069)     (781,726)       (108,371)       (431,180)    (162,220)
                                                            ------------------------------------------------------------------------

Net investment income (loss)                                      (5,069)      460,526          89,631          68,825      212,346
                                                            ------------------------------------------------------------------------

Net realized gains (losses) from securities transactions           1,710    (1,805,321)         48,556      (1,123,384)     (83,000)
Realized gain distributions                                            -             -          63,099               -       13,120
                                                            ------------------------------------------------------------------------

Net realized gains (losses)                                        1,710    (1,805,321)        111,655      (1,123,384)     (69,880)
                                                            ------------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                            14,619    (1,834,002)        357,153      (1,682,850)     410,205
   End of period                                                  44,259      (749,963)        187,506      (1,099,851)     423,599
                                                            ------------------------------------------------------------------------

Change in net unrealized appreciation
 (depreciation) of investments                                    29,640     1,084,039        (169,647)        582,999       13,394
                                                            ------------------------------------------------------------------------

Increase (decrease) in net assets from operations            $    26,281   $  (260,756)  $      31,639   $    (471,560)  $  155,860
                                                            ========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)



                                                                                                                      Columbia
                                                                                                                      Variable
                                                                 SAM                                                 Portfolio -
                                                              Strategic     Short-Term     SmallCap     SmallCap        Asset
                                                                Growth        Income        Growth        Value      Allocation
                                                              Portfolio      Account      Account II    Account I       Fund
                                                              (Class 2)     (Class 2)     (Class 2)     (Class 2)     (Class 1)
                                                             -----------------------------------------------------------------------
Investment income:
   Dividends                                                 $   185,306   $     2,465   $         -   $       57   $     18,277
                                                             -----------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk         (217,891)      (27,177)       (4,385)      (2,292)       (10,889)
                                                             -----------------------------------------------------------------------

Net investment income (loss)                                     (32,585)      (24,712)       (4,385)      (2,235)         7,388
                                                             -----------------------------------------------------------------------

Net realized gains (losses) from securities transactions        (869,506)       23,596        18,602        2,321        (26,293)
Realized gain distributions                                            -           282             -            -              -
                                                             -----------------------------------------------------------------------

Net realized gains (losses)                                     (869,506)       23,878        18,602        2,321        (26,293)
                                                             -----------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                        (1,544,110)       32,400        40,920        4,000        (27,051)
   End of period                                              (1,172,942)       24,459        14,372        1,403        (23,299)
                                                             -----------------------------------------------------------------------

Change in net unrealized appreciation
   (depreciation) of investments                                 371,168        (7,941)      (26,548)      (2,597)         3,752
                                                             -----------------------------------------------------------------------

Increase (decrease) in net assets from operations            $  (530,923)  $    (8,775)  $   (12,331)  $   (2,511)  $    (15,153)
                                                             =======================================================================


                                                              Columbia                     Columbia                      Columbia
                                                              Variable      Columbia       Variable       Columbia       Variable
                                                             Portfolio -    Variable      Portfolio -     Variable      Portfolio -
                                                                Small      Portfolio -      Marsico      Portfolio -      Marsico
                                                               Company        High          Focused        Marsico         21st
                                                               Growth        Income        Equities        Growth         Century
                                                                Fund          Fund           Fund           Fund           Fund
                                                              (Class 1)     (Class 1)      (Class 1)      (Class 1)      (Class 1)
                                                            ------------------------------------------------------------------------
Investment income:
   Dividends                                                $          -  $  1,868,482   $    157,298   $      8,975   $          -
                                                            ------------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk          (26,618)     (403,692)      (604,744)       (49,282)       (23,364)
                                                            ------------------------------------------------------------------------

Net investment income (loss)                                     (26,618)    1,464,790       (447,446)       (40,307)       (23,364)
                                                            ------------------------------------------------------------------------

Net realized gains (losses) from securities transactions          58,837       140,089        328,938        273,617         42,780
Realized gain distributions                                            -             -              -              -              -
                                                            ------------------------------------------------------------------------

Net realized gains (losses)                                       58,837       140,089        328,938        273,617         42,780
                                                            ------------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                           224,028       942,443      1,402,529        655,055        178,758
   End of period                                                 100,502       406,306        106,933        297,972        (44,144)
                                                            ------------------------------------------------------------------------

Change in net unrealized appreciation
   (depreciation) of investments                                (123,526)     (536,137)    (1,295,596)      (357,083)      (222,902)
                                                            ------------------------------------------------------------------------

Increase (decrease) in net assets from operations           $    (91,307) $  1,068,742   $ (1,414,104)  $   (123,773)  $   (203,486)
                                                            ========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)


                                                                               Columbia        Columbia
                                                              Columbia        Variable        Variable
                                                              Variable       Portfolio -     Portfolio -
                                                             Portfolio -       Marsico       Diversified
                                                               Mid Cap      International      Equity         Asset        Global
                                                               Growth       Opportunities      Income       Allocation     Growth
                                                                Fund            Fund            Fund           Fund         Fund
                                                              (Class 1)       (Class 2)       (Class 1)     (Class 2)     (Class 2)
                                                            ------------------------------------------------------------------------
Investment income:
   Dividends                                                $          -   $      28,419   $    74,263    $ 1,426,511  $  3,651,712
                                                            ------------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk          (17,753)        (56,155)      (56,059)    (1,222,717)   (4,693,108)
                                                            ------------------------------------------------------------------------

Net investment income (loss)                                     (17,753)        (27,736)       18,204        203,794    (1,041,396)
                                                            ------------------------------------------------------------------------

Net realized gains (losses) from securities transactions          27,582        (119,798)     (414,632)     1,591,437    11,431,651
Realized gain distributions                                            -               -              -              -             -
                                                            ------------------------------------------------------------------------

Net realized gains (losses)                                       27,582        (119,798)     (414,632)     1,591,437    11,431,651
                                                            ------------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                           205,019         (87,465)     (601,383)     3,776,690    25,053,410
   End of period                                                 140,505        (594,237)     (524,608)     1,935,981   (14,644,596)
                                                            ------------------------------------------------------------------------

Change in net unrealized appreciation
   (depreciation) of investments                                 (64,514)       (506,772)       76,775     (1,840,709)  (39,698,006)
                                                            ------------------------------------------------------------------------

Increase (decrease) in net assets from operations            $   (54,685)  $    (654,306)  $  (319,653)   $   (45,478) $(29,307,751)
                                                            ========================================================================


                                                                               Growth-        Asset          Cash
                                                                Growth         Income       Allocation    Management      Growth
                                                                 Fund           Fund           Fund          Fund          Fund
                                                               (Class 2)      (Class 2)     (Class 3)     (Class 3)      (Class 3)
                                                            ------------------------------------------------------------------------
Investment income:
   Dividends                                                 $  2,375,907   $  5,704,664   $   755,509   $         -   $  1,418,630
                                                            ------------------------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk        (6,410,308)    (6,138,541)     (543,202)     (165,295)    (2,847,172)
                                                            ------------------------------------------------------------------------

Net investment income (loss)                                   (4,034,401)      (433,877)      212,307      (165,295)    (1,428,542)
                                                            ------------------------------------------------------------------------

Net realized gains (losses) from securities transactions        7,118,037     (1,350,253)     (225,064)      (55,051)    (3,808,841)
Realized gain distributions                                             -              -             -             -              -
                                                            ------------------------------------------------------------------------

Net realized gains (losses)                                     7,118,037     (1,350,253)     (225,064)      (55,051)    (3,808,841)
                                                            ------------------------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                         10,343,689    (13,245,492)     (954,260)      (38,099)   (19,399,524)
   End of period                                              (13,113,977)   (23,640,619)     (923,945)      (28,432)   (25,489,227)
                                                            ------------------------------------------------------------------------

Change in net unrealized appreciation
   (depreciation) of investments                              (23,457,666)   (10,395,127)       30,315         9,667     (6,089,703)
                                                            ------------------------------------------------------------------------

Increase (decrease) in net assets from operations            $(20,374,030)  $(12,179,257)  $    17,558   $  (210,679)  $(11,327,086)
                                                            ========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                                      U.S
                                                                                   Government
                                                                                     /AAA-
                                      Growth        High                             Rated        Growth and
                                     -Income       -Income      International      Securities       Income
                                      Fund        Bond Fund         Fund              Fund         Portfolio
                                    (Class 3)     (Class 3)      (Class 3)          (Class 3)     (Class VC)
                                   ---------------------------------------------------------------------------
Investment income:
  Dividends                        $ 2,941,539   $ 1,592,583        $ 909,911      $ 425,389       $ 1,884,357
                                   ---------------------------------------------------------------------------
Expenses:
  Charges for distribution,
   mortality and expense risk      (2,523,894)     (284,344)        (708,520)      (308,424)       (3,933,594)
                                   ---------------------------------------------------------------------------

Net investment income (loss)           417,645     1,308,239          201,391        116,965       (2,049,237)
                                   ---------------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions      (6,366,125)       989,347        (571,446)        599,625       (5,348,487)
Realized gain distributions                  -             -                -        535,529                 -
                                   ---------------------------------------------------------------------------

Net realized gains (losses)        (6,366,125)       989,347        (571,446)      1,135,154       (5,348,487)
                                   ---------------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period             (31,485,081)     2,228,725      (2,328,724)      1,020,229       (5,151,960)
  End of period                   (31,289,108)       165,378     (10,197,402)      1,156,887      (16,914,586)
                                   ---------------------------------------------------------------------------

Change in net unrealized
 appreciation  (depreciation)
 of investments                       195,973    (2,063,347)      (7,868,678)        136,658      (11,762,626)
                                   ---------------------------------------------------------------------------
Increase (decrease) in net
  assets from operations         $ (5,752,507)     $ 234,239    $ (8,238,733)    $ 1,388,777    $ (19,160,350)
                                   ===========================================================================

                                                                                 Sterling
                                                  Sterling                        Capital      Sterling
                                   Mid Cap         Capital        Sterling       Strategic      Capital
                                    Value          Select      Capital Special  Allocation       Total
                                  Portfolio        Equity       Opportunities     Equity       Return Bond
                                 (Class VC)         VIF             VIF            VIF            VIF
                                 -------------------------------------------------------------------------
Investment income:
  Dividends                           $ 58,769    $ 17,156              $ -       $ 13,770     $ 292,896
                                 -----------------------------------------------------------------------
Expenses:
  Charges for distribution,
   mortality and expense risk        (473,884)    (24,977)        (246,805)       (27,475)     (128,753)
                                 -----------------------------------------------------------------------

Net investment income (loss)         (415,115)     (7,821)        (246,805)       (13,705)       164,143
                                 -----------------------------------------------------------------------

Net realized gains (losses)
 from securities transactions        (727,009)   (285,114)          325,926      (163,316)       264,140
Realized gain distributions                  -           -          543,221              -       266,055
                                 -----------------------------------------------------------------------

Net realized gains (losses)          (727,009)   (285,114)          869,147      (163,316)       530,195
                                 -----------------------------------------------------------------------

Net unrealized appreciation
(depreciation) of investments:
  Beginning of period              (1,326,373)   (345,207)        2,222,556      (151,723)       431,803
  End of period                    (1,715,590)   (124,068)          830,032      (117,326)        86,056
                                 -----------------------------------------------------------------------

Change in net unrealized
 appreciation  (depreciation)
 of investments                      (389,217)     221,139      (1,392,524)         34,397     (345,747)
                                 -----------------------------------------------------------------------
Increase (decrease) in net
 assets from operations          $ (1,531,341)   $ (71,796)    $  (770,182)    $ (142,624)     $ 348,591
                                 =======================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)


                                                                                           Franklin
                                                                                          Templeton
                                                                 MTB                         VIP
                                                               Managed       Franklin      Founding
                                                              Allocation      Income        Funds       Allocation
                                                                Fund -      Securities    Allocation     Balanced
                                                               Moderate        Fund          Fund       Portfolio
                                                              Growth II     (Class 2)     (Class 2)     (Class 3)
                                                             ------------------------------------------------------
Investment income:
   Dividends                                                 $         6   $ 4,026,898   $     6,187   $   967,236
                                                             ------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk               (6)   (1,115,899)     (623,846)     (894,355)
                                                             ------------------------------------------------------

Net investment income (loss)                                           -     2,910,999      (617,659)       72,881
                                                             ------------------------------------------------------

Net realized gains (losses) from securities transactions               6     2,199,252      (160,327)      444,599
Realized gain distributions                                            -             -             -             -
                                                             ------------------------------------------------------

Net realized gains (losses)                                            6     2,199,252      (160,327)      444,599
                                                             ------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                                85     4,619,727     4,054,553     1,151,418
   End of period                                                      58      (288,313)    3,510,421      (276,207)
                                                             ------------------------------------------------------

Change in net unrealized appreciation
 (depreciation) of investments                                       (27)   (4,908,040)     (544,132)   (1,427,625)
                                                             ------------------------------------------------------

Increase (decrease) in net assets from operations            $       (21)  $   202,211   $(1,322,118)  $  (910,145)
                                                             ======================================================


                                                                            Allocation
                                                              Allocation     Moderate     Allocation       Real
                                                                Growth        Growth       Moderate       Return
                                                              Portfolio     Portfolio     Portfolio     Portfolio
                                                              (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                                             ------------------------------------------------------
Investment income:
   Dividends                                                 $   105,113   $ 1,399,564   $ 1,194,828   $         -
                                                             ------------------------------------------------------

Expenses:
   Charges for distribution, mortality and expense risk         (148,645)   (1,486,393)   (1,227,312)   (2,263,437)
                                                             ------------------------------------------------------

Net investment income (loss)                                     (43,532)      (86,829)      (32,484)   (2,263,437)
                                                             ------------------------------------------------------

Net realized gains (losses) from securities transactions         (10,872)      571,837       485,492     1,580,194
Realized gain distributions                                            -             -             -             -
                                                             ------------------------------------------------------

Net realized gains (losses)                                      (10,872)      571,837       485,492     1,580,194
                                                             ------------------------------------------------------

Net unrealized appreciation (depreciation) of investments:
   Beginning of period                                           395,572     3,286,796     2,110,315      (400,707)
   End of period                                                (440,810)   (3,916,462)   (2,155,248)    6,155,995
                                                             ------------------------------------------------------

Change in net unrealized appreciation
 (depreciation) of investments                                  (836,382)   (7,203,258)   (4,265,563)    6,556,702
                                                             ------------------------------------------------------

Increase (decrease) in net assets from operations            $  (890,786)  $(6,718,250)  $(3,812,555)  $ 5,873,459
                                                             ======================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011

                                                                                Government
                                                                                    and
                                                                  Capital         Quality                       Natural
                                            Asset Allocation    Appreciation       Bond          Growth        Resources
                                               Portfolio         Portfolio       Portfolio      Portfolio      Portfolio
                                               (Class 1)         (Class 1)       (Class 1)      (Class 1)      (Class 1)
                                           -------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $       1,583,036   $  (4,906,923)  $  2,123,623   $   (801,881)  $   (694,316)

  Net realized gains (losses)                       (956,896)       (175,970)     1,777,377    (10,456,752)    14,600,815
  Change in net unrealized appreciation
    (depreciation) of investments                 (1,311,874)    (18,757,854)     3,376,070      3,569,252    (31,931,763)
                                           -------------------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                        (685,734)    (23,840,747)     7,277,070     (7,689,381)   (18,025,264)
                                           -------------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                       992,082         921,185        334,137        256,448        297,174
  Cost of units redeemed                         (19,427,174)    (46,837,757)   (26,148,706)   (15,107,706)    (9,128,017)
  Net transfers                                   (2,177,642)     (6,923,477)    (4,392,448)    (4,251,109)    (3,136,242)
  Contract maintenance charge                        (60,568)       (164,444)       (62,237)       (51,508)       (32,200)
                                           -------------------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions          (20,673,302)    (53,004,493)   (30,269,254)   (19,153,875)   (11,999,285)
                                           -------------------------------------------------------------------------------

Increase (decrease) in net assets                (21,359,036)    (76,845,240)   (22,992,184)   (26,843,256)   (30,024,549)
Net assets at beginning of period                148,047,003     339,813,674    153,478,309    110,972,743     91,874,923
                                           -------------------------------------------------------------------------------
Net assets at end of period                $     126,687,967   $ 262,968,434   $130,486,125   $ 84,129,487   $ 61,850,374
                                           ===============================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                          37,945          18,185         17,045          8,231          5,605
  Units redeemed                                    (699,535)       (897,324)    (1,297,111)      (463,400)      (164,749)
  Units transferred                                  (82,677)       (159,038)      (229,246)      (138,021)       (63,113)
                                           -------------------------------------------------------------------------------
Increase (decrease) in units outstanding            (744,267)     (1,038,177)    (1,509,312)      (593,190)      (222,257)
Beginning units                                    5,350,434       6,597,464      7,751,361      3,315,995      1,557,073
                                           -------------------------------------------------------------------------------
Ending units                                       4,606,167       5,559,287      6,242,049      2,722,805      1,334,816
                                           ===============================================================================

                                                                          Government
                                                                              and
                                              Asset         Capital         Quality                     Natural
                                            Allocation    Appreciation       Bond          Growth      Resources
                                            Portfolio      Portfolio       Portfolio     Portfolio     Portfolio
                                            (Class 2)      (Class 2)       (Class 2)     (Class 2)     (Class 2)
                                           -----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $    95,149   $    (971,286)  $    825,625   $  (313,608)  $  (196,201)

  Net realized gains (losses)                 (362,330)      1,615,992        484,598      (739,873)    2,518,393
  Change in net unrealized appreciation
    (depreciation) of investments              223,232      (5,138,617)     1,903,782    (1,178,147)   (6,227,585)
                                           -----------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                   (43,949)     (4,493,911)     3,214,005    (2,231,628)   (3,905,393)
                                           -----------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                 125,082         291,289        189,596       149,155        86,303
  Cost of units redeemed                    (1,749,807)    (11,027,340)   (13,079,499)   (4,997,614)   (3,206,309)
  Net transfers                               (643,595)     (1,092,778)    (1,440,573)   (1,799,916)      378,584
  Contract maintenance charge                   (1,751)        (13,844)       (12,804)       (6,394)       (4,151)
                                           -----------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions     (2,270,071)    (11,842,673)   (14,343,280)   (6,654,769)   (2,745,573)
                                           -----------------------------------------------------------------------

Increase (decrease) in net assets           (2,314,020)    (16,336,584)   (11,129,275)   (8,886,397)   (6,650,966)
Net assets at beginning of period           12,068,846      67,059,315     70,840,016    35,104,300    20,577,924
                                           -----------------------------------------------------------------------
Net assets at end of period                $ 9,754,826   $  50,722,731   $ 59,710,741   $26,217,903   $13,926,958
                                           =======================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     4,544           5,658          9,523         4,785         1,575
  Units redeemed                               (64,308)       (207,722)      (657,159)     (153,391)      (57,329)
  Units transferred                            (22,946)        (21,264)       (73,135)      (53,128)        7,485
                                           -----------------------------------------------------------------------
Increase (decrease) in units outstanding       (82,710)       (223,328)      (720,771)     (201,734)      (48,269)
Beginning units                                445,415       1,297,490      3,615,043     1,065,457       354,974
                                           -----------------------------------------------------------------------
Ending units                                   362,705       1,074,162      2,894,272       863,723       306,705
                                           =======================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                          Government
                                              Asset         Capital       and Quality                     Natural
                                            Allocation    Appreciation       Bond          Growth        Resources
                                            Portfolio      Portfolio       Portfolio      Portfolio      Portfolio
                                            (Class 3)      (Class 3)       (Class 3)      (Class 3)      (Class 3)
                                           -------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $   300,498   $  (6,442,358)  $  8,356,134   $ (1,443,498)  $ (1,707,142)

  Net realized gains (losses)                 (555,318)      4,567,977      6,494,685     (8,219,307)    14,318,303
  Change in net unrealized appreciation
    (depreciation) of investments              (70,385)    (32,306,187)    16,137,878        216,062    (46,077,902)
                                           -------------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                  (325,205)    (34,180,568)    30,988,697     (9,446,743)   (33,466,741)
                                           -------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold               3,540,646      48,403,274     61,138,917      3,631,609     12,198,713
  Cost of units redeemed                    (3,916,998)    (52,081,825)   (77,618,458)   (17,952,469)   (17,669,030)
  Net transfers                              4,379,818      15,493,257    (21,723,961)    (3,489,887)     8,396,041
  Contract maintenance charge                   (4,297)        (65,928)       (90,060)       (28,169)       (25,428)
                                           -------------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions      3,999,169      11,748,778    (38,293,562)   (17,838,916)     2,900,296
                                           ------------  --------------  -------------  -------------  -------------

Increase (decrease) in net assets            3,673,964     (22,431,790)    (7,304,865)   (27,285,659)   (30,566,445)
Net assets at beginning of period           26,111,044     399,561,339    614,635,115    139,438,193    157,516,099
                                           -------------------------------------------------------------------------
Net assets at end of period                $29,785,008   $ 377,129,549   $607,330,250   $112,152,534   $126,949,654
                                           =========================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                   247,642       2,940,294      4,681,821        266,627        857,425
  Units redeemed                              (152,713)     (1,128,648)    (4,075,553)      (596,118)      (385,149)
  Units transferred                            227,269       1,257,974       (708,005)       (44,767)       489,979
                                           -------------------------------------------------------------------------
Increase (decrease) in units outstanding       322,198       3,069,620       (101,737)      (374,258)       962,255
Beginning units                              1,089,320       9,407,507     33,724,258      4,614,824      3,317,100
                                           -------------------------------------------------------------------------
Ending units                                 1,411,518      12,477,127     33,622,521      4,240,566      4,279,355
                                           =========================================================================

                                                                                          Blue
                                            Aggressive     Alliance                       Chip        Capital
                                              Growth        Growth        Balanced       Growth        Growth
                                            Portfolio      Portfolio     Portfolio     Portfolio     Portfolio
                                            (Class 1)      (Class 1)     (Class 1)     (Class 1)     (Class 1)
                                           ---------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $  (435,859)  $ (1,876,684)  $    98,393   $  (103,838)  $   (96,749)

  Net realized gains (losses)               (1,248,080)    (4,354,227)   (1,517,044)      697,197       321,444
  Change in net unrealized appreciation
    (depreciation) of investments              807,536        (12,559)    1,795,496    (1,336,779)     (359,172)
                                           ---------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                  (876,403)    (6,243,470)      376,845      (743,420)     (134,477)
                                           ---------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                 156,600        707,528       413,251        32,873        12,687
  Cost of units redeemed                    (4,135,569)   (23,451,107)   (8,288,059)     (945,334)     (931,392)
  Net transfers                             (1,078,654)    (5,835,278)     (882,144)    2,698,633      (353,720)
  Contract maintenance charge                  (23,756)      (142,561)      (37,101)       (4,002)       (3,550)
                                           ---------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions     (5,081,379)   (28,721,418)   (8,794,053)    1,782,170    (1,275,975)
                                           ------------  -------------  ------------  ------------  ------------

Increase (decrease) in net assets           (5,957,782)   (34,964,888)   (8,417,208)    1,038,750    (1,410,452)
Net assets at beginning of period           31,520,617    194,227,558    52,795,983     7,453,970     6,911,604
                                           ---------------------------------------------------------------------
Net assets at end of period                $25,562,835   $159,262,670   $44,378,775   $ 8,492,720   $ 5,501,152
                                           =====================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                    12,331         23,622        24,635         4,867         1,734
  Units redeemed                              (311,905)      (723,043)     (508,309)     (147,128)     (123,616)
  Units transferred                            (82,596)      (186,730)      (63,512)      405,625       (44,689)
                                           ---------------------------------------------------------------------
Increase (decrease) in units outstanding      (382,170)      (886,151)     (547,186)      263,364      (166,571)
Beginning units                              2,381,289      5,945,122     3,220,885     1,151,423       921,727
                                           ---------------------------------------------------------------------
Ending units                                 1,999,119      5,058,971     2,673,699     1,414,787       755,156
                                           =====================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                             Davis          "Dogs"
                                               Cash         Corporate       Venture        of Wall       Emerging
                                            Management        Bond           Value          Street        Markets
                                             Portfolio      Portfolio      Portfolio      Portfolio      Portfolio
                                             (Class 1)      (Class 1)      (Class 1)      (Class 1)      (Class 1)
                                           ---------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $ (1,127,014)  $  5,101,622   $  (1,240,869)  $   137,510   $   (569,232)

  Net realized gains (losses)                  (939,795)     5,076,659       2,189,686      (997,414)     5,627,555
  Change in net unrealized appreciation
    (depreciation) of investments               733,817     (4,955,968)    (27,249,401)    3,044,712    (21,492,004)
                                           ---------------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                 (1,332,992)     5,222,313     (26,300,584)    2,184,808    (16,433,681)
                                           ---------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                1,322,761        258,027       1,373,575       101,193         98,236
  Cost of units redeemed                    (25,575,226)   (19,503,579)    (67,446,574)   (2,968,923)    (8,004,754)
  Net transfers                               3,922,768     (1,583,743)    (21,675,655)    1,997,203     (5,254,688)
  Contract maintenance charge                   (61,575)       (39,551)       (257,118)      (12,245)       (25,891)
                                           ---------------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions     (20,391,272)   (20,868,846)    (88,005,772)     (882,772)   (13,187,097)
                                           ---------------------------------------------------------------------------

Increase (decrease) in net assets           (21,724,264)   (15,646,533)   (114,306,356)    1,302,036    (29,620,778)
Net assets at beginning of period            83,078,100    117,817,851     516,192,684    20,912,903     70,563,496
                                           ---------------------------------------------------------------------------
Net assets at end of period                $ 61,353,836   $102,171,318   $ 401,886,328   $22,214,939   $ 40,942,718
                                           ===========================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                    103,728         10,495          42,569         7,529          4,414
  Units redeemed                             (1,953,345)      (795,781)     (1,949,404)     (228,386)      (370,912)
  Units transferred                             298,494        (66,779)       (633,470)      148,693       (247,982)
Increase (decrease) in units outstanding     (1,551,123)      (852,065)     (2,540,305)      (72,164)      (614,480)
                                           ---------------------------------------------------------------------------
Beginning units                               6,259,934      4,937,540      14,479,135     1,685,553      3,029,609
                                           ---------------------------------------------------------------------------
Ending units                                  4,708,811      4,085,475      11,938,830     1,613,389      2,415,129
                                           ===========================================================================

                                               Equity        Fundamental      Global        Global          Growth
                                            Opportunities      Growth          Bond        Equities      Opportunities
                                              Portfolio       Portfolio     Portfolio      Portfolio       Portfolio
                                              (Class 1)       (Class 1)     (Class 1)      (Class 1)       (Class 1)
                                           ----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $     (308,250)  $   (702,364)  $   384,647   $   (355,278)  $     (191,325)

  Net realized gains (losses)                  (2,260,730)    (1,610,086)    1,242,231        583,916          493,188
  Change in net unrealized appreciation
    (depreciation) of investments               2,019,967       (727,525)      516,827     (7,178,192)        (896,371)
                                           ----------------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                     (549,013)    (3,039,975)    2,143,705     (6,949,554)        (594,508)
                                           ----------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                     71,045        205,864       153,692        245,577           42,777
  Cost of units redeemed                       (5,122,904)    (5,910,718)   (8,225,972)    (7,647,143)      (2,052,717)
  Net transfers                                (1,467,526)    (1,561,749)      856,747     (1,193,252)       1,395,531
  Contract maintenance charge                     (18,682)       (36,997)      (17,833)       (34,406)          (6,202)
                                           ----------------------------------------------------------------------------
    Increase (decrease) in net
       assets from capital transactions        (6,538,067)    (7,303,600)   (7,233,366)    (8,629,224)        (620,611)
                                           ----------------------------------------------------------------------------

Increase (decrease) in net assets              (7,087,080)   (10,343,575)   (5,089,661)   (15,578,778)      (1,215,119)
Net assets at beginning of period              35,569,774     50,204,357    55,110,439     65,682,773       12,523,208
                                           ----------------------------------------------------------------------------
Net assets at end of period                $   28,482,694   $ 39,860,782   $50,020,778   $ 50,103,995   $   11,308,089
                                           ============================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                        3,858         12,319         6,547         12,385            8,415
  Units redeemed                                 (278,617)      (335,379)     (354,816)      (374,118)        (327,145)
  Units transferred                               (79,361)       (89,555)       31,294        (59,355)         193,830
Increase (decrease) in units outstanding         (354,120)      (412,615)     (316,975)      (421,088)        (124,900)
                                           ----------------------------------------------------------------------------
Beginning units                                 1,903,762      2,791,218     2,435,976      3,105,351        2,049,362
                                           ----------------------------------------------------------------------------
Ending units                                    1,549,642      2,378,603     2,119,001      2,684,263        1,924,462
                                           ============================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)


                                                                              International    International     Marsico
                                              Growth-                          Diversified      Growth and       Focused
                                              Income       High-Yield Bond      Equities          Income          Growth
                                             Portfolio        Portfolio         Portfolio        Portfolio      Portfolio
                                             (Class 1)        (Class 1)         (Class 1)        (Class 1)      (Class 1)
                                           ----------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $   (855,386)  $      4,627,122   $      273,053   $      778,779   $  (194,388)

  Net realized gains (losses)                (3,464,925)         3,981,672        1,362,127       (2,978,012)   (1,696,217)
  Change in net unrealized appreciation
    (depreciation) of investments            13,534,119         (5,938,660)      (9,712,888)      (5,934,825)    1,454,293
                                           ----------------------------------------------------------------------------------
    Increase (decrease) in net assets
     from operations                          9,213,808          2,670,134       (8,077,708)      (8,134,058)     (436,312)
                                           ----------------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  397,844            107,902          217,228          251,669        29,384
  Cost of units redeemed                    (20,199,755)       (16,426,958)      (8,030,470)      (8,228,235)   (2,620,671)
  Net transfers                              (3,629,800)        (3,146,069)        (822,138)      (2,346,042)     (658,870)
  Contract maintenance charge                   (90,828)           (31,293)         (24,532)         (28,705)       (7,450)
                                           ----------------------------------------------------------------------------------
    Increase (decrease) in net assets
     from capital transactions              (23,522,539)       (19,496,418)      (8,659,912)     (10,351,313)   (3,257,607)
                                           ----------------------------------------------------------------------------------

Increase (decrease) in net assets           (14,308,731)       (16,826,284)     (16,737,620)     (18,485,371)   (3,693,919)
Net assets at beginning of period           150,039,360         86,693,034       57,652,237       62,433,700    17,285,173
                                           ----------------------------------------------------------------------------------
Net assets at end of period                $135,730,629   $     69,866,750   $   40,914,617   $   43,948,329   $13,591,254
                                           ==================================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     14,525              4,721           22,436           18,801         2,424
  Units redeemed                               (743,177)          (715,956)        (623,438)        (611,257)     (221,055)
  Units transferred                            (138,686)          (129,981)         (70,989)        (173,415)      (58,932)
                                           ----------------------------------------------------------------------------------
Increase (decrease) in units outstanding       (867,338)          (841,216)        (671,991)        (765,871)     (277,563)
Beginning units                               5,628,193          3,907,227        4,302,496        4,460,288     1,461,419
                                           ----------------------------------------------------------------------------------
Ending units                                  4,760,855          3,066,011        3,630,505        3,694,417     1,183,856
                                           ==================================================================================

                                                 MFS
                                            Massachusetts        MFS
                                              Investors         Total         Mid-Cap         Real
                                                Trust          Return         Growth         Estate      Technology
                                              Portfolio       Portfolio      Portfolio     Portfolio     Portfolio
                                              (Class 1)       (Class 1)      (Class 1)     (Class 1)     (Class 1)
                                           -------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $     (482,393)  $  1,789,181   $   (638,767)  $  (214,943)  $  (165,924)

  Net realized gains (losses)                   1,023,602     (1,617,685)        33,330    (5,681,707)    1,620,856
  Change in net unrealized appreciation
    (depreciation) of investments              (2,328,334)       616,492     (2,203,091)    7,959,562    (2,187,808)
                                           -------------------------------------------------------------------------
    Increase (decrease) in net assets
     from operations                           (1,787,125)       787,988     (2,808,528)    2,062,912      (732,876)
                                           -------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                    228,965        532,807        118,907        60,567        22,981
  Cost of units redeemed                       (8,111,743)   (27,131,757)    (6,218,750)   (4,734,327)   (1,095,777)
  Net transfers                                (1,038,941)    (6,252,522)    (1,727,201)      (23,004)   (1,264,478)
  Contract maintenance charge                     (33,319)       (80,980)       (24,326)      (15,540)       (5,245)
                                           -------------------------------------------------------------------------
    Increase (decrease) in net assets
     from capital transactions                 (8,955,038)   (32,932,452)    (7,851,370)   (4,712,304)   (2,342,519)
                                           -------------------------------------------------------------------------

Increase (decrease) in net assets             (10,742,163)   (32,144,464)   (10,659,898)   (2,649,392)   (3,075,395)
Net assets at beginning of period              60,339,321    185,839,559     45,703,076    36,225,392    11,995,754
                                           -------------------------------------------------------------------------
Net assets at end of period                $   49,597,158   $153,695,095   $ 35,043,178   $33,576,000   $ 8,920,359
                                           =========================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                        9,998         21,917         11,768         2,876        11,258
  Units redeemed                                 (351,651)      (978,751)      (522,037)     (204,882)     (456,165)
  Units transferred                               (46,716)      (234,253)      (149,522)       (9,860)     (550,696)
                                           -------------------------------------------------------------------------
Increase (decrease) in units outstanding         (388,369)    (1,191,087)      (659,791)     (211,866)     (995,603)
Beginning units                                 2,611,728      6,704,504      3,809,894     1,630,893     4,925,859
                                           -------------------------------------------------------------------------
Ending units                                    2,223,359      5,513,417      3,150,103     1,419,027     3,930,256
                                           =========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                             Total
                                             Telecom        Return       Aggressive     Alliance
                                             Utility         Bond          Growth        Growth       Balanced
                                            Portfolio      Portfolio     Portfolio     Portfolio     Portfolio
                                            (Class 1)      (Class 1)     (Class 2)     (Class 2)     (Class 2)
                                           --------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $   139,399   $       (604)  $   (58,598)  $  (320,965)  $      (401)

  Net realized gains (losses)                   15,137      2,278,173       (88,051)    1,519,586       550,491
  Change in net unrealized appreciation
    (depreciation) of investments              582,534        920,089         7,265    (2,102,161)     (452,107)
                                           --------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                   737,070      3,197,658      (139,384)     (903,540)       97,983
                                           --------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  44,461        577,975        14,112        83,339        26,705
  Cost of units redeemed                    (2,129,669)   (10,507,041)     (773,550)   (4,108,146)   (2,379,008)
  Net transfers                              1,311,118      4,818,019        25,830      (924,528)      106,153
  Contract maintenance charge                   (8,848)       (26,623)       (1,046)       (7,642)       (2,560)
                                           --------------------------------------------------------------------
    Increase (decrease) in net
      assets from capital transactions        (782,938)    (5,137,670)     (734,654)   (4,956,977)   (2,248,710)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets              (45,868)    (1,940,012)     (874,038)   (5,860,517)   (2,150,727)
Net assets at beginning of period           16,957,302     73,372,533     4,132,241    28,521,555     9,466,636
                                           --------------------------------------------------------------------
Net assets at end of period                $16,911,434   $ 71,432,521   $ 3,258,203   $22,661,038   $ 7,315,909
                                           ====================================================================
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     2,700         21,244         1,052         2,582         1,605
  Units redeemed                              (127,134)      (388,907)      (60,098)     (126,441)     (142,040)
  Units transferred                             75,093        172,233         1,409       (29,107)        7,246
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding       (49,341)      (195,430)      (57,637)     (152,966)     (133,189)
Beginning units                              1,045,963      2,768,785       317,181       884,254       576,837
                                           --------------------------------------------------------------------
Ending units                                   996,622      2,573,355       259,544       731,288       443,648
                                           ====================================================================
                                               Blue                                                    Davis
                                               Chip        Capital        Cash        Corporate       Venture
                                              Growth       Growth      Management        Bond          Value
                                            Portfolio     Portfolio     Portfolio     Portfolio      Portfolio
                                            (Class 2)     (Class 2)     (Class 2)     (Class 2)      (Class 2)
                                           --------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $   (55,761)  $  (34,565)  $   (361,201)  $ 1,448,026   $   (350,740)

  Net realized gains (losses)                  198,129       28,252       (331,386)    1,781,110      1,180,554
  Change in net unrealized appreciation
    (depreciation) of investments             (392,469)     (52,236)       232,978    (1,643,934)    (5,091,620)
                                           --------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                  (250,101)     (58,549)      (459,609)    1,585,202     (4,261,806)
                                           --------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  24,110        1,077        995,300       131,043        120,820
  Cost of units redeemed                      (786,314)    (391,603)   (11,017,424)   (7,874,532)   (11,538,377)
  Net transfers                               (243,486)     231,211      5,378,916    (1,809,615)    (3,724,733)
  Contract maintenance charge                   (1,034)        (569)        (7,216)       (5,513)       (17,200)
                                           --------------------------------------------------------------------
    Increase (decrease) in net
      assets from capital transactions      (1,006,724)    (159,884)    (4,650,424)   (9,558,617)   (15,159,490)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets           (1,256,825)    (218,433)    (5,110,033)   (7,973,415)   (19,421,296)
Net assets at beginning of period            4,356,876    2,323,617     25,838,275    38,444,400     84,032,538
                                           --------------------------------------------------------------------
Net assets at end of period                $ 3,100,051   $2,105,184   $ 20,728,242   $30,470,985   $ 64,611,242
                                           ====================================================================
ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     3,842          145         77,004         5,424          3,690
  Units redeemed                              (124,530)     (53,330)      (852,147)     (326,616)      (331,446)
  Units transferred                            (40,375)      32,554        416,074       (75,608)      (108,556)
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding      (161,063)     (20,631)      (359,069)     (396,800)      (436,312)
Beginning units                                690,860      315,104      1,975,942     1,638,505      2,380,663
                                           --------------------------------------------------------------------
Ending units                                   529,797      294,473      1,616,873     1,241,705      1,944,351
                                           ====================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)


                                              "Dogs"
                                             of Wall       Emerging        Equity         Foreign      Fundamental
                                              Street       Markets      Opportunities      Value         Growth
                                            Portfolio     Portfolio       Portfolio      Portfolio      Portfolio
                                            (Class 2)     (Class 2)       (Class 2)      (Class 2)      (Class 2)
                                           --------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $    30,623   $  (125,719)  $      (74,225)  $   (36,710)  $    (47,149)

  Net realized gains (losses)                 (456,761)    1,320,270         (641,651)      120,991        114,451
  Change in net unrealized appreciation
    (depreciation) of investments            1,107,792    (4,318,411)         595,574    (3,835,279)      (270,301)
                                           --------------------------------------------------------------------------
    Increase (decrease) in net
     assets from operations                    681,654    (3,123,860)        (120,302)   (3,750,998)      (202,999)
                                           --------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  24,107        14,160           11,097        83,819         11,108
  Cost of units redeemed                    (1,523,844)   (2,054,298)      (1,145,051)   (5,440,613)      (415,102)
  Net transfers                                391,561        85,162         (206,152)     (390,714)      (108,868)
  Contract maintenance charge                   (1,911)       (2,542)          (1,679)       (6,177)          (855)
                                           --------------------------------------------------------------------------
    Increase (decrease) in net
     assets from capital transactions       (1,110,087)   (1,957,518)      (1,341,785)   (5,753,685)      (513,717)
                                           --------------------------------------------------------------------------

Increase (decrease) in net assets             (428,433)   (5,081,378)      (1,462,087)   (9,504,683)      (716,716)
Net assets at beginning of period            6,902,147    12,833,079        7,002,702    34,959,236      3,323,350
                                           --------------------------------------------------------------------------
Net assets at end of period                $ 6,473,714   $ 7,751,701   $    5,540,615   $25,454,553   $  2,606,634
                                           ==========================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     1,939           654              609         5,055            726
  Units redeemed                              (118,595)      (99,158)         (62,644)     (322,473)       (23,367)
  Units transferred                             29,953         3,651          (11,916)      (16,620)        (6,458)
                                           --------------------------------------------------------------------------
Increase (decrease) in units outstanding       (86,703)      (94,853)         (73,951)     (334,038)       (29,099)
Beginning units                                565,210       561,922          381,287     2,061,571        187,389
                                           --------------------------------------------------------------------------
Ending units                                   478,507       467,069          307,336     1,727,533        158,290
                                           ==========================================================================

                                              Global        Global         Growth         Growth-      High-Yield
                                               Bond        Equities     Opportunities      Income         Bond
                                            Portfolio     Portfolio       Portfolio      Portfolio     Portfolio
                                            (Class 2)     (Class 2)       (Class 2)      (Class 2)     (Class 2)
                                           ----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $    71,253   $   (54,464)  $      (77,940)  $   (77,116)  $ 1,087,782

  Net realized gains (losses)                  274,337        80,344          257,146         7,877         8,931
  Change in net unrealized appreciation
    (depreciation) of investments              181,062      (853,948)        (430,887)      684,240      (599,867)
                                           ----------------------------------------------------------------------
    Increase (decrease) in net
     assets from operations                    526,652      (828,068)        (251,681)      615,001       496,846
                                           ----------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  66,369         1,125           13,687        13,844        44,593
  Cost of units redeemed                    (2,936,937)     (937,926)        (938,965)   (1,777,853)   (3,728,298)
  Net transfers                               (380,574)       40,250          367,846       (15,923)     (220,869)
  Contract maintenance charge                   (1,958)       (1,416)            (938)       (3,020)       (2,930)
                                           ----------------------------------------------------------------------
    Increase (decrease) in net
     assets from capital transactions       (3,253,100)     (897,967)        (558,370)   (1,782,952)   (3,907,504)
                                           ----------------------------------------------------------------------

Increase (decrease) in net assets           (2,726,448)   (1,726,035)        (810,051)   (1,167,951)   (3,410,658)
Net assets at beginning of period           14,697,208     7,868,391        4,946,927    10,388,023    19,311,856
                                           ----------------------------------------------------------------------
Net assets at end of period                $11,970,760   $ 6,142,356   $    4,136,876   $ 9,220,072   $15,901,198
                                           ======================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     2,880            54            2,206           511         2,037
  Units redeemed                              (128,341)      (45,362)        (155,422)      (64,792)     (165,970)
  Units transferred                            (16,462)        2,178           47,179        (1,184)       (9,960)
                                           ----------------------------------------------------------------------
Increase (decrease) in units outstanding      (141,923)      (43,130)        (106,037)      (65,465)     (173,893)
Beginning units                                656,557       376,320          822,537       392,603       886,276
                                           ----------------------------------------------------------------------
Ending units                                   514,634       333,190          716,500       327,138       712,383
                                           ======================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                            International                          Marsico            MFS             MFS
                                             Diversified       International       Focused       Massachusetts       Total
                                              Equities       Growth and Income      Growth         Investors         Return
                                              Portfolio          Portfolio        Portfolio     Trust Portfolio    Portfolio
                                              (Class 2)          (Class 2)        (Class 2)        (Class 2)       (Class 2)
                                           -------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $       81,885   $          126,606   $  (231,185)  $       (131,828)  $   454,186

  Net realized gains (losses)                     636,413           (1,206,877)     (512,957)           740,161      (554,391)
  Change in net unrealized appreciation
    (depreciation) of investments              (4,508,916)            (467,131)      250,286         (1,082,989)      271,760
                                           -------------------------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                   (3,790,618)          (1,547,402)     (493,856)          (474,656)      171,555
                                           -------------------------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                     41,146               25,276        18,097             30,520       192,139
  Cost of units redeemed                       (4,201,250)          (1,803,803)   (3,549,873)        (1,982,559)   (8,895,810)
  Net transfers                                  (130,601)            (164,726)     (792,782)          (127,375)   (1,249,806)
  Contract maintenance charge                      (5,155)              (2,253)       (2,921)            (2,719)      (12,420)
                                           -------------------------------------------------------------------------------------
    Increase (decrease) in net
      assets from capital transactions         (4,295,860)          (1,945,506)   (4,327,479)        (2,082,133)   (9,965,897)
                                           -------------------------------------------------------------------------------------

Increase (decrease) in net assets              (8,086,478)          (3,492,908)   (4,821,335)        (2,556,789)   (9,794,342)
Net assets at beginning of period              27,500,147           12,185,472    19,157,098         13,718,315    57,854,501
                                           -------------------------------------------------------------------------------------
Net assets at end of period                $   19,413,669   $        8,692,564   $14,335,763   $     11,161,526   $48,060,159
                                           =====================================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                        3,263                2,242         1,593              1,285         6,894
  Units redeemed                                 (329,759)            (132,428)     (306,768)           (86,368)     (319,961)
  Units transferred                                (4,970)              (8,565)      (69,004)            (8,508)      (46,014)
                                           -------------------------------------------------------------------------------------
Increase (decrease) in units outstanding         (331,466)            (138,751)     (374,179)           (93,591)     (359,081)
Beginning units                                 2,084,423              877,522     1,643,643            599,107     2,101,531
                                           -------------------------------------------------------------------------------------
Ending units                                    1,752,957              738,771     1,269,464            505,516     1,742,450
                                           =====================================================================================
                                                                         Small &
                                             Mid-Cap         Real        Mid Cap                     Telecom
                                              Growth        Estate        Value       Technology     Utility
                                            Portfolio     Portfolio     Portfolio     Portfolio     Portfolio
                                            (Class 2)     (Class 2)     (Class 2)     (Class 2)     (Class 2)
                                           ------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)             $  (300,103)  $   (86,105)  $  (345,128)  $   (56,959)  $   14,409

  Net realized gains (losses)                1,532,410    (1,043,926)    1,171,318       279,310      (26,841)
  Change in net unrealized appreciation
    (depreciation) of investments           (2,445,184)    1,803,149    (3,164,354)     (482,190)     107,570
                                           ------------------------------------------------------------------
    Increase (decrease) in net
      assets from operations                (1,212,877)      673,118    (2,338,164)     (259,839)      95,138
                                           ------------------------------------------------------------------

From capital transactions:
  Net proceeds from units sold                  48,455        35,708        49,677        14,481        7,818
  Cost of units redeemed                    (3,295,910)   (2,005,390)   (4,127,876)     (688,213)    (457,116)
  Net transfers                             (1,308,050)     (266,833)   (1,079,255)     (294,932)     361,948
  Contract maintenance charge                   (4,764)       (2,400)       (4,718)       (1,141)        (721)
                                           ------------------------------------------------------------------
    Increase (decrease) in net
      assets from capital transactions      (4,560,269)   (2,238,915)   (5,162,172)     (969,805)     (88,071)
                                           ------------------------------------------------------------------

Increase (decrease) in net assets           (5,773,146)   (1,565,797)   (7,500,336)   (1,229,644)       7,067
Net assets at beginning of period           21,973,145    11,265,666    27,587,624     4,196,017    2,463,805
                                           ------------------------------------------------------------------
Net assets at end of period                $16,199,999   $ 9,699,869   $20,087,288   $ 2,966,373   $2,470,872
                                           ==================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                     3,982         1,574         2,519         5,999          476
  Units redeemed                              (273,069)      (87,576)     (211,132)     (295,243)     (27,317)
  Units transferred                           (104,304)      (11,970)      (55,073)     (131,503)      20,518
                                           ------------------------------------------------------------------
Increase (decrease) in units outstanding      (373,391)      (97,972)     (263,686)     (420,747)      (6,323)
Beginning units                              1,843,496       516,347     1,352,751     1,752,932      155,083
                                           ------------------------------------------------------------------
Ending units                                 1,470,105       418,375     1,089,065     1,332,185      148,760
                                           ==================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                           Total Return   Aggressive      Alliance      American Funds    American Funds
                                               Bond         Growth         Growth     Asset Allocation     Global Growth
                                            Portfolio      Portfolio      Portfolio     SAST Portfolio    SAST Portfolio
                                            (Class 2)      (Class 3)      (Class 3)       (Class 3)         (Class 3)
                                           -----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $   (39,382)  $  (261,245)  $  (1,672,723)  $   (343,221)      $   (2,143,698)

 Net realized gains (losses)                 1,185,304    (1,032,656)      4,484,465       (528,165)          (1,753,748)
  Change in net unrealized appreciation
  (depreciation) of investments               (268,693)      601,692      (7,233,932)      (190,146)         (31,947,653)
                                           -----------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                             877,229      (692,209)     (4,422,190)    (1,061,532)         (35,845,099)
                                           -----------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                  116,818     4,440,830       3,719,798     28,250,382          101,129,238
 Cost of units redeemed                     (4,553,331)   (1,390,984)    (20,322,581)    (6,853,316)         (16,904,785)
 Net transfers                                 302,679      (193,412)     (5,705,526)     8,055,525           53,724,918
 Contract maintenance charge                    (2,606)       (3,103)        (30,250)        (7,888)             (24,572)
                                           -----------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                (4,136,440)    2,853,331     (22,338,559)    29,444,703          137,924,799
                                           -----------------------------------------------------------------------------

Increase (decrease) in net assets           (3,259,211)    2,161,122     (26,760,749)    28,383,171          102,079,700
 Net assets at beginning of period          22,983,900    15,130,894     133,338,609     72,974,449          248,702,974
                                           -----------------------------------------------------------------------------
 Net assets at end of period               $19,724,689   $17,292,016   $ 106,577,860   $101,357,620         $350,782,674
                                           =============================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      4,384       464,741         289,901      2,737,223            9,110,865
 Units redeemed                               (171,674)     (115,117)       (651,589)      (674,090)          (1,560,053)
 Units transferred                               8,653        (8,937)       (155,742)       782,802            5,161,935
                                           -----------------------------------------------------------------------------
Increase (decrease) in units outstanding      (158,637)      340,687        (517,430)     2,845,935           12,712,747
Beginning units                                882,303     1,239,636       4,315,346      7,176,929           22,149,625
                                           -----------------------------------------------------------------------------
Ending units                                   723,666     1,580,323       3,797,916     10,022,864           34,862,372
                                           =============================================================================

                                              American Funds    American Funds                         Blue Chip       Capital
                                               Growth SAST      Growth-Income       Balanced            Growth         Growth
                                                Portfolio       SAST Portfolio      Portfolio          Portfolio      Portfolio
                                                (Class 3)          (Class 3)        (Class 3)          (Class 3)      (Class 3)
                                           -------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $      (2,783,803)  $    (1,065,414)  $        50,872   $      (843,633)  $  (769,153)

Net realized gains (losses)                       (4,401,378)       (5,273,420)          675,698           469,016    (1,058,969)
 Change in net unrealized appreciation
  (depreciation) of investments                   (7,836,932)         (818,810)         (595,400)       (4,004,787)      411,788
                                           -------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                               (15,022,113)       (7,157,644)          131,170        (4,379,404)   (1,416,334)
                                           -------------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                     50,284,916        31,910,082         9,754,233        18,527,146       669,511
 Cost of units redeemed                          (13,599,160)      (13,085,358)       (3,834,938)       (4,500,305)   (3,888,934)
 Net transfers                                    10,787,730         5,713,436         4,027,114         8,844,931    (2,299,933)
 Contract maintenance charge                         (21,228)          (20,293)           (4,126)           (4,496)       (7,265)
                                           -------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                      47,452,258        24,517,867         9,942,283        22,867,276    (5,526,621)
                                           -------------------------------------------------------------------------------------

Increase (decrease) in net assets                 32,430,145        17,360,223        10,073,453        18,487,872    (6,942,955)
 Net assets at beginning of period               202,206,183       172,304,601        25,621,524        41,946,401    50,326,688
                                           -------------------------------------------------------------------------------------
 Net assets at end of period               $     234,636,328   $   189,664,824   $    35,694,977   $    60,434,273   $43,383,733
                                           =====================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                        4,888,144         3,397,633           845,366         2,196,122        71,903
 Units redeemed                                   (1,341,108)       (1,425,886)         (256,656)         (663,828)     (527,033)
 Units transferred                                 1,097,344           602,340           346,662         1,089,099      (318,252)
                                           -------------------------------------------------------------------------------------
Increase (decrease) in units outstanding           4,644,380         2,574,087           935,372         2,621,393      (773,382)
Beginning units                                   19,719,559        18,469,523         1,705,555         5,831,160     6,772,753
                                           -------------------------------------------------------------------------------------
Ending units                                      24,363,939        21,043,610         2,640,927         8,452,553     5,999,371
                                           =====================================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                Cash          Corporate                       "Dogs" of          Emerging
                                             Management         Bond      Davis Venture      Wall Street          Markets
                                              Portfolio       Portfolio   Value Portfolio     Portfolio          Portfolio
                                              (Class 3)       (Class 3)     (Class 3)         (Class 3)          (Class 3)
                                           ---------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $  (2,920,064)  $ 25,249,344   $ (2,341,604)   $       133,657   $     (1,847,877)

 Net realized gains (losses)                  (2,021,106)    18,507,988    (15,723,904)         1,344,226          7,575,912
  Change in net unrealized appreciation
  (depreciation) of investments                1,047,640    (20,146,596)   (11,592,560)         1,298,866        (51,670,833)
                                           ---------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                            (3,893,530)    23,610,736    (29,658,068)         2,776,749        (45,942,798)
                                           ---------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                 40,337,214     84,358,064     54,470,038          7,395,151         21,745,445
 Cost of units redeemed                     (108,889,081)   (59,757,973)   (59,581,041)        (3,425,219)       (16,377,492)
 Net transfers                                81,397,750       (445,585)     3,423,459          4,886,665         15,395,740
 Contract maintenance charge                     (37,607)       (69,095)       (79,690)            (3,246)           (22,460)
                                           ---------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                  12,808,276     24,085,411     (1,767,234)         8,853,351         20,741,233
                                           ---------------------------------------------------------------------------------

Increase (decrease) in net assets              8,914,746     47,696,147    (31,425,302)        11,630,100        (25,201,565)
 Net assets at beginning of period           181,754,590    530,895,157    509,186,685         22,005,509        166,913,850
                                           ---------------------------------------------------------------------------------
 Net assets at end of period               $ 190,669,336   $578,591,304   $477,761,383    $    33,635,609   $    141,712,285
                                           =================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                    3,951,566      5,434,081      4,570,896            664,853          1,539,121
 Units redeemed                               (8,631,023)    (2,649,771)    (1,972,595)          (276,444)          (838,044)
 Units transferred                             6,048,891        519,722      1,198,351            397,723          1,263,560
                                           ---------------------------------------------------------------------------------
Increase (decrease) in units outstanding       1,369,434      3,304,032      3,796,652            786,132          1,964,637
Beginning units                               14,338,501     24,743,265     17,604,454          1,870,469          7,869,498
                                           ---------------------------------------------------------------------------------
Ending units                                  15,707,935     28,047,297     21,401,106          2,656,601          9,834,135
                                           =================================================================================

                                               Equity         Foreign       Fundamental
                                           Opportunities       Value           Growth        Global Bond       Global Equities
                                              Portfolio      Portfolio       Portfolio        Portfolio            Portfolio
                                              (Class 3)      (Class 3)       (Class 3)        (Class 3)            (Class 3)
                                           ------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)               $   (373,127)  $     55,529   $   (1,252,432)  $        933,105   $        (204,108)

 Net realized gains (losses)                  (3,965,978)    (6,071,330)      (1,405,083)         3,880,026            (985,220)
  Change in net unrealized appreciation
  (depreciation) of investments                3,733,081    (53,558,704)      (2,682,871)         1,632,398          (2,213,566)
                                           ------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                              (606,024)   (59,574,505)      (5,340,386)         6,445,529          (3,402,894)
                                           ------------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                  1,271,625    100,065,451        1,263,632         37,164,436           5,505,807
 Cost of units redeemed                       (4,682,768)   (40,800,839)      (5,952,003)       (16,890,153)         (2,892,885)
 Net transfers                                (1,261,820)    58,894,555         (937,918)         7,173,635           1,265,476
 Contract maintenance charge                      (5,422)       (60,605)         (11,568)           (15,735)             (3,272)
                                           ------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                  (4,678,385)   118,098,562       (5,637,857)        27,432,183           3,875,126
                                           ------------------------------------------------------------------------------------

Increase (decrease) in net assets             (5,284,409)    58,524,057      (10,978,243)        33,877,712             472,232
 Net assets at beginning of period            31,361,295    387,974,778       81,768,665        155,352,219          26,140,571
                                           ------------------------------------------------------------------------------------
 Net assets at end of period                $ 26,076,886   $446,498,835   $   70,790,422   $    189,229,931   $      26,612,803
                                           ====================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      115,780      9,372,831          104,262          2,557,246             520,347
 Units redeemed                                 (263,595)    (2,674,514)        (357,459)          (809,749)           (166,843)
 Units transferred                               (69,726)     5,830,152          (28,328)           609,184             170,130
                                           ------------------------------------------------------------------------------------
Increase (decrease) in units outstanding        (217,541)    12,528,469         (281,525)         2,356,681             523,634
Beginning units                                1,772,202     25,903,108        4,934,236          7,826,147           1,446,322
                                           ------------------------------------------------------------------------------------
Ending units                                   1,554,661     38,431,577        4,652,711         10,182,828           1,969,956
                                           ====================================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                              Growth                                        International       International
                                           Opportunities  Growth-Income    High-Yield        Diversified         Growth and
                                             Portfolio      Portfolio    Bond Portfolio   Equities Portfolio   Income Portfolio
                                             (Class 3)      (Class 3)       (Class 3)         (Class 3)           (Class 3)
                                           -----------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $  (2,092,150)  $   (140,726) $    7,034,629   $          554,888   $     2,532,604

 Net realized gains (losses)                   3,118,945       (956,548)      3,243,058              404,124       (27,832,583)
 Change in net unrealized appreciation
  (depreciation) of investments               (6,686,273)     3,249,745      (7,628,707)         (30,633,755)       (4,107,476)
                                           -----------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                            (5,659,478)     2,152,471       2,648,980          (29,674,743)      (29,407,455)
                                           -----------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                 41,362,399     26,076,488      17,095,634            6,213,846         3,168,211
 Cost of units redeemed                       (9,483,244)    (2,686,527)    (14,327,332)         (25,140,155)      (18,923,841)
 Net transfers                                16,052,921      8,449,155       6,193,947            5,062,445         6,957,994
 Contract maintenance charge                     (12,479)        (3,257)        (13,186)             (40,225)          (30,383)
                                           -----------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                  47,919,597     31,835,859       8,949,063          (13,904,089)       (8,828,019)
                                           -----------------------------------------------------------------------------------

Increase (decrease) in net assets             42,260,119     33,988,330      11,598,043          (43,578,832)      (38,235,474)
 Net assets at beginning of period           107,540,605     15,141,736     100,219,843          204,539,549       215,335,180
                                           -----------------------------------------------------------------------------------
 Net assets at end of period               $ 149,800,724   $ 49,130,066  $  111,817,886   $      160,960,717   $   177,099,706
                                           ===================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                    4,361,757      2,666,055       1,386,091              589,838           325,661
 Units redeemed                               (1,424,936)      (135,373)       (694,452)          (2,011,649)       (1,472,720)
 Units transferred                             2,069,196        631,432         506,077              625,086           863,647
                                           -----------------------------------------------------------------------------------
Increase (decrease) in units outstanding       5,006,017      3,162,114       1,197,716             (796,725)         (283,412)
Beginning units                               16,138,862        680,901       5,112,376           15,872,663        16,405,879
                                           -----------------------------------------------------------------------------------
Ending units                                  21,144,879      3,843,015       6,310,092           15,075,938        16,122,467
                                           ===================================================================================

                                              Marsico      MFS Massachusetts
                                           Focused Growth   Investors Trust       MFS Total          Mid-Cap        Real Estate
                                              Portfolio       Portfolio       Return Portfolio   Growth Portfolio     Portfolio
                                              (Class 3)       (Class 3)           (Class 3)         (Class 3)         (Class 3)
                                           ---------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $     (958,303) $      (1,875,308) $      1,553,929   $     (1,437,760) $    (1,565,963)

Net realized gains (losses)                    (1,368,357)         2,302,160        (7,418,988)         3,592,428      (16,116,634)
 Change in net unrealized appreciation
  (depreciation) of investments                  (139,515)        (7,927,931)        5,989,240         (9,092,040)      29,760,113
                                           ---------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                             (2,466,175)        (7,501,079)          124,181         (6,937,372)      12,077,516
                                           ---------------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                  20,036,517         57,079,638        13,601,050         17,532,428       38,056,926
 Cost of units redeemed                        (4,939,152)       (12,095,892)      (31,117,422)       (10,426,027)     (17,732,127)
 Net transfers                                  3,846,919         21,495,420       (10,510,258)         7,567,588       (3,450,450)
 Contract maintenance charge                       (6,293)           (16,203)          (36,880)           (14,581)         (26,364)
                                           ---------------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                   18,937,991         66,462,963       (28,063,510)        14,659,408       16,847,985
                                           ---------------------------------------------------------------------------------------

Increase (decrease) in net assets              16,471,816         58,961,884       (27,939,329)         7,722,036       28,925,501
 Net assets at beginning of period             56,367,195        146,632,293       218,109,230         84,256,397      184,070,869
                                           ---------------------------------------------------------------------------------------
 Net assets at end of period               $   72,839,011  $     205,594,177  $    190,169,901   $     91,978,433  $   212,996,370
                                           =======================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                     1,841,294          4,644,193         1,126,398          1,458,853        3,869,561
 Units redeemed                                  (438,643)          (666,479)       (1,201,448)          (878,222)        (956,466)
 Units transferred                                351,700          1,737,525          (294,312)           685,377          317,331
                                           ---------------------------------------------------------------------------------------
Increase (decrease) in units outstanding        1,754,351          5,715,239          (369,362)         1,266,008        3,230,426
Beginning units                                 4,976,678          8,210,095         8,552,476          7,130,205       10,763,539
                                           ---------------------------------------------------------------------------------------
Ending units                                    6,731,029         13,925,334         8,183,114          8,396,213       13,993,965
                                           =======================================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                            Small & Mid                                      Telecom         Total
                                             Cap Value     Small Company     Technology      Utility      Return Bond
                                             Portfolio    Value Portfolio     Portfolio     Portfolio      Portfolio
                                             (Class 3)        (Class 3)       (Class 3)     (Class 3)      (Class 3)
                                           ---------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $ (6,100,522)  $    (2,075,493)  $  (353,715)  $    102,671   $   (976,892)

Net realized gains (losses)                   3,495,733           545,391     1,693,583         96,307     18,888,171
 Change in net unrealized appreciation
  (depreciation) of investments             (36,683,268)       (4,768,716)   (2,952,689)       152,901      3,602,388
                                           --------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                          (39,288,057)       (6,298,818)   (1,612,821)       351,879     21,513,667
                                           --------------------------------------------------------------------------
From capital transactions:
 Net proceeds from units sold                80,607,644        40,143,581     2,348,228      4,517,688    166,058,637
 Cost of units redeemed                     (40,850,860)      (11,115,529)   (3,340,661)      (947,327)   (34,672,734)
 Net transfers                               26,567,160        11,487,552       950,042      3,876,130     54,471,003
 Contract maintenance charge                    (59,138)          (16,040)       (4,011)        (1,643)       (34,085)
                                           --------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                 66,264,806        40,499,564       (46,402)     7,444,848    185,822,821
                                           --------------------------------------------------------------------------

Increase (decrease) in net assets            26,976,749        34,200,746    (1,659,223)     7,796,727    207,336,488
Net assets at beginning of period           403,160,331       136,217,238    22,424,712     10,084,377    382,917,792
                                           --------------------------------------------------------------------------
Net assets at end of period                $430,137,080   $   170,417,984   $20,765,489   $ 17,881,104   $590,254,280
                                           ==========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                   6,145,235         3,978,335       433,156        348,113     11,242,832
 Units redeemed                              (2,217,525)       (1,167,084)   (1,391,442)       (60,009)    (1,671,005)
 Units transferred                            2,359,743         1,298,943       120,557        253,977      3,531,841
                                           --------------------------------------------------------------------------
Increase (decrease) in units outstanding      6,287,453         4,110,194      (837,729)       542,081     13,103,668
Beginning units                              21,707,355        13,788,567     9,020,725        663,880     19,095,522
                                           --------------------------------------------------------------------------
Ending units                                 27,994,808        17,898,761     8,182,996      1,205,961     32,199,190
                                           ==========================================================================

                                              Invesco                         Invesco
                                            Van Kampen     Invesco Van    Van Kampen V.I.    Diversified
                                           V.I. Capital    Kampen V.I.      Growth and      International   Equity Income
                                            Growth Fund   Comstock Fund     Income Fund        Account         Account
                                            (Series II)    (Series II)      (Series II)       (Class 1)       (Class 1)
                                           -------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $   (362,315)  $    (801,481)  $    (2,589,351)  $     (28,494)  $    (229,774)

Net realized gains (losses)                   2,280,219      (1,620,186)       (1,298,036)       (254,297)       (173,464)
 Change in net unrealized appreciation
  (depreciation) of investments              (3,708,067)     (8,622,692)      (14,481,332)           (466)      1,355,924
                                           ------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                           (1,790,163)    (11,044,359)      (18,368,719)       (283,257)        952,686
                                           ------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                 1,700,385      53,855,892        64,873,135               -           8,489
 Cost of units redeemed                      (3,229,710)    (32,928,730)      (53,721,632)       (293,708)     (4,258,717)
 Net transfers                                  445,121      13,298,645         9,510,463          61,818        (435,215)
 Contract maintenance charge                     (5,908)        (62,086)          (91,637)           (354)         (5,024)
                                           ------------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions                 (1,090,112)     34,163,721        20,570,329        (232,244)     (4,690,467)
                                           ------------------------------------------------------------------------------

Increase (decrease) in net assets            (2,880,275)     23,119,362         2,201,610        (515,501)     (3,737,781)
Net assets at beginning of period            23,718,139     283,683,043       483,038,980       2,504,439      25,843,438
                                           ------------------------------------------------------------------------------
Net assets at end of period                $ 20,837,864   $ 306,802,405   $   485,240,590   $   1,988,938   $  22,105,657
                                           ==============================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                     143,507       5,258,991         6,033,068               -             885
 Units redeemed                                (295,433)     (2,731,463)       (3,980,958)        (45,642)       (433,962)
 Units transferred                               28,484       1,468,602         1,236,731          10,400         (42,868)
                                           ------------------------------------------------------------------------------
Increase (decrease) in units outstanding       (123,442)      3,996,130         3,288,841         (35,242)       (475,945)
Beginning units                               2,194,616      23,853,701        36,084,513         377,301       2,690,027
                                           ------------------------------------------------------------------------------
Ending units                                  2,071,174      27,849,831        39,373,354         342,059       2,214,082
                                           ==============================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                          Government &                  LargeCap       LargeCap      MidCap
                                          High Quality     Income         Blend        Growth        Blend
                                          Bond Account    Account      Account II      Account       Account
                                           (Class 1)     (Class 1)      (Class 1)     (Class 1)     (Class 1)
                                          ----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $  (62,784)  $  (102,948)  $     (43,444)  $  (9,285)  $   (44,052)

 Net realized gains (losses)                   16,557       (53,883)       (182,573)     32,335      (327,949)
 Change in net unrealized appreciation
  (depreciation) of investments               259,877       609,661         205,645     (55,533)      592,014
                                          ----------------------------------------------------------------------
  Increase (decrease) in net assets
 from operations                              213,650       452,830         (20,372)    (32,483)      220,013
                                          ----------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                  17,488       118,877           2,581           -         1,219
 Cost of units redeemed                      (795,769)   (1,898,115)       (832,780)    (90,169)     (702,021)
 Net transfers                                112,192      (653,827)       (143,927)     23,877       328,028
 Contract maintenance charge                   (1,846)       (1,652)           (966)       (388)         (668)
                                          ----------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                    (667,935)   (2,434,717)       (975,092)    (66,680)     (373,442)
                                          ----------------------------------------------------------------------

Increase (decrease) in net assets            (454,285)   (1,981,887)       (995,464)    (99,163)     (153,429)
 Net assets at beginning of period          5,042,990    10,888,418       3,420,439     667,630     3,108,269
                                          ----------------------------------------------------------------------
 Net assets at end of period               $4,588,705   $ 8,906,531   $   2,424,975   $ 568,467   $ 2,954,840
                                          ======================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                     2,124        13,074             379           -           111
 Units redeemed                               (98,126)     (205,401)       (124,672)    (12,406)      (62,726)
 Units transferred                             13,233       (71,401)        (21,982)      3,225        30,826
                                          ----------------------------------------------------------------------
Increase (decrease) in units outstanding      (82,769)     (263,728)       (146,275)     (9,181)      (31,789)
Beginning units                               636,769     1,208,383         522,287      93,051       295,113
                                          ----------------------------------------------------------------------
Ending units                                  554,000       944,655         376,012      83,870       263,324
                                          ======================================================================

                                                                                                              SAM
                                             Money      Principal Capital    Real Estate       SAM        Conservative
                                             Market       Appreciation       Securities      Balanced      Balanced
                                            Account          Account           Account      Portfolio      Portfolio
                                           (Class 1)        (Class 1)         (Class 1)     (Class 1)      (Class 1)
                                          -----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)             $   (45,958)  $        (202,950)   $   (12,376)  $    970,136   $    132,832

 Net realized gains (losses)                        -             511,684        (75,536)       660,393        (52,703)
  Change in net unrealized appreciation
  (depreciation) of investments                     -            (448,813)       149,598     (1,918,547)        (8,277)
                                          ----------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                            (45,958)           (140,079)        61,686       (288,018)        71,852
                                          ----------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                 276,252               3,304              -        167,712          9,243
 Cost of units redeemed                    (1,939,887)         (2,698,231)       (99,157)   (17,405,191)    (1,268,236)
 Net transfers                                249,483            (484,922)        46,359     (4,212,959)     1,490,149
 Contract maintenance charge                   (1,449)             (3,242)          (186)       (16,870)        (1,464)
                                          ----------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions               (1,415,601)         (3,183,091)       (52,984)   (21,467,308)       229,692
                                          ----------------------------------------------------------------------------

Increase (decrease) in net assets          (1,461,559)         (3,323,170)         8,702    (21,755,326)       301,544
 Net assets at beginning of period          3,984,221          15,685,617        857,796     82,068,848      8,102,931
                                          ----------------------------------------------------------------------------
 Net assets at end of period              $ 2,522,662   $      12,362,447    $   866,498   $ 60,313,522   $  8,404,475
                                          ============================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                    45,619                 250              -         15,287          1,128
 Units redeemed                              (323,095)           (207,031)        (5,404)    (1,613,516)      (154,981)
 Units transferred                             42,514             (38,348)         2,543       (395,794)       183,428
                                          ----------------------------------------------------------------------------
Increase (decrease) in units outstanding     (234,962)           (245,129)        (2,861)    (1,994,023)        29,575
Beginning units                               658,291           1,217,700         47,843      7,630,083      1,005,078
                                          ----------------------------------------------------------------------------
Ending units                                  423,329             972,571         44,982      5,636,060      1,034,653
                                          ============================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                               SAM            SAM            SAM
                                           Conservative     Flexible      Strategic     Short-Term     SmallCap
                                              Growth        Income         Growth        Income        Growth
                                            Portfolio      Portfolio      Portfolio      Account      Account II
                                            (Class 1)      (Class 1)      (Class 1)     (Class 1)     (Class 1)
                                           ---------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $    151,123   $   297,585   $       8,689   $  (40,301)  $  (10,075)

Net realized gains (losses)                     362,856      (382,003)        (13,363)      17,033       28,410
 Change in net unrealized appreciation
  (depreciation) of investments              (1,004,502)      306,956        (313,280)      16,725      (51,200)
                                           --------------------------------------------------------------------
  Increase (decrease) in net assets
 from operations                               (490,523)      222,538        (317,954)      (6,543)     (32,865)
                                           --------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                    91,903        43,805          79,370        4,221          981
 Cost of units redeemed                      (4,897,478)   (2,330,801)     (2,517,986)    (365,485)     (82,832)
 Net transfers                               (1,118,748)     (188,564)       (170,203)     149,559       17,193
 Contract maintenance charge                     (8,266)       (3,273)         (3,780)        (524)        (143)
                                           --------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                    (5,932,589)   (2,478,833)     (2,612,599)    (212,229)     (64,801)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets            (6,423,112)   (2,256,295)     (2,930,553)    (218,772)     (97,666)
Net assets at beginning of period            30,342,312    13,335,320      11,620,735    2,966,046      684,577
                                           --------------------------------------------------------------------
Net assets at end of period                $ 23,919,200   $11,079,025   $   8,690,182   $2,747,274   $  586,911
                                           ====================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                       8,182         4,552           6,621          561          143
 Units redeemed                                (453,341)     (243,757)       (218,103)     (48,500)     (11,589)
 Units transferred                             (107,627)      (18,865)        (18,435)      19,708        2,325
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding       (552,786)     (258,070)       (229,917)     (28,231)      (9,121)
Beginning units                               2,827,562     1,411,163       1,020,734      399,144      102,863
                                           --------------------------------------------------------------------
Ending units                                  2,274,776     1,153,093         790,817      370,913       93,742
                                           ====================================================================
                                           --------------
                                             SmallCap      Diversified     Equity     Government & High
                                              Value       International    Income          Quality         Income
                                             Account I        Account      Account       Bond Account      Account
                                             (Class 1)       (Class 2)    (Class 2)       (Class 2)       (Class 2)
                                           --------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $    (2,883)  $   (15,192)    $  (154,753)  $        (18,990)  $  (50,351)

Net realized gains (losses)                     (2,486)      (84,904)     (1,075,846)            17,305       31,345
 Change in net unrealized appreciation
  (depreciation) of investments                 (5,949)      (31,283)      1,728,308             53,314      203,198
                                           -------------------------------------------------------------------------
  Increase (decrease) in net assets
 from operations                               (11,318)     (131,379)        497,709             51,629      184,192
                                           -------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                        -           490           1,273                  -            -
 Cost of units redeemed                        (37,253)     (207,173)     (2,897,512)          (241,599)    (648,362)
 Net transfers                                  33,357        61,583        (842,069)           (49,640)    (283,788)
 Contract maintenance charge                       (60)         (148)         (3,950)              (742)      (1,292)
                                           -------------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                       (3,956)     (145,248)     (3,742,258)          (291,981)    (933,442)
                                           -------------------------------------------------------------------------

Increase (decrease) in net assets              (15,274)     (276,627)     (3,244,549)          (240,352)    (749,250)
Net assets at beginning of period              200,565     1,222,479      15,738,890          1,437,348    4,663,359
                                           -------------------------------------------------------------------------
Net assets at end of period                $   185,291   $   945,852     $12,494,341   $      1,196,996   $3,914,109
                                           =========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                          -            92             147                  -            -
 Units redeemed                                 (3,931)      (32,381)       (307,958)           (31,143)     (72,760)
 Units transferred                               3,361        10,544         (91,661)            (6,682)     (32,100)
                                           -------------------------------------------------------------------------
Increase (decrease) in units outstanding          (570)      (21,745)       (399,472)           (37,825)    (104,860)
Beginning units                                 21,247       190,975       1,715,096            188,607      533,544
                                           -------------------------------------------------------------------------
Ending units                                    20,677       169,230       1,315,624            150,782      428,684
                                           =========================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                                              Principal
                                            LargeCap    LargeCap     MidCap       Money        Capital
                                             Blend       Growth      Blend        Market     Appreciation
                                           Account II   Account     Account      Account       Account
                                           (Class 2)   (Class 2)   (Class 2)    (Class 2)     (Class 2)
                                           -----------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $ (8,703)   $ (6,546)  $  (12,328)  $   (29,211)  $    (46,132)

Net realized gains (losses)                  (7,042)      4,838      (22,605)            -         77,078
 Change in net unrealized appreciation
  (depreciation) of investments               3,981     (24,766)      84,668             -        (98,882)
                                           -----------------------------------------------------------------
  Increase (decrease) in net assets
from operations                             (11,764)    (26,474)      49,735       (29,211)       (67,936)
                                           -----------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                     -           -            -       207,189          2,519
 Cost of units redeemed                     (74,523)    (43,259)    (128,400)   (1,308,543)    (1,076,089)
 Net transfers                                2,111       7,881      (26,550)      496,707       (133,847)
 Contract maintenance charge                   (216)        (87)        (294)       (1,297)        (1,044)
                                           -----------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                   (72,628)    (35,465)    (155,244)     (605,944)    (1,208,461)
                                           -----------------------------------------------------------------

Increase (decrease) in net assets           (84,392)    (61,939)    (105,509)     (635,155)    (1,276,397)
Net assets at beginning of period           582,511     422,658      817,910     2,251,961      3,548,871
                                           -----------------------------------------------------------------
Net assets at end of period                $498,119    $360,719   $  712,401   $ 1,616,806   $  2,272,474
                                           =================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                       -           -            -        35,533            213
 Units redeemed                             (12,105)     (6,853)     (12,159)     (224,494)       (88,542)
 Units transferred                              319       1,216       (2,402)       85,405        (11,519)
                                           -----------------------------------------------------------------
Increase (decrease) in units outstanding    (11,786)     (5,637)     (14,561)     (103,556)       (99,848)
Beginning units                              92,182      60,886       80,624       384,351        287,058
                                           -----------------------------------------------------------------
Ending units                                 80,396      55,249       66,063       280,795        187,210
                                           =================================================================
                                                                              SAM                             SAM
                                           Real Estate       SAM        Conservative        SAM             Flexible
                                           Securities      Balanced       Balanced      Conservative         Income
                                             Account      Portfolio       Portfolio    Growth Portfolio     Portfolio
                                            (Class 2)     (Class 2)        (Class 2)     (Class 2)          (Class 2)
                                           ----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $    (5,069)  $    460,526   $     89,631   $         68,825   $    212,346

Net realized gains (losses)                      1,710     (1,805,321)       111,655         (1,123,384)       (69,880)
 Change in net unrealized appreciation
  (depreciation) of investments                 29,640      1,084,039       (169,647)           582,999         13,394
                                           ---------------------------------------------------------------------------
  Increase (decrease) in net assets
from operations                                 26,281       (260,756)        31,639           (471,560)       155,860
                                           ---------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                        -         78,920         87,610            108,856          6,713
 Cost of units redeemed                       (146,187)   (10,353,141)    (1,089,331)        (6,129,342)    (1,563,708)
 Net transfers                                 (48,396)      (998,253)       322,383            950,067        392,340
 Contract maintenance charge                      (219)       (11,956)        (1,497)            (7,338)        (3,557)
                                           ---------------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                     (194,802)   (11,284,430)      (680,835)        (5,077,757)    (1,168,212)
                                           ---------------------------------------------------------------------------

Increase (decrease) in net assets             (168,521)   (11,545,186)      (649,196)        (5,549,317)    (1,012,352)
Net assets at beginning of period              430,757     55,154,015      7,155,837         29,480,485     10,602,634
                                           ---------------------------------------------------------------------------
Net assets at end of period                $   262,236   $ 43,608,829   $  6,506,641   $     23,931,168   $  9,590,282
                                           ===========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                          -          7,482         10,930              9,862            592
 Units redeemed                                 (8,024)      (981,469)      (131,944)          (585,363)      (170,602)
 Units transferred                              (2,602)       (95,363)        40,597             92,567         43,377
                                           ---------------------------------------------------------------------------
Increase (decrease) in units outstanding       (10,626)    (1,069,350)       (80,417)          (482,934)      (126,633)
Beginning units                                 24,526      5,280,382        890,115          2,838,301      1,156,232
                                           ---------------------------------------------------------------------------
Ending units                                    13,900      4,211,032        809,698          2,355,367      1,029,599
                                           ===========================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                               SAM                                                    Columbia
                                            Strategic     Short-Term     SmallCap     SmallCap        Variable
                                             Growth         Income        Growth        Value     Portfolio - Asset
                                            Portfolio      Account      Account II    Account I    Allocation Fund
                                            (Class 2)     (Class 2)     (Class 2)     (Class 2)       (Class 1)
                                           -------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $   (32,585)  $   (24,712)  $   (4,385)  $    (2,235)  $           7,388

Net realized gains (losses)                   (869,506)       23,878       18,602         2,321             (26,293)
 Change in net unrealized appreciation
  (depreciation) of investments                371,168        (7,941)     (26,548)       (2,597)              3,752
                                           ------------------------------------------------------------------------
  Increase (decrease) in net assets
from operations                               (530,923)       (8,775)     (12,331)       (2,511)            (15,153)
                                           ------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                   12,860             -            -             -                   -
 Cost of units redeemed                     (2,662,221)   (1,444,525)     (53,845)      (40,789)           (128,225)
 Net transfers                              (1,052,400)    1,070,428      (40,986)      (34,702)            408,203
 Contract maintenance charge                    (3,498)         (442)         (75)          (63)               (252)
                                           ------------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                   (3,705,259)     (374,539)     (94,906)      (75,554)            279,726
                                           ------------------------------------------------------------------------


Increase (decrease) in net assets           (4,236,182)     (383,314)    (107,237)      (78,065)            264,573
Net assets at beginning of period           15,343,930     1,851,701      335,263       168,872             717,063
                                           ------------------------------------------------------------------------
Net assets at end of period                $11,107,748   $ 1,468,387   $  228,026   $    90,807   $         981,636
                                           ========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      1,385             -            -             -                   -
 Units redeemed                               (243,682)     (199,249)      (8,638)       (4,409)            (11,305)
 Units transferred                            (105,483)      147,785       (5,714)       (3,492)             35,727
                                           ------------------------------------------------------------------------
Increase (decrease) in units outstanding      (347,780)      (51,464)     (14,352)       (7,901)             24,422
Beginning units                              1,397,038       254,355       52,037        18,235              61,271
                                           ------------------------------------------------------------------------
Ending units                                 1,049,258       202,891       37,685        10,334              85,693
                                           ========================================================================

                                               Columbia                       Columbia
                                               Variable        Columbia       Variable        Columbia        Columbia
                                              Portfolio -      Variable      Portfolio -      Variable        Variable
                                                 Small         Portfolio       Marsico       Portfolio -      Portfolio -
                                                Company         - High         Focused         Marsico          Marsico
                                              Growth Fund     Income Fund   Equities Fund    Growth Fund   21st Century Fund
                                               (Class 1)       (Class 1)      (Class 1)       (Class 1)       (Class 1)
                                           ----------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $      (26,618)  $   1,464,790   $    (447,446)  $    (40,307)  $         (23,364)

Net realized gains (losses)                        58,837         140,089         328,938        273,617              42,780
 Change in net unrealized appreciation
  (depreciation) of investments                  (123,526)       (536,137)     (1,295,596)      (357,083)           (222,902)
                                           ---------------------------------------------------------------------------------
  Increase (decrease) in net assets
from operations                                   (91,307)      1,068,742      (1,414,104)      (123,773)           (203,486)
                                           ---------------------------------------------------------------------------------

From capital transactions:
 Net proceeds from units sold                         995       1,223,530         605,993          1,336                 727
 Cost of units redeemed                          (402,821)     (4,495,695)     (6,482,925)      (673,432)           (156,399)
 Net transfers                                   (113,415)     (1,642,438)     (2,697,129)      (133,234)              8,526
 Contract maintenance charge                         (223)         (3,551)         (5,743)          (536)               (107)
                                           ---------------------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                        (515,464)     (4,918,154)     (8,579,804)      (805,866)           (147,253)
                                           ---------------------------------------------------------------------------------


Increase (decrease) in net assets                (606,771)     (3,849,412)     (9,993,908)      (929,639)           (350,739)
Net assets at beginning of period               1,951,181      25,984,432      41,882,170      3,520,564           1,631,456
                                           ---------------------------------------------------------------------------------
Net assets at end of period                $    1,344,410   $  22,135,020   $  31,888,262   $  2,590,925   $       1,280,717
                                           =================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                            85          64,540          51,673            124                  47
 Units redeemed                                   (32,750)       (238,092)       (572,845)       (62,360)            (10,976)
 Units transferred                                 (8,734)        (91,845)       (233,520)       (12,805)                841
                                           ---------------------------------------------------------------------------------
Increase (decrease) in units outstanding          (41,399)       (265,397)       (754,692)       (75,041)            (10,088)
Beginning units                                   159,274       1,415,148       3,687,487        323,404             107,059
                                           ---------------------------------------------------------------------------------
Ending units                                      117,875       1,149,751       2,932,795        248,363              96,971
                                           =================================================================================

      The accompanying notes an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                          OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                              Columbia      Columbia
                                                                Columbia      Variable      Variable
                                                                Variable     Portfolio -   Portfolio -
                                                               Portfolio -     Marsico     Diversified
                                                                 Mid Cap    International    Equity        Asset         Global
                                                                 Growth     Opportunities    Income     Allocation       Growth
                                                                  Fund          Fund          Fund         Fund           Fund
                                                                (Class 1)     (Class 2)     (Class 1)    (Class 2)      (Class 2)
                                                              -------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                  $  (17,753)  $   (27,736)  $    18,204  $    203,794   $ (1,041,396)

Net realized gains (losses)                                       27,582      (119,798)     (414,632)    1,591,437     11,431,651
Change in net unrealized appreciation
(depreciation) of investments                                    (64,514)     (506,772)       76,775    (1,840,709)   (39,698,006)
                                                              -------------------------------------------------------------------
Increase (decrease) in net assets from operations                (54,685)     (654,306)     (319,653)      (45,478)   (29,307,751)
                                                              -------------------------------------------------------------------
From capital transactions:
Net proceeds from units sold                                       1,639         2,493            13       459,556      1,196,875
Cost of units redeemed                                          (504,596)     (643,641)     (729,550)  (12,837,969)   (49,477,650)
Net transfers                                                    (89,475)     (199,573)     (261,194)     (622,686)   (15,624,018)
Contract maintenance charge                                         (152)         (480)         (489)      (41,713)       (80,014)
                                                              -------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions     (592,584)     (841,201)     (991,220)  (13,042,812)   (63,984,807)
                                                              -------------------------------------------------------------------
Increase (decrease) in net assets                               (647,269)   (1,495,507)   (1,310,873)  (13,088,290)   (93,292,558)
Net assets at beginning of period                              1,383,881     4,403,401     4,153,700    85,697,533    342,056,864
                                                              -------------------------------------------------------------------
Net assets at end of period                                   $  736,612   $ 2,907,894   $ 2,842,827  $ 72,609,243   $248,764,306
                                                              ===================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                           135           145             1        30,983         51,403
Units redeemed                                                   (44,555)      (38,800)      (67,167)     (802,144)    (2,183,720)
Units transferred                                                 (8,303)      (11,139)      (24,772)      (43,110)      (690,897)
                                                              -------------------------------------------------------------------
Increase (decrease) in units outstanding                         (52,723)      (49,794)      (91,938)     (814,271)    (2,823,214)
Beginning units                                                  121,959       248,600       364,851     5,407,120     14,920,017
                                                              -------------------------------------------------------------------
Ending units                                                      69,236       198,806       272,913     4,592,849     12,096,803
                                                              ===================================================================
                                                                               Growth       Asset          Cash
                                                                  Growth       -Income    Allocation    Management      Growth
                                                                   Fund         Fund         Fund          Fund          Fund
                                                                (Class 2)     (Class 2)   (Class 3)     (Class 3)      (Class 3)
                                                              ------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                  $ (4,034,401) $   (433,877) $   212,307    $ (165,295)  $(1,428,542)

Net realized gains (losses)                                      7,118,037    (1,350,253)    (225,064)      (55,051)   (3,808,841)
Change in net unrealized appreciation
(depreciation) of investments                                  (23,457,666)  (10,395,127)      30,315         9,667    (6,089,703)
                                                              --------------------------------------------------------------------
Increase (decrease) in net assets from operations              (20,374,030)  (12,179,257)      17,558      (210,679)  (11,327,086)
                                                              --------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                                     1,354,743     1,782,340       72,039        11,781       430,528
Cost of units redeemed                                         (66,102,932)  (64,513,546)  (6,693,238)   (5,122,465)  (23,732,387)
Net transfers                                                  (26,159,015)  (16,874,242)     142,266     3,795,972    (8,119,249)
Contract maintenance charge                                       (109,666)     (117,408)     (16,663)       (7,894)      (84,514)
                                                              --------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions    (91,016,870)  (79,722,856)  (6,495,596)   (1,322,606)  (31,505,622)
                                                              --------------------------------------------------------------------

Increase (decrease) in net assets                             (111,390,900)  (91,902,113)  (6,478,038)   (1,533,285)   (42,832,708)
Net assets at beginning of period                              456,326,337   436,801,880   43,700,036    13,423,722    231,541,625
                                                              --------------------------------------------------------------------
Net assets at end of period                                   $344,935,437 $ 344,899,767  $37,221,998   $11,890,437   $188,708,917
                                                              ====================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                          65,167       104,409        1,456           548          2,329
Units redeemed                                                  (3,327,507)   (3,957,508)    (140,738)     (235,813)      (132,572)
Units transferred                                               (1,321,357)   (1,042,953)       2,102       174,331        (46,723)
                                                              --------------------------------------------------------------------
Increase (decrease) in units outstanding                        (4,583,697)   (4,896,052)    (137,180)      (60,934)      (176,966)
Beginning units                                                 23,161,429    26,741,866      922,960       612,158      1,282,399
                                                              --------------------------------------------------------------------
Ending units                                                    18,577,732    21,845,814      785,780       551,224      1,105,433
                                                              ====================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                          OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                              High-                   U.S. Government    Growth
                                                                 Growth-      Income                    /AAA-Rated         and
                                                                 Income        Bond    International    Securities       Income
                                                                  Fund         Fund        Fund            Fund         Portfolio
                                                                (Class 3)   (Class 3)    (Class 3)       (Class 3)     (Class VC)
                                                              ---------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                   $   417,645  $ 1,308,239   $   201,391     $  116,965  $ (2,049,237)

Net realized gains (losses)                                     (6,366,125)     989,347      (571,446)     1,135,154    (5,348,487)
Change in net unrealized appreciation
(depreciation) of investments                                      195,973   (2,063,347)   (7,868,678)       136,658   (11,762,626)
                                                              ---------------------------------------------------------------------
Increase (decrease) in net assets from operations               (5,752,507)     234,239    (8,238,733)     1,388,777   (19,160,350)
                                                              ---------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                                       248,423       36,863       110,997         34,222    28,385,194
Cost of units redeemed                                         (26,598,048)  (2,663,453)   (6,805,343)    (3,849,649)  (27,015,264)
Net transfers                                                   (4,192,218)    (228,725)   (2,278,385)       178,669     8,431,977
Contract maintenance charge                                        (87,684)      (9,134)      (20,119)        (9,764)      (48,577)
                                                              ---------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions    (30,629,527)  (2,864,449)   (8,992,850)    (3,646,522)    9,753,330
                                                              ---------------------------------------------------------------------

Increase (decrease) in net assets                              (36,382,034)  (2,630,210)  (17,231,583)    (2,257,745)   (9,407,020)
Net assets at beginning of period                              208,592,720   23,121,444    60,705,085     26,067,499   249,602,582
                                                              ---------------------------------------------------------------------
Net assets at end of period                                   $172,210,686  $20,491,234  $ 43,473,502    $23,809,754  $240,195,562
                                                              =====================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                           2,094          452         2,163            900     2,976,269
Units redeemed                                                    (223,186)     (32,854)     (141,328)       (99,108)   (2,385,142)
Units transferred                                                  (35,291)      (2,005)      (49,434)         2,268       978,043
                                                              ---------------------------------------------------------------------
Increase (decrease) in units outstanding                          (256,383)     (34,407)     (188,599)       (95,940)    1,569,170
Beginning units                                                  1,727,264      287,610     1,195,394        687,580    21,726,327
                                                              ---------------------------------------------------------------------
Ending units                                                     1,470,881      253,203     1,006,795        591,640    23,295,497
                                                              =====================================================================

                                                                                                          Sterling      Sterling
                                                                           Sterling       Sterling        Capital       Capital
                                                              Mid Cap       Capital        Capital       Strategic       Total
                                                               Value        Select         Special       Allocation      Return
                                                             Portfolio      Equity      Opportunities      Equity         Bond
                                                             (Class VC)       VIF            VIF            VIF           VIF
                                                            ----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                $  (415,115)  $   (7,821)    $  (246,805)    $  (13,705)  $   164,143

Net realized gains (losses)                                    (727,009)    (285,114)        869,147       (163,316)      530,195
Change in net unrealized appreciation
(depreciation) of investments                                  (389,217)     221,139      (1,392,524)        34,397      (345,747)
                                                            ----------------------------------------------------------------------
Increase (decrease) in net assets from operations            (1,531,341)     (71,796)       (770,182)      (142,624)      348,591
                                                            ----------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                                     59,205          490          32,069              -        41,457
Cost of units redeemed                                       (5,996,210)    (224,290)     (1,742,656)      (330,655)   (1,613,136)
Net transfers                                                  (480,133)     (57,469)         11,957         15,002      (287,332)
Contract maintenance charge                                     (17,858)        (195)         (1,291)          (345)         (908)
                                                            ----------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions  (6,434,996)    (281,464)     (1,699,921)      (315,998)   (1,859,919)
                                                            ----------------------------------------------------------------------

Increase (decrease) in net assets                            (7,966,337)    (353,260)     (2,470,103)      (458,622)   (1,511,328)
Net assets at beginning of period                            34,280,758    1,745,230      15,483,642      2,012,635     9,243,994
                                                            ----------------------------------------------------------------------
Net assets at end of period                                 $26,314,421   $1,391,970     $13,013,539     $1,554,013   $ 7,732,666
                                                            ----------------------------------------------------------------------

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                        5,001           54           2,094              -         3,296
Units redeemed                                                 (435,631)     (25,095)       (116,666)       (32,449)     (128,139)
Units transferred                                               (38,780)      (4,753)         (4,437)         2,052       (24,290)
                                                            ----------------------------------------------------------------------
Increase (decrease) in units outstanding                       (469,410)     (29,794)       (119,009)       (30,397)     (149,133)
Beginning units                                               2,497,517      190,884       1,035,403        198,013       750,050
                                                            ----------------------------------------------------------------------
Ending units                                                  2,028,107      161,090         916,394        167,616       600,917
                                                            ======================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                          OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2011
                                  (continued)

                                                                                Franklin
                                                                                Templeton
                                                         MTB                       VIP
                                                       Managed     Franklin     Founding
                                                     Allocation     Income        Funds      Allocation     Allocation
                                                       Fund -     Securities    Allocation    Balanced        Growth
                                                      Moderate       Fund         Fund        Portfolio      Portfolio
                                                      Growth II   (Class 2)     (Class 2)     (Class 3)      (Class 3)
                                                     ------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                         $      -    $ 2,910,999   $  (617,659)  $    72,881   $   (43,532)

Net realized gains (losses)                                 6      2,199,252      (160,327)      444,599       (10,872)
Change in net unrealized appreciation
(depreciation) of investments                             (27)    (4,908,040)     (544,132)   (1,427,625)     (836,382)
                                                     ------------------------------------------------------------------
Increase (decrease) in net assets from operations         (21)       202,211    (1,322,118)     (910,145)     (890,786)
                                                     ------------------------------------------------------------------
From capital transactions:
Net proceeds from units sold                                -     31,984,912     8,065,705    40,643,163     6,577,207
Cost of units redeemed                                      -     (5,687,053)   (3,063,103)   (2,911,980)     (907,517)
Net transfers                                               -     21,856,920     1,038,111    16,825,969     3,084,916
Contract maintenance charge                               (49)        (4,982)       (4,188)       (3,266)         (845)
                                                     ------------------------------------------------------------------
Increase (decrease) in net assets from
capital transactions                                      (49)    48,149,797     6,036,525    54,553,886     8,753,761
                                                     ------------------------------------------------------------------
Increase (decrease) in net assets                         (70)    48,352,008     4,714,407    53,643,741     7,862,975
Net assets at beginning of period                         375     47,357,563    36,380,043    32,841,923     4,539,712
                                                     ------------------------------------------------------------------
Net assets at end of period                          $    305    $95,709,571   $41,094,450   $86,485,664   $12,402,687
                                                     ==================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                 -       3,013,542       871,035     3,548,980       600,954
Units redeemed                                            (5)      (538,098)      (332,332)     (254,183)      (82,844)
Units transferred                                          -       2,083,156       112,206     1,471,304       290,691
                                                     ------------------------------------------------------------------
Increase (decrease) in units outstanding                  (5)      4,558,600       650,909     4,766,101       808,801
Beginning units                                           39       4,540,183     3,952,710     2,867,378       411,426
                                                     ------------------------------------------------------------------
Ending units                                               34      9,098,783     4,603,619     7,633,479     1,220,227
                                                     ==================================================================

                                                    Allocation
                                                     Moderate      Allocation        Real
                                                      Growth        Moderate        Return
                                                     Portfolio      Portfolio      Portfolio
                                                     (Class 3)      (Class 3)      (Class 3)
                                                   -------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                       $    (86,829) $    (32,484)  $  (2,263,437)

Net realized gains (losses)                             571,837       485,492       1,580,194
Change in net unrealized appreciation
(depreciation) of investments                        (7,203,258)   (4,265,563)      6,556,702
Increase (decrease) in net assets from operations    (6,718,250)   (3,812,555)      5,873,459

From capital transactions:
Net proceeds from units sold                         71,903,249    63,828,133      79,967,296
Cost of units redeemed                               (4,220,392)   (3,695,108)     (6,884,177)
Net transfers                                        20,533,559    19,500,398      34,233,215
Contract maintenance charge                              (6,888)       (4,912)         (7,664)
                                                   -------------------------------------------
Increase (decrease) in net assets from
capital transactions                                 88,209,528    79,628,511     107,308,670
                                                   -------------------------------------------

Increase (decrease) in net assets                    81,491,278    75,815,956     113,182,129
Net assets at beginning of period                    55,508,068    44,214,654      84,421,305
                                                   -------------------------------------------
Net assets at end of period                        $136,999,346  $120,030,610   $ 197,603,434
                                                   ===========================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                            6,497,369     5,616,969       6,852,684
Units redeemed                                        (385,568)     (328,013)        (587,371)
Units transferred                                     1,865,672     1,737,567       2,935,225
                                                   -------------------------------------------
Increase (decrease) in units outstanding              7,977,473     7,026,523       9,200,538
Beginning units                                       4,992,596     3,880,104       7,405,888
                                                   -------------------------------------------
Ending units                                         12,970,069    10,906,627      16,606,426
                                                   ===========================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                          OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010

                                                                                             Government
                                                                 Asset         Capital      and Quality                   Natural
                                                              Allocation     Appreciation      Bond          Growth      Resources
                                                               Portfolio      Portfolio      Portfolio      Portfolio    Portfolio
                                                               (Class 1)      (Class 1)      (Class 1)      (Class 1)    (Class 1)
                                                              ----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                  $  1,658,860  $  (4,426,894) $  4,106,337   $   (931,286) $  (577,865)

Net realized gains (losses)                                     (2,734,561)   (12,119,178)    1,289,501    (13,504,121)  11,392,328
Change in net unrealized appreciation
(depreciation) of investments                                   17,602,969     76,826,729       568,274     27,016,468      (76,798)
                                                              ----------------------------------------------------------------------
Increase (decrease) in net assets from operations               16,527,268     60,280,657     5,964,112     12,581,061   10,737,665
                                                              ----------------------------------------------------------------------
From capital transactions:
Net proceeds from units sold                                       689,074      1,070,095     1,132,966        400,331      127,071
Cost of units redeemed                                         (18,521,867)   (42,705,169)  (30,127,782)   (14,485,754) (11,804,533)
Net transfers                                                     (233,388)    (7,577,441)   (3,228,181)    (6,641,256)  (6,284,245)
Contract maintenance charge                                        (68,249)      (180,510)      (74,447)       (60,397)     (36,227)
                                                              ----------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions    (18,134,430)   (49,393,025)  (32,297,444)   (20,787,076) (17,997,934)
                                                              ----------------------------------------------------------------------

Increase (decrease) in net assets                               (1,607,162)    10,887,632   (26,333,332)    (8,206,015)  (7,260,269)
Net assets at beginning of period                              149,654,165    328,926,042   179,811,641    119,178,758   99,135,192
                                                              ----------------------------------------------------------------------
Net assets at end of period                                   $148,047,003  $ 339,813,674  $153,478,309   $110,972,743  $91,874,923
                                                              ======================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                          27,699         25,364        57,531         13,579        2,533
Units redeemed                                                    (730,086)      (975,479)   (1,530,540)      (479,545)    (236,175)
Units transferred                                                  (12,104)      (188,914)     (173,185)      (221,601)    (132,026)
                                                              ----------------------------------------------------------------------
Increase (decrease) in units outstanding                          (714,491)    (1,139,029)   (1,646,194)      (687,567)    (365,668)
                                                              ----------------------------------------------------------------------
Beginning units                                                  6,064,925      7,736,493     9,397,555      4,003,562    1,922,741
Ending units                                                     5,350,434      6,597,464     7,751,361      3,315,995    1,557,073
                                                              ======================================================================

                                                                                           Government
                                                                Asset         Capital      and Quality                  Natural
                                                             Allocation     Appreciation      Bond        Growth       Resources
                                                              Portfolio      Portfolio      Portfolio    Portfolio     Portfolio
                                                              (Class 2)      (Class 2)      (Class 2)    (Class 2)     (Class 2)
                                                             ---------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                                 $   110,374    $  (991,082) $  1,702,903   $  (340,302)  $  (166,563)

Net realized gains (losses)                                     (421,586)     1,403,909       214,400    (2,081,066)   (1,314,870)
Change in net unrealized appreciation
(depreciation) of investments                                  1,601,103     11,628,559       719,525     6,370,597     3,937,365
                                                             ---------------------------------------------------------------------
Increase (decrease) in net assets from operations              1,289,891     12,041,386     2,636,828     3,949,229     2,455,932
                                                             ---------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                                       5,143        303,579       439,365       252,136        99,465
Cost of units redeemed                                        (2,238,193)   (10,501,099)  (15,358,582)   (4,852,296)   (3,055,084)
Net transfers                                                     61,442     (3,296,099)   (1,624,916)   (1,112,477)   (1,249,565)
Contract maintenance charge                                       (2,099)       (14,779)      (15,151)       (7,780)       (4,532)
                                                             ---------------------------------------------------------------------
Increase (decrease) in net assets from capital transactions   (2,173,707)   (13,508,398)  (16,559,284)   (5,720,417)   (4,209,716)
                                                             ---------------------------------------------------------------------

Increase (decrease) in net assets                               (883,816)    (1,467,012)  (13,922,456)   (1,771,188)   (1,753,784)
Net assets at beginning of period                             12,952,662     68,526,327    84,762,472    36,875,488    22,331,708
                                                             ---------------------------------------------------------------------
Net assets at end of period                                  $12,068,846    $67,059,315  $ 70,840,016   $35,104,300   $20,577,924
                                                             =====================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                           200          6,932        22,185         8,403         1,994
Units redeemed                                                   (92,000)      (234,552)     (786,578)     (162,307)      (61,772)
Units transferred                                                  2,720        (74,252)      (85,090)      (36,061)      (25,278)
                                                             ---------------------------------------------------------------------
Increase (decrease) in units outstanding                         (89,080)      (301,872)     (849,483)     (189,965)      (85,056)
Beginning units                                                  534,495      1,599,362     4,464,526     1,255,422       440,030
                                                             ---------------------------------------------------------------------
Ending units                                                     445,415      1,297,490     3,615,043     1,065,457       354,974
                                                             =====================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)



                                                                         Government
                                              Asset        Capital       and Quality                    Natural
                                           Allocation    Appreciation       Bond          Growth       Resources
                                            Portfolio     Portfolio       Portfolio      Portfolio     Portfolio
                                            (Class 3)     (Class 3)       (Class 3)      (Class 3)     (Class 3)
                                           ------------------------------------------------------------------------
INCREASE (DECREASE)
IN NET ASSETS:
From operations:
   Net investment income (loss)            $   205,413   $  (5,731,864)  $ 12,560,003   $ (1,498,676)  $ (1,321,485)

   Net realized gains (losses)              (1,576,437)     (4,607,558)     2,834,154    (10,826,603)    (7,428,339)
   Change in net unrealized appreciation
      (depreciation) of investments          4,120,223      80,720,896      2,580,843     28,052,491     27,890,605
                                           ------------------------------------------------------------------------
      Increase (decrease) in net
        assets from operations               2,749,199      70,381,474     17,975,000     15,727,212     19,140,781
                                           ------------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold              2,378,405      27,397,519     40,050,283      2,551,244      6,319,158
   Cost of units redeemed                   (3,297,352)    (39,368,925)   (79,777,748)   (16,584,957)   (15,895,133)
   Net transfers                             1,400,926     (13,485,184)    38,262,749     (6,177,683)    (2,943,442)
   Contract maintenance charge                  (4,500)        (69,527)       (97,670)       (32,222)       (27,947)
                                           ------------------------------------------------------------------------
      Increase (decrease) in net assets
        from capital transactions              477,479     (25,526,117)    (1,562,386)   (20,243,618)   (12,547,364)
                                           ------------------------------------------------------------------------

Increase (decrease) in net assets            3,226,678      44,855,357     16,412,614     (4,516,406)     6,593,417
Net assets at beginning of period           22,884,366     354,705,982    598,222,501    143,954,599    150,922,682
                                           ------------------------------------------------------------------------
Net assets at end of period                $26,111,044   $ 399,561,339   $614,635,115   $139,438,193   $157,516,099
                                           ========================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                  178,795       1,442,574      2,746,529        144,372        376,749
   Units redeemed                             (132,976)       (931,330)    (4,184,086)      (572,685)      (343,408)
   Units transferred                            71,892          44,111      2,393,217       (198,195)        13,857
                                           ------------------------------------------------------------------------
Increase (decrease) in units outstanding       117,711         555,355        955,660       (626,508)        47,198
Beginning units                                971,609       8,852,152     32,768,598      5,241,332      3,269,902
                                           ------------------------------------------------------------------------
Ending units                                 1,089,320       9,407,507     33,724,258      4,614,824      3,317,100
                                           ========================================================================

                                                                                        Blue
                                           Aggressive      Alliance                     Chip          Capital
                                             Growth         Growth      Balanced       Growth         Growth
                                            Portfolio      Portfolio    Portfolio     Portfolio      Portfolio
                                            (Class 1)      (Class 1)    (Class 1)     (Class 1)      (Class 1)
                                           --------------------------------------------------------------------
INCREASE (DECREASE)
IN NET ASSETS:
From operations:
   Net investment income (loss)            $  (455,943)  $ (1,359,043)  $   204,529   $  (110,128)  $  (110,288)

   Net realized gains (losses)              (2,414,734)    (9,684,755)   (2,030,008)      160,174       108,190
   Change in net unrealized appreciation
      (depreciation) of investments          8,136,642     25,794,567     6,853,672       875,308       417,635
                                           --------------------------------------------------------------------
      Increase (decrease) in net
       assets from operations                5,265,965     14,750,769     5,028,193       925,354       415,537
                                           --------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                123,233        780,679       421,671        11,652        18,301
   Cost of units redeemed                   (3,855,761)   (26,623,729)   (7,095,158)   (1,337,537)     (885,624)
   Net transfers                              (924,931)    (6,944,735)      312,740    (1,138,183)     (778,849)
   Contract maintenance charge                 (26,754)      (162,105)      (41,707)       (4,275)       (4,201)
                                           --------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (4,684,213)   (32,949,890)   (6,402,454)   (2,468,343)   (1,650,373)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets              581,752    (18,199,121)   (1,374,261)   (1,542,989)   (1,234,836)
Net assets at beginning of period           30,938,865    212,426,679    54,170,244     8,996,959     8,146,440
                                           --------------------------------------------------------------------
Net assets at end of period                $31,520,617   $194,227,558   $52,795,983   $ 7,453,970   $ 6,911,604
                                           ====================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                   10,561         26,721        27,465         1,646         2,638
   Units redeemed                             (334,855)      (904,048)     (463,386)     (229,207)     (130,714)
   Units transferred                           (83,304)      (233,366)       20,171      (163,775)     (118,843)
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding      (407,598)    (1,110,693)     (415,750)     (391,336)     (246,919)
Beginning units                              2,788,887      7,055,815     3,636,635     1,542,759     1,168,646
                                           --------------------------------------------------------------------
Ending units                                 2,381,289      5,945,122     3,220,885     1,151,423       921,727
                                           ====================================================================

     The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                                                          Davis
                                               Cash        Corporate      Venture       "Dogs" of Wall       Emerging
                                            Management       Bond         Value            Street            Markets
                                            Portfolio      Portfolio     Portfolio        Portfolio         Portfolio
                                             (Class 1)     (Class 1)     (Class 1)        (Class 1)         (Class 1)
                                           ----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $ (1,437,588)  $  5,888,575   $ (4,097,983)  $       252,787   $    (81,684)

   Net realized gains (losses)               (2,961,591)     4,480,043     (5,447,075)       (1,317,599)   (15,404,398)
   Change in net unrealized appreciation
      (depreciation) of investments           2,743,696        815,386     59,054,407         3,754,632     25,102,470
                                           ----------------------------------------------------------------------------
      Increase (decrease) in net
        assets from operations               (1,655,483)    11,184,004     49,509,349         2,689,820      9,616,388
                                           ----------------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold               3,076,148        746,339      1,678,533            61,911        228,896
   Cost of units redeemed                   (38,822,113)   (22,498,340)   (68,739,749)       (2,641,942)    (8,790,669)
   Net transfers                             13,984,772        977,056    (26,625,669)        1,630,693       (315,375)
   Contract maintenance charge                  (72,631)       (45,221)      (305,467)          (13,002)       (30,059)
                                           ----------------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (21,833,824)   (20,820,166)   (93,992,352)         (962,340)    (8,907,207)
                                           ----------------------------------------------------------------------------

Increase (decrease) in net assets           (23,489,307)    (9,636,162)   (44,483,003)        1,727,480        709,181
Net assets at beginning of period           106,567,407    127,454,013    560,675,687        19,185,423     69,854,315
                                           ----------------------------------------------------------------------------
Net assets at end of period                $ 83,078,100   $117,817,851   $516,192,684   $    20,912,903   $ 70,563,496
                                           ============================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                   229,676         32,850         52,656             5,460         11,924
   Units redeemed                            (2,906,085)      (981,201)    (2,145,637)         (233,374)      (435,464)
   Units transferred                          1,045,552         48,466       (830,510)          135,832        (49,178)
                                           ----------------------------------------------------------------------------
Increase (decrease) in units outstanding     (1,630,857)      (899,885)    (2,923,491)          (92,082)      (472,718)
Beginning units                               7,890,791      5,837,425     17,402,626         1,777,635      3,502,327
                                           ----------------------------------------------------------------------------
Ending units                                  6,259,934      4,937,540     14,479,135         1,685,553      3,029,609
                                           ============================================================================

                                              Equity         Fundamental      Global         Global          Growth
                                           Opportunities       Growth          Bond         Equities      Opportunities
                                             Portfolio        Portfolio      Portfolio      Portfolio       Portfolio
                                             (Class 1)        (Class 1)      (Class 1)      (Class 1)       (Class 1)
                                           -----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $     (291,326)  $   (722,185)  $  1,452,895   $    101,639   $     (167,602)

   Net realized gains (losses)                 (3,267,173)    (2,987,071)     1,704,715        (53,535)        (229,726)
   Change in net unrealized appreciation
      (depreciation) of investments             8,489,465     10,433,737       (636,446)     7,431,257        2,554,416
                                           -----------------------------------------------------------------------------
      Increase (decrease) in net
        assets from operations                  4,930,966      6,724,481      2,521,164      7,479,361        2,157,088
                                           -----------------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                   125,300        293,912        235,936        283,235           59,084
   Cost of units redeemed                      (5,099,383)    (5,805,959)   (10,357,830)    (8,700,251)      (1,700,247)
   Net transfers                               (1,178,923)    (1,703,754)     2,035,259     (1,998,965)       1,299,037
   Contract maintenance charge                    (21,755)       (41,638)       (19,566)       (39,561)          (5,832)
                                           -----------------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions               (6,174,761)    (7,257,439)    (8,106,201)   (10,455,542)        (347,958)
                                           -----------------------------------------------------------------------------

Increase (decrease) in net assets              (1,243,795)      (532,958)    (5,585,037)    (2,976,181)       1,809,130
Net assets at beginning of period              36,813,569     50,737,315     60,695,476     68,658,954       10,714,078
                                           -----------------------------------------------------------------------------
Net assets at end of period                $   35,569,774   $ 50,204,357   $ 55,110,439   $ 65,682,773   $   12,523,208
                                           =============================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                       7,605         18,482         10,712         15,110           11,114
   Units redeemed                                (305,830)      (369,966)      (469,961)      (461,583)        (318,338)
   Units transferred                              (70,177)      (109,801)        90,203       (105,109)         209,732
                                           -----------------------------------------------------------------------------
Increase (decrease) in units outstanding         (368,402)      (461,285)      (369,046)      (551,582)         (97,492)
Beginning units                                 2,272,164      3,252,503      2,805,022      3,656,933        2,146,854
                                           -----------------------------------------------------------------------------
Ending units                                    1,903,762      2,791,218      2,435,976      3,105,351        2,049,362
                                           =============================================================================

     The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)



                                                                          International    International     Marsico
                                               Growth-     High-Yield      Diversified      Growth and       Focused
                                               Income         Bond          Equities          Income         Growth
                                             Portfolio     Portfolio       Portfolio         Portfolio      Portfolio
                                              (Class 1)    (Class 1)       (Class 1)         (Class 1)      (Class 1)
                                           ----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $   (892,538)  $  6,945,399   $    1,403,938   $    1,536,129   $  (196,937)

   Net realized gains (losses)               (8,480,352)    (7,619,070)         996,692       (2,813,165)   (1,495,633)
   Change in net unrealized appreciation
      (depreciation) of investments          22,655,686     11,092,592          800,976        4,055,296     4,129,033
                                           ----------------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                       13,282,796     10,418,921        3,201,606        2,778,260     2,436,463
                                           ----------------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                 483,001        742,917          304,992          233,055        27,206
   Cost of units redeemed                   (19,828,067)   (15,332,719)      (8,389,361)      (8,931,354)   (2,827,155)
   Net transfers                             (5,196,390)      (640,675)      (1,862,422)      (2,792,049)     (988,461)
   Contract maintenance charge                 (103,157)       (34,014)         (28,972)         (34,120)       (8,524)
                                           ----------------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (24,644,613)   (15,264,491)      (9,975,763)     (11,524,468)   (3,796,934)
                                           ----------------------------------------------------------------------------

Increase (decrease) in net assets           (11,361,817)    (4,845,570)      (6,774,157)      (8,746,208)   (1,360,471)
Net assets at beginning of period           161,401,177     91,538,604       64,426,394       71,179,908    18,645,644
                                           ----------------------------------------------------------------------------
Net assets at end of period                $150,039,360   $ 86,693,034   $   57,652,237   $   62,433,700   $17,285,173
                                           ============================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                    19,869         35,661           25,277           18,498         2,742
   Units redeemed                              (826,258)      (739,725)        (691,388)        (702,534)     (268,396)
   Units transferred                           (220,283)       (45,287)        (168,994)        (220,607)      (95,484)
                                           ----------------------------------------------------------------------------
Increase (decrease) in units outstanding     (1,026,672)      (749,351)        (835,105)        (904,643)     (361,138)
Beginning units                               6,654,865      4,656,578        5,137,601        5,364,931     1,822,557
                                           ----------------------------------------------------------------------------
Ending units                                  5,628,193      3,907,227        4,302,496        4,460,288     1,461,419
                                           ============================================================================


                                                MFS
                                           Massachusetts      MFS
                                             Investors       Total         Mid-Cap        Real
                                               Trust         Return        Growth        Estate        Technology
                                             Portfolio      Portfolio     Portfolio     Portfolio       Portfolio
                                             (Class 1)      (Class 1)     (Class 1)     (Class 1)       (Class 1)
                                           -----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $     (359,875)  $  2,455,720   $  (624,870)  $   124,808   $  (171,881)

   Net realized gains (losses)                   (115,723)    (3,965,308)   (2,072,183)   (6,071,847)     (659,731)
   Change in net unrealized appreciation
      (depreciation) of investments             5,579,319     16,529,588    11,317,761    11,773,950     2,515,510
                                           -----------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                          5,103,721     15,020,000     8,620,708     5,826,911     1,683,898
                                           -----------------------------------------------------------------------
From capital transactions:
   Net proceeds from units sold                   244,043        555,063       202,902        87,331        56,689
   Cost of units redeemed                      (9,977,203)   (28,663,459)   (6,855,000)   (5,220,320)   (1,616,992)
   Net transfers                               (1,219,771)    (6,760,196)      339,167       281,098    (1,105,553)
   Contract maintenance charge                    (38,040)       (93,985)      (27,047)      (17,016)       (5,673)
                                           -----------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions              (10,990,971)   (34,962,577)   (6,339,978)   (4,868,907)   (2,671,529)
                                           -----------------------------------------------------------------------

Increase (decrease) in net assets              (5,887,250)   (19,942,577)    2,280,730       958,004      (987,631)
Net assets at beginning of period              66,226,571    205,782,136    43,422,346    35,267,388    12,983,385
                                           -----------------------------------------------------------------------
Net assets at end of period                $   60,339,321   $185,839,559   $45,703,076   $36,225,392   $11,995,754
                                           =======================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                      11,327         21,281        19,584         4,322        26,975
   Units redeemed                                (474,597)    (1,105,388)     (674,531)     (254,316)     (761,709)
   Units transferred                              (61,519)      (263,375)      (14,952)        5,989      (653,654)
                                           -----------------------------------------------------------------------
Increase (decrease) in units outstanding         (524,789)    (1,347,482)     (669,899)     (244,005)   (1,388,388)
Beginning units                                 3,136,517      8,051,986     4,479,793     1,874,898     6,314,247
                                           -----------------------------------------------------------------------
Ending units                                    2,611,728      6,704,504     3,809,894     1,630,893     4,925,859
                                           =======================================================================

     The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                                            Total
                                             Telecom       Return       Aggressive     Alliance
                                             Utility        Bond          Growth        Growth       Balanced
                                            Portfolio     Portfolio      Portfolio     Portfolio     Portfolio
                                            (Class 1)     (Class 1)      (Class 2)     (Class 2)     (Class 2)
                                           --------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $   214,382   $    951,655   $   (61,656)  $  (246,406)  $    19,057

   Net realized gains (losses)                (486,026)       729,951      (114,055)    1,116,239       183,218
   Change in net unrealized appreciation
      (depreciation) of investments          2,033,018      1,454,446       855,696     1,251,976       674,081
                                           --------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                       1,761,374      3,136,052       679,985     2,121,809       876,356
                                           --------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                 41,067        516,314         9,127        52,695        36,614
   Cost of units redeemed                   (2,451,803)   (11,141,204)     (686,676)   (4,620,967)   (1,537,762)
   Net transfers                              (728,186)    15,681,720       (13,550)   (1,298,009)       67,424
   Contract maintenance charge                  (9,407)       (28,262)       (1,222)       (8,879)       (2,946)
                                           --------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (3,148,329)     5,028,568      (692,321)   (5,875,160)   (1,436,670)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets           (1,386,955)     8,164,620       (12,336)   (3,753,351)     (560,314)
Net assets at beginning of period           18,344,257     65,207,913     4,144,577    32,274,906    10,026,950
                                           --------------------------------------------------------------------
Net assets at end of period                $16,957,302   $ 73,372,533   $ 4,132,241   $28,521,555   $ 9,466,636
                                           ====================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                    2,961         19,504           760         1,812         2,330
   Units redeemed                             (169,056)      (423,999)      (60,524)     (157,732)     (100,892)
   Units transferred                           (53,743)       596,073        (1,721)      (44,097)        3,644
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding      (219,838)       191,578       (61,485)     (200,017)      (94,918)
Beginning units                              1,265,801      2,577,207       378,666     1,084,271       671,755
                                           --------------------------------------------------------------------
Ending units                                 1,045,963      2,768,785       317,181       884,254       576,837
                                           ====================================================================

                                                                                                      Davis
                                           Blue Chip      Capital       Cash        Corporate        Venture
                                            Growth        Growth      Management      Bond            Value
                                           Portfolio     Portfolio    Portfolio     Portfolio       Portfolio
                                           (Class 2)     (Class 2)    (Class 2)     (Class 2)       (Class 2)
                                           --------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $  (58,816)  $  (39,875)  $   (468,615)  $ 1,829,463   $   (798,896)

   Net realized gains (losses)                 67,952      123,217       (812,764)    1,624,722       (122,642)
   Change in net unrealized appreciation
      (depreciation) of investments           391,657       82,440        696,666       113,182      8,796,209
                                           --------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                        400,793      165,782       (584,713)    3,567,367      7,874,671
                                           --------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                 2,830        4,947        378,000        91,443        188,786
   Cost of units redeemed                    (642,838)    (462,681)   (13,879,456)   (8,204,000)   (13,730,207)
   Net transfers                               81,539     (169,441)     5,029,222       424,121     (2,803,808)
   Contract maintenance charge                 (1,250)        (743)        (8,388)       (6,210)       (20,379)
                                           --------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions             (559,719)    (627,918)    (8,480,622)   (7,694,646)   (16,365,608)
                                           --------------------------------------------------------------------

Increase (decrease) in net assets            (158,926)    (462,136)    (9,065,335)   (4,127,279)    (8,490,937)
Net assets at beginning of period           4,515,802    2,785,753     34,903,610    42,571,679     92,523,475
                                           --------------------------------------------------------------------
Net assets at end of period                $4,356,876   $2,323,617   $ 25,838,275   $38,444,400   $ 84,032,538
                                           ====================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                     512          684         28,859         4,022          5,841
   Units redeemed                            (114,225)     (67,182)    (1,051,318)     (361,705)      (427,192)
   Units transferred                           12,340      (23,884)       380,269        17,180        (88,439)
                                           --------------------------------------------------------------------
Increase (decrease) in units outstanding     (101,373)     (90,382)      (642,190)     (340,503)      (509,790)
Beginning units                               792,233      405,486      2,618,132     1,979,008      2,890,453
                                           --------------------------------------------------------------------
Ending units                                  690,860      315,104      1,975,942     1,638,505      2,380,663
                                           ====================================================================

     The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                            "Dogs" of
                                              Wall         Emerging       Equity          Foreign     Fundamental
                                             Street         Markets    Opportunities       Value        Growth
                                            Portfolio      Portfolio     Portfolio       Portfolio     Portfolio
                                            (Class 2)      (Class 2)     (Class 2)       (Class 2)     (Class 2)
                                           ------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $    68,950   $   (36,610)  $      (72,995)  $    84,970   $    (50,561)

   Net realized gains (losses)                (668,080)     (262,678)        (880,211)     (390,510)        29,704
   Change in net unrealized appreciation
      (depreciation) of investments          1,523,373     2,061,784        1,942,485       468,392        434,323
                                           ------------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                         924,243     1,762,496          989,279       162,852        413,466
                                           ------------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                  2,288        29,528           12,828       179,625          2,490
   Cost of units redeemed                   (1,306,379)   (2,059,143)      (1,477,728)   (5,587,517)      (606,117)
   Net transfers                               (64,874)      168,004         (202,588)     (404,431)        85,532
   Contract maintenance charge                  (1,984)       (2,879)          (2,099)       (7,374)        (1,020)
                                           ------------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (1,370,949)   (1,864,490)      (1,669,587)   (5,819,697)      (519,115)
                                           ------------------------------------------------------------------------

Increase (decrease) in net assets             (446,706)     (101,994)        (680,308)   (5,656,845)      (105,649)
Net assets at beginning of period            7,348,853    12,935,073        7,683,010    40,616,081      3,428,999
                                           ------------------------------------------------------------------------
Net assets at end of period                $ 6,902,147   $12,833,079   $    7,002,702   $34,959,236   $  3,323,350
                                           ========================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                      202         1,390              767        11,434            157
   Units redeemed                             (118,047)     (103,261)         (89,014)     (348,730)       (40,161)
   Units transferred                            (7,591)        4,263          (11,904)      (31,456)         4,998
                                           ------------------------------------------------------------------------
Increase (decrease) in units outstanding      (125,436)      (97,608)        (100,151)     (368,752)       (35,006)
Beginning units                                690,646       659,530          481,438     2,430,323        222,395
                                           ------------------------------------------------------------------------
Ending units                                   565,210       561,922          381,287     2,061,571        187,389
                                           ========================================================================

                                                                                                        High-
                                             Global        Global         Growth         Growth         Yield
                                              Bond        Equities     Opportunities     -Income        Bond
                                           Portfolio      Portfolio      Portfolio      Portfolio     Portfolio
                                            (Class 2)     (Class 2)      (Class 2)      (Class 2)     (Class 2)
                                           -----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
   Net investment income (loss)            $   364,358   $     1,350   $      (71,039)  $   (81,412)  $ 1,532,408

   Net realized gains (losses)                 489,144        81,173          189,449      (302,572)       84,027
   Change in net unrealized appreciation
      (depreciation) of investments           (202,308)      798,756          819,418     1,276,154       763,875
                                           -----------------------------------------------------------------------
      Increase (decrease) in net assets
       from operations                         651,194       881,279          937,828       892,170     2,380,310
                                           -----------------------------------------------------------------------

From capital transactions:
   Net proceeds from units sold                 60,154        14,675            9,554        11,111        23,144
   Cost of units redeemed                   (2,911,060)   (1,123,583)        (711,501)   (1,499,420)   (4,699,500)
   Net transfers                               729,861       264,380           79,480      (338,144)     (635,027)
   Contract maintenance charge                  (2,106)       (1,715)          (1,050)       (3,418)       (3,335)
                                           -----------------------------------------------------------------------
      Increase (decrease) in net assets
       from capital transactions            (2,123,151)     (846,243)        (623,517)   (1,829,871)   (5,314,718)
                                           -----------------------------------------------------------------------

Increase (decrease) in net assets           (1,471,957)       35,036          314,311      (937,701)   (2,934,408)
Net assets at beginning of period           16,169,165     7,833,355        4,632,616    11,325,724    22,246,264
                                           -----------------------------------------------------------------------
Net assets at end of period                $14,697,208   $ 7,868,391   $    4,946,927   $10,388,023   $19,311,856
                                           =======================================================================

ANALYSIS OF INCREASE (DECREASE)
   IN UNITS OUTSTANDING:
   Units sold                                    2,768           796            1,839           443         1,116
   Units redeemed                             (133,601)      (59,752)        (133,514)      (63,095)     (230,475)
   Units transferred                            32,584        13,960           12,773       (13,782)      (34,918)
                                           -----------------------------------------------------------------------
Increase (decrease) in units outstanding       (98,249)      (44,996)        (118,902)      (76,434)     (264,277)
Beginning units                                754,806       421,316          941,439       469,037     1,150,553
                                           -----------------------------------------------------------------------
Ending units                                   656,557       376,320          822,537       392,603       886,276
                                           =======================================================================

     The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)



                                      International                                                  MFS
                                       Diversified      International                           Massachusetts
                                        Equities          Growth and       Marsico Focused     Investors Trust     MFS Total Return
                                        Portfolio      Income Portfolio    Growth Portfolio       Portfolio           Portfolio
                                        (Class 2)         (Class 2)           (Class 2)           (Class 2)           (Class 2)
                                     -----------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment
  income (loss)                      $      629,181   $         267,757   $        (238,890)  $       (101,459)   $         665,485

  Net realized
   gains (losses)                           313,207          (1,266,488)           (854,488)           790,841           (1,393,584)
  Change in net
   unrealized appreciation
   (depreciation) of
   investments                              635,557           1,502,236           3,730,169            471,344            5,275,927
                                      ---------------------------------------------------------------------------------------------
  Increase (decrease) in
   net assets from
   operations                             1,577,945             503,505           2,636,791          1,160,726            4,547,828
                                      ---------------------------------------------------------------------------------------------
From capital
 transactions:
 Net proceeds
  from units sold                           109,531              23,251              31,197             62,756              247,942
 Cost of units
  redeemed                               (3,706,202)         (2,162,641)         (2,950,677)        (2,069,304)         (10,240,019)
 Net transfers                             (496,682)             24,516            (908,356)          (261,752)            (438,208)
  Contract maintenance charge                (6,268)             (2,570)             (3,502)            (3,076)             (14,473)
                                     ----------------------------------------------------------------------------------------------
 Increase (decrease) in
  net assets from
  capital transactions                   (4,099,621)         (2,117,444)         (3,831,338)        (2,271,376)         (10,444,758)
                                     ----------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (2,521,676)         (1,613,939)         (1,194,547)        (1,110,650)          (5,896,930)
Net assets at beginning of period        30,021,823          13,799,411          20,351,645         14,828,965           63,751,431
                                     ----------------------------------------------------------------------------------------------
Net assets at end of period          $   27,500,147   $      12,185,472   $      19,157,098   $     13,718,315    $      57,854,501
                                     ==============================================================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                   8,903               1,833               3,068              2,998                9,716
 Units redeemed                            (307,564)           (170,888)           (284,473)           (98,636)            (394,943)
 Units transferred                          (44,107)                474             (90,564)           (13,299)             (18,098)
                                     ----------------------------------------------------------------------------------------------
Increase (decrease)
 in units outstanding                      (342,768)           (168,581)           (371,969)          (108,937)            (403,325)
Beginning units                           2,427,191           1,046,103           2,015,612            708,044            2,504,856
                                     ----------------------------------------------------------------------------------------------
Ending units                              2,084,423             877,522           1,643,643            599,107            2,101,531
                                     ==============================================================================================

                                       Mid-Cap Growth    Real Estate    Small & Mid Cap    Technology    Telecom Utility
                                         Portfolio        Portfolio     Value Portfolio    Portfolio        Portfolio
                                         (Class 2)        (Class 2)        (Class 2)       (Class 2)        (Class 2)
                                      ------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment
   income (loss)                       $      (316,140)  $     15,060   $       (349,970)  $   (63,124)  $         26,110

  Net realized
   gains (losses)                              809,515     (1,936,133)            53,168       145,426           (192,303)
  Change in net
   unrealized appreciation
   (depreciation) of
   investments                               3,818,638      3,724,930          6,002,684       571,733            422,985
                                       ----------------------------------------------------------------------------------
 Increase (decrease) in
  net assets from
  operations                                 4,312,013      1,803,857          5,705,882       654,035            256,792
                                       ----------------------------------------------------------------------------------
From capital
 transactions:
 Net proceeds
  from units sold                              28,669         23,637            132,656         7,402              1,178
 Cost of units
  redeemed                                 (2,991,158)    (1,818,468)        (4,311,209)     (710,094)          (640,576)
 Net transfers                               (240,148)       470,116           (381,981)      (12,275)           (55,591)
  Contract maintenance charge                  (5,668)        (2,737)            (5,468)       (1,323)              (833)
                                       ---------------------------------------------------------------------------------
 Increase (decrease) in
  net assets from
  capital transactions                     (3,208,305)    (1,327,452)        (4,566,002)     (716,290)          (695,822)
                                       ---------------------------------------------------------------------------------
Increase (decrease) in net assets           1,103,708        476,405          1,139,880       (62,255)          (439,030)
Net assets at beginning of period          20,869,437     10,789,261         26,447,744     4,258,272          2,902,835
                                      ----------------------------------------------------------------------------------
Net assets at end of period           $    21,973,145   $ 11,265,666   $     27,587,624   $ 4,196,017   $      2,463,805
                                      ==================================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
 Units sold                                     2,841          1,160              7,396         3,463                 80
 Units redeemed                              (293,854)       (90,767)          (239,898)     (335,066)           (45,117)
 Units transferred                            (25,573)        23,169            (18,949)      (18,486)            (3,914)
                                      ----------------------------------------------------------------------------------
 Increase (decrease)
  in units outstanding                       (316,586)       (66,438)          (251,451)     (350,089)           (48,951)
Beginning units                             2,160,082        582,785          1,604,202     2,103,021            204,034
                                      ----------------------------------------------------------------------------------
Ending units                                1,843,496        516,347          1,352,751     1,752,932            155,083
                                      ==================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                      Total Return    Aggressive     Alliance       American Funds     American Funds
                                          Bond          Growth        Growth       Asset Allocation    Global Growth
                                       Portfolio      Portfolio      Portfolio      SAST Portfolio     SAST Portfolio
                                       (Class 2)      (Class 3)      (Class 3)        (Class 3)          (Class 3)
                                     -----------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment
  income (loss)                        $     261,154   $  (197,373)  $ (1,263,933)  $      (126,280)  $    (1,509,614)

 Net realized
  gains (losses)                           1,200,857    (1,179,007)     1,522,817          (968,232)       (2,286,452)
 Change in net
  unrealized appreciation
  (depreciation)
  of investments                            (329,830)    3,610,621      9,756,609         7,588,394        26,394,978
                                       ------------------------------------------------------------------------------
  Increase (decrease)
  in net assets
  from operations                          1,132,181     2,234,241     10,015,493         6,493,882        22,598,912
                                       ------------------------------------------------------------------------------

From capital transactions:
 Net proceeds
  from units sold                            247,388     2,237,043      2,214,492        16,117,947        68,341,177
 Cost of
  units redeemed                          (4,422,609)   (1,315,240)   (15,636,515)       (2,781,257)       (8,889,876)
 Net transfers                             3,735,593       663,787     (5,318,865)        9,040,037        27,129,264
  Contract maintenance
  charge                                     (2,542)       (3,280)       (33,637)           (5,394)          (18,059)
                                      -------------------------------------------------------------------------------
 Increase (decrease)
  in net assets from
  capital transactions                     (442,170)    1,582,310    (18,774,525)       22,371,333        86,562,506
                                      ------------------------------------------------------------------------------

Increase (decrease)
 in net assets                              690,011     3,816,551     (8,759,032)       28,865,215       109,161,418
Net assets at
 beginning of period                     22,293,889    11,314,343    142,097,641        44,109,234       139,541,556
                                      ------------------------------------------------------------------------------
Net assets at
 end of period                        $  22,983,900   $15,130,894   $133,338,609   $    72,974,449   $   248,702,974
                                      ==============================================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                   9,581       245,218        117,618         1,713,659         6,666,694
 Units redeemed                            (170,337)     (117,018)      (546,045)         (293,802)         (868,501)
 Units transferred                          148,147        54,452       (178,447)          973,906         2,703,799
                                     -------------------------------------------------------------------------------
Increase (decrease)
 in units outstanding                       (12,609)      182,652       (606,874)        2,393,763         8,501,992
Beginning units                             894,912     1,056,984      4,922,220         4,783,166        13,647,633
                                     -------------------------------------------------------------------------------
Ending units                                882,303     1,239,636      4,315,346         7,176,929        22,149,625
                                     ===============================================================================

                                      American Funds    American Funds
                                       Growth SAST      Growth-Income      Balanced        Blue Chip            Capital
                                        Portfolio       SAST Portfolio    Portfolio     Growth Portfolio    Growth Portfolio
                                        (Class 3)         (Class 3)       (Class 3)        (Class 3)           (Class 3)
                                     ----------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment
  income (loss)                        $    (2,247,618)  $     (809,648)  $    55,945   $        (398,999)  $        (772,234)
 Net realized
  gains (losses)                            (5,722,879)      (4,762,165)     (220,241)            137,790          (2,068,773)
 Change in net
  unrealized appreciation
  (depreciation)
   of investments                            36,162,789      20,730,552     2,207,363           4,363,275           6,397,770
                                      ---------------------------------------------------------------------------------------
 Increase (decrease)
  in net assets
  from operations                           28,192,292       15,158,739     2,043,067           4,102,066           3,556,763
                                      ---------------------------------------------------------------------------------------
From capital transactions:
 Net proceeds
  from units sold                           30,318,091       16,217,551     4,547,326          15,730,738             290,045
 Cost of
  units redeemed                            (8,605,534)      (8,782,255)   (2,635,572)         (1,986,618)         (3,226,916)
 Net transfers                              2,968,784         2,930,279     3,792,306           6,883,394            (139,271)
  Contract maintenance
  charge                                       (19,383)         (19,808)       (3,797)             (3,149)             (8,013)
                                      ---------------------------------------------------------------------------------------
 Increase (decrease)
  in net assets from
  capital transactions                      24,661,958       10,345,767     5,700,263          20,624,365          (3,084,155)
                                      ---------------------------------------------------------------------------------------
Increase (decrease)in net assets           52,854,250        25,504,506     7,743,330          24,726,431             472,608
Net assets at beginning of period         149,351,933       146,800,095    17,878,194          17,219,970          49,854,080
                                      ---------------------------------------------------------------------------------------
Net assets at end of period           $   202,206,183   $   172,304,601   $25,621,524   $      41,946,401   $      50,326,688
                                      =======================================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:
  Units sold                                3,305,845         1,867,772       380,371           2,199,486              40,157
  Units redeemed                             (942,762)       (1,023,844)     (174,966)           (313,632)           (480,877)
  Units transferred                           401,101           403,300       262,869           1,032,665              13,872
                                      --------------------------------------------------------------------------------------
Increase (decrease)
  in units outstanding                     2,764,184         1,247,228       468,274           2,918,519            (426,848)
Beginning units                           16,955,375        17,222,295     1,237,281           2,912,641           7,199,601
                                      --------------------------------------------------------------------------------------
Ending units                              19,719,559        18,469,523     1,705,555           5,831,160           6,772,753
                                      ======================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                      Cash Management    Corporate Bond     Davis Venture      "Dogs" of Wall      Emerging Markets
                                         Portfolio         Portfolio       Value Portfolio    Street Portfolio        Portfolio
                                         (Class 3)         (Class 3)          (Class 3)          (Class 3)            (Class 3)
                                     -----------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)        $     (3,241,865)  $    23,098,884   $     (4,817,599)  $         196,105    $        (484,917)
 Net realized gains (losses)               (7,033,894)       10,602,012        (17,488,881)         (1,985,164)         (30,957,978)
 Change in net
 unrealized appreciation
 (depreciation) of investments              6,050,245         7,000,147         69,415,711           4,029,461           54,223,313
                                     -----------------------------------------------------------------------------------------------
 Increase (decrease) in net
  assets from operations                   (4,225,514)       40,701,043         47,109,231           2,240,402           22,780,418
                                     -----------------------------------------------------------------------------------------------
From capital transactions:
  Net proceeds from units sold             23,444,169        50,308,584         38,359,500           3,390,214           14,691,088
  Cost of units redeemed                  (95,184,359)      (50,224,820)       (47,416,702)         (1,470,435)         (13,241,310)
  Net transfers                            20,884,448        30,443,789            (24,568)          5,234,844            3,753,700
  Contract maintenance charge                 (42,487)          (70,509)           (87,417)             (2,481)             (24,753)
                                     -----------------------------------------------------------------------------------------------
   Increase (decrease)
    in net assets from
    capital transactions                  (50,898,229)       30,457,044         (9,169,187)          7,152,142            5,178,725
                                     -----------------------------------------------------------------------------------------------
Increase (decrease) in net assets         (55,123,743)       71,158,087         37,940,044           9,392,544           27,959,143
Net assets at
beginning of period                       236,878,333       459,737,070        471,246,641          12,612,965          138,954,707
                                     ----------------------------------------------------------------------------------------------
Net assets at end of period          $    181,754,590   $   530,895,157   $    509,186,685   $      22,005,509    $     166,913,850
                                     ==============================================================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                 2,069,765         2,959,736          2,666,606             329,350              946,719
 Units redeemed                            (7,337,086)       (2,295,952)        (1,564,630)           (132,881)            (682,798)
 Units transferred                          1,563,134         1,736,909            653,024             470,062              245,932
                                     ----------------------------------------------------------------------------------------------
Increase (decrease)
  in units outstanding                     (3,704,187)        2,400,693          1,755,000             666,531              509,853
Beginning units                            18,042,688        22,342,572         15,849,454           1,203,938            7,359,645
                                     ----------------------------------------------------------------------------------------------
Ending units                               14,338,501        24,743,265         17,604,454           1,870,469            7,869,498
                                     ==============================================================================================
                                            Equity
                                        Opportunities    Foreign Value      Fundamental       Global Bond    Global Equities
                                          Portfolio        Portfolio      Growth Portfolio     Portfolio        Portfolio
                                          (Class 3)        (Class 3)         (Class 3)         (Class 3)        (Class 3)
                                       ---------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)          $     (353,241)  $    1,143,630   $      (1,236,048)  $  3,431,758   $        (11,579)
 Net realized
  gains (losses)                           (3,957,375)      (7,263,986)         (3,243,549)     3,283,192           (486,461)
 Change in net
  unrealized appreciation
  (depreciation) of investments             8,637,813       14,919,696          15,660,740     (1,330,768)         3,187,811
                                       -------------------------------------------------------------------------------------
  Increase (decrease)
   in net assets
   from operations                          4,327,197        8,799,340          11,181,143      5,384,182          2,689,771
                                       -------------------------------------------------------------------------------------
From capital transactions:
 Net proceeds from units sold                 966,011       66,669,883             920,894     19,864,445          3,042,021
 Cost of units redeemed                    (5,449,267)     (31,547,416)         (4,719,303)   (14,776,618)        (2,579,536)
 Net transfers                             (1,154,196)      33,079,329          (3,465,401)    14,174,367          1,820,687
 Contract maintenance charge                   (6,221)         (60,981)            (12,623)       (15,810)            (3,372)
                                       -------------------------------------------------------------------------------------
  Increase (decrease) in net assets
from capital transactions                  (5,643,673)      68,140,815          (7,276,433)    19,246,384          2,279,800
                                       -------------------------------------------------------------------------------------
Increase (decrease)
 in net assets                             (1,316,476)      76,940,155           3,904,710     24,630,566          4,969,571
Net assets at
 beginning of period                       32,677,771      311,034,623          77,863,955    130,721,653         21,171,000
                                       -------------------------------------------------------------------------------------
Net assets at end of period            $   31,361,295   $  387,974,778   $      81,768,665   $155,352,219   $     26,140,571
                                       =====================================================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                    92,163        5,681,594              80,671      1,249,014            259,389
 Units redeemed                              (332,259)      (2,061,468)           (318,459)      (705,160)          (143,046)
 Units transferred                            (67,431)       2,909,450            (198,722)       844,006            113,940
                                       -------------------------------------------------------------------------------------
Increase (decrease) in  units
 outstanding                                 (307,527)       6,529,576            (436,510)     1,387,860            230,283
Beginning units                             2,079,729       19,373,532           5,370,746      6,438,287          1,216,039
                                       -------------------------------------------------------------------------------------
Ending units                                1,772,202       25,903,108           4,934,236      7,826,147          1,446,322
                                       =====================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                         Growth                                              International        International
                                      Opportunities    Growth-Income    High-Yield Bond       Diversified           Growth and
                                        Portfolio        Portfolio         Portfolio       Equities Portfolio    Income Portfolio
                                        (Class 3)        (Class 3)         (Class 3)           (Class 3)            (Class 3)
                                     --------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment  income (loss)       $   (1,269,883)  $     (112,946)  $      8,129,200   $         4,367,019   $       4,620,426
 Net realized
  gains (losses)                            352,636         (879,858)         3,158,078               145,759         (25,400,928)
 Change in net unrealized
  appreciation
  (depreciation) of investments          18,932,017        2,292,934             42,420             7,516,926          32,330,570
                                     --------------------------------------------------------------------------------------------
  Increase (decrease) in
    net assets from operations           18,014,770        1,300,130         11,329,698            12,029,704          11,550,068
                                     --------------------------------------------------------------------------------------------
From capital transactions:
 Net proceeds from units sold            26,148,388        1,719,587          9,407,090             4,845,742           3,119,483
 Cost of units redeemed                  (4,973,921)      (1,520,961)       (14,813,492)          (19,792,601)        (15,388,213)
 Net transfers                            4,563,790          (31,020)        (2,646,959)           (2,055,868)          1,926,030
 Contract maintenance charge                 (9,654)          (3,065)           (13,179)              (46,115)            (34,174)
                                      --------------------------------------------------------------------------------------------
    Increase (decrease) in
      net assets from capital
      transactions                       25,728,603          164,541         (8,066,540)          (17,048,842)        (10,376,874)
                                     --------------------------------------------------------------------------------------------

Increase (decrease) in net assets        43,743,373        1,464,671          3,263,158            (5,019,138)          1,173,194
Net assets at beginning of period        63,797,232       13,677,065         96,956,685           209,558,687         214,161,986
                                     --------------------------------------------------------------------------------------------
Net assets at end of period          $  107,540,605   $   15,141,736   $    100,219,843   $       204,539,549   $     215,335,180
                                     ===========================================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                               3,888,310          142,672            727,121               449,236             305,936
 Units redeemed                            (910,228)         (65,153)          (752,847)           (1,668,219)         (1,256,639)
 Units transferred                          554,908            4,708           (101,915)             (155,985)            285,488
                                     --------------------------------------------------------------------------------------------
 Increase (decrease) in  units
  outstanding                             3,532,990           82,227           (127,641)           (1,374,968)           (665,215)

Beginning units                          12,605,872          598,674          5,240,017            17,247,631          17,071,094
                                     --------------------------------------------------------------------------------------------
Ending units                             16,138,862          680,901          5,112,376            15,872,663          16,405,879
                                     ===========================================================================================

                                                                MFS
                                                           Massachusetts
                                      Marsico Focused     Investors Trust       MFS Total            Mid-Cap         Real Estate
                                      Growth Portfolio       Portfolio       Return Portfolio    Growth Portfolio     Portfolio
                                         (Class 3)           (Class 3)          (Class 3)           (Class 3)         (Class 3)
                                     -------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment
   income (loss)                     $        (580,033)  $       (787,310)  $       2,288,155   $      (1,098,207)  $    247,152

Net realized gains (losses)                 (2,435,552)         1,072,699          (9,202,437)          1,786,831    (18,995,112)
Change in net unrealized
  appreciation
    (depreciation) of investments           10,179,956         12,075,025          23,297,126          14,785,226     43,752,723
                                     -------------------------------------------------------------------------------------------
    Increase (decrease) in
       net assets from operations            7,164,371         12,360,414          16,382,844          15,473,850     25,004,763
                                     -------------------------------------------------------------------------------------------
From capital transactions:
Net proceeds from units sold                11,779,581         37,050,286           9,441,262          11,590,449     25,370,628
Cost of units redeemed                      (3,170,248)        (8,353,913)        (30,398,475)         (7,813,532)   (11,662,396)
Net transfers                                4,524,975         16,497,550           2,851,703           1,246,211      7,558,176
Contract maintenance charge                     (5,393)           (13,055)            (41,164)            (14,571)       (25,314)
                                     -------------------------------------------------------------------------------------------
    Increase (decrease) in
      net assets from capital
     transactions                           13,128,915         45,180,868         (18,146,674)          5,008,557     21,241,094
                                     -------------------------------------------------------------------------------------------
Increase (decrease) in net assets           20,293,286         57,541,282          (1,763,830)         20,482,407     46,245,857
Net assets at beginning of period           36,073,909         89,091,011         219,873,060          63,773,990    137,825,012
                                     -------------------------------------------------------------------------------------------
Net assets at end of period          $      56,367,195   $    146,632,293   $     218,109,230   $      84,256,397   $184,070,869
                                     ===========================================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                   1,177,649          2,687,667             648,496           1,122,951      2,238,345
Units redeemed                                (307,935)          (440,389)         (1,191,903)           (772,131)      (645,589)
Units transferred                              474,919          1,260,998             169,684             119,116        791,358
                                     -------------------------------------------------------------------------------------------
Increase (decrease) in units
 outstanding                                 1,344,633          3,508,276            (373,723)            469,936      2,384,114
Beginning units                              3,632,045          4,701,819           8,926,199           6,660,269      8,379,425
                                     -------------------------------------------------------------------------------------------
Ending units                                 4,976,678          8,210,095           8,552,476           7,130,205     10,763,539
                                     ===========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                      Small & Mid
                                       Cap Value      Small Company     Technology    Telecom Utility    Total Return Bond
                                       Portfolio     Value Portfolio    Portfolio        Portfolio           Portfolio
                                       (Class 3)        (Class 3)       (Class 3)        (Class 3)           (Class 3)
                                     -------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment
  income (loss)                      $ (4,767,881)  $     (1,196,945)  $  (339,193)  $        103,789   $        3,890,455
 Net realized
  gains (losses)                       (2,811,100)        (2,243,571)   (1,452,139)          (110,783)           5,302,602
 Change in net unrealized
  appreciation
  (depreciation) of investments        84,457,372         29,949,214     5,004,093          1,011,391             (592,821)
                                     --------------------------------------------------------------------------------------
    Increase (decrease)
     in net assets
     from operations                   76,878,391         26,508,698     3,212,761          1,004,397            8,600,236
                                     --------------------------------------------------------------------------------------
From capital transactions:
 Net proceeds
  from units sold                      50,569,029         27,136,807     1,083,889          1,383,006          114,184,439
 Cost of units redeemed               (32,348,303)        (6,656,103)   (3,843,423)        (1,002,691)         (17,444,707)
 Net transfers                          5,844,991             (8,438)    1,000,479              3,914           83,490,170
 Contract maintenance charge              (61,017)           (13,938)       (4,060)            (1,320)             (21,212)
                                     --------------------------------------------------------------------------------------
    Increase (decrease)
    in net assets from
   capital transactions                24,004,700         20,458,328    (1,763,115)           382,909          180,208,690
                                     -------------------------------------------------------------------------------------
Increase (decrease) in net assets     100,883,091         46,967,026     1,449,646          1,387,306          188,808,926
Net assets at beginning of period     302,277,240         89,250,212    20,975,066          8,697,071          194,108,866
                                     -------------------------------------------------------------------------------------
Net assets at end of period          $403,160,331   $    136,217,238   $22,424,712   $     10,084,377   $      382,917,792
                                     =====================================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                              3,654,120          3,098,927       292,959            110,410            6,713,325
Units redeemed                         (1,860,511)          (787,454)   (1,864,250)           (70,871)            (779,578)
Units transferred                         772,394            120,711       285,124               (634)           4,331,591
                                     -------------------------------------------------------------------------------------
Increase (decrease)
   in units outstanding                 2,566,003          2,432,184    (1,286,167)            38,905           10,265,338
Beginning units                        19,141,352         11,356,383    10,306,892            624,975            8,830,184
                                     -------------------------------------------------------------------------------------
Ending units                           21,707,355         13,788,567     9,020,725            663,880           19,095,522
                                     =====================================================================================

                                       Invesco Van                       Invesco Van
                                       Kampen V.I.       Invesco Van     Kampen V.I.     Diversified
                                      Capital Growth     Kampen V.I.     Growth and     International     Equity Income
                                           Fund         Comstock Fund    Income Fund       Account            Account
                                       (Series II)       (Series II)     (Series II)      (Class 1)           (Class 1)
                                     -----------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment
  income (loss)                      $      (364,525)  $   (3,560,532)  $ (6,434,856)  $         (188)  $              429,800

Net realized
  gains (losses)                           1,390,207       (6,679,978)    (5,560,193)        (702,357)                (661,486)
Change in net unrealized
  appreciation
    (depreciation) of investments          2,568,982       44,596,271     59,241,392          950,617                3,653,853
                                     -----------------------------------------------------------------------------------------
   Increase (decrease)
    in net assets
    from operations                        3,594,664       34,355,761     47,246,343          248,072                3,422,167
                                     -----------------------------------------------------------------------------------------
From capital transactions:
Net proceeds
   from units sold                         1,444,848       38,302,060     46,822,162            8,957                    5,250
Cost of units redeemed                    (3,884,714)     (29,367,210)   (44,313,226)        (428,144)              (3,258,660)
Net transfers                             (3,193,012)       6,389,987      8,020,740         (138,473)                (617,200)
Contract maintenance charge                   (6,776)         (66,589)       (98,600)            (416)                  (5,897)
                                     -----------------------------------------------------------------------------------------
    Increase (decrease)
    in net assets from
   capital transactions                   (5,639,654)      15,258,248     10,431,076         (558,076)              (3,876,507)
                                     -----------------------------------------------------------------------------------------
Increase (decrease) in net assets         (2,044,990)      49,614,009     57,677,419         (310,004)                (454,340)
Net assets at beginning of period         25,763,129      234,069,034    425,361,561        2,814,443               26,297,778
                                     -----------------------------------------------------------------------------------------
Net assets at end of period          $    23,718,139   $  283,683,043   $483,038,980   $    2,504,439   $           25,843,438
                                     =========================================================================================
ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
 Units sold                                  142,093        3,886,344      4,316,882            1,572                      590
 Units redeemed                             (407,218)      (2,648,939)    (3,514,236)         (71,546)                (373,534)
 Units transferred                          (357,892)         800,748      1,075,713          (25,824)                 (70,818)
                                     -----------------------------------------------------------------------------------------
 Increase (decrease)
   in units outstanding                     (623,017)       2,038,153      1,878,359          (95,798)                (443,762)
Beginning units                            2,817,633       21,815,548     34,206,154          473,099                3,133,789
                                     -----------------------------------------------------------------------------------------
Ending units                               2,194,616       23,853,701     36,084,513          377,301                2,690,027
                                     =========================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                      Government &                   LargeCap     LargeCap      MidCap        Money
                                      High Quality      Income        Blend        Growth       Blend         Market
                                      Bond Account     Account      Account II    Account      Account       Account
                                       (Class 1)      (Class 1)     (Class 1)    (Class 1)    (Class 1)     (Class 1)
                                     ----------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment
  income (loss)                      $      96,101   $   553,208   $    31,450   $  (9,665)  $    30,745   $   (72,001)

Net realized
  gains (losses)                           (61,141)      (86,677)     (649,950)     26,871      (594,797)            -
Change in net unrealized
  appreciation
    (depreciation) of investments          204,135       315,375       972,481      86,230     1,215,927             -
                                     ----------------------------------------------------------------------------------
    Increase (decrease)
  in net assets from
  operations                               239,095       781,906       353,981     103,436       651,875       (72,001)
                                     ----------------------------------------------------------------------------------
From capital transactions:
 Net proceeds
  from units sold                             6,577        84,969           434           -            71      118,988
 Cost of units redeemed                  (1,410,057)   (2,251,588)     (753,161)   (202,221)     (998,941)  (1,624,030)
 Net transfers                              (40,473)      202,156        33,610      21,040       (95,189)    (676,144)
 Contract maintenance charge                 (2,331)       (1,848)       (1,216)       (486)         (800)      (2,254)
                                      ----------------------------------------------------------------------------------
 Increase (decrease)
  in net assets from
  capital transactions                  (1,446,284)   (1,966,311)     (720,333)   (181,667)   (1,094,859)   (2,183,440)
                                     ---------------------------------------------------------------------------------
Increase (decrease) in net assets       (1,207,189)   (1,184,405)     (366,352)    (78,231)     (442,984)   (2,255,441)
Net assets at beginning of period        6,250,179    12,072,823     3,786,791     745,861     3,551,253     6,239,662
                                     ---------------------------------------------------------------------------------
Net assets at end of period          $   5,042,990   $10,888,418   $ 3,420,439   $ 667,630   $ 3,108,269   $ 3,984,221
                                     =================================================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                    849         9,332            72           -             8       19,532
 Units redeemed                           (180,284)     (259,090)     (128,648)    (31,640)     (106,491)    (267,179)
 Units transferred                          (5,698)       23,099         5,754       3,339       (10,555)    (109,430)
                                      --------------------------------------------------------------------------------
 Increase (decrease)
  in units outstanding                    (185,133)     (226,659)     (122,822)    (28,301)     (117,038)     (357,077)
Beginning units                            821,902     1,435,042       645,109     121,352       412,151     1,015,368
                                     ---------------------------------------------------------------------------------
Ending units                               636,769     1,208,383       522,287      93,051       295,113       658,291
                                     =================================================================================

                                       Principal                                         SAM
                                        Capital       Real Estate                    Conservative
                                      Appreciation    Securities     SAM Balanced      Balanced
                                        Account         Account       Portfolio       Portfolio
                                       (Class 1)       (Class 1)      (Class 1)       (Class 1)
                                     -------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment
  income (loss)                       $       9,570   $     13,072   $   1,883,859   $     236,905

Net realized
  gains (losses)                            406,727       (128,058)     (1,017,616)        (18,212)
Change in net unrealized
  appreciation
 (depreciation) of investments            1,544,081        280,599       8,686,595         580,205
                                      ------------------------------------------------------------
  Increase (decrease)
  in net assets from
  operations                              1,960,378        165,613       9,552,838         798,898
                                     -------------------------------------------------------------
From capital transactions:
 Net proceeds
  from units sold                               527          1,193         381,737           2,033
 Cost of units redeemed                  (2,600,941)       (52,652)    (19,563,314)     (2,421,084)
 Net transfers                             (332,805)        20,427        (638,308)        303,647
 Contract maintenance charge                 (3,828)          (186)        (19,595)         (1,687)
                                      ------------------------------------------------------------
  Increase (decrease)
  in net assets from
  capital transactions                   (2,937,047)       (31,218)    (19,839,480)     (2,117,091)
                                     -------------------------------------------------------------
Increase (decrease) in net assets          (976,669)       134,395     (10,286,642)     (1,318,193)
Net assets at beginning of period        16,662,286        723,401      92,355,490       9,421,124
                                     -------------------------------------------------------------
Net assets at end of period           $  15,685,617   $    857,796   $  82,068,848   $   8,102,931
                                     =============================================================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      46             66          38,743             266
 Units redeemed                            (224,442)        (3,272)     (1,951,562)       (320,618)
 Units transferred                          (29,357)         1,058         (62,043)         38,258
                                      ------------------------------------------------------------
 Increase (decrease)
  in units outstanding                    (253,753)        (2,148)     (1,974,862)       (282,094)
Beginning units                          1,471,453         49,991       9,604,945       1,287,172
                                     -------------------------------------------------------------
Ending units                             1,217,700         47,843       7,630,083       1,005,078
                                     =============================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                              SAM             SAM            SAM
                                          Conservative      Flexible       Strategic        Short-Term   SmallCap
                                            Growth           Income         Growth           Income       Growth
                                           Portfolio        Portfolio      Portfolio         Account    Account II
                                           (Class 1)        (Class 1)      (Class 1)        (Class 1)    (Class 1)
                                          ------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:

From operations:

 Net investment income (loss)                $ 583,052       $ 550,289       $ 112,405       $ 12,994    $ (10,005)

 Net realized gains (losses)                 (262,823)       (621,630)       (245,064)          8,674        10,330

 Change in net unrealized appreciation
  (depreciation) of investments              3,535,064       1,333,810       1,672,432         62,637       149,239
                                           ------------------------------------------------------------------------
  Increase (decrease) in net assets
   from operations                           3,855,293       1,262,469       1,539,773         84,305       149,564
                                          ------------------------------------------------------------------------

From capital transactions:

 Net proceeds from units sold                   49,795             347           6,504             19            51

 Cost of units redeemed                    (8,575,302)     (4,672,500)     (2,412,988)      (565,454)     (152,983)

 Net transfers                               (311,911)       (124,836)       (317,689)        131,120        23,315

 Contract maintenance charge                   (9,832)         (3,749)         (4,549)          (772)         (177)
                                          ------------------------------------------------------------------------
  Increase (decrease) in net assets
   from capital transactions               (8,847,250)     (4,800,738)     (2,728,722)      (435,087)     (129,794)
                                          ------------------------------------------------------------------------

Increase (decrease) in net assets          (4,991,957)     (3,538,269)     (1,188,949)      (350,782)        19,770

Net assets at beginning of period           35,334,269      16,873,589      12,809,684      3,316,828       664,807
                                          ------------------------------------------------------------------------
Net assets at end of period               $ 30,342,312    $ 13,335,320    $ 11,620,735    $ 2,966,046     $ 684,577
                                          =========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:

 Units sold                                      5,052              38             634              3             9

 Units redeemed                              (879,415)       (520,153)       (236,058)       (75,895)      (26,656)

 Units transferred                            (32,216)        (14,099)        (34,507)         17,609         4,654
                                          ------------------------------------------------------------------------
Increase (decrease)
 in units outstanding                        (906,579)       (534,214)       (269,931)       (58,283)      (21,993)

Beginning units                              3,734,141       1,945,377       1,290,665        457,427       124,856
                                          ------------------------------------------------------------------------
Ending units                                 2,827,562       1,411,163       1,020,734        399,144       102,863
                                          =========================================================================


                                                                                           Government
                                                                                             & High
                                            SmallCap        Diversified      Equity         Quality
                                              Value        International     Income           Bond        Income
                                            Account I        Account         Account        Account       Account
                                            (Class 1)       (Class 2)       (Class 2)      (Class 2)     (Class 2)
                                           ------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:

From operations:

 Net investment income (loss)                $ (1,591)      $ (4,209)       $ 200,668       $ 21,117      $ 218,549

 Net realized gains (losses)                  (65,291)      (164,195)       (937,337)          6,507       (51,763)

 Change in net unrealized appreciation
  (depreciation) of investments                109,635        288,794       2,831,983         34,457        167,324
                                          -------------------------------------------------------------------------
 Increase (decrease) in net assets
  from operations                               42,753        120,390       2,095,314         62,081        334,110
                                          -------------------------------------------------------------------------

From capital transactions:

 Net proceeds from units sold                        -            131          42,785              -              -

 Cost of units redeemed                       (62,166)      (168,995)     (3,668,614)      (209,990)    (1,654,160)

 Net transfers                                (11,748)         11,579       (552,160)       (78,741)        180,675

 Contract maintenance charge                      (71)          (232)         (4,865)          (975)        (1,676)
                                          -------------------------------------------------------------------------
 Increase (decrease) in net assets
 from capital transactions                    (73,985)      (157,517)     (4,182,854)      (289,706)    (1,475,161)
                                          -------------------------------------------------------------------------

Increase (decrease) in net assets             (31,232)       (37,127)     (2,087,540)      (227,625)    (1,141,051)

Net assets at beginning of period              231,797      1,259,606      17,826,430      1,664,973      5,804,410
                                          -------------------------------------------------------------------------
Net assets at end of period                  $ 200,565    $ 1,222,479    $ 15,738,890    $ 1,437,348    $ 4,663,359
                                          =========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:

 Units sold                                          -             24           4,588              -              -

 Units redeemed                                (7,341)       (29,736)       (435,830)       (27,832)      (195,190)

 Units transferred                             (1,895)          2,055        (66,255)       (10,578)         21,165
                                          -------------------------------------------------------------------------
Increase (decrease)
 in units outstanding                          (9,236)       (27,657)       (497,497)       (38,410)      (174,025)

Beginning units                                 30,483        218,632       2,212,593        227,017        707,569
                                          -------------------------------------------------------------------------
Ending units                                    21,247        190,975       1,715,096        188,607        533,544
                                          =========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                                                                                           Principal
                                                 LargeCap        LargeCap       MidCap       Money          Capital
                                                   Blend          Growth        Blend        Market       Appreciation
                                                Account II        Account      Account       Account        Account
                                                 (Class 2)       (Class 2)    (Class 2)     (Class 2)      (Class 2)
                                                ----------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:

From operations:

  Net investment income (loss)                        $ 2,155    $ (6,084)      $ 4,838     $ (47,483)      $ (12,448)

  Net realized gains (losses)                        (20,351)        8,573    (142,238)              -          59,120

  Change in net unrealized appreciation
    (depreciation) of investments                      77,387       56,038      300,958              -         381,531
                                                ----------------------------------------------------------------------
    Increase (decrease) in net assets
     from operations                                   59,191       58,527      163,558       (47,483)         428,203
                                                ----------------------------------------------------------------------

From capital transactions:

  Net proceeds from units sold                            292            -            -         62,823             211

  Cost of units redeemed                             (36,176)     (40,343)    (171,064)    (2,292,729)       (920,054)

  Net transfers                                      (12,577)       17,444        9,739        498,049        (69,723)

  Contract maintenance charge                           (314)        (118)        (309)        (1,862)         (1,211)
                                                ----------------------------------------------------------------------
    Increase (decrease) in net assets
     from capital transactions                       (48,775)     (23,017)    (161,634)    (1,733,719)       (990,777)
                                                ----------------------------------------------------------------------

Increase (decrease) in net assets                      10,416       35,510        1,924    (1,781,202)       (562,574)

Net assets at beginning of period                     572,095      387,148      815,986      4,033,163       4,111,445
                                                ----------------------------------------------------------------------
Net assets at end of period                         $ 582,511    $ 422,658    $ 817,910    $ 2,251,961     $ 3,548,871
                                                ======================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:

  Units sold                                               54           -           -           10,608              20

  Units redeemed                                      (6,464)     (6,507)      (18,582)      (387,393)        (83,471)

  Units transferred                                   (2,082)       2,629         1,236         84,083         (6,178)
                                                ----------------------------------------------------------------------

Increase (decrease) in units outstanding              (8,492)     (3,878)      (17,346)      (292,702)        (89,629)

Beginning units                                       100,674      64,764        97,970        677,053         376,687
                                                ----------------------------------------------------------------------
Ending units                                           92,182      60,886        80,624        384,351         287,058
                                                ======================================================================

                                                                                  SAM             SAM            SAM
                                                Real Estate       SAM         Conservative    Conservative     Flexible
                                                Securities      Balanced        Balanced         Growth         Income
                                                  Account       Portfolio       Portfolio       Portfolio      Portfolio
                                                 (Class 2)      (Class 2)       (Class 2)       (Class 2)      (Class 2)
                                                -------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:

From operations:

  Net investment income (loss)                     $ 5,462     $ 1,070,653       $ 182,405      $ 456,060       $ 404,000

  Net realized gains (losses)                     (81,537)     (1,049,046)       (251,661)    (1,302,638)       (812,082)

  Change in net unrealized appreciation
      (depreciation) of investments                176,472       6,038,569         804,178      4,385,911       1,364,154
                                                -------------------------------------------------------------------------

    Increase (decrease) in net assets
from operations                                    100,397       6,060,176         734,922      3,539,333         956,072
                                                -------------------------------------------------------------------------
From capital transactions:

  Net proceeds from units sold                           -         471,560               -        138,789          58,564

  Cost of units redeemed                          (155,287)    (11,264,977)     (1,867,750)    (5,510,620)     (4,027,957)

  Net transfers                                      25,204         286,008          82,674      (756,617)       (286,945)

  Contract maintenance charge                         (232)        (15,134)         (1,876)        (8,747)         (4,315)
                                                 -------------------------------------------------------------------------
    Increase (decrease) in net assets
from capital transactions                         (130,315)    (10,522,543)     (1,786,952)    (6,137,195)     (4,260,653)
                                                 -------------------------------------------------------------------------
Increase (decrease) in net assets                  (29,918)     (4,462,367)    (1,052,030)     (2,597,862)     (3,304,581)

Net assets at beginning of period                  460,675      59,616,382      8,207,867      32,078,347      13,907,215
                                                 -------------------------------------------------------------------------
Net assets at end of period                      $ 430,757    $ 55,154,015    $ 7,155,837    $ 29,480,485    $ 10,602,634
                                                 =========================================================================

ANALYSIS OF INCREASE (DECREASE)
  IN UNITS OUTSTANDING:

  Units sold                                             -          48,362               -         14,430           6,764

  Units redeemed                                    (9,215)     (1,164,966)       (253,570)      (582,952)       (463,604)

  Units transferred                                   1,500          30,150          16,200       (85,459)        (34,079)
                                                 -------------------------------------------------------------------------
Increase (decrease) in units outstanding            (7,715)     (1,086,454)       (237,370)      (653,981)       (490,919)

Beginning units                                     32,241       6,366,836       1,127,485      3,492,282       1,647,151
                                                 -------------------------------------------------------------------------
Ending units                                        24,526       5,280,382         890,115      2,838,301       1,156,232
                                                 =========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                                                                                   Columbia
                                                                                                   Variable
                                              SAM                                                  Portfolio
                                           Strategic      Short-Term      SmallCap    SmallCap      - Asset
                                            Growth          Income         Growth      Value      Allocation
                                           Portfolio        Account      Account II   Account I      Fund
                                           (Class 2)       Class 2)      (Class 2)    (Class 2)   (Class 1)
                                          ------------------------------------------------------------------
INCREASE (DECREASE)
 IN NET ASSETS:

From operations:

 Net investment income (loss)                 $ 97,629        $ 5,523    $ (4,734)    $ (1,187)      $ 7,530

 Net realized gains (losses)                 (687,760)          5,363        4,297     (14,902)     (95,853)

 Change in net unrealized
  appreciation
 (depreciation) of investments               2,547,357         35,871       66,550       45,117      163,982
                                          ------------------------------------------------------------------
 Increase (decrease)
  in net assets
 from operations                             1,957,226         46,757       66,113       29,028       75,659
                                          ------------------------------------------------------------------

From capital transactions:

 Net proceeds from units sold                    7,164              -           38            -            -

 Cost of units redeemed                    (1,832,742)      (271,078)     (35,198)     (24,145)    (145,821)

 Net transfers                               (298,313)        342,496       41,735       59,632     (68,461)

 Contract maintenance charge                   (4,471)          (585)         (89)         (54)        (234)
                                          ------------------------------------------------------------------
 Increase (decrease)
  in net assets
 from capital transactions                 (2,128,362)         70,833        6,486       35,433    (214,516)
                                          ------------------------------------------------------------------

Increase (decrease) in net assets            (171,136)        117,590       72,599       64,461    (138,857)

Net assets at beginning of period           15,515,066      1,734,111      262,664      104,411      855,920
                                          ------------------------------------------------------------------
Net assets at end of period               $ 15,343,930    $ 1,851,701    $ 335,263    $ 168,872    $ 717,063
                                          ==================================================================

ANALYSIS OF INCREASE (DECREASE)-
 IN UNITS OUTSTANDING:

 Units sold                                        618              -            7            -            -

 Units redeemed                              (184,323)       (37,590)      (6,544)      (2,807)     (13,735)

 Units transferred                            (33,973)         47,208        7,793        7,122      (6,631)
                                          ------------------------------------------------------------------
Increase (decrease) in
 units outstanding                           (217,678)          9,618        1,256        4,315     (20,366)
Beginning units                              1,614,716        244,737       50,781       13,920       81,637
                                          ------------------------------------------------------------------
Ending units                                 1,397,038        254,355       52,037       18,235       61,271
                                          ==================================================================

                                                                             Columbia
                                              Columbia       Columbia        Variable       Columbia       Columbia
                                              Variable       Variable       Portfolio       Variable       Variable
                                            Portfolio -      Portfolio       - Marsico      Portfolio      Portfolio
                                           Small Company      - High         Focused        - Marsico   - Marsico 21st
                                            Growth Fund     Income Fund   Equities Fund    Growth Fund   Century Fund
                                            (Class 1)        (Class 1)      (Class 1)       (Class 1)      (Class 1)
                                           ---------------------------------------------------------------------------
INCREASE (DECREASE)
 IN NET ASSETS:

From operations:

 Net investment income (loss)               $ (30,652)     $ 1,495,758     $ (491,931)     $ (52,893)     $ (24,828)

 Net realized gains (losses)                  (63,232)        (91,863)     (1,128,060)        229,575         29,396

 Change in net unrealized
  appreciation
 (depreciation) of investments                 545,310         867,201       8,101,959       460,039         227,608
                                           --------------------------------------------------------------------------
 Increase (decrease)
  in net assets
 from operations                               451,426       2,271,096       6,481,968        636,721        232,176
                                           --------------------------------------------------------------------------

From capital transactions:

 Net proceeds from units sold                      760         971,009       1,023,313         46,418              -

 Cost of units redeemed                      (371,784)     (4,135,724)     (7,481,599)      (746,374)      (150,594)

 Net transfers                               (276,562)       4,011,952     (3,605,222)      (431,664)      (174,990)

 Contract maintenance charge                     (279)         (3,791)         (7,154)          (581)          (121)
                                           --------------------------------------------------------------------------
 Increase (decrease)
  in net assets
 from capital transactions                   (647,865)         843,446    (10,070,662)    (1,132,201)      (325,705)
                                           --------------------------------------------------------------------------

Increase (decrease) in net assets            (196,439)       3,114,542     (3,588,694)      (495,480)       (93,529)

Net assets at beginning of period            2,147,620      22,869,890      45,470,864      4,016,044      1,724,985
                                           --------------------------------------------------------------------------
Net assets at end of period                $ 1,951,181    $ 25,984,432    $ 41,882,170    $ 3,520,564    $ 1,631,456
                                           =========================================================================

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:

 Units sold                                         70          54,493          98,093          4,993              -

 Units redeemed                               (35,843)       (236,238)       (742,188)       (77,200)       (11,041)

 Units transferred                            (26,692)         224,000       (344,006)       (45,829)       (12,928)
                                           --------------------------------------------------------------------------
Increase (decrease) in
 units outstanding                            (62,465)          42,255       (988,101)      (118,036)       (23,969)

Beginning units                                221,739       1,372,893       4,675,588        441,440        131,028
                                           --------------------------------------------------------------------------
Ending units                                   159,274       1,415,148       3,687,487        323,404        107,059
                                           =========================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)


                                                                      Columbia
                                                                      Variable          Columbia
                                                                     Portfolio -        Variable
                                                                       Marsico         Portfolio -
                                             Columbia Variable      International      Diversified       Asset          Global
                                              Portfolio - Mid       Opportunities        Equity        Allocation       Growth
                                              Cap Growth Fund           Fund           Income Fund       Fund            Fund
                                                (Class 1)             (Class 2)         (Class 1)      (Class 2)       (Class 2)
                                            ---------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $            (19,786)   $      (37,222)   $        853    $    315,485    $   (497,645)

Net realized gains (losses)                              (41,129)          (46,072)       (339,003)        222,670       5,020,092
Change in net unrealized appreciation
    (depreciation) of investments                        386,433           570,645         852,979       7,952,817      25,714,004
                                            ---------------------------------------------------------------------------------------
    Increase (decrease) in net assets
      from  operations                                   325,518           487,351         514,829       8,490,972      30,236,451
                                            ---------------------------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                               1,274             1,762             836         681,141       1,523,117
Cost of units redeemed                                  (190,196)         (578,893)       (648,640)    (12,304,505)    (43,240,608)
Net transfers                                           (181,827)         (200,619)        (72,424)     (1,105,395)    (14,223,751)
Contract maintenance charge                                 (181)             (613)           (605)        (47,493)        (93,737)
                                            ---------------------------------------------------------------------------------------
    Increase (decrease) in net assets
     from capital transactions                          (370,930)         (778,363)       (720,833)    (12,776,252)    (56,034,979)
                                            ---------------------------------------------------------------------------------------

Increase (decrease) in net assets                        (45,412)         (291,012)       (206,004)     (4,285,280)    (25,798,528)
Net assets at beginning of period                      1,429,293         4,694,413       4,359,704      89,982,813     367,855,392
                                            ---------------------------------------------------------------------------------------
Net assets at end of period                 $          1,383,881    $    4,403,401    $  4,153,700    $ 85,697,533    $342,056,864
                                            =======================================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                                   121               108              73          46,369          72,560
Units redeemed                                           (19,866)          (36,248)        (63,200)       (848,371)     (2,090,642)
Units transferred                                        (20,195)          (12,077)         (5,337)        (81,429)       (716,534)
                                            ---------------------------------------------------------------------------------------
Increase (decrease) in units
 outstanding                                             (39,940)          (48,217)        (68,464)       (883,431)     (2,734,616)
Beginning units                                          161,899           296,817         433,315       6,290,551      17,654,633
                                            ---------------------------------------------------------------------------------------
Ending units                                             121,959           248,600         364,851       5,407,120      14,920,017
                                            =======================================================================================

                                                                                  Asset        Cash
                                                              Growth-Income    Allocation    Management
                                             Growth Fund          Fund            Fund         Fund         Growth Fund
                                              (Class 2)         (Class 2)       (Class 3)    (Class 3)       (Class 3)
                                            ----------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $   (3,931,923)   $   (654,110)   $   284,333    $  (204,417)   $ (1,223,394)

Net realized gains (losses)                     (6,234,053)     (8,824,416)      (718,406)      (124,382)     (9,439,689)
Change in net unrealized appreciation
    (depreciation) of investments               78,325,484      48,296,794      4,927,663         69,184      45,605,236
                                            ----------------------------------------------------------------------------
    Increase (decrease) in net assets
      from  operations                          68,159,508      38,818,268      4,493,590       (259,615)     34,942,153
                                            ----------------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                     1,771,247       2,602,780        153,352         10,200         156,996
Cost of units redeemed                         (61,675,815)    (58,451,884)    (5,362,037)    (5,627,287)    (28,140,407)
Net transfers                                  (21,834,970)    (10,757,118)     1,111,035      1,788,739      (5,574,076)
Contract maintenance charge                       (124,005)       (136,787)       (17,080)        (8,153)        (90,746)
                                            ----------------------------------------------------------------------------
    Increase (decrease) in net assets
      from capital transactions                (81,863,543)    (66,743,009)    (4,114,730)    (3,836,501)    (33,648,233)
                                            ----------------------------------------------------------------------------

Increase (decrease) in net assets              (13,704,035)    (27,924,741)       378,860     (4,096,116)      1,293,920
Net assets at beginning of period              470,030,372     464,726,621     43,321,176     17,519,838     230,247,705
                                            ----------------------------------------------------------------------------
Net assets at end of period                 $  456,326,337    $436,801,880    $43,700,036    $13,423,722    $231,541,625
                                            =============================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                          98,025         174,339          3,452            459             862
Units redeemed                                  (3,535,278)     (3,909,092)      (122,941)      (254,486)       (176,867)
Units transferred                               (1,276,398)       (735,461)        25,397         80,458         (36,436)
                                            ----------------------------------------------------------------------------
Increase (decrease) in units
 outstanding                                    (4,713,651)     (4,470,214)       (94,092)      (173,569)       (212,441)
Beginning units                                 27,875,080      31,212,080      1,017,052        785,727       1,494,840
                                            ----------------------------------------------------------------------------
Ending units                                    23,161,429      26,741,866        922,960        612,158       1,282,399
                                            =============================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                                                                                    U.S.
                                                                                                Government/
                                                                                                    AAA-
                                                                                                   Rated        Growth and
                                            Growth-Income      High-Income     International     Securities       Income
                                                Fund            Bond Fund          Fund            Fund          Portfolio
                                             (Class 3)          (Class 3)       (Class 3)        (Class 3)      (Class VC)
                                            --------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $      303,854    $  1,370,911    $      427,222    $   116,003    $ (2,280,514)

Net realized gains (losses)                    (11,204,828)     (2,381,401)       (1,039,367)        23,235      (7,916,288)
Change in net unrealized appreciation
    (depreciation) of investments               29,975,506       3,887,734         3,587,975      1,060,078      44,657,257
                                            --------------------------------------------------------------------------------
    Increase (decrease) in net
     assets from operations                     19,074,532       2,877,244         2,975,830      1,199,316      34,460,455
                                            --------------------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                       314,169          11,067            39,675        102,021      19,048,164
Cost of units redeemed                         (29,839,580)     (3,185,266)       (7,754,817)    (4,389,328)    (21,744,454)
Net transfers                                   (6,021,642)       (257,326)       (2,520,243)     1,823,448        (809,567)
Contract maintenance charge                        (97,849)         (9,602)          (23,159)       (10,766)        (53,596)
                                            --------------------------------------------------------------------------------
    Increase (decrease) in net assets
      from capital transactions                (35,644,902)     (3,441,127)      (10,258,544)    (2,474,625)     (3,559,453)
                                            --------------------------------------------------------------------------------

Increase (decrease) in net assets              (16,570,370)       (563,883)       (7,282,714)    (1,275,309)     30,901,002
Net assets at beginning of period              225,163,090      23,685,327        67,987,799     27,342,808     218,701,580
                                            --------------------------------------------------------------------------------
Net assets at end of period                 $  208,592,720    $ 23,121,444    $   60,705,085    $26,067,499    $249,602,582
                                            ================================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                           2,760             151               794          2,667       2,015,913
Units redeemed                                    (271,588)        (42,338)         (166,332)      (116,576)     (2,059,587)
Units transferred                                  (55,862)         (5,011)          (56,479)        48,254          84,968
                                            --------------------------------------------------------------------------------
Increase (decrease) in units outstanding          (324,690)        (47,198)         (222,017)       (65,655)         41,294
Beginning units                                  2,051,954         334,808         1,417,411        753,235      21,685,033
                                            --------------------------------------------------------------------------------
Ending units                                     1,727,264         287,610         1,195,394        687,580      21,726,327
                                            ================================================================================








                                                                                                                     Sterling
                                                                                                    Sterling         Capital
                                                                   BB&T                              Capital        Strategic
                                             Mid Cap Value       Mid Cap     Sterling Capital        Special        Allocation
                                               Portfolio         Growth       Select Equity       Opportunities       Equity
                                              (Class VC)           VIF             VIF                 VIF             VIF
                                            ------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $     (366,286)   $    (1,265)   $          (6,103)   $     (216,765)   $    (1,448)

Net realized gains (losses)                     (1,786,348)      (210,750)            (332,738)          (43,125)      (505,594)
Change in net unrealized appreciation
    (depreciation) of investments                8,917,117        206,633              509,195         1,978,210        767,966
                                            ------------------------------------------------------------------------------------
    Increase (decrease) in net
     assets from operations                      6,764,483         (5,382)             170,354         1,718,320        260,924
                                            ------------------------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                       119,803              -                1,720            59,145          1,354
Cost of units redeemed                          (4,483,186)        (5,074)            (170,028)       (1,005,043)      (524,877)
Net transfers                                     (395,201)    (1,298,375)             (93,297)           99,978         (9,301)
Contract maintenance charge                        (20,014)             -                 (233)           (1,523)          (337)
                                            ------------------------------------------------------------------------------------
    Increase (decrease) in net assets
      from capital transactions                 (4,778,598)    (1,303,449)            (261,838)         (847,443)      (533,161)
                                            ------------------------------------------------------------------------------------

Increase (decrease) in net assets                1,985,885     (1,308,831)             (91,484)          870,877       (272,237)
Net assets at beginning of period               32,294,873      1,308,831            1,836,714        14,612,765      2,284,872
                                            ------------------------------------------------------------------------------------
Net assets at end of period                 $   34,280,758    $         -    $       1,745,230    $   15,483,642    $ 2,012,635
                                            ====================================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                           9,990              -                  210             4,472            156
Units redeemed                                    (378,205)          (580)             (20,268)          (74,908)       (56,057)
Units transferred                                  (40,609)      (151,055)             (10,572)          (12,107)          (466)
                                            ------------------------------------------------------------------------------------
Increase (decrease) in units outstanding          (408,824)      (151,635)             (30,630)          (82,543)       (56,367)
Beginning units                                  2,906,341        151,635              221,514         1,117,946        254,380
                                            ------------------------------------------------------------------------------------
Ending units                                     2,497,517              -              190,884         1,035,403        198,013
                                            ====================================================================================

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 2010
                                  (continued)

                                                                                            Franklin
                                                                                            Templeton
                                                                 MTB                           VIP
                                               Sterling        Managed        Franklin      Founding
                                                Capital      Allocation        Income         Funds        Allocation
                                             Total Return      Fund -       Securities     Allocation       Balanced
                                                Bond           Moderate         Fund          Fund          Portfolio
                                                 VIF          Growth II      (Class 2)      (Class 2)     (Class 3)(1)
                                            --------------------------------------------------------- ------------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $     200,665    $        (4)   $ 1,416,438    $   227,778    $     368,970

Net realized gains (losses)                       178,867             (2)       165,580       (677,308)          95,983
Change in net unrealized appreciation
    (depreciation) of investments                 124,815             34      2,071,101      3,300,893        1,151,418
                                            -----------------------------------------------------------------------------
    Increase (decrease) in net assets
        from operations                           504,347             28      3,653,119      2,851,363        1,616,371
                                            -----------------------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                      196,549              -     13,666,291      5,197,157       23,395,666
Cost of units redeemed                           (650,059)             -     (1,817,438)    (3,014,319)        (864,961)
Net transfers                                    (263,183)             -     11,212,618      1,825,238        8,695,004
Contract maintenance charge                        (1,046)           (47)        (2,392)        (3,354)            (157)
                                            -----------------------------------------------------------------------------
    Increase (decrease) in net assets
      from capital transactions                  (717,739)           (47)    23,059,079      4,004,722       31,225,552
                                            -----------------------------------------------------------------------------

Increase (decrease) in net assets                (213,392)           (19)    26,712,198      6,856,085       32,841,923
Net assets at beginning of period               9,457,386            394     20,645,365     29,523,958                -
                                            -----------------------------------------------------------------------------
Net assets at end of period                 $   9,243,994    $       375    $47,357,563    $36,380,043    $  32,841,923
                                            =============================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                         15,865              -      1,384,059        606,515        2,149,626
Units redeemed                                    (53,539)            (5)      (185,314)      (350,724)         (80,023)
Units transferred                                 (26,192)             -      1,143,253        214,413          797,775
                                            -----------------------------------------------------------------------------
Increase (decrease) in units outstanding          (63,866)            (5)     2,341,998        470,204        2,867,378
Beginning units                                   813,916             44      2,198,185      3,482,506                -
                                            -----------------------------------------------------------------------------
Ending units                                      750,050             39      4,540,183      3,952,710        2,867,378
                                            =============================================================================

                                                               Allocation
                                              Allocation        Moderate       Allocation          Real
                                                Growth           Growth         Moderate          Return
                                              Portfolio        Portfolio        Portfolio        Portfolio
                                            (Class 3) (1)    (Class 3) (1)    (Class 3) (1)    (Class 3) (1)
                                            -----------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS:
From operations:
Net investment income (loss)                $       8,452    $     400,093    $     430,640    $     307,674

Net realized gains (losses)                       (16,906)          32,110           52,400          117,797
Change in net unrealized appreciation
    (depreciation) of investments                 395,572        3,286,796        2,110,315         (400,707)
                                            -----------------------------------------------------------------
    Increase (decrease) in net assets
        from operations                           387,118        3,718,999        2,593,355           24,764
                                            -----------------------------------------------------------------

From capital transactions:
Net proceeds from units sold                    3,712,526       41,240,339       31,996,178       51,950,544
Cost of units redeemed                            (44,999)        (571,940)        (424,315)      (1,297,808)
Net transfers                                     485,448       11,120,775       10,049,553       33,744,152
Contract maintenance charge                          (381)            (105)            (117)            (347)
                                            -----------------------------------------------------------------
    Increase (decrease) in net assets
      from capital transactions                 4,152,594       51,789,069       41,621,299       84,396,541
                                            -----------------------------------------------------------------

Increase (decrease) in net assets               4,539,712       55,508,068       44,214,654       84,421,305
Net assets at beginning of period                       -                -                -                -
                                            -----------------------------------------------------------------
Net assets at end of period                 $   4,539,712    $  55,508,068    $  44,214,654    $  84,421,305
                                            =================================================================

ANALYSIS OF INCREASE (DECREASE)
IN UNITS OUTSTANDING:
Units sold                                        372,674        3,985,992        2,989,037        4,561,130
Units redeemed                                     (4,327)         (54,468)         (39,177)        (113,607)
Units transferred                                  43,079        1,061,072          930,244        2,958,365
                                            -----------------------------------------------------------------
Increase (decrease) in units outstanding          411,426        4,992,596        3,880,104        7,405,888
Beginning units                                         -                -                -                -
                                            -----------------------------------------------------------------
Ending units                                      411,426        4,992,596        3,880,104        7,405,888
                                            =================================================================

(1) For the period from January 19, 2010 (inception) to December 31, 2010.

    The accompanying notes are an integral part of the financial statements.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION

Variable Separate Account of SunAmerica Annuity and Life Assurance Company (the "Separate Account") is an investment account of SunAmerica Annuity and Life Assurance Company (the "Company"). The Company is a direct wholly owned subsidiary of SunAmerica Life Insurance Company, which is a subsidiary of SAFG Retirement Services, Inc. (formerly known as AIG Retirement Services, Inc.), the retirement services and asset management organization within American International Group, Inc. ("American International Group"). American International Group is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities, financial services, retirement savings, and asset management. AIG Retirement Services, Inc. changed its name to SAFG Retirement Services, Inc. on June 10, 2010. The Separate Account is registered as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended.

The Separate Account offers the following variable annuity products: American Pathway II, Polaris, Polaris Advantage, Polaris Advantage II, Polaris Advisor, Polaris Advisor III, Polaris Choice, Polaris Choice II, Polaris Choice III, Polaris Choice IV, Polaris II, Polaris Platinum, Polaris Platinum II, Polaris Platinum III, Polaris Preferred Solution, Polaris Protector, Polaris Retirement Protector, PolarisAmerica, WM Diversified Strategies, and WM Diversified Strategies III.

The Separate Account contracts are sold through the Company's affiliated broker-dealers, independent broker-dealers, full-service securities firms, and financial institutions. The distributor of these contracts is SunAmerica Capital Services, Inc., an affiliate of the Company, except for WM Diversified Strategies and WM Diversified Strategies III, for which the distributor is Principal Funds Distributor, Inc. No underwriting fees are paid in connection with the distribution of these contracts.

The Separate Account is composed of a total of 178 variable portfolios of different classes (the "Variable Account"). Each of the Variable Accounts is invested solely in the shares of one of the following: (1) the fifteen currently available Class 1, Class 2, and Class 3 investment portfolios of the Anchor Series Trust (the "Anchor Trust"), (2) the ninety currently available Class 1, Class 2, and Class 3 investment portfolios of the SunAmerica Series Trust (the "SunAmerica Trust"), (3) the three currently available Series II investment portfolios of the Invesco Variable Insurance Funds (the "Invesco Funds"), (4) the thirty-six currently available Class 1 and Class 2 investment portfolios of the Principal Variable Contracts Funds, Inc. (the "Principal Funds"), (5) the two currently available Class 1 investment portfolios of the Columbia Funds Variable Insurance Trust (the "Columbia Trust"), (6) the six currently available Class 1 and Class 2 investment portfolios of the Columbia Funds Variable Insurance Trust I (the "Columbia Trust I"), (7) the one currently available Class 1 investment portfolio of the Columbia Funds Variable Series Trust II (the "Columbia Trust II"), (8) the eleven currently available Class 2 and VARIABLE Class 3 investment portfolios of the American Funds Insurance Series (the "American Series"), (9) the two currently available Class VC investment portfolios of the Lord

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION (continued)

Abbett Series Fund, Inc. (the "Lord Abbett Fund"), (10) the four currently available investment portfolios of the Sterling Capital Variable Insurance Funds (the "Sterling Capital Funds"), (11) the one currently available investment portfolio of the MTB Group of Funds (the "MTB Trust"), (12) the two currently available Class 2 investment portfolios of the Franklin Templeton Variable Insurance Products Trust (the "Franklin Templeton Trust"), or (13) the five currently available Class 3 investment portfolios of the Seasons Series Trust (the "Seasons Trust"). The primary difference between the classes of the Variable Accounts is that the Class 2 shares in the Anchor Trust and the SunAmerica Trust are subject to 12b-1 fees of 0.15%, the Class 3 shares of the American Series are subject to 12b-1 fees of 0.18%, and the Class 2 shares in the Principal Funds, the Franklin Templeton Trust, and the American Series, the Class 2 shares in the Columbia Trust I, the Series II shares in the Invesco Funds, the Class 3 shares of the Anchor Trust, the SunAmerica Trust, and the Seasons Trust, and the shares of the MTB Trust are subject to 12b-1 fees of 0.25%, of each classes' average daily net assets, while the Class 1 shares are not subject to 12b-1 fees. The Class VC shares of the Lord Abbett Fund and the shares of the Sterling Capital Funds are not subject to 12b-1 fees. The Anchor Trust, the SunAmerica Trust, the Seasons Trust, the Invesco Funds, the Principal Funds, the Columbia Trust, the Columbia Trust I, the Columbia Trust II, the American Series, the Lord Abbett Fund, the Sterling Capital Funds, the MTB Trust, and the Franklin Templeton Trust (collectively referred to as the "Trusts") are diversified, open-end investment companies, which retain investment advisers to assist in their investment activities. The Anchor Trust, the SunAmerica Trust, and the Seasons Trust are affiliated investment companies. The contract holder may elect to have investments allocated to one of the offered guaranteed-interest funds of the Company (the "General Account"), which are not a part of the Separate Account. These financial statements include balances allocated by the contract holders to the Variable Accounts and do not include balances allocated to the General Account.

On February 1, 2011, the BB&T Variable Insurance Funds were re-branded as the Sterling Capital Funds.

On April 29, 2011, Columbia Large Cap Value Fund, Variable Series portfolio of the Columbia Funds Variable Insurance Trust (the "Columbia Trust") merged into the RiverSource Variable Portfolio - Diversified Equity Income Fund of the Columbia Funds Variable Series Trust II (the "Columbia Trust II"). On that date, all assets and liabilities of the Columbia Large Cap Value Fund, Variable Series portfolio were transferred to the RiverSource Variable Portfolio - Diversified Equity Income Fund portfolio in exchange for shares of the Columbia Large Cap Value Fund, Variable Series portfolio with the same net asset value as the net assets transferred. These changes did not result in tax consequences and the unit value of each Variable Account remained the same.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION (continued)

On May 1, 2011, the portfolios of the Sterling Capital Funds were re-branded as follows:

Predecessor BB&T Funds Portfolio          Current Sterling Capital Funds Portfolio
---------------------------------------   -----------------------------------
BB&T Select Equity VIF                    Sterling Capital Select Equity VIF
BB&T Special Opportunities Equity VIF     Sterling Capital Special Opportunities VIF
BB&T Capital Manager Equity VIF           Sterling Capital Strategic Allocation Equity VIF
BB&T Total Return Bond VIF                Sterling Capital Total Return Bond VIF

On May 2, 2011, the RiverSource Variable Portfolio - Diversified Equity Income Fund was renamed the Columbia Variable Portfolio - Diversified Equity Income Fund portfolio. The predecessor and current portfolio before and after the changes are listed below.

Predecessor Columbia Trust Portfolio      Current Columbia Trust II Portfolio
---------------------------------------   -----------------------------------
Columbia Large Cap Value Fund,            Columbia Variable Portfolio -
  Variable Series                           Diversified Equity Income Fund

On May 2, 2011, the following portfolios and Trust were renamed. The predecessor and current portfolios and trusts before and after the change are listed below.

Predecessor Columbia Trust Portfolio      Current Columbia Trust Portfolio
---------------------------------------   -----------------------------------
Columbia Asset Allocation Fund,           Columbia Variable Portfolio -
  Variable Series                           Asset Allocation Fund
Columbia Small Company Growth Fund,       Columbia Variable Portfolio -
  Variable Series                           Small Company Growth Fund
Columbia High Yield Fund,                 Columbia Variable Portfolio -
  Variable Series                           High Income Fund
Columbia Marsico Focused Equities Fund,   Columbia Variable Portfolio -
  Variable Series                           Marsico Focused Equities Fund
Columbia Marsico Growth Fund,             Columbia Variable Portfolio -
  Variable Series                           Marsico Growth Fund
Columbia Marsico 21st Century Fund,       Columbia Variable Portfolio -
  Variable Series                           Marsico 21st Century Fund
Columbia Mid Cap Growth Fund,             Columbia Variable Portfolio -
  Variable Series                           Mid Cap Growth Fund
Columbia Marsico International            Columbia Variable Portfolio -
  Opportunities Fund, Variable Series       Marsico International Opportunities Fund

Effective May 2, 2011, the Columbia Trust, the Columbia Trust I, and the Columbia Trust II renamed the Class A of shares of Columbia Variable Portfolio - Asset Allocation Fund, Columbia Variable Portfolio - Small Company Growth Fund, Columbia Variable Portfolio - High Income Fund, Columbia Variable Portfolio - Marsico Focused Equities Fund, Columbia Variable Portfolio - Marsico Growth Fund, Columbia Variable Portfolio -

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION (continued)

Marsico 21st Century Fund, Columbia Variable Portfolio - Mid Cap Growth Fund, and Columbia Variable Portfolio - Diversified Equity Income Fund portfolios, which were not subject to 12b-1 distribution fees, with Class 1 shares which are not subject to 12b-1 distribution fees. On the same date, the Columbia Trust I renamed the Class B of shares of Columbia Variable Portfolio - Marsico International Opportunities Fund, which was subject to 12b-1 distribution fees of 0.25%, with Class 2 shares which remain subject to 12b-1 distribution fees of 0.25%.

2.     SUMMARY  OF  SIGFINICANT  ACCOUNTING  POLICIES

INVESTMENT ACCOUNTING AND VALUATION: The investments are stated at the net asset value of each of the portfolios of the Trusts as determined at the close of the business day. Purchases and sales of shares of the portfolios are valued at the net asset values of such portfolios, which value their investment securities at fair value, on the date the shares are purchased or sold. Dividends and capital gains distributions are recorded on the ex-distribution date. Realized gains and losses on the sale of investments in the Trusts are recognized at the date of sale and are determined on a first-in, first-out basis. Accumulation unit values are computed daily based on total net assets of the portfolios.

FEDERAL INCOME TAXES: The Company qualifies for federal income tax treatment granted to life insurance companies under subchapter L of the Internal Revenue Service Code (the "Code"). The operations of the Separate Account are part of the total operations of the Company and are not taxed separately. Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Separate Account to the extent that the earnings are credited under the contracts. Based on this, no charge is being made currently to the Separate Account for federal income taxes. The Separate Account is not treated as a regulated investment company under the Code.

USE OF ESTIMATES: The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from these estimates.

RESERVES FOR CONTRACTS IN PAYOUT (ANNUITIZATION) PERIOD: Net assets allocated to contracts in the payout period are based on the Annuity 2000 Mortality Table, the 1971 Individual Mortality Table, and the 1983(a) Individual Mortality Table depending on the calendar year of annuitzation as well as other assumptions, including provisions for the risk of adverse deviation from assumptions. An assumed interest rate of 3.5% is used in determining annuity payments for all products with the exception of the American Pathway II product, which uses a 4.0% assumed interest rate.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Separate Account by the Company to cover greater longevity of the annuitant than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company. Transfers are recorded as cost of units redeemed or as net proceeds from units sold in the accompanying Statements of Changes in Net Assets.

Annuity benefit payments are recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

3.     FAIR  VALUE  MEASUREMENTS

Assets and liabilities recorded at fair value in the Separate Account balance sheet are measured and classified in a hierarchy for disclosure purposes consisting of three "levels" based on the observability of inputs available in the marketplace used to measure the fair values as discussed below. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurements in its entirety. The Separate Account's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgments. In making the assessment, the Separate Account considers factors specific to the asset or liability.

Level 1 - Fair value measurements that are quoted prices (unadjusted) in active markets that the Separate Account has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Separate Account does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include government and agency securities, actively traded listed common stocks and derivative contracts, most separate account assets, and most mutual funds.

Level 2 - Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liability in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government securities, most investment-grade and high-yield corporate bonds, certain asset backed securities, certain listed equities, state, municipal, and provincial obligations, hybrid securities, and derivative contracts.

Level 3 - Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

3.     FAIR  VALUE  MEASUREMENTS  (continued)

is little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 principally include fixed maturities.

The Separate Account assets measured at fair value as of December 31, 2011 consist of investments in trusts, which are registered and open-end mutual funds that generally trade daily and are measured at fair value using quoted prices in active markets for identical assets, which are classified as Level 1 as of December 31, 2011 and for the year then ended. The Separate Account had no liabilities as of December 31, 2011. See the Schedules of Portfolio Investments for the table presenting information about assets measured at fair value on a recurring basis at December 31, 2011, and respective hierarchy level.

4.     CHARGES  AND  DEDUCTIONS

Charges and deductions are applied against the current value of the Separate Account and are paid as follows:

WITHDRAWAL CHARGE: Each contract provides that in the event that a contract holder withdraws all or a portion of the contract value during the surrender charge period, withdrawal charges may be assessed on the excess of the free withdrawal amounts as defined in the contract. The withdrawal charges are based on tables of charges applicable to the specific contracts, with a maximum charge of up to 9% of any amount withdrawn that exceeds the free withdrawal amount, and are recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. There are no withdrawal charges under the Polaris Advisor contract.

CONTRACT MAINTENANCE CHARGE: An annual contract maintenance charge ranging from $30 to $50 is charged against contracts, which reimburses the Company for expenses incurred in establishing and maintaining records relating to the contract. The contract maintenance charge is assessed on each anniversary during the accumulation phase. In the event that a total surrender of contract value is made, the entire charge is assessed as of the date of surrender, and deducted from that withdrawal. The contract maintenance charge is recorded as a charge in the Statements of Changes in Net Assets.

SEPARATE ACCOUNT ANNUAL CHARGE: The Separate Account deducts a separate account annual charge comprised of mortality and expense risk charges and distribution expense charges, computed on a daily basis. Separate Account Annual Charges are recorded as a charge in the Statements of Operations. The total annual rates of the net asset value of each portfolio, depending on any optional death benefits elected for each product, are as follows: American Pathway II, 1.30% or 1.40%; Polaris, 1.52%; Polaris II, 1.52% or 1.77%; PolarisAmerica, 1.52% or 1.77%; Polaris Platinum, 1.52% or 1.77%; WM

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.     CHARGES  AND  DEDUCTIONS (continued)

Diversified Strategies, 1.40%, 1.55%, or 1.80%; Polaris Protector, 1.52% or 1.77%; Polaris Choice, 1.52%, 1.72%, or 1.97%; WM Diversified Strategies III, 1.55%, 1.70%, or 1.95%; Polaris Platinum II, 1.52%, 1.77%, or 2.02%; Polaris
Choice II, 1.52%, 1.72%, or 1.97%; Polaris Advisor, 1.52%, 1.72%, or 1.97%;
Polaris Choice III, 1.52%, 1.77%, 2.02%, or 2.17%; Polaris Preferred Solution, 1.15%, 1.40%, 1.55%, 1.65%, 1.80%, 1.90%, or 2.05%; Polaris Advantage, 1.65%,
1.90%, or 2.30%; Polaris Advisor III, 1.65%, 1.90%, or 2.30%; Polaris Platinum III, 1.30%, 1.55%, or 1.95%; Polaris Choice IV, 1.65%, 1.90%, or 2.30%; Polaris
Advantage II, 1.30%, 1.55%, 1.90%, or 2.15%; Polaris Retirement Protector, 1.30%, 1.55%, or 1.80%. The mortality risk charge is compensation for the mortality risks assumed by the Company from its contractual obligations to make annuity payments after the contract has annuitized for the life of the annuitant and to provide the standard death benefit. The expense risk charge is compensation for assuming the risk that the current contract administration charges will be insufficient in the future to cover the cost of administering the contract. The distribution expense charge is deducted at an annual rate of 0.15% of the net asset value of each portfolio and is included in the respective separate account annual charge rate. This charge is for all expenses associated with the distribution of the contract. If this charge is not sufficient to cover the cost of distributing the contract, the Company will bear the loss.

TRANSFER FEE: A transfer fee of $25 ($10 in Pennsylvania and Texas), depending on the contract provisions, may be assessed on each transfer of funds in excess of the maximum transactions allowed within a contract year and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

INCOME PROTECTOR FEE: The optional Income Protector Program, offered in Polaris Protector, Polaris Choice, Polaris II, Polaris Choice II, PolarisAmerica, Polaris Platinum, Polaris Platinum II, WM Diversified Strategies, and WM Diversified Strategies III, provides a guaranteed fixed minimum retirement income upon annuitization. The fee will range from 0.10% to 0.45% of the income benefit base (as defined in the prospectus), deducted annually from the contract value, and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The income benefit base is calculated using the contract value on the effective date of the enrollment in the program and then each subsequent contract anniversary, adjusted for the applicable growth rates, purchase payments, proportional withdrawals, fees, and charges.

CAPITAL PROTECTOR FEE: The optional Capital Protector Program offered in Polaris Protector, Polaris Platinum II, Polaris Choice II, WM Diversified Strategies, WM Diversified Strategies III, Polaris Choice III, Polaris Preferred Solution and Polaris Advantage provides a guaranteed minimum contract value at the end of an applicable waiting period. The annual fee ranges from 0.10% to 0.65% of the contract value minus purchase payments received after the 90(th) day from the contract issue date. The fee is

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.     CHARGES  AND  DEDUCTIONS (continued)

deducted quarterly from the contract value during the waiting period, and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

MARKETLOCK, MARKETLOCK FOR TWO, INCOME REWARDS, MARKETLOCK FOR LIFE PLUS, MARKETLOCK INCOME PLUS, AND MARKETLOCK FOR LIFE FEE: The optional MarketLock, MarketLock for Two, Income Rewards, MarketLock for Life Plus, MarketLock Income Plus, and MarketLock for Life features provide a guaranteed withdrawal stream by locking in market gains during an applicable evaluation period. The MarketLock feature is offered in Polaris Choice II, Polaris Platinum II, WM Diversified Strategies, WM Diversified Strategies III, Polaris Choice III, Polaris Preferred Solution, and Polaris Advantage. The MarketLock for Two feature is offered in Polaris Choice II, Polaris Platinum II, WM Diversified Strategies, WM Diversified Strategies III, Polaris Choice III, and Polaris Preferred Solution. The Income Rewards feature is offered in Polaris Protector, Polaris Choice II, Polaris Platinum II, WM Diversified Strategies, WM Diversified Strategies III, Polaris Choice III, and Polaris Preferred Solution. The annual fee ranges from 0.50% to 0.65% for MarketLock, 0.40% for MarketLock for Two prior to the first withdrawal and 0.80% after the first withdrawal, and 0.65% for Income Rewards in years 0-7 and 0.45% in years 8-10, of the maximum anniversary value benefit base (as defined in the prospectus) is calculated as the greater of eligible purchase payments received during the first two years, adjusted for withdrawals or the maximum anniversary date contract value occurring in the first ten contract years, adjusted for withdrawals.

The MarketLock for Life Plus feature is offered in Polaris Platinum II, Polaris Choice III, Polaris Preferred Solution, and Polaris Advantage. The annual fee ranges from 0.65% to 0.95% for one covered person and from 0.90% to 1.25% for two covered persons, of the maximum anniversary value benefit base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The maximum anniversary value benefit base for MarketLock for Life Plus is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plus a bonus, if eligible, or the highest anniversary date contract value less purchase payments in years 2-5 over the first year purchase payments.

The MarketLock Income Plus feature is offered in Polaris Platinum II, Polaris Choice III, Polaris Advisor III, Polaris Preferred Solution, Polaris Platinum III, and Polaris Advantage. The annual fee ranges from 0.85% to 1.10% for one covered person and from 1.10% to 1.35% for two covered persons, of the maximum anniversary value benefit base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The maximum anniversary value benefit base for MarketLock Income Plus is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plus a bonus, if eligible,

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.     CHARGES  AND  DEDUCTIONS (continued)
       ------------------------------------

or the highest anniversary date contract value less purchase payments in years 2-5 over the first year purchase payments.

The MarketLock for Life feature is offered in Polaris Platinum II, Polaris Choice III, Polaris Choice IV, Polaris Preferred Solution, Polaris Platinum III, and Polaris Advantage. The annual fee is 0.70% for one covered person and 0.95% for two covered persons, of the maximum anniversary value benefit base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The maximum anniversary value benefit base for MarketLock for Life is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plus, or the highest anniversary date contract value less purchase payments in year 2-5 over the first year purchase payments.

SUNAMERICA  INCOME  PLUS  AND  SUNAMERICA  INCOME  BUILDER  FEE:  The  optional
SunAmerica Income Plus and SunAmerica Income Builder features provide a guaranteed withdrawal stream by locking in market gains during an applicable evaluation period. The SunAmerica Income Plus feature is offered in Polaris Platinum III, Polaris Choice III, Polaris Choice IV, Polaris Advantage, Polaris Advantage II, Polaris Retirement Protector and Polaris Preferred Solution. The SunAmerica Income Builder feature is offered in Polaris Platinum III, Polaris Choice III, Polaris Choice IV, Polaris Advantage, Polaris Advantage II and Polaris Preferred Solution. The annual fee ranges from 0.60% to 2.20% for one covered person and 0.60% to 2.70% for two covered persons, of the maximum anniversary value benefit base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The fee may change after the first year based on an index of market volatility. The maximum anniversary value benefit base is calculated as the greater of eligible purchase payments received during the first five years, adjusted for withdrawals plus a credit, if eligible, or the maximum anniversary date contract value.

PREMIUM TAXES: Certain states charge the Company a tax on purchase payments up to a maximum of 3.5%. Some states assess premium taxes at the time purchase payments are made; whereas some states assess premium taxes at the time annuity payments begin or at the time of surrender. There are certain states that do not assess premium taxes. The Company currently deducts premium taxes upon annuitization; however, it reserves the right to deduct premium taxes when a purchase payment is made or upon surrender of the contract. Premium taxes are deducted from purchases when a contract annuitizes in the Statements of Changes in Net Assets.

SEPARATE ACCOUNT INCOME TAXES: The Company currently does not maintain a provision for taxes, but has reserved the right to establish such a provision for taxes in the future if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.   PURCHASES AND SALES OF INVESTMENTS

     The aggregate cost of the Trusts' shares acquired and the aggregate proceeds from shares sold during the year ended December 31, 2011 consist of the following:

                                                                        Cost of Shares                Proceeds from
Variable Account:                                                           Acquired                   Shares Sold
--------------------------------------------------                       -------------                --------------
ANCHOR TRUST:
Asset Allocation Portfolio (Class 1)                                      $  5,756,005                 $ 24,846,271
Capital Appreciation Portfolio (Class 1)                                     8,169,362                   66,080,778
Government and Quality Bond Portfolio (Class 1)                             10,537,845                   38,087,536
Growth Portfolio (Class 1)                                                   3,978,820                   23,934,576
Natural Resources Portfolio (Class 1)                                       22,603,209                   15,932,699
Asset Allocation Portfolio (Class 2)                                           994,221                    3,169,143
Capital Appreciation Portfolio (Class 2)                                     2,974,305                   15,788,264
Government and Quality Bond Portfolio (Class 2)                              6,197,446                   19,444,128
Growth Portfolio (Class 2)                                                     605,584                    7,573,961
Natural Resources Portfolio (Class 2)                                        5,775,346                    4,481,983
Asset Allocation Portfolio (Class 3)                                        13,080,343                    8,780,676
Capital Appreciation Portfolio (Class 3)                                    82,750,956                   77,444,536
Government and Quality Bond Portfolio (Class 3)                            131,007,063                  158,202,378
Growth Portfolio (Class 3)                                                  10,574,624                   29,857,038
Natural Resources Portfolio (Class 3)                                       72,979,549                   35,504,613

SUNAMERICA TRUST:
Aggressive Growth Portfolio (Class 1)                                     $    528,932                 $  6,046,170
Alliance Growth Portfolio (Class 1)                                          3,584,882                   34,182,984
Balanced Portfolio (Class 1)                                                 2,726,173                   11,421,833
Blue Chip Growth Portfolio (Class 1)                                         5,336,822                    3,658,490
Capital Growth Portfolio (Class 1)                                             511,105                    1,883,829
Cash Management Portfolio (Class 1)                                         49,062,167                   70,580,453
Corporate Bond Portfolio (Class 1)                                          12,224,808                   27,486,541
Davis Venture Value Portfolio (Class 1)                                      6,169,105                   95,415,746
"Dogs" of Wall Street Portfolio (Class 1)                                    3,730,238                    4,475,500
Emerging Markets Portfolio (Class 1)                                         2,681,220                   16,437,549
Equity Opportunities Portfolio (Class 1)                                       376,068                    7,222,385
Fundamental Growth Portfolio (Class 1)                                         245,532                    8,251,496
Global Bond Portfolio (Class 1)                                              5,573,669                   11,684,053
Global Equities Portfolio (Class 1)                                          1,131,182                   10,115,684
Growth Opportunities Portfolio (Class 1)                                     3,472,320                    4,284,256
Growth-Income Portfolio (Class 1)                                            2,077,543                   26,455,468
High-Yield Bond Portfolio (Class 1)                                         22,816,764                   37,686,060
International Diversified Equities Portfolio (Class 1)                       5,051,135                   13,437,994
International Growth and Income Portfolio (Class 1)                          2,625,536                   12,198,070

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.   PURCHASES  AND  SALES  OF  INVESTMENTS  (continued)

                                                        Cost of Shares   Proceeds from
Variable Account:                                          Acquired      Shares Sold
------------------------------------------------------  ---------------  --------------
SUNAMERICA TRUST (continued):
Marsico Focused Growth Portfolio (Class 1)                $   458,020    $ 3,910,015
MFS Massachusetts Investors Trust Portfolio (Class 1)       1,354,447     10,791,878
MFS Total Return Portfolio (Class 1)                        5,690,669     36,833,940
Mid-Cap Growth Portfolio (Class 1)                          2,293,213     10,783,350
Real Estate Portfolio (Class 1)                             3,578,926      8,506,173
Technology Portfolio (Class 1)                              1,800,266      4,308,709
Telecom Utility Portfolio (Class 1)                         2,433,856      3,077,395
Total Return Bond Portfolio (Class 1)                      11,934,039     16,247,366
Aggressive Growth Portfolio (Class 2)                         209,413      1,002,665
Alliance Growth Portfolio (Class 2)                           811,007      6,088,949
Balanced Portfolio (Class 2)                                  796,369      3,045,480
Blue Chip Growth Portfolio (Class 2)                          178,740      1,241,225
Capital Growth Portfolio (Class 2)                            330,041        524,490
Cash Management Portfolio (Class 2)                        10,281,881     15,293,506
Corporate Bond Portfolio (Class 2)                          3,396,205     11,354,645
Davis Venture Value Portfolio (Class 2)                     1,864,310     17,374,540
"Dogs" of Wall Street Portfolio (Class 2)                   1,123,619      2,203,083
Emerging Markets Portfolio (Class 2)                        1,257,933      3,341,170
Equity Opportunities Portfolio (Class 2)                      165,587      1,581,597
Foreign Value Portfolio (Class 2)                           2,102,440      7,892,835
Fundamental Growth Portfolio (Class 2)                        117,610        678,476
Global Bond Portfolio (Class 2)                             2,102,972      5,095,631
Global Equities Portfolio (Class 2)                           512,205      1,464,636
Growth Opportunities Portfolio (Class 2)                    1,190,541      1,826,851
Growth-Income Portfolio (Class 2)                             685,225      2,545,293
High-Yield Bond Portfolio (Class 2)                         2,841,520      5,661,242
International Diversified Equities Portfolio (Class 2)      1,727,166      5,941,141
International Growth and Income Portfolio (Class 2)           777,185      2,596,085
Marsico Focused Growth Portfolio (Class 2)                    439,772      4,998,436
MFS Massachusetts Investors Trust Portfolio (Class 2)       1,597,710      3,811,671
MFS Total Return Portfolio (Class 2)                        2,075,420     11,587,131
Mid-Cap Growth Portfolio (Class 2)                            737,017      5,597,389
Real Estate Portfolio (Class 2)                               551,446      2,876,466
Small & Mid Cap Value Portfolio (Class 2)                   1,062,681      6,569,981
Technology Portfolio (Class 2)                                375,414      1,402,178
Telecom Utility Portfolio (Class 2)                           784,959        858,621
Total Return Bond Portfolio (Class 2)                       4,214,381      8,153,080
Aggressive Growth Portfolio (Class 3)                       7,383,104      4,791,018
Alliance Growth Portfolio (Class 3)                         6,973,216     30,984,498

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.     PURCHASES  AND  SALES  OF  INVESTMENTS  (continued)

                                                                         Cost of Shares              Proceeds from
Variable Account:                                                            Acquired                 Shares Sold
--------------------------------------------------                       --------------              --------------
SUNAMERICA TRUST (continued):
American Funds Asset Allocation SAST Portfolio (Class 3)                    $41,710,482                $12,609,000
American Funds Global Growth SAST Portfolio (Class 3)                       151,284,600                 15,503,499
American Funds Growth SAST Portfolio (Class 3)                               71,048,140                 26,379,685
American Funds Growth-Income SAST Portfolio (Class 3)                        47,077,190                 23,624,737
Balanced Portfolio (Class 3)                                                 18,791,562                  8,798,407
Blue Chip Growth Portfolio (Class 3)                                         28,843,448                  6,819,805
Capital Growth Portfolio (Class 3)                                            2,631,268                  8,927,042
Cash Management Portfolio (Class 3)                                         219,052,705                209,164,493
Corporate Bond Portfolio (Class 3)                                          170,939,785                118,966,715
Davis Venture Value Portfolio (Class 3)                                      81,944,762                 86,053,600
"Dogs" of Wall Street Portfolio (Class 3)                                    21,562,095                 12,575,087
Emerging Markets Portfolio (Class 3)                                         51,023,715                 32,130,359
Equity Opportunities Portfolio (Class 3)                                      2,769,794                  7,821,306
Foreign Value Portfolio (Class 3)                                           174,767,637                 56,613,546
Fundamental Growth Portfolio (Class 3)                                        5,718,211                 12,608,500
Global Bond Portfolio (Class 3)                                              73,906,962                 43,027,959
Global Equities Portfolio (Class 3)                                          10,965,231                  7,294,213
Growth Opportunities Portfolio (Class 3)                                     68,674,540                 22,847,093
Growth-Income Portfolio (Class 3)                                            37,545,900                  5,850,767
High-Yield Bond Portfolio (Class 3)                                          74,443,504                 58,459,812
International Diversified Equities Portfolio (Class 3)                       25,174,952                 38,524,153
International Growth and Income Portfolio (Class 3)                          28,003,257                 34,298,672
Marsico Focused Growth Portfolio (Class 3)                                   28,497,330                 10,517,642
MFS Massachusetts Investors Trust Portfolio (Class 3)                        81,556,664                 16,969,009
MFS Total Return Portfolio (Class 3)                                         26,509,445                 53,019,026
Mid-Cap Growth Portfolio (Class 3)                                           30,929,088                 17,707,440
Real Estate Portfolio (Class 3)                                              53,430,336                 38,148,314
Small & Mid Cap Value Portfolio (Class 3)                                   137,834,844                 77,670,560
Small Company Value Portfolio (Class 3)                                      66,756,114                 28,332,043
Technology Portfolio (Class 3)                                                7,861,008                  8,261,125
Telecom Utility Portfolio (Class 3)                                          11,811,313                  4,263,794
Total Return Bond Portfolio (Class 3)                                       293,821,474                102,955,731

INVESCO FUNDS (Series II):
Invesco Van Kampen V.I. Capital Growth Fund                                $  6,226,677               $  7,679,104
Invesco Van Kampen V.I. Comstock Fund                                        83,371,547                 50,009,307
Invesco Van Kampen V.I. Growth and Income Fund                               96,818,206                 78,837,228

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.     PURCHASES  AND  SALES  OF  INVESTMENTS  (continued)

                                                  Cost of Shares  Proceeds from
Variable Account:                                    Acquired      Shares Sold
------------------------------------------------  --------------  --------------
PRINCIPAL FUNDS:
Diversified International Account (Class 1)         $  124,982      $   385,720
Equity Income Account (Class 1)                        423,243        5,343,484
Government & High Quality Bond Account (Class 1)       799,244        1,524,997
Income Account (Class 1)                               269,989        2,807,654
LargeCap Blend Account II (Class 1)                     48,449        1,066,985
LargeCap Growth Account (Class 1)                       65,962          141,927
MidCap Blend Account (Class 1)                         480,425          863,666
Money Market Account (Class 1)                       1,305,923        2,767,482
Principal Capital Appreciation Account (Class 1)       124,144        3,417,864
Real Estate Securities Account (Class 1)                91,536          156,896
SAM Balanced Portfolio (Class 1)                     2,957,052       23,454,224
SAM Conservative Balanced Portfolio (Class 1)        2,169,452        1,731,675
SAM Conservative Growth Portfolio (Class 1)          1,420,998        7,202,464
SAM Flexible Income Portfolio (Class 1)              1,211,946        3,377,524
SAM Strategic Growth Portfolio (Class 1)               781,554        3,385,464
Short-Term Income Account (Class 1)                    340,754          592,855
SmallCap Growth Account II (Class 1)                    48,806          123,682
SmallCap Value Account I (Class 1)                      45,275           52,114
Diversified International Account (Class 2)             79,607          240,047
Equity Income Account (Class 2)                        107,194        4,004,205
Government & High Quality Bond Account (Class 2)        72,802          382,468
Income Account (Class 2)                                91,060        1,074,853
LargeCap Blend Account II (Class 2)                      2,772           84,103
LargeCap Growth Account (Class 2)                       15,197           57,208
MidCap Blend Account (Class 2)                          65,091          223,523
Money Market Account (Class 2)                         819,733        1,454,888
Principal Capital Appreciation Account (Class 2)        40,377        1,274,460
Real Estate Securities Account (Class 2)                19,759          219,630
SAM Balanced Portfolio (Class 2)                     2,500,495       13,324,399
SAM Conservative Balanced Portfolio (Class 2)          764,339        1,292,444
SAM Conservative Growth Portfolio (Class 2)          3,010,694        8,019,626
SAM Flexible Income Portfolio (Class 2)                874,595        1,817,341
SAM Strategic Growth Portfolio (Class 2)             1,036,121        4,773,965
Short-Term Income Account (Class 2)                  1,197,920        1,596,889
SmallCap Growth Account II (Class 2)                    13,289          112,580
SmallCap Value Account I (Class 2)                      57,226          135,015

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.     PURCHASES  AND  SALES  OF  INVESTMENTS  (continued)

                                                      Cost of Shares  Proceeds from
Variable Account:                                        Acquired      Shares Sold
------------------------------------------------      --------------  --------------
COLUMBIA TRUST (Class 1):
Columbia Variable Portfolio - Asset Allocation Fund     $   443,035    $    155,921
Columbia Variable Portfolio - Small Company
Growth Fund                                                  44,521         586,603

COLUMBIA TRUST I:
Columbia Variable Portfolio - High Income Fund
(Class 1)                                               $ 7,480,222    $ 10,933,586
Columbia Variable Portfolio - Marsico Focused
Equities Fund (Class 1)                                   2,129,144      11,156,394
Columbia Variable Portfolio - Marsico Growth
Fund (Class 1)                                              167,286       1,013,459
Columbia Variable Portfolio - Marsico 21st Century
Fund (Class 1)                                               56,827         227,444
Columbia Variable Portfolio - Mid Cap Growth Fund
 (Class 1)                                                   68,050         678,387
Columbia Variable Portfolio - Marsico International
Opportunities Fund (Class 2)                                283,426       1,152,363

COLUMBIA TRUST II (Class 1):
Columbia Variable Portfolio - Diversified Equity
Income Fund                                             $   181,655    $  1,154,671

AMERICAN SERIES:
Asset Allocation Fund (Class 2)                         $ 2,935,477    $ 15,774,495
Global Growth Fund (Class 2)                              9,879,240      74,905,443
Growth Fund (Class 2)                                     8,445,377     103,496,648
Growth-Income Fund (Class 2)                             11,619,941      91,776,674
AMERICAN SERIES (continued):
Asset Allocation Fund (Class 3)                         $ 2,277,477    $  8,560,766
Cash Management Fund (Class 3)                           12,044,554      13,532,455
Growth Fund (Class 3)                                     4,723,789      37,657,953
Growth-Income Fund (Class 3)                              3,837,006      34,048,888
High-Income Bond Fund (Class 3)                           6,599,284       8,155,494
International Fund (Class 3)                              1,511,655      10,303,114
U.S. Government/AAA-Rated Securities Fund (Class 3)       5,240,298       8,234,326

LORD ABBETT FUND (Class VC):
Growth and Income Portfolio                             $47,007,531    $ 39,303,438
Mid Cap Value Portfolio                                     927,700       7,777,811

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.     PURCHASES  AND  SALES  OF  INVESTMENTS  (continued)

                                                      Cost of Shares  Proceeds from
Variable Account:                                        Acquired      Shares Sold
------------------------------------------------      --------------  ---------------
STERLING CAPITAL FUNDS:
Sterling Capital Select Equity VIF                      $    237,325     $   526,610
Sterling Capital Special Opportunities VIF                 2,488,133       3,891,638
Sterling Capital Strategic Allocation Equity VIF              49,084         378,787
Sterling Capital Total Return Bond VIF                     2,267,923       3,697,644

MTB TRUST:
MTB Managed Allocation Fund - Moderate Growth II        $          6     $        55

FRANKLIN TEMPLETON TRUST (Class 2):
Franklin Income Securities Fund                         $ 68,248,423     $17,187,627
Franklin Templeton VIP Founding Funds Allocation Fund     12,911,850       7,492,984

SEASONS TRUST (Class 3):
Allocation Balanced Portfolio                           $ 63,723,502     $ 9,096,735
Allocation Growth Portfolio                               11,553,628       2,843,399
Allocation Moderate Growth Portfolio                      97,844,421       9,721,722
Allocation Moderate Portfolio                             87,503,257       7,907,230
Real Return Portfolio                                    135,989,848      30,944,615

6.   OTHER  MATTERS

     The Company is a subsidiary of American International Group. Information on American International Group is publicly available in its regulatory filings with the U.S. Securities and Exchange Commission ("SEC").

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES

     A summary of unit values and units outstanding for the variable accounts and the expense ratios, excluding expenses of the underlying funds, total return and investment income ratios for the periods ended December 31, 2011, 2010, 2009, 2008, and 2007, follows:

                     At December 31                                      For the Year Ended December 31
--------------------------------------------------------    --------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment       Total Return
                         Lowest to           Net Assets         Lowest            Income           Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)      Ratio (2)        Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   ----------------------
Asset Allocation Portfolio (Class 1)
2011   4,606,167  26.79  to     27.51        126,687,967    1.52% to 1.77%            2.66%     -0.84%  to    -0.60%
2010   5,350,434  27.01  to     27.67        148,047,003    1.52% to 1.77%            2.69%     11.86%  to    12.14%
2009   6,064,925  24.15  to     24.68        149,654,165    1.52% to 1.77%            3.77%     20.16%  to    20.46%
2008   7,194,179  20.10  to     20.49        147,375,114    1.52% to 1.77%            3.09%    -24.40%  to   -24.21%
2007   8,873,343  26.59  to     27.03        239,833,843    1.52% to 1.77%            2.74%      6.54%  to     6.81%

Capital Appreciation Portfolio (Class 1)
2011   5,559,287  12.63  to     48.00 (5)    262,968,434    1.52% to 1.77%            0.00%     -8.68%  to    -8.45%
2010   6,597,464  13.83  to     52.43 (5)    339,813,674    1.52% to 1.77%            0.13%     20.58%  to    20.88%
2009   7,736,493  11.47  to     43.37 (5)    328,926,042    1.52% to 1.77%            0.00%     34.36%  to    34.70%
2008   9,603,733   8.54  to     32.20 (5)    300,820,039    1.52% to 1.77%            0.00%    -41.40%  to   -41.25%
2007  12,544,886  14.57  to     54.81 (5)    668,182,946    1.52% to 1.77%            0.33%     25.47%  to    25.78%

Government and Quality Bond Portfolio (Class 1)
2011   6,242,049  13.98  to     21.03        130,486,125    1.52% to 1.77%            3.08%      5.21%  to     5.47%
2010   7,751,361  13.28  to     19.94        153,478,309    1.52% to 1.77%            3.98%      3.15%  to     3.41%
2009   9,397,555  12.88  to     19.28        179,811,641    1.52% to 1.77%            4.66%      2.44%  to     2.69%
2008  11,993,175  12.57  to     18.78        223,101,020    1.52% to 1.77%            3.90%      2.50%  to     2.76%
2007  13,002,662  12.26  to     18.27        234,675,614    1.52% to 1.77%            3.75%      4.42%  to     4.69%

Growth Portfolio (Class 1)
2011   2,722,805  30.08  to     30.92         84,129,487    1.52% to 1.77%            0.72%     -7.90%  to    -7.67%
2010   3,315,995  32.66  to     33.48        110,972,743    1.52% to 1.77%            0.69%     12.14%  to    12.42%
2009   4,003,562  29.12  to     29.78        119,178,758    1.52% to 1.77%            1.12%     35.97%  to    36.31%
2008   4,907,778  21.42  to     21.85        107,186,478    1.52% to 1.77%            0.73%    -41.47%  to   -41.32%
2007   6,556,944  36.59  to     37.23        244,036,963    1.52% to 1.77%            0.69%      8.26%  to     8.53%

Natural Resources Portfolio (Class 1)
2011   1,334,816  45.11  to     46.36         61,850,374    1.52% to 1.77%            0.67%    -21.66%  to   -21.47%
2010   1,557,073  57.58  to     59.04         91,874,923    1.52% to 1.77%            0.88%     14.16%  to    14.45%
2009   1,922,741  50.44  to     51.58         99,135,192    1.52% to 1.77%            1.47%     55.30%  to    55.68%
2008   2,237,556  32.48  to     33.13         74,109,970    1.52% to 1.77%            0.86%    -50.68%  to   -50.56%
2007   3,208,730  65.85  to     67.01        214,948,823    1.52% to 1.77%            1.10%     37.74%  to    38.09%

Asset Allocation Portfolio (Class 2)
2011     362,705  25.91  to     27.09          9,754,826    1.52% to 1.97%            2.45%     -1.19%  to    -0.74%
2010     445,415  26.22  to     27.29         12,068,846    1.52% to 1.97%            2.55%     11.47%  to    11.97%
2009     534,495  23.52  to     24.37         12,952,662    1.52% to 1.97%            3.62%     19.74%  to    20.27%
2008     601,315  19.64  to     20.27         12,122,668    1.52% to 1.97%            2.93%    -24.66%  to   -24.32%
2007     700,449  26.07  to     26.78         18,679,976    1.52% to 1.97%            2.69%      6.17%  to     6.65%

Capital Appreciation Portfolio (Class 2)
2011   1,074,162  45.82  to     47.80 (5)     50,722,731    1.40% to 1.97%            0.00%     -9.00%  to    -8.48%
2010   1,297,490  50.35  to     52.23 (5)     67,059,315    1.40% to 1.97%            0.02%     20.16%  to    20.84%
2009   1,599,362  41.90  to     43.22 (5)     68,526,327    1.40% to 1.97%            0.00%     33.89%  to    34.66%
2008   2,019,308  31.30  to     32.10 (5)     64,342,219    1.40% to 1.97%            0.00%    -41.62%  to   -41.29%
2007   2,473,375  53.61  to     54.67 (5)    134,461,434    1.40% to 1.97%            0.22%     25.07%  to    25.78%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                     At December 31                                          For the Year Ended December 31
--------------------------------------------------------    ----------------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment              Total Return
                         Lowest to           Net Assets         Lowest             Income                  Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)       Ratio (2)               Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   -------------------------------------
Government and Quality Bond Portfolio (Class 2)
2011   2,894,272  19.84  to     20.74         59,710,741    1.52% to 1.97%            2.88%        4.84%       to     5.31%
2010   3,615,043  18.93  to     19.69         70,840,016    1.52% to 1.97%            3.77%        2.79%       to     3.25%
2009   4,464,526  18.41  to     19.07         84,762,472    1.52% to 1.97%            4.53%        2.08%       to     2.54%
2008   5,547,521  18.04  to     18.60        102,765,344    1.52% to 1.97%            3.91%        2.15%       to     2.61%
2007   6,197,491  17.66  to     18.13        111,935,603    1.52% to 1.97%            3.63%        4.06%       to     4.53%

Growth Portfolio (Class 2)
2011     863,723  29.23  to     30.49         26,217,903    1.52% to 1.97%            0.54%       -8.22%       to    -7.81%
2010   1,065,457  31.84  to     33.07         35,104,300    1.52% to 1.97%            0.58%       11.75%       to    12.26%
2009   1,255,422  28.50  to     29.46         36,875,488    1.52% to 1.97%            0.91%       35.49%       to    36.10%
2008   1,528,935  21.03  to     21.64         33,008,654    1.52% to 1.97%            0.55%      -41.67%       to   -41.41%
2007   1,878,339  36.06  to     36.94         69,224,882    1.52% to 1.97%            0.56%        7.89%       to     8.37%

Natural Resources Portfolio (Class 2)
2011     306,705  43.84  to     45.83         13,926,958    1.52% to 1.97%            0.50%      -21.93%       to   -21.58%
2010     354,974  56.16  to     58.45         20,577,924    1.52% to 1.97%            0.77%       13.77%       to    14.27%
2009     440,030  49.36  to     51.15         22,331,708    1.52% to 1.97%            1.23%       54.76%       to    55.45%
2008     542,243  31.90  to     32.90         17,710,051    1.52% to 1.97%            0.74%      -50.85%       to   -50.63%
2007     677,466  64.90  to     66.65         44,896,542    1.52% to 1.97%            1.00%       37.27%       to    37.88%

Asset Allocation Portfolio (Class 3)
2011   1,411,518  10.96  to     11.64 (5)     29,785,008    1.15% to 2.30%            2.64%       -1.62%       to    -0.48% (6)
2010   1,089,320  11.14  to     11.70 (5)     26,111,044    1.15% to 2.30%            2.49%       10.78%       to    12.27% (6)
2009     971,609  10.06  to     10.42 (5)     22,884,366    1.15% to 2.30%            3.45%       19.66% (10)  to    20.56% (6)
2008   1,020,520   8.42  to      8.64 (5)     20,124,873    1.15% to 2.05%            2.83%      -25.07%       to   -24.13%
2007   1,204,679  11.23  to     11.39 (5)     31,765,835    1.15% to 2.05%            2.68%        5.72%       to     6.78% (6)

Capital Appreciation Portfolio (Class 3)
2011  12,477,127  11.45  to     12.10 (5)    377,129,549    1.15% to 2.30%            0.00%       -9.39%       to    -8.34% (6)
2010   9,407,507  12.63  to     13.20 (5)    399,561,339    1.15% to 2.30%            0.00%       19.65%       to    21.03%
2009   8,852,152  10.56  to     10.91 (5)    354,705,982    1.15% to 2.30%            0.00%       34.86%       to    34.98% (10)(6)
2008   9,645,069   7.91  to      8.09 (5)    296,122,416    1.15% to 2.05%            0.00%      -41.70%       to   -41.18%
2007   9,762,727  13.57  to     13.75 (5)    521,705,334    1.15% to 2.05%            0.15%       24.76%       to    25.94% (6)

Government and Quality Bond Portfolio (Class 3)
2011  33,622,521  11.72  to     12.31 (5)    607,330,250    1.15% to 2.30%            2.97%        4.39%       to     5.60% (6)
2010  33,724,258  11.23  to     11.66 (5)    614,635,115    1.15% to 2.30%            3.69%        2.34%       to     3.53%
2009  32,768,598  10.97  to     11.26 (5)    598,222,501    1.15% to 2.30%            4.59%        0.84% (10)  to     2.82% (6)
2008  31,721,186  10.72  to     10.95 (5)    570,555,593    1.15% to 2.05%            4.06%        1.96%       to     2.88%
2007  31,310,811  10.52  to     10.65 (5)    557,013,536    1.15% to 2.05%            3.80%        3.88%       to     4.81% (6)

Growth Portfolio (Class 3)
2011   4,240,566   9.31  to      9.87 (5)    112,152,534    1.15% to 2.30%            0.45%       -8.74%       to    -7.56% (6)
2010   4,614,824  10.20  to     10.68 (5)    139,438,193    1.15% to 2.30%            0.50%       10.84%       to    12.56%
2009   5,241,332   9.21  to      9.49 (5)    143,954,599    1.15% to 2.30%            0.77%       28.66% (10)  to    36.47%
2008   6,266,233   6.79  to      6.95 (5)    127,120,040    1.15% to 2.05%            0.44%      -41.76%       to   -41.25%
2007   6,064,625  11.66  to     11.83 (5)    218,730,283    1.15% to 2.05%            0.49%        7.41%       to     8.67% (6)

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.  UNIT VALUES (continued)

                     At December 31                                            For the Year Ended December 31
--------------------------------------------------------    ---------------------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment            Total Return
                         Lowest to           Net Assets         Lowest            Income                Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)      Ratio (2)             Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   -----------------------------------
Natural Resources Portfolio (Class 3)
2011   4,279,355   9.34  to     10.08 (5)    126,949,654    1.15% to 2.30%            0.44%        -22.59%       to   -21.37% (6)
2010   3,317,100  12.07  to     12.82 (5)    157,516,099    1.15% to 2.30%            0.70%         11.91%       to    14.59%
2009   3,269,902  10.78  to     11.19 (5)    150,922,682    1.15% to 2.30%            1.09%         29.29% (10)  to    55.87%
2008   3,603,233   6.98  to      7.18 (5)    109,563,013    1.15% to 2.05%            0.66%        -50.95%       to   -50.50%
2007   3,133,647  14.22  to     14.50 (5)    200,622,720    1.15% to 2.05%            0.97%         36.41%       to    38.23% (6)

Aggressive Growth Portfolio (Class 1)
2011   1,999,119   6.61  to     12.83         25,562,835    1.52% to 1.77%            0.00%         -3.71%       to    -3.46%
2010   2,381,289   6.86  to     13.29         31,520,617    1.52% to 1.77%            0.00%         19.04%       to    19.34%
2009   2,788,887   5.76  to     11.14         30,938,865    1.52% to 1.77%            0.14%         38.02%       to    38.36%
2008   3,401,679   4.18  to      8.05         27,224,036    1.52% to 1.77%            0.61%        -53.47%       to   -53.35%
2007   4,460,489   8.97  to     17.25         76,503,300    1.52% to 1.77%            0.55%         -2.23%       to    -1.99%

Alliance Growth Portfolio (Class 1)
2011   5,058,971   8.45  to     31.70        159,262,670    1.52% to 1.77%            0.48%         -4.01%       to    -3.77%
2010   5,945,122   8.80  to     32.94        194,227,558    1.52% to 1.77%            0.83%          8.31%       to     8.58%
2009   7,055,815   8.12  to     30.34        212,426,679    1.52% to 1.77%            0.61%         38.56%       to    38.91%
2008   8,824,481   5.86  to     21.84        190,007,995    1.52% to 1.77%            0.15%        -41.78%       to   -41.63%
2007  11,463,534  10.07  to     37.42        423,159,668    1.52% to 1.77%            0.05%         12.60%       to    12.88%

Balanced Portfolio (Class 1)
2011   2,673,699   9.24  to     16.84         44,378,775    1.52% to 1.77%            1.73%          0.48%       to     0.73%
2010   3,220,885   9.20  to     16.72         52,795,983    1.52% to 1.77%            1.93%          9.88%       to    10.15%
2009   3,636,635   8.37  to     15.18         54,170,244    1.52% to 1.77%            3.40%         21.85%       to    22.16%
2008   4,198,298   6.87  to     12.43         51,897,036    1.52% to 1.77%            3.23%        -27.19%       to   -27.01%
2007   5,601,380   9.44  to     17.02         94,817,626    1.52% to 1.77%            2.76%          3.55%       to     3.81%

Blue Chip Growth Portfolio (Class 1)
2011   1,414,787   5.80  to      7.25          8,492,720    1.52% to 1.77%            0.22%         -7.25%       to    -7.01%
2010   1,151,423   6.25  to      7.79          7,453,970    1.52% to 1.77%            0.29%         10.54%       to    10.82%
2009   1,542,759   5.65  to      7.03          8,996,959    1.52% to 1.77%            0.34%         34.44%       to    34.78%
2008   1,575,290   4.20  to      5.22          6,818,684    1.52% to 1.77%            0.40%        -40.07%       to   -39.92%
2007   2,329,044   7.02  to      8.69         16,771,820    1.52% to 1.77%            0.33%         12.07%       to    12.35%

Capital Growth Portfolio (Class 1)
2011     755,156   7.10  to      7.30          5,501,152    1.52% to 1.77%            0.00%         -3.05%       to    -2.80%
2010     921,727   7.32  to      7.51          6,911,604    1.52% to 1.77%            0.00%          7.32%       to     7.59%
2009   1,168,646   6.82  to      6.98          8,146,440    1.52% to 1.77%            0.00%         40.98%       to    41.33%
2008   1,112,899   4.84  to      4.94          5,488,291    1.52% to 1.77%            0.00%        -46.13%       to   -45.99%
2007   1,483,536   8.99  to      9.15         13,549,487    1.52% to 1.77%            1.12%         11.56%       to    11.84%

Cash Management Portfolio (Class 1)
2011   4,708,811   9.90  to     13.07         61,353,836    1.52% to 1.77%            0.00%         -2.02%       to    -1.78%
2010   6,259,934  10.11  to     13.30         83,078,100    1.52% to 1.77%            0.00%         -1.98%       to    -1.74%
2009   7,890,791  10.31  to     13.54        106,567,407    1.52% to 1.77%            2.09%         -1.71%       to    -1.46%
2008  13,589,028  10.49  to     13.74        186,373,001    1.52% to 1.77%            3.70%         -0.59%       to    -0.35%
2007  11,415,409  10.55  to     13.79        157,085,537    1.52% to 1.77%            3.75%          2.68%       to     2.93%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                     At December 31                                     For the Year Ended December 31
--------------------------------------------------------    --------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment       Total Return
                         Lowest to           Net Assets         Lowest            Income           Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)      Ratio (2)        Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   ----------------------
Corporate Bond Portfolio (Class 1)
2011   4,085,475  24.34  to         25.03    102,171,318    1.52% to 1.77%            6.22%      4.54%  to     4.81%
2010   4,937,540  23.28  to         23.88    117,817,851    1.52% to 1.77%            6.25%      9.02%  to     9.30%
2009   5,837,425  21.36  to         21.85    127,454,013    1.52% to 1.77%            6.18%     28.68%  to    29.00%
2008   6,240,647  16.60  to         16.94    105,636,170    1.52% to 1.77%            4.24%     -9.40%  to    -9.17%
2007   7,818,914  18.32  to         18.65    145,719,768    1.52% to 1.77%            3.85%      3.63%  to     3.89%

Davis Venture Value Portfolio (Class 1)
2011  11,938,830  11.38  to         33.90    401,886,328    1.52% to 1.77%            1.26%     -5.91%  to    -5.67%
2010  14,479,135  12.09  to         35.94    516,192,684    1.52% to 1.77%            0.74%     10.22%  to    10.49%
2009  17,402,626  10.97  to         32.53    560,675,687    1.52% to 1.77%            1.60%     31.16%  to    31.49%
2008  21,525,126   8.36  to         24.74    525,791,927    1.52% to 1.77%            1.57%    -39.24%  to   -39.09%
2007  28,232,833  13.77  to         40.62  1,132,762,035    1.52% to 1.77%            0.85%      3.80%  to     4.06%

"Dogs" of Wall Street Portfolio (Class 1)
2011   1,613,389  13.41  to         13.78     22,214,939    1.52% to 1.77%            2.16%     10.71%  to    10.98%
2010   1,685,553  12.11  to         12.42     20,912,903    1.52% to 1.77%            2.86%     14.69%  to    14.98%
2009   1,777,635  10.56  to         10.80     19,185,423    1.52% to 1.77%            4.80%     18.04%  to    18.34%
2008   2,229,026   8.94  to          9.13     20,330,702    1.52% to 1.77%            3.18%    -27.88%  to   -27.70%
2007   2,886,729  12.40  to         12.62     36,420,354    1.52% to 1.77%            2.36%     -3.65%  to    -3.41%

Emerging Markets Portfolio (Class 1)
2011   2,415,129  16.47  to         25.34     40,942,718    1.52% to 1.77%            0.53%    -27.38%  to   -27.20%
2010   3,029,609  22.68  to         34.81     70,563,496    1.52% to 1.77%            1.41%     16.44%  to    16.73%
2009   3,502,327  19.48  to         29.82     69,854,315    1.52% to 1.77%            0.00%     73.56%  to    73.99%
2008   3,636,407  11.22  to         17.14     41,703,578    1.52% to 1.77%            1.44%    -57.38%  to   -57.27%
2007   5,540,449  26.33  to         40.11    148,654,454    1.52% to 1.77%            1.92%     38.91%  to    39.25%

Equity Opportunities Portfolio (Class 1)
2011   1,549,642  17.89  to         18.40     28,482,694    1.52% to 1.77%            0.56%     -1.86%  to    -1.61%
2010   1,903,762  18.23  to         18.70     35,569,774    1.52% to 1.77%            0.70%     15.04%  to    15.32%
2009   2,272,164  15.85  to         16.22     36,813,569    1.52% to 1.77%            1.31%     29.78%  to    30.10%
2008   2,848,230  12.21  to         12.46     35,474,098    1.52% to 1.77%            1.45%    -39.55%  to   -39.40%
2007   3,858,303  20.20  to         20.57     79,309,576    1.52% to 1.77%            1.64%     -1.65%  to    -1.40%

Fundamental Growth Portfolio (Class 1)
2011   2,378,603   6.76  to         16.84     39,860,782    1.52% to 1.77%            0.00%     -7.14%  to    -6.91%
2010   2,791,218   7.28  to         18.09     50,204,357    1.52% to 1.77%            0.00%     14.95%  to    15.24%
2009   3,252,503   6.33  to         15.69     50,737,315    1.52% to 1.77%            0.00%     33.59%  to    33.93%
2008   3,874,789   4.74  to         11.72     45,125,727    1.52% to 1.77%            0.00%    -45.81%  to   -45.67%
2007   4,922,503   8.74  to         21.57    105,460,035    1.52% to 1.77%            0.00%     13.13%  to    13.41%

Global Bond Portfolio (Class 1)
2011   2,119,001  15.16  to         23.73     50,020,778    1.52% to 1.77%            2.26%      3.90%  to     4.16%
2010   2,435,976  14.59  to         22.78     55,110,439    1.52% to 1.77%            4.09%      4.42%  to     4.68%
2009   2,805,022  13.98  to         21.77     60,695,476    1.52% to 1.77%            3.41%      5.61%  to     5.88%
2008   3,232,771  13.23  to         20.56     65,988,275    1.52% to 1.77%            2.95%      3.81%  to     4.07%
2007   3,725,872  12.75  to         19.75     72,916,266    1.52% to 1.77%            0.59%      9.43%  to     9.70%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                     At December 31                                      For the Year Ended December 31
--------------------------------------------------------    --------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment       Total Return
                         Lowest to           Net Assets         Lowest            Income           Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)      Ratio (2)        Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   ----------------------
Global Equities Portfolio (Class 1)
2011   2,684,263   8.37  to         18.72     50,103,995    1.52% to 1.77%            0.93%    -11.96%  to   -11.74%
2010   3,105,351   9.51  to         21.20     65,682,773    1.52% to 1.77%            1.71%     12.34%  to    12.62%
2009   3,656,933   8.46  to         18.83     68,658,954    1.52% to 1.77%            2.83%     27.13%  to    27.45%
2008   4,455,237   6.66  to         14.77     65,401,932    1.52% to 1.77%            2.10%    -44.39%  to   -44.25%
2007   5,972,702  11.97  to         26.50    157,423,591    1.52% to 1.77%            1.16%      9.91%  to    10.18%

Growth Opportunities Portfolio (Class 1)
2011   1,924,462   5.73  to          5.88     11,308,089    1.52% to 1.77%            0.00%     -4.08%  to    -3.84%
2010   2,049,362   5.97  to          6.12     12,523,208    1.52% to 1.77%            0.00%     22.16%  to    22.46%
2009   2,146,854   4.89  to          4.99     10,714,078    1.52% to 1.77%            0.00%     16.18%  to    16.47%
2008   2,415,458   4.21  to          4.29     10,348,589    1.52% to 1.77%            0.00%    -37.01%  to   -36.85%
2007   3,277,374   6.68  to          6.79     22,236,254    1.52% to 1.77%            0.00%     19.43%  to    19.73%

Growth-Income Portfolio (Class 1)
2011   4,760,855   8.90  to         28.83    135,730,629    1.52% to 1.77%            0.92%      6.44%  to     6.71%
2010   5,628,193   8.36  to         27.02    150,039,360    1.52% to 1.77%            0.94%      9.55%  to     9.82%
2009   6,654,865   7.63  to         24.60    161,401,177    1.52% to 1.77%            1.44%     25.93%  to    26.24%
2008   8,268,914   6.06  to         19.49    158,513,305    1.52% to 1.77%            1.05%    -43.91%  to   -43.77%
2007  10,811,269  10.80  to         34.65    367,388,712    1.52% to 1.77%            0.89%      9.17%  to     9.44%

High-Yield Bond Portfolio (Class 1)
2011   3,066,011  22.21  to         22.80     69,866,750    1.52% to 1.77%            7.63%      2.45%  to     2.71%
2010   3,907,227  21.68  to         22.20     86,693,034    1.52% to 1.77%            9.59%     12.59%  to    12.88%
2009   4,656,578  19.25  to         19.67     91,538,604    1.52% to 1.77%            9.12%     39.53%  to    39.88%
2008   4,774,549  13.80  to         14.06     67,100,538    1.52% to 1.77%           10.11%    -33.35%  to   -33.18%
2007   6,081,847  20.70  to         21.04    127,924,639    1.52% to 1.77%            7.12%     -0.40%  to    -0.15%

International Diversified Equities Portfolio (Class 1)
2011   3,630,505  10.97  to         11.28     40,914,617    1.52% to 1.77%            2.05%    -16.10%  to   -15.89%
2010   4,302,496  13.08  to         13.41     57,652,237    1.52% to 1.77%            4.06%      6.59%  to     6.86%
2009   5,137,601  12.27  to         12.55     64,426,394    1.52% to 1.77%            1.37%     26.88%  to    27.20%
2008   6,544,110   9.67  to          9.86     64,521,307    1.52% to 1.77%            3.16%    -40.53%  to   -40.38%
2007   8,416,582  16.26  to         16.54    139,192,910    1.52% to 1.77%            2.01%     13.33%  to    13.61%

International Growth and Income Portfolio (Class 1)
2011   3,694,417   8.37  to         11.99     43,948,329    1.52% to 1.77%            2.94%    -15.30%  to   -15.09%
2010   4,460,288   9.88  to         14.12     62,433,700    1.52% to 1.77%            4.05%      5.22%  to     5.48%
2009   5,364,931   9.39  to         13.39     71,179,908    1.52% to 1.77%            0.00%     25.52%  to    25.83%
2008   6,860,589   7.48  to         10.64     72,266,380    1.52% to 1.77%            2.64%    -46.86%  to   -46.73%
2007  10,137,855  14.08  to         19.97    200,680,648    1.52% to 1.77%            1.54%      5.29%  to     5.55%

Marsico Focused Growth Portfolio (Class 1)
2011   1,183,856  11.19  to         11.51     13,591,254    1.52% to 1.77%            0.31%     -3.17%  to    -2.92%
2010   1,461,419  11.56  to         11.86     17,285,173    1.52% to 1.77%            0.40%     15.35%  to    15.64%
2009   1,822,557  10.02  to         10.25     18,645,644    1.52% to 1.77%            0.80%     28.41%  to    28.73%
2008   2,572,784   7.80  to          7.96     20,454,275    1.52% to 1.77%            0.44%    -41.86%  to   -41.71%
2007   3,577,168  13.42  to         13.66     48,795,490    1.52% to 1.77%            0.19%     11.66%  to    11.94%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                     At December 31                                      For the Year Ended December 31
--------------------------------------------------------    --------------------------------------------------------
                       Unit Fair Value                       Expense Ratio       Investment       Total Return
                         Lowest to           Net Assets         Lowest            Income           Lowest to
Year     Units         Highest ($) (4)          ($)          to Highest (1)      Ratio (2)        Highest (3)
----- ----------  -----------------------  -------------    --------------       ----------   ----------------------
MFS Massachusetts Investors Trust Portfolio (Class 1)
2011   2,223,359  10.03  to         22.48     49,597,158    1.52% to 1.77%            0.66%     -3.63%  to    -3.39%
2010   2,611,728  10.41  to         23.27     60,339,321    1.52% to 1.77%            0.95%      9.23%  to     9.51%
2009   3,136,517   9.53  to         21.25     66,226,571    1.52% to 1.77%            1.34%     24.51%  to    24.83%
2008   3,684,767   7.66  to         17.02     62,320,505    1.52% to 1.77%            0.95%    -33.63%  to   -33.46%
2007   4,731,631  11.53  to         25.58    120,201,972    1.52% to 1.77%            1.10%      8.63%  to     8.91%

MFS Total Return Portfolio (Class 1)
2011   5,513,417  12.77  to         28.13    153,695,095    1.52% to 1.77%            2.58%      0.14%  to     0.39%
2010   6,704,504  12.75  to         28.02    185,839,559    1.52% to 1.77%            2.84%      8.11%  to     8.38%
2009   8,051,986  11.79  to         25.85    205,782,136    1.52% to 1.77%            3.80%     16.40%  to    16.69%
2008   9,794,360  10.13  to         22.16    214,130,913    1.52% to 1.77%            3.03%    -23.39%  to   -23.20%
2007  12,819,292  13.22  to         28.85    364,898,447    1.52% to 1.77%            2.49%      2.41%  to     2.67%

Mid-Cap Growth Portfolio (Class 1)
2011   3,150,103   6.52  to         11.23     35,043,178    1.52% to 1.77%            0.00%     -7.58%  to    -7.35%
2010   3,809,894   7.05  to         12.13     45,703,076    1.52% to 1.77%            0.00%     23.26%  to    23.56%
2009   4,479,793   5.72  to          9.81     43,422,346    1.52% to 1.77%            0.00%     39.93%  to    40.28%
2008   5,294,777   4.09  to          7.00     36,492,261    1.52% to 1.77%            0.00%    -44.36%  to   -44.22%
2007   6,872,375   7.35  to         12.54     85,043,221    1.52% to 1.77%            0.24%     14.89%  to    15.18%

Real Estate Portfolio (Class 1)
2011   1,419,027  23.03  to         23.67     33,576,000    1.52% to 1.77%            0.92%      6.25%  to     6.52%
2010   1,630,893  21.67  to         22.22     36,225,392    1.52% to 1.77%            1.88%     17.79%  to    18.09%
2009   1,874,898  18.40  to         18.82     35,267,388    1.52% to 1.77%            2.18%     27.51%  to    27.83%
2008   2,414,836  14.43  to         14.72     35,535,662    1.52% to 1.77%            3.24%    -44.88%  to   -44.74%
2007   3,201,604  26.17  to         26.64     85,266,112    1.52% to 1.77%            1.23%    -15.85%  to   -15.64%

Technology Portfolio (Class 1)
2011   3,930,256   2.21  to          2.27      8,920,359    1.52% to 1.77%            0.00%     -7.04%  to    -6.81%
2010   4,925,859   2.38  to          2.44     11,995,754    1.52% to 1.77%            0.00%     18.16%  to    18.45%
2009   6,314,247   2.01  to          2.06     12,983,385    1.52% to 1.77%            0.00%     47.77%  to    48.14%
2008   4,765,186   1.36  to          1.39      6,613,662    1.52% to 1.77%            0.00%    -52.00%  to   -51.88%
2007   7,840,652   2.84  to          2.89     22,615,569    1.52% to 1.77%            0.00%     19.80%  to    20.10%

Telecom Utility Portfolio (Class 1)
2011     996,622  16.52  to         16.98     16,911,434    1.52% to 1.77%            2.31%      4.40%  to     4.66%
2010   1,045,963  15.82  to         16.22     16,957,302    1.52% to 1.77%            2.84%     11.59%  to    11.87%
2009   1,265,801  14.18  to         14.50     18,344,257    1.52% to 1.77%            5.49%     29.75%  to    30.07%
2008   1,616,772  10.93  to         11.15     18,013,981    1.52% to 1.77%            2.11%    -38.54%  to   -38.39%
2007   2,167,856  17.78  to         18.09     39,204,694    1.52% to 1.77%            2.85%     18.79%  to    19.09%

Total Return Bond Portfolio (Class 1)
2011   2,573,355  27.07  to         27.77     71,432,521    1.52% to 1.77%            1.52%      4.50%  to     4.76%
2010   2,768,785  25.90  to         26.51     73,372,533    1.52% to 1.77%            2.82%      4.48%  to     4.74%
2009   2,577,207  24.79  to         25.31     65,207,913    1.52% to 1.77%            2.12%      9.63%  to     9.91%
2008   1,956,044  22.62  to         23.03     45,035,267    1.52% to 1.77%            3.72%      3.23%  to     3.49%
2007   1,970,247  21.91  to         22.25     43,832,167    1.52% to 1.77%            6.27%      3.70%  to     3.96%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.      UNIT VALUES (continued)

                            At December 31                                             For the Year Ended December 31
---------------------------------------------------------------------------  ---------------------------------------------------
                                         Unit Fair Value                     Expense Ratio   Investment       Total Return
                                            Lowest to           Net Assets      Lowest        Income            Lowest to
Year                        Units         Highest ($) (4)           ($)      to Highest (1)   Ratio (2)        Highest (3)
-----------------------  -------------  ---------------------  ------------  --------------  ----------  -----------------------
Aggressive Growth Portfolio (Class 2)
2011                           259,544   12.08  to      12.62     3,258,203  1.52% to 1.97%      0.00%    -4.08%  to       -3.60%
2010                           317,181   12.60  to      13.09     4,132,241  1.52% to 1.97%      0.00%    18.57%  to       19.16%
2009                           378,666   10.62  to      10.99     4,144,577  1.52% to 1.97%      0.00%    37.54%  to       38.16%
2008                           454,637    7.72  to       7.95     3,603,297  1.52% to 1.97%      0.40%   -53.64%  to      -53.43%
2007                           649,125   16.66  to      17.07    11,044,347  1.52% to 1.97%      0.44%    -2.58%  to       -2.13%

Alliance Growth Portfolio (Class 2)
2011                           731,288   29.80  to   31.66 (5)   22,661,038  1.40% to 1.97%      0.31%    -4.35%  to       -3.80%
2010                           884,254   31.15  to   32.92 (5)   28,521,555  1.40% to 1.97%      0.70%     7.93%  to        8.54%
2009                         1,084,271   28.86  to   30.32 (5)   32,274,906  1.40% to 1.97%      0.45%    38.08%  to   38.87% (6)
2008                         1,351,180   20.90  to      21.84    28,993,766  1.40% to 1.97%      0.00%   -41.98%  to  -41.65% (6)
2007                         1,605,788   36.03  to      37.42    59,148,406  1.40% to 1.97%      0.00%    12.20%  to       12.84%

Balanced Portfolio (Class 2)
2011                           443,648   15.89  to      16.58     7,315,909  1.52% to 1.97%      1.58%     0.13%  to        0.58%
2010                           576,837   15.87  to      16.48     9,466,636  1.52% to 1.97%      1.79%     9.49%  to        9.99%
2009                           671,755   14.49  to      14.99    10,026,950  1.52% to 1.97%      3.21%    21.43%  to       21.98%
2008                           771,892   11.94  to      12.29     9,448,247  1.52% to 1.97%      3.22%   -27.44%  to      -27.12%
2007                           954,994   16.45  to      16.86    16,049,705  1.52% to 1.97%      2.69%     3.21%  to        3.67%

Blue Chip Growth Portfolio (Class 2)
2011                           529,797    5.64  to       5.88     3,100,051  1.52% to 1.97%      0.08%    -7.57%  to       -7.15%
2010                           690,860    6.10  to       6.33     4,356,876  1.52% to 1.97%      0.15%    10.18%  to       10.66%
2009                           792,233    5.54  to       5.72     4,515,802  1.52% to 1.97%      0.16%    33.96%  to       34.57%
2008                           965,310    4.13  to       4.25     4,093,376  1.52% to 1.97%      0.26%   -40.28%  to      -40.01%
2007                         1,243,244    6.92  to       7.09     8,792,084  1.52% to 1.97%      0.19%    11.67%  to       12.18%

Capital Growth Portfolio (Class 2)
2011                           294,473    6.90  to       7.19     2,105,184  1.52% to 1.97%      0.00%    -3.39%  to       -2.95%
2010                           315,104    7.14  to       7.41     2,323,617  1.52% to 1.97%      0.00%     6.94%  to        7.43%
2009                           405,486    6.67  to       6.90     2,785,753  1.52% to 1.97%      0.00%    40.49%  to       41.12%
2008                           493,298    4.75  to       4.89     2,403,118  1.52% to 1.97%      0.00%   -46.31%  to      -46.07%
2007                           633,367    8.85  to       9.06     5,719,187  1.52% to 1.97%      1.03%    11.17%  to       11.67%

Cash Management Portfolio (Class 2)
2011                         1,616,873   12.34  to      12.87    20,728,242  1.52% to 1.97%      0.00%    -2.37%  to       -1.93%
2010                         1,975,942   12.64  to      13.12    25,838,275  1.52% to 1.97%      0.00%    -2.33%  to       -1.89%
2009                         2,618,132   12.94  to      13.37    34,903,610  1.52% to 1.97%      2.00%    -2.05%  to       -1.61%
2008                         4,347,197   13.21  to      13.59    58,908,289  1.52% to 1.97%      3.45%    -0.94%  to       -0.50%
2007                         4,220,513   13.34  to      13.66    57,514,246  1.52% to 1.97%      3.52%     2.32%  to        2.78%

Corporate Bond Portfolio (Class 2)
2011                         1,241,705   23.61  to      24.66    30,470,985  1.52% to 1.97%      5.87%     4.18%  to        4.65%
2010                         1,638,505   22.66  to      23.56    38,444,400  1.52% to 1.97%      6.06%     8.64%  to        9.13%
2009                         1,979,008   20.86  to      21.59    42,571,679  1.52% to 1.97%      6.04%    28.23%  to       28.81%
2008                         2,152,104   16.27  to      16.76    35,956,658  1.52% to 1.97%      4.05%    -9.71%  to       -9.31%
2007                         2,630,945   18.02  to      18.48    48,501,854  1.52% to 1.97%      3.77%     3.26%  to        3.73%

                                      111

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.      UNIT VALUES (continued)

                            At December 31                                             For the Year Ended December 31
---------------------------------------------------------------------------  -------------------------------------------------
                                         Unit Fair Value                     Expense Ratio   Investment       Total Return
                                            Lowest to           Net Assets      Lowest        Income            Lowest to
Year                        Units         Highest ($) (4)           ($)      to Highest (1)   Ratio (2)        Highest (3)
-----------------------  -------------  ---------------------  ------------  --------------  ----------  ---------------------
Davis Venture Value Portfolio (Class 2)
2011                         1,944,351     31.91  to    33.86    64,611,242  1.40% to 1.97%       1.08%   -6.24%  to    -5.70%
2010                         2,380,663     34.03  to    35.91    84,032,538  1.40% to 1.97%       0.62%    9.83%  to    10.46%
2009                         2,890,453     30.99  to    32.51    92,523,475  1.40% to 1.97%       1.40%   30.71%  to    31.45%
2008                         3,585,624     23.71  to    24.73    87,438,866  1.40% to 1.97%       1.41%  -39.46%  to   -39.11%
2007                         4,596,592     39.16  to    40.61   184,372,113  1.40% to 1.97%       0.74%    3.44%  to     4.03%

"Dogs" of Wall Street  Portfolio (Class 2)
2011                           478,507     13.04  to    13.59     6,473,714  1.52% to 1.97%       2.02%   10.32%  to    10.82%
2010                           565,210     11.82  to    12.26     6,902,147  1.52% to 1.97%       2.60%   14.29%  to    14.81%
2009                           690,646     10.34  to    10.68     7,348,853  1.52% to 1.97%       4.61%   17.63%  to    18.16%
2008                           831,949      8.79  to     9.04     7,493,474  1.52% to 1.97%       3.06%  -28.14%  to   -27.81%
2007                         1,095,283     12.24  to    12.52    13,674,579  1.52% to 1.97%       2.32%   -3.99%  to    -3.56%

Emerging Markets Portfolio (Class 2)
2011                           467,069     15.97  to    16.67     7,751,701  1.52% to 1.97%       0.38%  -27.64%  to   -27.31%
2010                           561,922     22.07  to    22.93    12,833,079  1.52% to 1.97%       1.27%   16.03%  to    16.56%
2009                           659,530     19.02  to    19.67    12,935,073  1.52% to 1.97%       0.00%   72.95%  to    73.73%
2008                           750,608     11.00  to    11.32     8,475,790  1.52% to 1.97%       1.30%  -57.53%  to   -57.34%
2007                         1,187,756     25.89  to    26.54    31,441,510  1.52% to 1.97%       1.84%   38.43%  to    39.05%

Equity Opportunities Portfolio (Class 2)
2011                           307,336     17.34  to    18.12     5,540,615  1.52% to 1.97%       0.39%   -2.21%  to    -1.76%
2010                           381,287     17.73  to    18.45     7,002,702  1.52% to 1.97%       0.56%   14.63%  to    15.15%
2009                           481,438     15.47  to    16.02     7,683,010  1.52% to 1.97%       1.10%   29.33%  to    29.91%
2008                           595,320     11.96  to    12.33     7,314,519  1.52% to 1.97%       1.33%  -39.76%  to   -39.49%
2007                           727,508     19.85  to    20.38    14,780,533  1.52% to 1.97%       1.56%   -2.00%  to    -1.55%

Foreign Value Portfolio (Class 2)
2011                         1,727,533     13.97  to    14.76    25,454,553  1.52% to 1.97%       1.41%  -13.49%  to   -13.10%
2010                         2,061,571     16.14  to    16.99    34,959,236  1.52% to 1.97%       1.81%    1.02%  to     1.48%
2009                         2,430,323     15.98  to    16.74    40,616,081  1.52% to 1.97%       2.71%   27.53%  to    28.11%
2008                         2,825,852     12.53  to    13.07    36,871,951  1.52% to 1.97%       2.78%  -42.11%  to   -41.85%
2007                         3,365,594     21.65  to    22.47    75,531,447  1.52% to 1.97%       1.76%   11.95%  to    12.46%

Fundamental Growth Portfolio (Class 2)
2011                           158,290     15.86  to    16.57     2,606,634  1.52% to 1.97%       0.00%   -7.46%  to    -7.05%
2010                           187,389     17.14  to    17.83     3,323,350  1.52% to 1.97%       0.00%   14.56%  to    15.07%
2009                           222,395     14.96  to    15.49     3,428,999  1.52% to 1.97%       0.00%   33.12%  to    33.73%
2008                           261,738     11.24  to    11.59     3,020,623  1.52% to 1.97%       0.00%  -45.99%  to   -45.75%
2007                           318,015     20.81  to    21.36     6,766,692  1.52% to 1.97%       0.00%   12.79%  to    13.29%

Global Bond Portfolio (Class 2)
2011                           514,634     22.41  to    23.36    11,970,760  1.52% to 1.97%       2.10%    3.53%  to     4.00%
2010                           656,557     21.65  to    22.46    14,697,208  1.52% to 1.97%       3.91%    4.05%  to     4.52%
2009                           754,806     20.80  to    21.49    16,169,165  1.52% to 1.97%       3.26%    5.24%  to     5.72%
2008                           906,808     19.77  to    20.32    18,379,687  1.52% to 1.97%       3.00%    3.45%  to     3.91%
2007                           923,705     19.11  to    19.56    18,024,074  1.52% to 1.97%       0.42%    9.05%  to     9.54%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.      UNIT VALUES (continued)

                            At December 31                                             For the Year Ended December 31
---------------------------------------------------------------------------  ---------------------------------------------------
                                         Unit Fair Value                     Expense Ratio   Investment        Total Return
                                            Lowest to           Net Assets      Lowest        Income             Lowest to
Year                        Units         Highest ($) (4)           ($)      to Highest (1)   Ratio (2)         Highest (3)
-----------------------  -------------  ---------------------  ------------  --------------  ----------  ------------------------
Global Equities Portfolio (Class 2)
2011                           333,190   17.71  to  18.70 (5)     6,142,356  1.40% to 1.97%       0.77%  -12.27%  to   -11.76% (6)
2010                           376,320   20.19  to  21.20 (5)     7,868,391  1.40% to 1.97%       1.58%   11.94%  to    12.58% (6)
2009                           421,316   18.04  to  18.83 (5)     7,833,355  1.40% to 1.97%       2.67%   26.68%  to    27.41% (6)
2008                           492,240   14.24  to  14.78 (5)     7,189,938  1.40% to 1.97%       1.85%  -44.58%  to       -44.26%
2007                           739,069   25.69  to  26.51 (5)    19,379,314  1.40% to 1.97%       1.08%    9.52%  to        10.15%

Growth Opportunities Portfolio (Class 2)
2011                           716,500    5.55  to      5.80      4,136,876  1.52% to 1.97%       0.00%   -4.42%  to        -3.98%
2010                           822,537    5.80  to      6.04      4,946,927  1.52% to 1.97%       0.00%   21.73%  to        22.28%
2009                           941,439    4.77  to      4.94      4,632,616  1.52% to 1.97%       0.00%   15.78%  to        16.30%
2008                           996,083    4.12  to      4.25      4,216,280  1.52% to 1.97%       0.00%  -37.23%  to       -36.94%
2007                         1,364,018    6.56  to      6.74      9,154,888  1.52% to 1.97%       0.00%   19.01%  to        19.55%

Growth-Income Portfolio (Class 2)
2011                           327,138   27.11  to     28.35      9,220,072  1.52% to 1.97%       0.77%    6.07%  to         6.55%
2010                           392,603   25.56  to     26.61     10,388,023  1.52% to 1.97%       0.80%    9.16%  to         9.66%
2009                           469,037   23.41  to     24.26     11,325,724  1.52% to 1.97%       1.21%   25.49%  to        26.06%
2008                           621,649   18.66  to     19.25     11,915,819  1.52% to 1.97%       0.87%  -44.11%  to       -43.85%
2007                           848,272   33.38  to     34.28     28,979,639  1.52% to 1.97%       0.78%    8.79%  to         9.28%

High-Yield Bond Portfolio (Class 2)
2011                           712,383   21.47  to     22.45     15,901,198  1.52% to 1.97%       7.72%    2.09%  to         2.55%
2010                           886,276   21.03  to     21.89     19,311,856  1.52% to 1.97%       9.17%   12.20%  to        12.70%
2009                         1,150,553   18.74  to     19.42     22,246,264  1.52% to 1.97%       8.90%   39.05%  to        39.67%
2008                         1,090,907   13.48  to     13.91     15,118,489  1.52% to 1.97%       9.82%  -33.58%  to       -33.28%
2007                         1,491,422   20.30  to     20.84     30,982,321  1.52% to 1.97%       7.08%   -0.74%  to        -0.30%

International Diversified Equities Portfolio (Class 2)
2011                         1,752,957   10.66  to     11.11     19,413,669  1.52% to 1.97%       1.89%  -16.40%  to       -16.02%
2010                         2,084,423   12.75  to     13.23     27,500,147  1.52% to 1.97%       3.96%    6.22%  to         6.70%
2009                         2,427,191   12.00  to     12.40     30,021,823  1.52% to 1.97%       1.21%   26.44%  to        27.01%
2008                         2,942,098    9.49  to      9.77     28,661,259  1.52% to 1.97%       3.13%  -40.74%  to       -40.47%
2007                         3,499,414   16.02  to     16.40     57,269,092  1.52% to 1.97%       1.94%   12.93%  to        13.44%

International Growth and Income Portfolio (Class 2)
2011                           738,771   11.36  to     11.82      8,692,564  1.52% to 1.97%       2.76%  -15.60%  to       -15.22%
2010                           877,522   13.46  to     13.95     12,185,472  1.52% to 1.97%       3.85%    4.85%  to         5.32%
2009                         1,046,103   12.84  to     13.24     13,799,411  1.52% to 1.97%       0.00%   25.08%  to        25.64%
2008                         1,254,873   10.27  to     10.54     13,180,687  1.52% to 1.97%       2.45%  -47.04%  to       -46.80%
2007                         1,818,911   19.39  to     19.81     35,944,347  1.52% to 1.97%       1.45%    4.92%  to         5.39%

Marsico Focused Growth Portfolio (Class 2)
2011                         1,269,464   11.05  to     11.33     14,335,763  1.52% to 1.77%       0.18%   -3.31%  to        -3.07%
2010                         1,643,643   11.43  to     11.69     19,157,098  1.52% to 1.77%       0.28%   15.18%  to        15.47%
2009                         2,015,612    9.93  to     10.12     20,351,645  1.52% to 1.77%       0.62%   28.22%  to        28.54%
2008                         2,511,164    7.74  to      7.87     19,729,754  1.52% to 1.77%       0.32%  -41.95%  to       -41.80%
2007                         3,098,296   13.34  to     13.53     41,823,533  1.52% to 1.77%       0.06%   11.49%  to        11.77%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.      UNIT VALUES (continued)

                            At December 31                                             For the Year Ended December 31
---------------------------------------------------------------------------  ---------------------------------------------------
                                         Unit Fair Value                     Expense Ratio   Investment       Total Return
                                            Lowest to           Net Assets      Lowest        Income            Lowest to
Year                        Units         Highest ($) (4)           ($)      to Highest (1)   Ratio (2)        Highest (3)
-----------------------  -------------  ---------------------  ------------  --------------  ----------  -----------------------
MFS Massachusetts Investors Trust Portfolio (Class 2)
2011                           505,516   21.30  to      22.16    11,161,526  1.52% to 1.97%       0.51%   -3.97%  to       -3.54%
2010                           599,107   22.18  to      22.98    13,718,315  1.52% to 1.97%       0.83%    8.87%  to        9.35%
2009                           708,044   20.37  to      21.01    14,828,965  1.52% to 1.97%       1.19%   24.07%  to       24.64%
2008                           791,605   16.42  to      16.86    13,304,132  1.52% to 1.97%       0.82%  -33.86%  to      -33.56%
2007                           937,193   24.82  to      25.37    23,715,821  1.52% to 1.97%       1.01%    8.25%  to        8.74%

MFS Total Return Portfolio (Class 2)
2011                         1,742,450   26.54  to      27.70    48,060,159  1.52% to 1.97%       2.42%   -0.21%  to        0.24%
2010                         2,101,531   26.60  to      27.64    57,854,501  1.52% to 1.97%       2.71%    7.73%  to        8.22%
2009                         2,504,856   24.69  to      25.54    63,751,431  1.52% to 1.97%       3.65%   16.00%  to       16.52%
2008                         3,096,393   21.28  to      21.92    67,652,883  1.52% to 1.97%       2.85%  -23.66%  to      -23.31%
2007                         4,204,979   27.88  to      28.58   119,855,497  1.52% to 1.97%       2.43%    2.05%  to        2.51%

Mid-Cap Growth Portfolio (Class 2)
2011                         1,470,105   10.59  to      11.22    16,199,999  1.40% to 1.97%       0.00%   -7.90%  to       -7.38%
2010                         1,843,496   11.49  to      12.11    21,973,145  1.40% to 1.97%       0.00%   22.83%  to       23.53%
2009                         2,160,082    9.36  to       9.81    20,869,437  1.40% to 1.97%       0.00%   39.44%  to       40.24%
2008                         2,663,058    6.71  to       6.99    18,376,734  1.40% to 1.97%       0.00%  -44.55%  to      -44.23%
2007                         3,266,960   12.10  to      12.54    40,461,275  1.40% to 1.97%       0.12%   14.49%  to       15.14%

Real Estate Portfolio (Class 2)
2011                           418,375   22.35  to      23.32     9,699,869  1.52% to 1.97%       0.76%    5.88%  to        6.36%
2010                           516,347   21.11  to      21.92    11,265,666  1.52% to 1.97%       1.72%   17.38%  to       17.91%
2009                           582,785   17.98  to      18.59    10,789,261  1.52% to 1.97%       2.00%   27.07%  to       27.64%
2008                           702,589   14.15  to      14.57    10,191,024  1.52% to 1.97%       2.88%  -45.07%  to      -44.82%
2007                           940,405   25.76  to      26.40    24,726,909  1.52% to 1.97%       1.14%  -16.14%  to      -15.76%

Small & Mid Cap Value Portfolio (Class 2)
2011                         1,089,065   17.74  to      18.51    20,087,288  1.52% to 1.97%       0.12%   -9.92%  to       -9.51%
2010                         1,352,751   19.69  to      20.45    27,587,624  1.52% to 1.97%       0.24%   23.21%  to       23.76%
2009                         1,604,202   15.98  to      16.53    26,447,744  1.52% to 1.97%       0.71%   39.50%  to       40.13%
2008                         1,959,032   11.46  to      11.79    23,050,950  1.52% to 1.97%       0.31%  -36.36%  to      -36.08%
2007                         2,435,210   18.00  to      18.45    44,841,243  1.52% to 1.97%       0.51%   -0.33%  to        0.12%

Technology Portfolio (Class 2)
2011                         1,332,185    2.14  to       2.26     2,966,373  1.40% to 1.97%       0.00%   -7.36%  to       -6.84%
2010                         1,752,932    2.31  to       2.43     4,196,017  1.40% to 1.97%       0.00%   17.75%  to       18.42%
2009                         2,103,021    1.96  to       2.05     4,258,272  1.40% to 1.97%       0.00%   47.26%  to       48.10%
2008                         2,020,598    1.33  to       1.39     2,767,883  1.40% to 1.97%       0.00%  -52.16%  to      -51.89%
2007                         2,882,621    2.78  to    2.88 (5)    8,221,130  1.40% to 1.97%       0.00%   19.38%  to   20.06% (6)

Telecom Utility Portfolio (Class 2)
2011                           148,760   16.33  to      16.73     2,470,872  1.52% to 1.77%       2.16%    4.24%  to        4.51%
2010                           155,083   15.67  to      16.01     2,463,805  1.52% to 1.77%       2.70%   11.42%  to       11.70%
2009                           204,034   14.06  to      14.33     2,902,835  1.52% to 1.77%       5.26%   29.56%  to       29.88%
2008                           264,730   10.85  to      11.03     2,903,254  1.52% to 1.77%       2.21%  -38.63%  to      -38.48%
2007                           299,160   17.68  to      17.93     5,342,993  1.52% to 1.77%       2.93%   18.61%  to       18.91%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                            At December 31                                                 For the Year Ended December 31
---------------------------------------------------------------------------  -------------------------------------------------------
                                         Unit Fair Value                     Expense Ratio   Investment           Total Return
                                            Lowest to           Net Assets      Lowest        Income                Lowest to
Year                        Units         Highest ($) (4)           ($)      to Highest (1)   Ratio (2)           Highest (3)
-----------------------  -------------  ---------------------  ------------  --------------  ----------  ---------------------------
Total Return Bond Portfolio (Class 2)
2011                           723,666    26.64  to     27.34    19,724,689  1.52% to 1.77%     1.37%        4.35%  to         4.61%
2010                           882,303    25.53  to     26.14    22,983,900  1.52% to 1.77%     2.61%        4.32%  to         4.58%
2009                           894,912    24.47  to     24.99    22,293,889  1.52% to 1.77%     2.05%        9.47%  to         9.74%
2008                           527,462    22.35  to     22.77    11,974,186  1.52% to 1.77%     4.33%        3.07%  to         3.33%
2007                           311,578    21.69  to     22.04     6,851,081  1.52% to 1.77%     6.36%        3.54%  to         3.80%

Aggressive Growth Portfolio (Class 3)
2011                         1,580,323     7.87  to   8.30 (5)   17,292,016  1.15% to 2.30%     0.00%       -4.49%  to    -3.34% (6)
2010                         1,239,636     8.24  to   8.59 (5)   15,130,894  1.15% to 2.30%     0.00%       17.72%  to        19.48%
2009                         1,056,984     7.00  to   7.19 (5)   11,314,343  1.15% to 2.30%     0.00%  34.19% (10)  to    38.53% (6)
2008                         1,077,634     5.04  to   5.19 (5)    8,432,205  1.15% to 2.05%     0.32%      -54.03%  to       -53.34%
2007                         1,132,730    10.95  to  11.12 (5)   19,120,314  1.15% to 2.05%     0.39%       -2.90%  to    -1.85% (6)

Alliance Growth Portfolio (Class 3)
2011                         3,797,916     9.72  to  10.31 (5)  106,577,860  1.15% to 2.30%     0.21%       -4.82%  to    -3.66% (6)
2010                         4,315,346    10.21  to  10.70 (5)  133,338,609  1.15% to 2.30%     0.63%        7.37%  to     8.71% (6)
2009                         4,922,220     9.51  to   9.84 (5)  142,097,641  1.15% to 2.30%     0.34%  28.96% (10)  to        39.08%
2008                         5,913,605     6.91  to   7.08 (5)  123,435,605  1.15% to 2.05%     0.00%      -42.08%  to   -41.56% (6)
2007                         6,743,033    11.92  to  12.11 (5)  242,549,984  1.15% to 2.05%     0.00%       11.97%  to    13.01% (6)

American Funds Asset Allocation SAST Portfolio (Class 3)
2011                        10,022,864     9.81  to  10.32 (5)  101,357,620  1.15% to 2.30%     1.16%       -1.31%  to    -0.17% (6)
2010                         7,176,929     9.94  to  10.34 (5)   72,974,449  1.15% to 2.30%     1.36%        9.41%  to    10.72% (6)
2009                         4,783,166     9.08  to   9.34 (5)   44,109,234  1.15% to 2.30%     2.32%  18.39% (10)  to    21.99% (6)
2008                         3,863,276     7.39  to      7.66    29,342,054  1.15% to 2.05%     1.24%      -31.59%  to       -30.64%
2007                         1,635,158    10.80  to     11.04    17,992,072  1.15% to 2.05%     0.06%        3.12%  to     5.01% (6)

American Funds Global Growth SAST Portfolio (Class 3)
2011                        34,862,372     9.84  to  10.33 (5)  350,782,674  1.15% to 2.30%     0.84%      -11.21%  to   -10.18% (6)
2010                        22,149,625    11.08  to  11.50 (5)  248,702,974  1.15% to 2.30%     0.74%        8.87%  to        10.13%
2009                        13,647,633    10.18  to  10.44 (5)  139,541,556  1.15% to 2.30%     2.32%  31.65% (10)  to    40.14% (6)
2008                        11,445,291     7.30  to   7.45 (5)   83,871,758  1.15% to 2.05%     1.30%      -39.87%  to       -39.32%
2007                         5,142,687    12.13  to  12.28 (5)   62,382,919  1.15% to 2.05%     0.00%       12.11%  to    13.13% (6)

American Funds Growth SAST Portfolio (Class 3)
2011                        24,363,939     9.36  to   9.82 (5)  234,636,328  1.15% to 2.30%     0.35%       -6.74%  to    -5.66% (6)
2010                        19,719,559    10.04  to  10.41 (5)  202,206,183  1.15% to 2.30%     0.26%       15.64%  to        16.97%
2009                        16,955,375     8.68  to   8.90 (5)  149,351,933  1.15% to 2.30%     1.75%  27.14% (10)  to        37.36%
2008                        15,565,187     6.34  to      6.48   100,292,669  1.15% to 2.05%     0.50%      -45.33%  to       -44.82%
2007                         7,222,806    11.60  to  11.75 (5)   84,729,982  1.15% to 2.05%     0.02%        9.60%  to    10.65% (6)

American Funds Growth-Income SAST Portfolio (Class 3)
2011                        21,043,610     8.90  to   9.34 (5)  189,664,824  1.15% to 2.30%     1.00%       -4.36%  to    -3.26% (6)
2010                        18,469,523     9.30  to   9.66 (5)  172,304,601  1.15% to 2.30%     1.08%        8.54%  to         9.80%
2009                        17,222,295     8.57  to   8.79 (5)  146,800,095  1.15% to 2.30%     2.21%  24.97% (10)  to        29.31%
2008                        16,380,570     6.65  to   6.80 (5)  108,459,833  1.15% to 2.05%     0.91%      -39.33%  to       -38.76%
2007                         7,486,135    10.96  to  11.10 (5)   81,260,540  1.15% to 2.05%     0.04%        2.44%  to     3.44% (6)

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                          At December 31                                               For the Year Ended December 31
-----------------------------------------------------------------    ---------------------------------------------------------------
                                Unit Fair Value                      Expense Ratio        Investment          Total Return
                                   Lowest to           Net Assets        Lowest             Income             Lowest to
Year           Units             Highest ($)(4)           ($)        to Highest (1)        Ratio (2)          Highest (3)
---------     ---------      ----------------------    ----------    --------------       ------------------------------------------
Balanced Portfolio(Class 3)
2011          2,640,927      10.39   to   10.99 (5)    35,694,977    1.15% to 2.30%          1.69%         -0.58%  to      0.85% (6)
2010          1,705,555      10.45   to   10.89 (5)    25,621,524    1.15% to 2.30%          1.85%          8.92%  to     10.28%
2009          1,237,281       9.59   to    9.88 (5)    17,878,194    1.15% to 2.30%          3.07%    19.73% (10)  to     22.30% (6)
2008          1,041,860       7.87   to    8.08 (5)    12,468,044    1.15% to 2.05%          3.19%        -27.71%  to    -26.91%
2007          1,045,325      10.89   to   11.05 (5)    17,414,478    1.15% to 2.05%          2.82%          2.59%  to      3.78% (6)

Blue Chip Growth Portfolio (Class 3)
2011          8,452,553       9.55   to   10.11 (5)    60,434,273    1.15% to 2.30%          0.01%         -7.97%  to     -6.90% (6)
2010          5,831,160      10.38   to   10.86 (5)    41,946,401    1.15% to 2.30%          0.09%          9.69%  to     10.95%
2009          2,912,641       9.46   to    9.79 (5)    17,219,970    1.15% to 2.30%          0.06%    26.52% (10)  to     34.94% (6)
2008          2,094,386       7.07   to    7.25 (5)     8,965,595    1.15% to 2.05%          0.17%        -40.56%  to    -39.85%
2007          2,340,254      11.89   to   12.06 (5)    16,543,909    1.15% to 2.05%          0.14%         11.18%  to     12.43% (6)

Capital Growth Portfolio (Class 3)
2011          5,999,371       9.13   to    9.66 (5)    43,383,733    1.15% to 2.30%          0.00%         -3.85%  to     -2.69% (6)
2010          6,772,753       9.49   to    9.93 (5)    50,326,688    1.15% to 2.30%          0.00%          6.14%  to       7.72%
2009          7,199,601       8.94   to    9.22 (5)    49,854,080    1.15% to 2.30%          0.00%    28.91% (10)  to     41.50% (6)
2008          8,151,653       6.30   to    6.51 (5)    40,122,091    1.15% to 2.05%          0.00%        -46.74%  to    -45.93%
2007          4,001,416      11.84   to   12.05 (5)    36,234,272    1.15% to 2.05%          1.48%         10.50%  to     11.97% (6)

Cash Management Portfolio (Class 3)
2011         15,707,935       9.31   to    9.93 (5)   190,669,336    1.15% to 2.30%          0.00%         -2.79%  to     -1.66% (6)
2010         14,338,501       9.57   to   10.10 (5)   181,754,590    1.15% to 2.30%          0.00%         -3.58%  to     -1.62%
2009         18,042,688       9.93   to   10.26 (5)   236,878,333    1.15% to 2.30%          2.01%    -2.14% (10)  to     -1.34% (6)
2008         27,536,857      10.15   to   10.40 (5)   368,421,385    1.15% to 2.05%          3.67%         -1.37%  to     -0.23%
2007         17,016,940      10.29   to   10.43 (5)   229,635,212    1.15% to 2.05%          3.74%          1.96%  to      3.06% (6)

Corporate Bond Portfolio (Class 3)
2011         28,047,297      13.69   to   14.40 (5)   578,591,304    1.15% to 2.30%          6.11%          3.73%  to      4.93% (6)
2010         24,743,265      13.20   to   13.73 (5)   530,895,157    1.15% to 2.30%          6.30%          8.19%  to      9.43%
2009         22,342,572      12.20   to   12.54 (5)   459,737,070    1.15% to 2.30%          6.19%    16.27% (10)  to     29.15% (6)
2008         21,366,957       9.51   to    9.71 (5)   344,108,880    1.15% to 2.05%          4.35%         -9.88%  to     -9.06%
2007         20,321,908      10.55   to   10.68 (5)   367,171,144    1.15% to 2.05%          4.15%          3.07%  to      4.01% (6)

Davis Venture Value Portfolio (Class 3)
2011         21,401,106       9.06   to    9.52 (5)   477,761,383    1.15% to 2.30%          1.10%         -6.64%  to     -5.56% (6)
2010         17,604,454       9.70   to   10.08 (5)   509,186,685    1.15% to 2.30%          0.56%          9.36%  to     10.62%
2009         15,849,454       8.87   to    9.12 (5)   471,246,641    1.15% to 2.30%          1.30%    27.08% (10)  to     31.65% (6)
2008         16,951,318       6.77   to    6.92 (5)   394,189,704    1.15% to 2.05%          1.38%        -39.57%  to    -39.02%
2007         17,320,915      11.20   to   11.35 (5)   679,538,448    1.15% to 2.05%          0.71%          3.23%  to      4.19% (6)

"Dogs" of Wall Street Portfolio (Class 3)
2011          2,656,601      11.11   to   11.71 (5)    33,635,609    1.15% to 2.30%          2.01%          9.83%  to     11.12% (6)
2010          1,870,469      10.12   to   10.54 (5)    22,005,509    1.15% to 2.30%          2.85%         13.45%  to     15.11%
2009          1,203,938       8.92   to    9.15 (5)    12,612,965    1.15% to 2.30%          4.65%         18.48%  to 25.74% (10)(6)
2008          1,261,706       7.49   to    7.72 (5)    11,223,963    1.15% to 2.05%          2.96%        -28.53%  to    -27.63%
2007          1,426,345      10.48   to   10.67 (5)    17,644,260    1.15% to 2.05%          2.35%         -4.79%  to     -3.40% (6)

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                           At December 31                                          For the Year Ended December 31
-----------------------------------------------------------------    --------------------------------------------------------------
                                Unit Fair Value                      Expense Ratio        Investment         Total Return
                                   Lowest to           Net Assets        Lowest             Income            Lowest to
Year            Units            Highest ($)(4)           ($)        to Highest (1)        Ratio (2)         Highest (3)
---------     ---------      ----------------------    ----------    --------------       -----------------------------------------
Emerging Markets Portfolio (Class 3)
2011           9,834,135      9.98   to   10.51 (5)    141,712,285    1.15% to 2.30%         0.40%       -27.95%   to    -27.11% (6)
2010           7,869,498     13.85   to   14.42 (5)    166,913,850    1.15% to 2.30%         1.26%        15.53%   to     16.87%
2009           7,359,645     11.99   to   12.34 (5)    138,954,707    1.15% to 2.30%         0.00%   42.65% (10)   to     74.20% (6)
2008           7,858,873      6.93   to    7.08 (5)     85,778,979    1.15% to 2.05%         1.46%       -57.59%   to    -57.22%
2007           6,169,271     16.34   to   16.56 (5)    160,604,624    1.15% to 2.05%         1.94%        38.11%   to     39.44% (6)

Equity Opportunities Portfolio (Class 3)
2011           1,554,661      9.23   to    9.76 (5)     26,076,886    1.15% to 2.30%         0.30%        -2.70%   to     -1.50% (6)
2010           1,772,202      9.48   to    9.91 (5)     31,361,295    1.15% to 2.30%         0.46%        13.82%   to     15.46% (6)
2009           2,079,729      8.33   to    8.58 (5)     32,677,771    1.15% to 2.30%         0.97%   24.19% (10)   to     30.26% (6)
2008           2,510,604      6.40   to    6.59 (5)     30,473,527    1.15% to 2.05%         1.17%       -40.07%   to    -39.33%
2007           2,944,793     10.67   to   10.85 (5)     59,257,669    1.15% to 2.05%         1.54%        -2.60%   to     -1.36% (6)

Foreign Value Portfolio (Class 3)
2011          38,431,577       8.04   to    8.44 (5)    446,498,835   1.15% to 2.30%         1.54%        -13.86%  to    -12.86% (6)
2010          25,903,108       9.33   to    9.68 (5)    387,974,778   1.15% to 2.30%         1.94%          0.59%  to      1.75%
2009          19,373,532       9.28   to    9.52 (5)    311,034,623   1.15% to 2.30%         2.62%    26.52% (10)  to     28.45% (6)
2008          19,597,947       7.25   to    7.41 (5)    250,475,847   1.15% to 2.05%         2.81%        -42.23%  to    -41.69%
2007          19,952,046      12.55   to   12.71 (5)    443,691,315   1.15% to 2.05%         1.74%         11.72%  to     12.75% (6)

Fundamental Growth Portfolio (Class 3)
2011           4,652,711      9.32   to    9.89 (5)     70,790,422    1.15% to 2.30%         0.00%         -8.14%  to     -6.79% (6)
2010           4,934,236     10.15   to   10.61 (5)     81,768,665    1.15% to 2.30%         0.00%         13.69%  to     15.38%
2009           5,370,746      8.92   to    9.20 (5)     77,863,955    1.15% to 2.30%         0.00%    30.57% (10)  to     34.09% (6)
2008           6,033,489      6.69   to    6.86 (5)     65,512,346    1.15% to 2.05%         0.00%        -46.14%  to    -45.60%
2007           2,780,518     12.43   to   12.61 (5)     57,223,390    1.15% to 2.05%         0.00%         12.29%  to     13.53% (6)

Global Bond Portfolio (Class 3)
2011          10,182,828      12.76   to   13.41 (5)    189,229,931   1.15% to 2.30%         2.10%          3.09%  to      4.28% (6)
2010           7,826,147      12.38   to   12.86 (5)    155,352,219   1.15% to 2.30%         4.09%          3.61%  to      4.80%
2009           6,438,287      11.95   to   12.27 (5)    130,721,653   1.15% to 2.30%         3.34%          6.00%  to  7.56% (10)(6)
2008           5,717,683      11.33   to   11.57 (5)    111,899,875   1.15% to 2.05%         3.16%          3.26%  to       4.20%
2007           4,114,757      10.97   to   11.11 (5)     78,731,321   1.15% to 2.05%         0.36%          8.84%  to      9.82% (6)

Global Equities Portfolio (Class 3)
2011           1,969,956       8.24   to    8.75 (5)     26,612,803   1.15% to 2.30%         0.83%        -12.65%  to    -11.63% (6)
2010           1,446,322       9.43   to    9.90 (5)     26,140,571   1.15% to 2.30%         1.57%         11.35%  to     12.75%
2009           1,216,039       8.47   to    8.78 (5)     21,171,000   1.15% to 2.30%         2.58%         27.60%  to 27.70% (10)(6)
2008           1,267,375       6.73   to    6.88 (5)     17,737,627   1.15% to 2.05%         1.90%        -44.68%  to    -44.18%
2007           1,384,670      12.16   to   12.33 (5)     35,551,355   1.15% to 2.05%         1.09%          9.27%  to     10.31% (6)

Growth Opportunities Portfolio (Class 3)
2011          21,144,879      10.81   to   11.37 (5)    149,800,724   1.15% to 2.30%         0.00%         -4.83%  to     -3.73% (6)
2010          16,138,862      11.35   to   11.81 (5)    107,540,605   1.15% to 2.30%         0.00%         21.20%  to     22.61%
2009          12,605,872       9.37   to    9.63 (5)     63,797,232   1.15% to 2.30%         0.00%         16.61%  to 25.79% (10)(6)
2008           9,697,948       8.09   to    8.26 (5)     41,499,559   1.15% to 2.05%         0.00%        -37.37%  to     -36.77%
2007           7,169,085      12.91   to   13.06 (5)     47,992,334   1.15% to 2.05%         0.00%         18.84%  to     19.88% (6)

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS
7. UNIT VALUES (continued)


                           At December 31                                            For the Year Ended December 31
-------------------------------------------------------------------  ---------------------------------------------------------------
                                Unit Fair Value                      Expense Ratio       Investment          Total Return
                                   Lowest to            Net Assets      Lowest             Income             Lowest to
Year            Units            Highest ($)(4)            ($)       to Highest (1)       Ratio (2)          Highest (3)
---------     ---------      ----------------------    ------------  --------------      ----------  -------------------------------
Growth-Income Portfolio (Class 3)
2011          3,843,015        9.25    to   9.84 (5)     49,130,066   1.15% to 2.30%      0.94%          5.64%    to    6.83%(6)
2010            680,901        8.76    to   9.21 (5)     15,141,736   1.15% to 2.30%      0.76%          8.16%    to   10.00%
2009            598,674        8.09    to   8.37 (5)     13,677,065   1.15% to 2.30%      1.12%        24.17%(10) to   26.53%(6)
2008            664,354        6.42    to   6.61 (5)     12,111,735   1.15% to 2.05%      0.74%         -44.41%   to  -43.69%
2007            764,969       11.55    to  11.75 (5)     25,653,329   1.15% to 2.05%      0.75%          7.93%    to    9.47%(6)

High-Yield Bond Portfolio (Class 3)
2011          6,310,092       10.72   to   11.44 (5)    111,817,886   1.15% to 2.30%      8.01%          1.65%    to    2.83%(6)
2010          5,112,376       10.54   to   11.13 (5)    100,219,843   1.15% to 2.30%     10.17%         11.08%    to   13.01%
2009          5,240,017        9.49   to    9.85 (5)     96,956,685   1.15% to 2.30%      9.00%        23.55%(10) to   40.05%(6)
2008          3,893,054        6.81   to    7.03 (5)     52,587,028   1.15% to 2.05%     10.52%         -33.98%   to  -33.10%
2007          4,009,189       10.32   to   10.51 (5)     82,455,078   1.15% to 2.05%      7.37%         -1.44%    to   -0.03%(6)

International Diversified Equities Portfolio (Class 3)
2011          15,075,938       8.11   to    8.57 (5)    160,960,717   1.15% to 2.30%      1.88%         -16.76%   to  -15.79%(6)
2010          15,872,663       9.74   to   10.18 (5)    204,539,549   1.15% to 2.30%      3.90%          5.61%    to    6.99%
2009          17,247,631       9.23   to    9.51 (5)    209,558,687   1.15% to 2.30%      1.08%         27.35%    to   29.21%(10)(6)
2008          20,024,399       7.30   to    7.47 (5)    191,793,161   1.15% to 2.05%      3.17%         -40.88%   to  -40.31%
2007          20,035,958      12.34   to   12.51 (5)    324,999,091   1.15% to 2.05%      1.97%         12.74%    to   13.75%(6)

International Growth and Income Portfolio (Class 3)
2011          16,122,467       6.73   to    7.11 (5)    177,099,706   1.15% to 2.30%      2.85%         -16.04%   to  -14.99%(6)
2010          16,405,879       8.01   to    8.36 (5)    215,335,180   1.15% to 2.30%      3.92%          4.29%    to    5.61%(6)
2009          17,071,094       7.68   to    7.91 (5)    214,161,986   1.15% to 2.30%      0.00%         25.98%    to   30.31%(10)(6)
2008          17,353,104       6.15   to    6.28 (5)    174,115,497   1.15% to 2.05%      2.97%         -47.13%   to  -46.66%
2007          11,611,168      11.62   to   11.78 (5)    224,074,458   1.15% to 2.05%      1.60%          4.74%    to    5.68%(6)

Marsico Focused Growth Portfolio (Class 3)
2011           6,731,029      10.06   to   10.60 (5)     72,839,011   1.15% to 2.30%      0.12%         -3.92%    to   -2.81%(6)
2010           4,976,678      10.47   to   10.90 (5)     56,367,195   1.15% to 2.30%      0.23%         14.46%    to   15.78%(6)
2009           3,632,045       9.14   to    9.42 (5)     36,073,909   1.15% to 2.30%      0.52%        25.76%(10) to   28.89%(6)
2008           3,288,769       7.09   to    7.31 (5)     25,555,803   1.15% to 2.05%      0.22%         -42.56%   to  -41.64%
2007           3,487,654      12.34   to   12.52 (5)     46,728,274   1.15% to 2.05%      0.00%         10.92%    to   12.07%(6)

MFS Massachusetts Investors Trust Portfolio (Class 3)
2011          13,925,334       9.87   to   10.40 (5)    205,594,177   1.15% to 2.30%      0.51%         -4.38%    to   -3.27%(6)
2010           8,210,095      10.32   to   10.75 (5)    146,632,293   1.15% to 2.30%      0.86%          8.39%    to    9.64%
2009           4,701,819       9.52   to    9.80 (5)     89,091,011   1.15% to 2.30%      1.19%        24.35%(10) to   24.98%(6)
2008           3,410,408       7.66   to    7.84 (5)     54,369,774   1.15% to 2.05%      0.88%         -34.13%   to  -33.38%
2007           2,125,436      11.63   to   11.77 (5)     53,356,709   1.15% to 2.05%      0.94%          7.80%    to    8.89%(6)

MFS Total Return Portfolio (Class 3)
2011           8,183,114      10.22   to   10.76 (5)    190,169,901   1.15% to 2.30%      2.35%         -0.66%    to    0.51%(6)
2010           8,552,476      10.29   to   10.71 (5)    218,109,230   1.15% to 2.30%      2.69%          7.30%    to    8.51%(6)
2009           8,926,199       9.59   to    9.87 (5)    219,873,060   1.15% to 2.30%      3.62%        14.76%(10) to   16.83%(6)
2008           9,391,238       8.21   to    8.44 (5)    200,778,021   1.15% to 2.05%      2.85%         -23.98%   to  -23.11%
2007          11,567,461      10.80   to   10.98 (5)    326,148,107   1.15% to 2.05%      2.46%          1.51%    to    2.78%(6)

                           VARIABLE SEPARATE ACCOUNT
                                      OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                        At December 31                                             For the Year Ended December 31
--------------------------------------------------------------  -----------------------------------------------------------------
                             Unit Fair Value                    Expense Ratio   Investment              Total Return
                                 Lowest             Net Assets    Lowest          Income                  Lowest to
Year             Units        to Highest($)(4)         ($)       to Highest (1)  Ratio (2)               Highest (3)
-------------------------  -----------------------  ----------  --------------- -----------  ------------------------------------

Mid-Cap Growth Portfolio (Class 3)
2011            8,396,213    10.86  to   11.39 (5)   91,978,433  1.15% to 2.30%    0.00%         -8.30%       to    -7.24% (6)
2010            7,130,205    11.84  to   12.27 (5)   84,256,397  1.15% to 2.30%    0.00%         22.30%       to    23.71%
2009            6,660,269     9.68  to    9.92 (5)   63,773,990  1.15% to 2.30%    0.00%         30.48% (10)  to    40.45% (6)
2008            7,175,903     6.83  to    7.06 (5)   49,132,664  1.15% to 2.05%    0.00%        -45.04%       to   -44.15%
2007            7,347,399    12.42  to   12.65 (5)   90,444,749  1.15% to 2.05%    0.04%         13.75%       to    15.26% (6)

Real Estate Portfolio (Class 3)
2011           13,993,965     8.00  to    8.42 (5)  212,996,370  1.15% to 2.30%    0.81%          5.43%       to     6.65% (6)
2010           10,763,539     7.58  to    7.90 (5)  184,070,869  1.15% to 2.30%    1.75%         16.88%       to    18.23%
2009            8,379,425     6.49  to    6.68 (5)  137,825,012  1.15% to 2.30%    1.89%         27.99%       to    43.69% (10)(6)
2008            7,733,538     5.10  to    5.22 (5)  102,996,168  1.15% to 2.05%    3.22%        -45.15%       to   -44.68%
2007            5,359,753     9.30  to    9.43 (5)  136,407,759  1.15% to 2.05%    1.27%        -16.20%       to   -15.54% (6)

Small & Mid Cap Value Portfolio (Class 3)
2011           27,994,808    10.70  to   11.23 (5)  430,137,080  1.15% to 2.30%    0.13%        -10.31%       to    -9.27% (6)
2010           21,707,355    11.93  to   12.37 (5)  403,160,331  1.15% to 2.30%    0.20%         22.68%       to    24.09%
2009           19,141,352     9.73  to    9.97 (5)  302,277,240  1.15% to 2.30%    0.60%         36.45% (10)  to    40.51% (6)
2008           19,911,678     6.94  to    7.10 (5)  226,990,705  1.15% to 2.05%    0.22%        -36.48%       to   -35.90%
2007           17,135,184    10.93  to   11.07 (5)  311,186,779  1.15% to 2.05%    0.45%         -0.53%       to     0.39% (6)

Small Company Value Portfolio(Class 3)
2011           17,898,761     9.81  to   10.29 (5)  170,417,984  1.15% to 2.30%    0.25%         -5.66%       to    -4.57% (6)
2010           13,788,567    10.40  to   10.79 (5)  136,217,238  1.15% to 2.30%    0.48%         23.61%       to    25.04%
2009           11,356,383     8.41  to    8.63 (5)   89,250,212  1.15% to 2.30%    0.58%         30.14%       to    32.98% (10)(6)
2008           10,485,697     6.47  to    6.63 (5)   63,503,984  1.15% to 2.05%    0.22%        -35.33%       to   -34.6%
2007            6,940,031    10.00  to   10.15 (5)   64,473,065  1.15% to 2.05%    0.00%         -8.86%       to    -7.91% (6)

Technology Portfolio (Class 3)
2011            8,182,996     9.66  to   10.20 (5)   20,765,489  1.15% to 2.30%    0.00%         -7.64%       to    -6.70% (6)
2010            9,020,725    10.46  to   10.94 (5)   22,424,712  1.15% to 2.30%    0.00%         17.26%       to    18.60% (6)
2009           10,306,892     8.92  to    9.22 (5)   20,975,066  1.15% to 2.30%    0.00%         36.59% (10)  to    48.32% (6)
2008            8,297,874     6.03  to    6.22 (5)   11,373,447  1.15% to 2.05%    0.00%        -52.47%       to   -51.82%
2007            7,848,598    12.68  to   12.90 (5)   22,360,904  1.15% to 2.05%    0.00%         18.71%       to    20.24% (6)

Telecom Utility Portfolio (Class 3)
2011            1,205,961    11.94  to   12.63 (5)   17,881,104  1.15% to 2.30%    2.27%          3.62%       to     4.79% (6)
2010              663,880    11.52  to   12.05 (5)   10,084,377  1.15% to 2.30%    2.76%         10.51%       to    12.01%
2009              624,975    10.43  to   10.76 (5)    8,697,071  1.15% to 2.30%    5.52%         27.66% (10)  to    30.23% (6)
2008              609,731     8.04  to    8.26 (5)    6,565,972  1.15% to 2.05%    2.48%        -39.00%       to   -38.31%
2007              377,107    13.18  to   13.39 (5)    6,686,022  1.15% to 2.05%    3.76%         17.79%       to    19.20% (6)

Total Return Bond Portfolio(Class 3)
2011           32,199,190    12.99  to   13.70 (5)  590,254,280  1.15% to 2.30%    1.34%          3.69%       to     4.89% (6)
2010           19,095,522    12.53  to   13.07 (5)  382,917,792  1.15% to 2.30%    2.90%          3.66%       to     4.86%
2009            8,830,184    12.09  to   12.46 (5)  194,108,866  1.15% to 2.30%    2.13%          4.45% (10)  to    10.04% (6)
2008            3,920,292    11.05  to   11.32 (5)   80,663,357  1.15% to 2.05%    6.15%          2.70%       to     3.61%
2007              165,673    10.76  to   10.93 (5)    3,467,341  1.15% to 2.05%    8.15%          2.87%       to     4.03% (6)

                           VARIABLE SEPARATE ACCOUNT
                                      OF
                    SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                  At December 31                                             For the Year Ended December 31
--------------------------------------------------------  -----------------------------------------------------------------
                       Unit Fair Value                    Expense Ratio   Investment              Total Return
                           Lowest             Net Assets    Lowest          Income                  Lowest to
Year       Units        to Highest($)(4)         ($)       to Highest (1)  Ratio (2)               Highest (3)
-------------------  -----------------------  ----------  --------------- -----------  ------------------------------------

Invesco Van Kampen V.I. Capital Growth  Fund (Series II)
2011       2,071,174    10.52  to   11.11 (5)     20,837,864  1.15% to 2.30%     0.00%         -8.71%       to  -7.45% (6)
2010       2,194,616    11.52  to   12.01 (5)     23,718,139  1.15% to 2.30%     0.00%         16.55%       to  18.22%
2009       2,817,633     9.89  to   10.16 (5)     25,763,129  1.15% to 2.30%     0.00%         34.29% (10)  to  63.41% (6)
2008       2,073,166     6.09  to    6.22 (5)     11,619,042  1.15% to 2.05%     0.20%        -50.28%       to -49.87% (6)
2007       2,506,101    12.25  to   12.40 (5)     28,034,658  1.15% to 2.05%     0.00%         14.12%       to  14.99% (6)

Invesco Van Kampen V.I. Comstock Fund (Series II)
2011      27,849,831     8.91  to    9.35 (5)    306,802,405  1.15% to 2.30%     1.28%         -4.33%       to  -3.23% (6)
2010      23,853,701     9.31  to    9.67 (5)    283,683,043  1.15% to 2.30%     0.13%         13.06%       to  14.37%
2009      21,815,548     8.24  to    8.45 (5)    234,069,034  1.15% to 2.30%     4.32%         26.94%       to  27.58% (10)(6)
2008      22,559,089     6.52  to    6.66 (5)    192,729,911  1.15% to 2.05%     2.27%        -37.10%       to -36.54%
2007      24,395,107    10.37  to   10.49 (5)    331,165,533  1.15% to 2.05%     1.62%         -4.26%       to  -3.44% (6)

Invesco Van Kampen V.I. Growth and Income Fund (Series II)
2011      39,373,354     9.25  to    9.73 (5)    485,240,590  1.15% to 2.30%     1.04%         -4.48%       to  -3.38% (6)
2010      36,084,513     9.69  to   10.07 (5)    483,038,980  1.15% to 2.30%     0.10%          9.64%       to  10.91%
2009      34,206,154     8.83  to    9.08 (5)    425,361,561  1.15% to 2.30%     3.62%         22.69%       to  27.54% (10)(6)
2008      35,118,591     7.23  to    7.40 (5)    359,361,497  1.15% to 2.05%     1.80%        -33.59%       to -32.98%
2007      34,758,550    10.88  to   11.04 (5)    537,318,833  1.15% to 2.05%     1.32%          0.44%       to   1.35% (6)

Diversified International Account(Class 1)
2011         342,059     5.62  to    5.83          1,988,938  1.40% to 1.80%     0.18%        -12.76%       to -12.41%
2010         377,301     6.44  to    6.65          2,504,439  1.40% to 1.80%     1.44%         11.16%       to  11.61%
2009         473,099     5.80  to    5.96          2,814,443  1.40% to 1.80%     4.80%         25.04%       to  25.54%
2008         466,175     4.64  to    4.75          2,209,666  1.40% to 1.80%     1.86%        -47.18%       to -46.97%
2007         629,741     8.78  to    8.95          5,628,012  1.40% to 1.80%     2.26%         13.99%       to  14.44%

Equity Income Account (Class 1)
2011       2,214,082     9.63  to   10.04         22,105,657  1.40% to 1.80%     0.49%          3.56%       to   3.97%
2010       2,690,027     9.29  to    9.65         25,843,438  1.40% to 1.80%     3.18%         14.11%       to  14.56%
2009       3,133,789     8.15  to    8.43         26,297,778  1.40% to 1.80%     5.84%         17.86%       to  18.34%
2008       3,970,484     6.91  to    7.12         28,164,053  1.40% to 1.80%     2.62%        -35.12%       to -34.86%
2007       5,671,344    10.65  to   10.93         61,774,881  1.40% to 1.80%     0.99%          3.36%       to   3.77%

Government & High Quality Bond Account (Class 1)
2011         554,000     8.04  to    8.37          4,588,705  1.40% to 1.80%     0.18%          4.33%       to   4.75%
2010         636,769     7.70  to    7.99          5,042,990  1.40% to 1.80%     3.25%          3.96%       to   4.37%
2009         821,902     7.41  to    7.66          6,250,179  1.40% to 1.80%     8.26%          4.57%       to   4.99%
2008         980,933     7.08  to    7.29          7,105,252  1.40% to 1.80%     6.72%          2.81%       to   3.22%
2007       1,339,113     6.89  to    7.06          9,413,525  1.40% to 1.80%     5.60%          4.67%       to   5.09%

Income Account (Class 1)
2011         944,655     9.10  to    9.49          8,906,531  1.40% to 1.80%     0.40%          4.35%       to   4.77%
2010       1,208,383     8.72  to    9.06         10,888,418  1.40% to 1.80%     6.33%          6.71%       to   7.14%
2009       1,435,042     8.17  to    8.45         12,072,823  1.40% to 1.80%    10.22%         16.26%       to  16.72%
2008       1,609,192     7.03  to    7.24         11,598,933  1.40% to 1.80%     7.79%         -5.20%       to  -4.82%
2007       2,184,680     7.41  to    7.61         16,563,551  1.40% to 1.80%     6.27%          4.01%       to   4.43%

                           VARIABLE SEPARATE ACCOUNT

                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                              At December 31                                      For the Year Ended December 31
-------------------------------------------------------------------------  ------------------------------------------------
                                      Unit Fair Value                       Expense Ratio  Investment      Total Return
                                         Lowest                Net Assets    Lowest          Income          Lowest to
Year                     Units       to Highest($)(4)             ($)       to Highest(1)   Ratio (2)        Highest (3)
-------------------------------- ------------------------     ------------ --------------- ------------ --------------------

LargeCap Blend Account II (Class 1)
2011                     376,012     6.24  to       6.50         2,424,975  1.40% to 1.80%    0.03%     -1.90%  to    -1.51%
2010                     522,287     6.36  to       6.60         3,420,439  1.40% to 1.80%    2.44%     11.23%  to    11.68%
2009                     645,109     5.71  to       5.91         3,786,791  1.40% to 1.80%    1.85%     27.36%  to    27.87%
2008                     903,074     4.49  to       4.62         4,143,148  1.40% to 1.80%    1.45%    -37.54%  to   -37.29%
2007                   1,226,426     7.18  to       7.37         8,977,720  1.40% to 1.80%    1.94%      3.34%  to     3.75%

LargeCap Growth Account (Class 1)
2011                      83,870     6.54  to       6.82           568,467  1.40% to 1.80%    0.00%     -5.95%  to    -5.56%
2010                      93,051     6.95  to       7.22           667,630  1.40% to 1.80%    0.06%     16.26%  to    16.73%
2009                     121,352     5.98  to       6.19           745,861  1.40% to 1.80%    0.76%     24.75%  to    25.25%
2008                     147,848     4.79  to       4.94           724,967  1.40% to 1.80%    0.54%    -44.18%  to   -43.95%
2007                     220,373     8.59  to       8.81         1,930,855  1.40% to 1.80%    0.32%     21.17%  to    21.65%

MidCap Blend Account (Class 1)
2011                     263,324    10.87  to      11.33         2,954,840  1.40% to 1.80%    0.00%      6.36%  to     6.78%
2010                     295,113    10.22  to      10.61         3,108,269  1.40% to 1.80%    2.44%     21.89%  to    22.38%
2009                     412,151     8.38  to       8.67         3,551,253  1.40% to 1.80%    2.02%     26.37%  to    26.87%
2008                     476,725     6.63  to       6.83         3,240,323  1.40% to 1.80%    1.74%    -30.83%  to   -30.55%
2007                     627,552     9.59  to       9.84         6,145,928  1.40% to 1.80%    0.94%     -9.50%  to    -9.14%

Money Market Account (Class 1)
2011                     423,329     5.72  to       5.99         2,522,662  1.40% to 1.80%    0.00%     -1.78%  to    -1.39%
2010                     658,291     5.83  to       6.07         3,984,221  1.40% to 1.80%    0.00%     -1.78%  to    -1.39%
2009                   1,015,368     5.93  to       6.16         6,239,662  1.40% to 1.80%    0.30%     -1.56%  to    -1.17%
2008                   2,218,282     6.03  to       6.23        13,782,583  1.40% to 1.80%    2.27%      0.75%  to     1.15%
2007                     709,149     5.98  to       6.16         4,361,036  1.40% to 1.80%    4.78%      3.06%  to     3.47%

Principal Capital Appreciation Account (Class 1)
2011                     972,571    12.25  to      12.78        12,362,447  1.40% to 1.80%    0.00%     -1.66%  to    -1.26%
2010                   1,217,700    12.46  to      12.94        15,685,617  1.40% to 1.80%    1.53%     13.34%  to    13.79%
2009                   1,471,453    10.99  to      11.37        16,662,286  1.40% to 1.80%    1.65%     27.50%  to    28.01%
2008                   1,811,699     8.62  to       8.88        16,032,434  1.40% to 1.80%    1.17%    -34.56%  to   -34.29%
2007                   2,356,937    13.18  to      13.52        31,761,327  1.40% to 1.80%    0.72%      6.79%  to     7.22%

Real Estate Securities Account (Class 1)
2011                      44,982    18.46  to      19.32           866,498  1.40% to 1.80%    0.00%      6.60%  to     7.42%
2010                      47,843    17.31  to      17.99           857,796  1.40% to 1.80%    3.08%     22.98%  to    23.96%
2009                      49,991    14.08  to      14.51           723,401  1.40% to 1.80%    4.28%     26.12%  to    27.13%
2008                      57,651    11.16  to      11.41 (5)       655,991  1.40% to 1.80%    2.39%    -34.05%  to   -33.79%
2007                      76,782    16.93  to      17.24 (5)     1,320,025  1.40% to 1.80%    3.69%    -19.15%  to   -18.83%

SAM Balanced Portfolio (Class 1)
2011                   5,636,060    10.36  to      10.81        60,313,522  1.40% to 1.80%    2.87%     -0.82%  to    -0.42%
2010                   7,630,083    10.45  to      10.85        82,068,848  1.40% to 1.80%    3.70%     11.58%  to    12.03%
2009                   9,604,945     9.36  to       9.69        92,355,490  1.40% to 1.80%    4.12%     21.63%  to    22.12%
2008                  12,410,964     7.70  to       7.93        97,804,678  1.40% to 1.80%    4.36%    -27.50%  to   -27.21%
2007                  16,625,660    10.62  to      10.90       180,098,979  1.40% to 1.80%    2.56%      6.72%  to     7.16%

                           VARIABLE SEPARATE ACCOUNT
                                      OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                  At December 31                                             For the Year Ended December 31
--------------------------------------------------------  -----------------------------------------------------------------
                        Unit Fair Value                    Expense Ratio   Investment              Total Return
                           Lowest             Net Assets    Lowest          Income                  Lowest to
Year       Units        to Highest($)(4)         ($)       to Highest (1)  Ratio (2)               Highest (3)
-------------------   ----------------------  ----------  --------------- -----------  ------------------------------------

SAM Conservative Balanced Portfolio(Class 1)
2011      1,034,653       7.85   to     8.18    8,404,475   1.40% to 1.80%      3.04%        0.47%   to          0.87%
2010      1,005,078       7.82   to     8.11    8,102,931   1.40% to 1.80%      4.35%        9.84%   to         10.28%
2009      1,287,172       7.12   to     7.36    9,421,124   1.40% to 1.80%      3.28%       18.99%   to         19.47%
2008      1,551,759       5.98   to     6.16    9,509,564   1.40% to 1.80%      4.06%      -20.65%   to        -20.34%
2007      2,217,123       7.54   to     7.73   17,067,252   1.40% to 1.80%      3.45%        5.63%   to          6.06%

SAM Conservative Growth Portfolio (Class 1)
2011      2,274,776      10.23   to    10.66   23,919,200   1.40% to 1.80%      2.07%       -2.23%   to         -1.84%
2010      2,827,562      10.46   to    10.86   30,342,312   1.40% to 1.80%      3.39%       13.16%   to         13.61%
2009      3,734,141       9.25   to     9.56   35,334,269   1.40% to 1.80%      5.18%       23.46%   to         23.95%
2008      4,717,995       7.49   to     7.71   36,058,775   1.40% to 1.80%      4.15%      -34.31%   to        -34.04%
2007      6,750,665      11.40   to    11.69   78,329,330   1.40% to 1.80%      1.69%        7.34%   to          7.77%

SAM Flexible Income Portfolio (Class 1)
2011      1,153,093       9.29   to     9.69   11,079,025   1.40% to 1.80%      3.89%        1.54%   to          1.95%
2010      1,411,163       9.15   to     9.51   13,335,320   1.40% to 1.80%      5.24%        8.54%   to          8.97%
2009      1,945,377       8.43   to     8.72   16,873,589   1.40% to 1.80%      4.94%       17.82%   to         18.29%
2008      2,823,988       7.15   to     7.37   20,706,070   1.40% to 1.80%      7.04%      -15.30%   to        -14.96%
2007      3,665,557       8.44   to     8.67   31,624,757   1.40% to 1.80%      4.66%        4.19%   to          4.61%

SAM Strategic Growth Portfolio (Class 1)
2011        790,817      10.66   to    11.10    8,690,182   1.40% to 1.80%      1.57%       -3.65%   to         -3.26%
2010      1,020,734      11.07   to    11.47   11,620,735   1.40% to 1.80%      2.49%       14.32%   to         14.78%
2009      1,290,665       9.68   to    10.00   12,809,684   1.40% to 1.80%      3.79%       25.18%   to         25.68%
2008      1,476,341       7.73   to     7.95   11,665,110   1.40% to 1.80%      3.97%      -38.54%   to        -38.29%
2007      1,880,387      12.58   to    12.89   24,091,224   1.40% to 1.80%      1.21%        7.65%   to          8.08%

Short-Term Income Account (Class 1)
2011        370,913       7.23   to     7.54    2,747,274   1.40% to 1.80%      0.15%       -0.44%   to         -0.04%
2010        399,144       7.26   to     7.55    2,966,046   1.40% to 1.80%      1.97%        2.34%   to          2.75%
2009        457,427       7.09   to     7.34    3,316,828   1.40% to 1.80%      7.18%        7.98%   to          8.41%
2008        438,301       6.57   to     6.77    2,935,709   1.40% to 1.80%      3.16%       -2.34%   to         -1.95%
2007        482,012       6.73   to     6.91    3,299,420   1.40% to 1.80%      5.08%        2.64%   to          3.05%

SmallCap Growth Account II (Class 1)
2011         93,742       6.10   to     6.35      586,911   1.40% to 1.80%      0.00%       -6.09%   to         -5.72%
2010        102,863       6.49   to     6.73      684,577   1.40% to 1.80%      0.00%       24.67%   to         25.17%
2009        124,856       5.21   to     5.38      664,807   1.40% to 1.80%      0.00%       29.39%   to         29.91%
2008        144,293       4.02   to     4.14      593,049   1.40% to 1.80%      0.00%      -42.20%   to        -41.97%
2007        237,191       6.96   to     7.13    1,683,650   1.40% to 1.80%      0.00%        3.10%   to          3.51%

SmallCap Value Account I (Class 1)
2011         20,677       8.66   to     9.00      185,291   1.40% to 1.80%      0.04%       -5.38%   to         -5.00%
2010         21,247       9.16   to     9.48      200,565   1.40% to 1.80%      0.74%       23.81%   to         24.31%
2009         30,483       7.40   to     7.62      231,797   1.40% to 1.80%      2.34%       14.37%   to         14.59%
2008         31,852       6.47   to     6.65      211,294   1.40% to 1.80%      0.98%      -32.81%   to        -32.77% (6)
2007         31,791       9.62   to     9.89      314,434   1.40% to 1.80%      1.72%      -11.39%   to        -10.78%

                           VARIABLE SEPARATE ACCOUNT
                                     OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                  At December 31                                             For the Year Ended December 31
-------------------------------------------------------------  -----------------------------------------------------------
                        Unit Fair Value                         Expense Ratio   Investment              Total Return
                           Lowest                  Net Assets    Lowest          Income                  Lowest to
Year       Units        to Highest($)(4)              ($)       to Highest (1)  Ratio (2)               Highest (3)
-------------------   ----------------------       ----------  ---------------  ----------  ------------------------------
Diversified International Account (Class 2)
2011        169,230       5.41   to     5.61          945,852   1.55% to 1.95%      0.15%    -13.12%   to   -12.72%
2010        190,975       6.23   to     6.43        1,222,479   1.55% to 1.95%      1.24%     10.66%   to    11.17%
2009        218,632       5.63   to     5.78        1,259,606   1.55% to 1.95%      4.02%     24.12%   to    24.89%
2008        295,919       4.53   to     4.63        1,368,024   1.55% to 1.95%      1.70%    -47.42%   to   -47.20%
2007        737,486       8.62   to     8.77        6,457,706   1.55% to 1.95%      2.12%     13.66%   to    14.12%

Equity Income Account (Class 2)
2011      1,315,624       8.86   to     9.27 (5)   12,494,341   1.52% to 2.17%      0.49%      2.43%   to     3.59%
2010      1,715,096       8.65   to     8.95 (5)   15,738,890   1.52% to 2.17%      2.85%     13.04%   to    14.13%
2009      2,212,593       7.65   to     7.84 (5)   17,826,430   1.52% to 2.17%      5.08%     17.95%   to    24.36% (10)(6)
2008      3,312,824       6.51   to     6.65 (5)   22,674,096   1.52% to 2.02%      2.39%    -34.84%   to   -35.11% (6)
2007      5,151,304      10.00   to    10.25 (5)   54,513,329   1.52% to 2.02%      0.72%     -0.05%(7)to     2.47% (7)(6)

Government &  High Quality Bond Account (Class 2)
2011        150,782       7.70   to     8.00        1,196,996   1.55% to 1.95%      0.16%      3.86%   to     4.27%
2010        188,607       7.41   to     7.67        1,437,348   1.55% to 1.95%      3.01%      3.61%   to     4.02%
2009        227,017       7.15   to     7.37        1,664,973   1.55% to 1.95%      6.97%      4.16%   to     4.58%
2008        293,961       6.87   to     7.05        2,066,764   1.55% to 1.95%      6.42%      2.40%   to     2.81%
2007        482,789       6.71   to     6.86        3,301,862   1.55% to 1.95%      5.65%      4.16%   to     4.57%

Income Account (Class 2)
2011        428,684       8.79   to     9.15        3,914,109   1.55% to 1.95%      0.39%      4.02%   to     4.42%
2010        533,544       8.45   to     8.76        4,663,359   1.55% to 1.95%      5.88%      6.17%   to     6.60%
2009        707,569       7.96   to     8.22        5,804,410   1.55% to 1.95%      9.29%     15.89%   to    16.35%
2008      1,058,743       6.87   to     7.07        7,458,920   1.55% to 1.95%      7.50%     -5.61%   to    -5.23%
2007      1,705,116       7.28   to     7.46       12,685,604   1.55% to 1.95%      6.24%      3.72%   to     4.14%

LargeCap Blend Account II (Class 2)
2011         80,396       5.96   to     6.22          498,119   1.55% to 1.95%      0.02%     -2.34%   to    -1.95%
2010         92,182       6.11   to     6.34          582,511   1.55% to 1.95%      2.00%     10.78%   to    11.23%
2009        100,674       5.51   to     5.70          572,095   1.55% to 1.95%      1.27%     26.79%   to    27.30%
2008        152,486       4.35   to     4.48          680,571   1.55% to 1.95%      1.27%    -37.73%   to   -37.48%
2007        332,804       6.98   to     7.16        2,377,024   1.55% to 1.95%      1.50%      2.90%   to     3.31%

LargeCap Growth Account (Class 2)
2011         55,249       6.30   to     6.56          360,719   1.55% to 1.95%      0.00%     -6.31%   to    -5.97%
2010         60,886       6.73   to     6.98          422,658   1.55% to 1.95%      0.00%     15.82%   to    16.23%
2009         64,764       5.81   to     6.00          387,148   1.55% to 1.95%      0.35%     24.42%   to    24.85%
2008         76,287       4.67   to     4.81          365,890   1.55% to 1.95%      0.24%    -44.39%   to   -44.17%
2007        115,826       8.40   to     8.61          994,535   1.55% to 1.95%      0.00%     20.67%   to    21.16%

MidCap Blend Account (Class 2)
2011         66,063      10.41   to    10.84          712,401   1.55% to 1.95%      0.00%      5.91%   to     6.34%
2010         80,624       9.83   to    10.19          817,910   1.55% to 1.95%      2.22%     21.44%   to    21.93%
2009         97,970       8.09   to     8.36          815,986   1.55% to 1.95%      1.54%     25.87%   to    26.37%
2008        120,400       6.43   to     6.62          794,108   1.55% to 1.95%      1.49%    -31.09%   to   -30.82%
2007        243,804       9.33   to     9.56        2,325,422   1.55% to 1.95%      0.71%     -9.87%   to    -9.51%

                              VARIABLE SEPARATE ACCOUNT
                                      OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                  At December 31                                             For the Year Ended December 31
---------------------------------------------------------------  -----------------------------------------------------------------
                          Unit Fair Value                        Expense Ratio   Investment              Total Return
                              Lowest                Net Assets    Lowest          Income                  Lowest to
Year       Units         to Highest($)(4)              ($)       to Highest (1)  Ratio (2)               Highest (3)
-------------------   -----------------------      ------------  -------------  ----------  --------------------------------------

Money Market Account (Class 2)
2011        280,795       5.57   to     5.80         1,616,806   1.55% to 1.95%      0.00%     -1.93%       to        -1.54%
2010        384,351       5.68   to     5.89         2,251,961   1.55% to 1.95%      0.00%     -1.93%       to        -1.54%
2009        677,053       5.79   to     5.98         4,033,163   1.55% to 1.95%      0.28%     -1.75%       to        -1.36%
2008      2,367,912       5.89   to     6.06        14,299,967   1.55% to 1.95%      2.07%      0.35%       to         0.75%
2007        741,511       5.87   to     6.01         4,437,007   1.55% to 1.95%      4.41%      2.66%       to         3.07%

Principal Capital Appreciation Account(Class 2)
2011        187,210      11.72   to    12.20         2,272,474   1.55% to 1.95%      0.00%     -2.08%       to        -1.69%
2010        287,058      11.97   to    12.41         3,548,871   1.55% to 1.95%      1.28%     12.89%       to        13.34%
2009        376,687      10.60   to    10.95         4,111,445   1.55% to 1.95%      0.97%     27.04%       to        27.55%
2008        529,300       8.34   to     8.59         4,534,019   1.55% to 1.95%      0.89%    -34.84%       to       -34.58%
2007        892,878      12.81   to    13.13        11,693,715   1.55% to 1.95%      0.50%      6.37%       to         6.79%

Real Estate Securities Account (Class 2)
2011         13,900      18.13   to    18.98           262,236   1.55% to 1.95%      0.00%      7.05%       to         7.19% (6)
2010         24,526      16.91   to    17.73           430,757   1.55% to 1.95%      2.77%     23.37%       to        24.02% (6)
2009         32,241      13.64   to    14.37           460,675   1.55% to 1.95%      3.48%     26.47%       to        26.72%
2008         48,396      10.78   to    11.34           546,928   1.55% to 1.95%      2.24%    -34.32%       to       -34.04%
2007         80,463      16.42   to    17.19         1,379,040   1.55% to 1.95%      3.38%    -19.51%       to       -19.18%

SAM Balanced Portfolio(Class 2)
2011      4,211,032       9.64   to    10.43        43,608,829   1.52% to 2.17%      2.53%     -1.99%       to        -0.79%
2010      5,280,382       9.84   to    10.51        55,154,015   1.52% to 2.17%      3.50%     10.43%       to        11.63%
2009      6,366,836       8.91   to     9.41        59,616,382   1.52% to 2.17%      3.91%     20.36% (10)  to        21.76%
2008      8,976,782       7.37   to     7.73        69,095,751   1.52% to 2.02%      4.13%    -28.24%       to       -27.53%
2007     13,691,041      10.27   to    10.67       145,477,816   1.52% to 2.02%      2.32%      3.65% (7)   to         6.18% (7)(6)

SAM Conservative Balanced Portfolio(Class 2)
2011        809,698      10.34   to    11.01 (5)     6,506,641   1.52% to 2.17%      2.93%     -0.68%       to         0.43% (6)
2010        890,115      10.41   to    10.96 (5)     7,155,837   1.52% to 2.17%      4.05%      8.60%       to        10.05% (6)
2009      1,127,485       9.59   to     9.96 (5)     8,207,867   1.52% to 2.17%      2.97%     15.80% (10)  to        18.90% (6)
2008      1,589,201       8.13   to     8.38 (5)     9,761,789   1.52% to 2.02%      3.85%    -21.45%       to       -20.63%
2007      2,523,507      10.35   to    10.56 (5)    19,251,280   1.52% to 2.02%      3.21%      3.51% (7)   to         5.57% (7)(6)

SAM Conservative Growth Portfolio(Class 2)
2011      2,355,367       9.54   to    10.24        23,931,168   1.52% to 2.17%      1.86%     -3.34%       to        -2.13%
2010      2,838,301       9.87   to    10.46        29,480,485   1.52% to 2.17%      3.19%     12.04%       to        13.19%
2009      3,492,282       8.81   to     9.24        32,078,347   1.52% to 2.17%      5.02%     23.46%       to        23.99% (10)(6)
2008      4,286,571       7.17   to     7.49        31,929,924   1.52% to 2.02%      3.87%    -34.70%       to       -34.30%
2007      6,063,870      10.98   to    11.39        68,797,689   1.52% to 2.02%      1.48%      3.98% (7)   to         6.54% (7)(6)

SAM Flexible Income Portfolio (Class 2)
2011      1,029,599      10.73   to    11.50 (5)     9,590,282   1.52% to 2.17%      3.67%      0.35%       to         1.58%
2010      1,156,232      10.69   to    11.32 (5)    10,602,634   1.52% to 2.17%      5.07%      7.37%       to         8.60%
2009      1,647,151       9.96   to    10.42 (5)    13,907,215   1.52% to 2.17%      4.41%     13.13% (10)  to        17.81%
2008      2,695,421       8.55   to     8.85 (5)    19,300,818   1.52% to 2.02%      6.99%    -16.15%       to       -15.32% (6)
2007      5,221,520      10.20   to    10.45 (5)    44,239,577   1.52% to 2.02%      4.55%      1.98% (7)   to         4.49% (7)

                           VARIABLE SEPARATE ACCOUNT
                                      OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                           At December 31                                          For the Year Ended December 31
------------------------------------------------------------------- -----------------------------------------------------------
                                Unit Fair Value                      Expense Ratio  Investment            Total Return
                                    Lowest              Net Assets      Lowest        Income               Lowest to
Year               Units        to Highest($)(4)            ($)      to Highest(1)   Ratio (2)            Highest (3)
-------------------------- -------------------------   ------------ --------------- ----------  -------------------------------

SAM Strategic Growth Portfolio(Class 2)
2011           1,049,258       9.92   to    10.71       11,107,748   1.52% to 2.17%     1.38%     -4.66%      to  -3.60%
2010           1,397,038      10.40   to    11.11       15,343,930   1.52% to 2.17%     2.32%     13.29%      to  14.43%
2009           1,614,716       9.18   to     9.71       15,515,066   1.52% to 2.17%     3.60%     25.13%      to  26.37% (10)(6)
2008           1,962,628       7.39   to     7.76       15,090,465   1.52% to 2.02%     3.68%    -38.84%      to -38.50%
2007           2,459,318      12.09   to    12.62       30,798,767   1.52% to 2.02%     0.92%      3.75% (7)  to   6.65% (7)(6)
Short-Term Income Account (Class 2)
2011             202,891       6.99   to     7.27        1,468,387   1.55% to 1.95%     0.15%     -1.00%      to  -0.60%
2010             254,355       7.06   to     7.31        1,851,701   1.55% to 1.95%     1.91%      2.35%      to   2.77%
2009             244,737       6.89   to     7.11        1,734,111   1.55% to 1.95%     6.53%      7.69%      to   8.12%
2008             245,835       6.40   to     6.58        1,610,919   1.55% to 1.95%     2.85%     -3.14%      to  -2.75%
2007             347,912       6.61   to     6.76        2,348,855   1.55% to 1.95%     4.95%      2.23%      to   2.64%

SmallCap Growth Account II (Class 2)
2011              37,685       5.86   to     6.08          228,026   1.55% to 1.95%     0.00%     -6.53%      to  -6.17%
2010              52,037       6.27   to     6.48          335,263   1.55% to 1.95%     0.00%     24.23%      to  24.74%
2009              50,781       5.04   to     5.19          262,664   1.55% to 1.95%     0.00%     28.73%      to  29.26%
2008              77,093       3.92   to     4.02          308,928   1.55% to 1.95%     0.00%    -42.39%      to -42.16%
2007             112,150       6.80   to     6.95          777,178   1.55% to 1.95%     0.00%      2.63%      to   3.04%

SmallCap Value Account I (Class 2)
2011              10,334       8.41   to     8.82           90,807   1.55% to 1.95%     0.04%     -6.40%      to  -5.37%
2010              18,235       8.99   to     9.32          168,872   1.55% to 1.95%     0.83%     22.51%      to  23.88%
2009              13,920       7.33   to     7.52          104,411   1.55% to 1.95%     1.93%     12.90%      to  14.10%
2008              15,299       6.50   to     6.59          100,645   1.55% to 1.95%     0.78%    -32.74%      to -32.94% (6)
2007              23,212       9.66   to     9.83          227,931   1.55% to 1.95%     2.05%    -11.34%      to -11.09%

Columbia Variable Portfolio - Asset Allocation Fund (Class 1)
2011              85,693      10.93   to    11.46          981,636   1.52% to 2.02%     2.52%     -3.18%      to  -2.34%
2010              61,271      11.29   to    11.74          717,063   1.52% to 2.02%     2.57%     10.52%      to  11.72%
2009              81,637      10.21   to    10.50          855,920   1.52% to 2.02%     4.22%     18.66% (10) to  22.13%
2008              98,468       8.45   to     8.60          845,416   1.52% to 1.77%     3.36%    -29.59%      to -29.40%
2007             117,403      11.99   to    12.18        1,427,849   1.52% to 1.77%     2.83%      7.25%      to   7.53%

Columbia Variable Portfolio - Small Company Growth Fund (Class 1)
2011             117,875      10.95   to    11.43        1,344,410   1.52% to 2.02%     0.00%     -7.45%      to  -6.97%
2010             159,274      11.83   to    12.29        1,951,181   1.52% to 2.02%     0.00%     25.18%      to  26.44%
2009             221,739       9.45   to     9.72        2,147,620   1.52% to 2.02%     0.00%     23.76%      to  28.14% (10)(6)
2008             273,607       7.70   to     7.85        2,142,258   1.52% to 1.77%     0.00%    -41.86%      to -41.72%
2007             312,820      13.24   to    13.48        4,201,917   1.52% to 1.77%     0.00%     11.47%      to  11.75%

Columbia Variable Portfolio - High Income Fund (Class 1)
2011           1,149,751      18.53   to    19.47       22,135,020   1.52% to 2.17%     7.51%      4.28%      to   4.96%
2010           1,415,148      17.77   to    18.55       25,984,432   1.52% to 2.17%     7.78%      9.54%      to  10.27%
2009           1,372,893      16.22   to    16.82 (5)   22,869,890   1.52% to 2.17%    10.42%     21.56% (10) to  41.98%
2008           1,370,354      11.54   to    11.85 (5)   16,096,884   1.52% to 2.02%    10.46%    -26.27%      to -25.91%
2007           1,773,530      15.66   to    15.99 (5)   28,133,242   1.52% to 2.02%     5.17%     -0.33%      to   0.31%

                           VARIABLE SEPARATE ACCOUNT
                                      OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                            At December 31                                          For the Year Ended December 31
---------------------------------------------------------------------- ---------------------------------------------------------
                               Unit Fair Value                         Expense Ratio   Investment           Total Return
                                  Lowest                  Net Assets      Lowest         Income              Lowest to
Year           Units           to Highest($)(4)               ($)      to Highest(1)    Ratio(2)             Highest (3)
------------------------- ----------------------------- -------------- --------------- ---------- ------------------------------

Columbia Variable  Portfolio - Marsico Focused Equities Fund(Class 1)
2011        2,932,795      10.41   to       11.00        31,888,262   1.52% to 2.17%   0.42%       -4.84%      to  -4.08%
2010        3,687,487      10.94   to       11.47        41,882,170   1.52% to 2.17%   0.45%       15.84%      to  16.93%
2009        4,675,588       9.44   to        9.81        45,470,864   1.52% to 2.17%   0.66%       24.94% (10) to  26.73%
2008        5,561,387       7.52   to        7.74        42,729,644   1.52% to 2.02%   0.10%      -42.47%      to -42.19%
2007        6,418,154      13.07   to       13.39 (5)    85,408,402   1.52% to 2.02%   0.12%       11.43%      to  11.86% (6)

Columbia Variable Portfolio - Marsico Growth Fund (Class 1)
2011          248,363      10.00   to       10.47         2,590,925   1.52% to 2.02%   0.28%       -5.00%      to  -4.11%
2010          323,404      10.53   to       10.91         3,520,564   1.52% to 2.02%   0.12%       18.71%      to  19.71%
2009          441,440       8.87   to        9.12         4,016,044   1.52% to 2.02%   0.76%       24.10% (10) to  24.75%
2008          541,437       7.17   to        7.31         3,949,604   1.52% to 1.77%   0.32%      -40.51%      to -40.36%
2007          640,251      12.05   to       12.25         7,830,687   1.52% to 1.77%   0.08%       15.42%      to  15.71%

Columbia Variable Portfolio - Marsico 21st Century Fund (Class 1)
2011           96,971      12.68   to       13.25         1,280,717   1.52% to 2.02%   0.00%      -14.02%      to -13.26%
2010          107,059      14.75   to       15.28         1,631,456   1.52% to 2.02%   0.00%       14.52%      to  15.64%
2009          131,028      12.88   to       13.21         1,724,985   1.52% to 2.02%   0.12%       25.15%      to  31.66% (10)(6)
2008          138,259      10.36   to       10.56         1,456,190   1.52% to 1.77%   0.00%      -44.56%      to -44.42%
2007          138,148      18.68   to       18.99         2,614,595   1.52% to 1.77%   0.50%       17.19%      to  17.49%

Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1)
2011           69,236       9.71   to       10.82           736,612   1.52% to 2.02%   0.00%       -6.92%      to  -6.50%
2010          121,959      10.43   to       11.58         1,383,881   1.52% to 2.02%   0.07%       27.15%      to  28.11%
2009          161,899       8.20   to        9.04         1,429,293   1.52% to 2.02%   0.00%       35.71% (10) to  41.67%
2008          179,757       5.83   to        6.38         1,123,982   1.52% to 1.77%   0.00%      -45.26%      to -45.13%
2007          194,214      10.66   to       11.62         2,211,393   1.52% to 1.77%   0.11%       17.77%      to  18.07%

Columbia Variable Portfolio - Marsico International Opportunities Fund (Class 2)
2011          198,806      14.08   to       14.65         2,907,894   1.52% to 2.02%   0.78%      -18.15%      to -17.45%
2010          248,600      17.21   to       17.75         4,403,401   1.52% to 2.02%   0.69%       11.11%      to  12.01%
2009          296,817      15.49   to       15.85         4,694,413   1.52% to 2.02%   1.88%       25.60% (10) to  35.87%
2008          380,058      11.47   to       11.66         4,425,940   1.52% to 1.77%   1.26%      -49.39%      to -49.27%
2007          404,480      22.66   to       22.99         9,285,181   1.52% to 1.77%   0.11%       17.58%      to  17.87%

Columbia Variable Portfolio - Diversified Equity Income Fund (Class 1)
2011          272,913       9.95   to       10.45         2,842,827   1.52% to 2.02%   2.07%       -9.35%      to  -8.57%
2010          364,851      10.98   to       11.43         4,153,700   1.52% to 2.02%   1.60%       12.08%      to  13.26%
2009          433,315       9.80   to       10.09         4,359,704   1.52% to 2.02%   3.00%       22.12%      to  22.42% (10)(6)
2008          521,919       8.10   to        8.26         4,302,907   1.52% to 1.77%   2.45%      -38.18%      to -38.02%
2007          601,288      13.10   to       13.33         7,999,484   1.52% to 1.77%   1.44%        0.93%      to   1.19%

Asset Allocation Fund (Class 2)
2011        4,592,849      15.47   to       15.83        72,609,243   1.52% to 1.77%   1.78%       -0.48%      to  -0.23%
2010        5,407,120      15.54   to       15.87        85,697,533   1.52% to 1.77%   1.93%       10.53%      to  10.81%
2009        6,290,551      14.06   to       14.32        89,982,813   1.52% to 1.77%   2.33%       21.81%      to  22.12%
2008        7,239,553      11.54   to       11.72        84,806,694   1.52% to 1.77%   2.38%      -30.75%      to -30.57%
2007        8,948,609      16.67   to       16.89       151,021,559   1.52% to 1.77%   2.13%        4.68%      to   4.95%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                              At December 31                           For the Year Ended December 31
-------------------------------------------------------------  --------------------------------------------------
                              Unit Fair Value                   Expense Ratio   Investment       Total Return
                                 Lowest to          Net Assets     Lowest         Income           Lowest to
Year          Units           Highest ($)(4)           ($)      to Highest(1)    Ratio(2)        Highest (3)
------------- ------------ -------------------------   ------------ --------------- ----------  -----------------
Global Growth Fund (Class 2)
2011           12,096,803    19.80   to     20.65   248,764,306   1.52% to 1.97%   1.22%   -10.66%   to    -10.26%
2010           14,920,017    22.17   to     23.01   342,056,864   1.52% to 1.97%   1.44%     9.57%   to     10.06%
2009           17,654,633    20.23   to     20.91   367,855,392   1.52% to 1.97%   1.41%    39.53%   to     40.16%
2008           20,560,268    14.50   to     14.92   305,800,211   1.52% to 1.97%   1.68%   -39.59%   to    -39.32%
2007           24,347,951    24.00   to     24.59   597,059,462   1.52% to 1.97%   2.68%    12.61%   to     13.12%

Growth Fund (Class 2)
2011           18,577,732    17.90   to     18.66   344,935,437   1.52% to 1.97%   0.58%    -6.14%   to     -5.72%
2010           23,161,429    19.07   to     19.79   456,326,337   1.52% to 1.97%   0.70%    16.37%   to     16.89%
2009           27,875,080    16.39   to     16.93   470,030,372   1.52% to 1.97%   0.65%    36.70%   to     37.31%
2008           32,104,323    11.99   to     12.33   394,455,264   1.52% to 1.97%   0.75%   -45.06%   to    -44.82%
2007           37,442,579    21.82   to     22.34   834,187,972   1.52% to 1.97%   0.76%    10.16%   to     10.66%

Growth-Income Fund (Class 2)
2011           21,845,814    15.20   to     15.86   344,899,767   1.52% to 1.97%   1.46%    -3.75%   to     -3.31%
2010           26,741,866    15.79   to     16.40   436,801,880   1.52% to 1.97%   1.44%     9.25%   to      9.75%
2009           31,212,080    14.46   to     14.94   464,726,621   1.52% to 1.97%   1.58%    28.68%   to     29.26%
2008           35,657,770    11.23   to     11.56   410,931,178   1.52% to 1.97%   1.64%   -39.06%   to    -38.79%
2007           41,685,459    18.44   to     18.89   785,132,652   1.52% to 1.97%   1.48%     2.99%   to      3.46%

Asset Allocation Fund (Class 3)
2011              785,780    46.73   to     47.40    37,221,998   1.30% to 1.40%   1.81%    -0.05%   to      0.05%
2010              922,960    46.75   to     47.37    43,700,036   1.30% to 1.40%   1.99%    11.05%   to     11.16%
2009            1,017,052    42.10   to     42.62    43,321,176   1.30% to 1.40%   2.32%    22.23%   to     22.35%
2008            1,178,662    34.44   to     34.83    41,036,878   1.30% to 1.40%   2.43%   -30.37%   to    -30.30%
2007            1,427,576    49.47   to     49.97    71,314,007   1.30% to 1.40%   2.12%     5.08%   to      5.18%

Cash Management Fund (Class 3)
2011              551,224    21.27   to     21.58    11,890,437   1.30% to 1.40%   0.00%    -1.74%   to     -1.64%
2010              612,158    21.65   to     21.94    13,423,722   1.30% to 1.40%   0.00%    -1.74%   to     -1.64%
2009              785,727    22.03   to     22.30    17,519,838   1.30% to 1.40%   0.21%    -1.70%   to     -1.60%
2008            1,113,284    22.42   to     22.67    25,225,866   1.30% to 1.40%   1.67%     0.57%   to      0.67%
2007              895,103    22.29   to     22.52    20,152,748   1.30% to 1.40%   6.98%     3.38%   to      3.48%

Growth Fund (Class 3)
2011            1,105,433   168.39   to    170.79   188,708,917   1.30% to 1.40%   0.65%    -5.54%   to     -5.44%
2010            1,282,399   178.27   to    180.63   231,541,625   1.30% to 1.40%   0.76%    17.11%   to     17.23%
2009            1,494,840   152.22   to    154.09   230,247,705   1.30% to 1.40%   0.69%    37.58%   to     37.72%
2008            1,767,217   110.64   to    111.89   197,665,581   1.30% to 1.40%   0.81%   -44.71%   to    -44.66%
2007            2,105,017   200.12   to    202.17   425,443,840   1.30% to 1.40%   0.79%    10.87%   to     10.98%

Growth-Income Fund (Class 3)
2011            1,470,881   115.51   to    117.16   172,210,686   1.30% to 1.40%   1.52%    -3.14%   to     -3.04%
2010            1,727,264   119.25   to    120.84   208,592,720   1.30% to 1.40%   1.47%     9.95%   to     10.06%
2009            2,051,954   108.46   to    109.79   225,163,090   1.30% to 1.40%   1.61%    29.48%   to     29.61%
2008            2,421,334    83.76   to     84.70   205,009,214   1.30% to 1.40%   1.68%   -38.65%   to    -38.59%
2007            2,937,093   136.53   to    137.93   404,960,122   1.30% to 1.40%   1.49%     3.66%   to      3.76%


                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                                 At December 31                                 For the Year Ended December 31
-----------------------------------------------------------------  -------------------------------------------------------------
                                Unit Fair Value                     Expense Ratio   Investment         Total Return
                                   Lowest to           Net Assets      Lowest         Income             Lowest to
Year          Units              Highest ($)(4)           ($)        to Highest(1)    Ratio(2)          Highest (3)
-------------------------- -------------------------   ------------ --------------- ----------  -------------------------------
High-Income Bond Fund (Class 3)
2011                253,203   79.82   to       80.96    20,491,234  1.30% to 1.40%    7.32%         0.56%   to             0.66%
2010                287,610   79.38   to       80.43    23,121,444  1.30% to 1.40%    7.29%        13.54%   to            13.66%
2009                334,808   69.91   to       70.76    23,685,327  1.30% to 1.40%    7.13%        37.21%   to            37.34%
2008                352,080   50.95   to       51.52    18,134,272  1.30% to 1.40%    6.99%       -24.82%   to           -24.75%
2007                404,046   67.78   to       68.47    27,657,188  1.30% to 1.40%   10.61%        -0.01%   to             0.09%

International Fund (Class 3)
2011              1,006,795   42.59   to       43.20    43,473,502  1.30% to 1.40%    1.67%       -15.05%   to           -14.97%
2010              1,195,394   50.14   to       50.80    60,705,085  1.30% to 1.40%    2.04%         5.77%   to             5.87%
2009              1,417,411   47.40   to       47.98    67,987,799  1.30% to 1.40%    1.55%        41.26%   to            41.40%
2008              1,671,356   33.56   to       33.94    56,701,012  1.30% to 1.40%    1.82%       -42.91%   to           -42.85%
2007              2,080,064   58.78   to       59.38   123,482,824  1.30% to 1.40%    1.46%        18.43%   to            18.55%

U.S. Government/AAA-Rated Securities Fund (Class 3)
2011                591,640   39.71   to       40.28    23,809,754  1.30% to 1.40%    1.81%         6.06%   to             6.17%
2010                687,580   37.44   to       37.94    26,067,499  1.30% to 1.40%    1.72%         4.35%   to             4.45%
2009                753,235   35.88   to       36.32    27,342,808  1.30% to 1.40%    2.38%         1.15%   to             1.25%
2008                920,427   35.47   to       35.87    33,001,741  1.30% to 1.40%    2.85%         6.16%   to             6.27%
2007                855,535   33.41   to       33.76    28,870,237  1.30% to 1.40%    7.29%         5.15%   to             5.26%

Growth and Income Portfolio (Class VC)
2011             23,295,497    8.19   to     8.65(5)   240,195,562  1.15% to 2.30%    0.75%        -8.22%   to            -7.15% (6)
2010             21,726,327    8.92   to     9.31(5)   249,602,582  1.15% to 2.30%    0.58%        14.76%   to            16.07%
2009             21,685,033    7.78   to     8.03(5)   218,701,580  1.15% to 2.30%    1.02%        17.54%   to        22.85% (10)(6)
2008             22,178,040    6.61   to     6.83(5)   191,962,266  1.15% to 2.05%    1.55%       -37.97%   to           -37.15%
2007             20,216,084   10.66   to    10.86(5)   281,634,255  1.15% to 2.05%    1.32%         0.82%   to             2.25%

Mid-Cap Value Portfolio (Class VC)
2011              2,028,107   12.68   to       12.99    26,314,421  1.52% to 1.77%    0.19%        -5.70%   to            -5.46%
2010              2,497,517   13.45   to       13.75    34,280,758  1.52% to 1.77%    0.39%        23.23%   to            23.54%
2009              2,906,341   10.91   to       11.13    32,294,873  1.52% to 1.77%    0.47%        24.40%   to            24.71%
2008              3,725,186    8.77   to        8.92    33,200,982  1.52% to 1.77%    1.11%       -40.42%   to           -40.27%
2007              5,311,917   14.73   to       14.94    79,277,583  1.52% to 1.77%    0.38%        -1.18%   to            -0.94%

Sterling Capital Select Equity VIF
2011                161,090    8.20   to     8.71(5)     1,391,970  1.52% to 2.17%    1.09%        -6.52%   to            -5.48%
2010                190,884    8.78   to     9.21(5)     1,745,230  1.52% to 2.17%    1.27%         8.98%   to            10.24%
2009                221,514    8.05   to     8.35(5)     1,836,714  1.52% to 2.17%    1.00%        16.71%   to        23.46% (10)(6)
2008                271,911    6.96   to     7.16(5)     1,932,960  1.52% to 2.02%    1.57%       -38.91%   to           -38.37%
2007                335,934   11.40   to    11.62(5)     3,879,807  1.52% to 2.02%    2.01%        -8.29%   to            -7.29%

Sterling Capital Special Opportunities VIF
2011                916,394   13.78   to       14.28    13,013,539  1.52% to 2.17%    0.00%        -5.60%   to            -4.99%
2010              1,035,403   14.60   to    15.03(5)    15,483,642  1.52% to 2.17%    0.06%        13.58%   to            14.48%
2009              1,117,946   12.85   to    13.12(5)    14,612,765  1.52% to 2.17%    0.00%    27.30% (10)  to            41.37% (6)
2008                979,881    9.12   to     9.28(5)     9,070,268  1.52% to 2.02%    0.15%       -35.04%   to           -34.71% (6)
2007                721,360   14.04   to    14.22(5)    10,239,903  1.52% to 2.02%    0.00%        10.96%   to            11.70%

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                                 At December 31                            For the Year Ended December 31
--------------------------------------------------------------------------------------------------------------------------
                                Unit Fair Value                     Expense Ratio  Investment       Total Return
                                   Lowest to          Net Assets       Lowest        Income           Lowest to
Year          Units              Highest ($)(4)          ($)        to Highest(1)   Ratio(2)        Highest (3)
----------  ----------- --------------------------  ------------- ---------------  ----------  ---------------------------
Sterling Capital Strategic Allocation Equity VIF
2011             167,616    8.83   to     9.32 (5)    1,554,013   1.52% to 2.17%   0.79%        -9.55%       to       -8.72%
2010             198,013    9.76   to    10.21 (5)    2,012,635   1.52% to 2.17%   1.52%        12.22%       to       13.24%
2009             254,380    8.70   to     9.01 (5)    2,284,872   1.52% to 2.17%   0.86%        23.36%       to       26.47% (10)(6)
2008             341,013    7.10   to     7.31 (5)    2,485,457   1.52% to 2.02%   1.35%       -39.88%       to      -39.16% (6)
2007             396,678   11.82   to    12.01 (5)    4,754,397   1.52% to 2.02%   2.78%        -0.30%       to        0.53%

Sterling Capital Total Return Bond VIF
2011             600,917   12.30   to    12.91 (5)    7,732,666   1.52% to 2.17%   3.63%         4.13%       to        4.50% (6)
2010             750,050   11.82   to    12.36 (5)    9,243,994   1.52% to 2.17%   3.85%         5.35%       to        6.10% (6)
2009             813,916   11.22   to    11.65 (5)    9,457,386   1.52% to 2.17%   4.02%         5.05% (10)  to        6.93% (6)
2008             881,670   10.57   to    10.89 (5)    9,579,684   1.52% to 2.02%   4.13%         1.12%       to        1.82% (6)
2007             786,205   10.45   to    10.70 (5)    8,405,798   1.52% to 2.02%   4.13%         3.12%       to        4.86%

MTB Managed Allocation Fund - Moderate Growth II
2011                  34    8.98   to     9.09              305   1.52% to 1.77%   1.82%        -7.33%       to       -6.93%
2010                  39    9.69   to     9.77              375   1.52% to 1.77%   0.86%         8.51%       to        8.89%
2009                  44    8.93   to     8.97              394   1.52% to 1.77%   0.00%        23.48%       to       23.73%
2008                 234    7.23   to     7.25            1,697   1.52% to 1.77%   4.81%       -30.15%       to      -29.81%
2007                  20   10.30   to    10.38              207   1.52% to 1.77%   1.94%         3.05% (8)   to        3.81% (8)

Franklin Income Securities Fund (Class 2)
2011           9,098,783   10.18   to    10.68       95,709,571   1.15% to 2.30%   5.37%         0.04%       to        1.21% (6)
2010           4,540,183   10.18   to    10.56 (5)   47,357,563   1.15% to 2.30%   6.03%         9.89%       to       11.38% (6)
2009           2,198,185    9.26   to     9.48 (5)   20,645,365   1.15% to 2.30%   7.12%        25.18% (10)  to       34.05% (6)
2008           1,013,572    7.00   to     7.07 (5)    7,131,063   1.15% to 2.05%   6.92%       -30.02% (9)   to      -29.30% (9)(6)
2007                   -       -                -             -               -       -             -                     -

Franklin Templeton VIP Founding Funds Allocation Fund (Class 2)
2011           4,603,619    8.66   to     9.08 (5)   41,094,450   1.15% to 2.30%   0.02%        -3.82%       to       -2.67%
2010           3,952,710    9.01   to     9.32 (5)   36,380,043   1.15% to 2.30%   2.29%         7.43%       to        8.99% (6)
2009           3,482,506    8.39   to     8.56 (5)   29,523,958   1.15% to 2.30%   2.86%        25.44% (10)  to       28.76% (6)
2008           2,814,991    6.56   to     6.64       18,615,929   1.15% to 2.05%   4.22%       -34.40% (9)   to      -33.55% (9)(6)
2007                   -       -             -                -               -       -             -                     -

Allocation Balanced Portfolio (Class 3)
2011           7,633,479   11.04   to    11.57 (5)   86,485,664   1.15% to 2.30%   1.56%        -1.83%       to       -0.69% (6)
2010           2,867,378   11.25   to    11.65 (5)   32,841,923   1.15% to 2.30%   4.17%         5.65% (11)  to        6.81% (11)(6)
2009                   -       -             -                -               -       -             -                     -
2008                   -       -             -                -               -       -             -                     -
2007                   -       -             -                -               -       -             -                     -

Allocation Growth Portfolio (Class 3)
2011           1,220,227    9.94   to    10.48       12,402,687   1.15% to 2.30%   1.17%        -8.72%       to       -7.67% (6)
2010             411,426   10.89   to    11.17 (5)    4,539,712   1.30% to 2.30%   2.24%         8.15% (11)  to        9.39% (11)(6)
2009                   -       -             -                -               -       -             -                     -
2008                   -       -             -                -               -       -             -                     -
2007                   -       -             -                -               -       -             -                     -


                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                              At December 31                                        For the Year Ended December 31
-------------------------------------------------------------------------------------------------------------------------------
                             Unit Fair Value                        Expense Ratio  Investment         Total Return
                                Lowest to            Net Assets       Lowest         Income             Lowest to
Year             Units        Highest ($)(4)            ($)         to Highest(1)    Ratio(2)           Highest(3)
----------  -------------  ----------------------  -------------  ----------------  ---------- --------------------------------
Allocation Moderate Growth Portfolio (Class 3)
2011          12,970,069   10.29   to    10.81(5)   136,999,346   1.15% to 2.30%     1.39%     -5.75%       to     -4.66%(6)
2010           4,992,596   10.92   to    11.34(5)    55,508,068   1.15% to 2.30%     3.21%      7.12%(11)   to      8.38%(11)(6)
2009                   -       -             -                -               -         -          -                   -
2008                   -       -             -                -               -         -          -                   -
2007                   -       -             -                -               -         -          -                   -

Allocation Moderate Portfolio (Class 3)
2011          10,906,627   10.72   to    11.27(5)   120,030,610   1.15% to 2.30%     1.41%     -4.13%       to     -3.02%(6)
2010           3,880,104   11.18   to    11.62(5)    44,214,654   1.15% to 2.30%     3.88%      6.60%(11)   to      7.77%(11)(6)
2009                   -       -             -                -               -         -          -                   -
2008                   -       -             -                -               -         -          -                   -
2007                   -       -             -                -               -         -          -                   -

Real Return Portfolio (Class 3)
2011          16,606,426   11.61   to    12.17(5)   197,603,434   1.15% to 2.30%     0.00%      3.59%       to      4.79%(6)
2010           7,405,888   11.20   to    11.62(5)    84,421,305   1.15% to 2.30%     2.25%      0.08%(11)   to      1.23%(11)
2009                   -       -             -                -               -         -          -                   -
2008                   -       -             -                -               -         -          -                   -
2007                   -       -             -                -               -         -          -                   -

----------
(1) These amounts represent the annualized contract expenses of the variable account, consisting of distribution, mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying investment portfolio have been excluded. For additional information on charges and deductions, see footnote 4.

(2) These amounts represent the dividends, excluding distributions of capital gains, received by the variable account from the underlying investment portfolio, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the variable account is affected by the timing of the declaration of dividends by the underlying portfolio in which the variable account invests. The average net assets are calculated by adding ending net asset balances at the end of each month of the year and dividing it by the number of months that the portfolio had an ending asset balance during the year.

(3) These amounts represent the total return for the periods indicated, including changes in the value of the underlying investment portfolio, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. The total return range is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio. As such, some individual contract total returns are not within the range presented due to a variable account being added to a product during the year.

(4) The unit fair value range is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio. As such, some individual contract unit values are not within the range presented due to differences in the unit fair value at the products launch date and other market conditions.

(5) Individual contract unit fair values are not all within the range presented due to differences in the unit fair value at a product's launch date and other market conditions.

(6) Individual contract total returns are not all within the total return range presented due to a variable account being added to a product during the year.

                           VARIABLE SEPARATE ACCOUNT
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

----------
(7) For the period from the effective date of January 29, 2007 to December 31, 2007.

(8) For the period from the effective date of February 5, 2007 to December 31, 2007.

(9) For the period from the effective date of February 4, 2008 to December 31, 2008.

(10) For the period from the effective date of May 13, 2009 to December 31, 2009.

(11) For the period from the effective date of January 19, 2010 to December 31, 2010.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                              UNAUDITED PRO FORMA
                           CONDENSED FINANCIAL DATA
                            AS OF DECEMBER 31, 2011

On December 31, 2012, American General Life Insurance Company of Delaware ("AGD"), American General Assurance Company ("AGAC"), American General Life and Accident ("AGLA"), Western National Life Insurance Company ("WNL"), SunAmerica Annuity and Life Assurance Company ("SAAL") and SunAmerica Life Insurance Company ("SALIC") (collectively the "Merged Entities") will merge with and into American General Life Insurance Company ("AGL") (the "Merger"). AGL, AGD, AGLA and WNL are wholly-owned subsidiaries of AGC Life Insurance Company ("AGC Life"), AGAC and SALIC are wholly-owned subsidiaries of SunAmerica Financial Group, Inc. and SAAL is a wholly-owned subsidiary of SALIC. The ultimate parent of all entities is American International Group, Inc. ("AIG"). Also on
December 31, 2012, the ownership of The Variable Annuity Life Insurance Company ("VALIC") will be transferred from AGL to AGC Life. The primary purpose of the Merger is to reduce costs, complexity and regulatory requirements by reducing the number of separate legal entities.

The following tables set forth certain unaudited pro forma condensed financial data of AGL, and are based on the historical financial data prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") of AGL and the Merged Entities. The Unaudited Pro Forma Condensed Financial Statements of AGL have been prepared assuming the proposed Merger is accounted for as a transaction between entities under common control and give effect to the proposed Merger by combining AGL's and the Merged Entities' results of operations as if AGL and the Merged Entities had been combined since inception. Assets and liabilities transferred between entities under common control are accounted for at historical cost.

The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the transaction been consummated as of the aforementioned date, or that may be achieved in the future. The accompanying Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the historical financial statements of AGL and the Merged Entities.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                                                                                December 31, 2011
                                                         ----------------------------------------------------------------------
                                                                                                                   VALIC
                                                           AGL      AGD    AGAC    AGLA     WNL     SALIC   Deconsolidation (a)
                                                         -------- ------  -----  -------  -------  -------  -------------------
                                                                                         (In Millions, except share data)
ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................ $ 67,802 $6,329  $ 148  $ 8,650  $41,327  $ 9,726       $(34,328)
 Fixed maturity securities, trading, at fair value......      509     52     --       58      460      150           (276)
 Hybrid securities, at fair value.......................       25     22     --        9      131       24            (25)
 Equity securities, available for sale, at fair
   value................................................       69     11      5       22       61       34            (47)
 Mortgage and other loans receivable....................    6,282    454     --      956    2,695    1,951         (3,912)
 Policy loans...........................................    1,718    235     --      417       32      140           (901)
 Investment real estate.................................      166     18     --        6      119      103            (88)
 Partnerships and other invested assets.................    3,418    157      1      247    2,460    2,662         (2,183)
 Aircraft...............................................      540     --     --       --      555       --             --
 Short-term investments.................................      622     98      9       62      532    2,058           (287)
 Derivative assets, at fair value.......................       64      1     --       --       33      603            (29)
                                                         -------- ------  -----  -------  -------  -------       --------
Total investments.......................................   81,215  7,377    163   10,427   48,405   17,451        (42,076)
Cash....................................................      144      2     --       18       11      365           (136)
Restricted cash.........................................       44     --     --       --       49        2             --
Reinsurance receivables.................................    1,084     81     40       63       --      574             --
Deferred policy acquisition costs and value of
  business acquired.....................................    5,163    108     --      628    1,239      434         (1,736)
Deferred sales inducements..............................      221     --     --       --      380      117           (178)
Income taxes receivable.................................       --     --      1       --       70       --             --
Deferred tax asset......................................       --     --     --       --       --      422             --
Other assets............................................    1,271     88     20      228      469      502           (329)
Separate account assets, at fair value..................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL ASSETS                                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits................................. $ 16,726 $3,024  $  90  $ 4,558  $ 2,992  $   772       $    (23)
 Policyholder contract deposits.........................   50,253  3,434      1    3,128   40,040   13,795        (36,205)
 Policy claims and benefits payable.....................      483    100     14      211        3       11             --
 Other policyholders' funds.............................    1,905     29      5       86       --        1             --
 Income taxes payable...................................    2,540     33     --       12       --      153           (148)
 Deferred income taxes payable..........................       --     --     (8)     467      313       --           (884)
 Derivative liabilities, at fair value..................       39      5     --        2       --      698            (27)
 Other liabilities......................................    1,163     63      9      139      762    1,014           (225)
 Separate account liabilities...........................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES                                          99,170  8,862    111    8,603   44,170   37,483        (61,743)
                                                         -------- ------  -----  -------  -------  -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        1     --     --       --       --       --             --
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................        6      5      3       79        3        6             --
 Additional paid-in capital.............................   12,896  1,005    223    3,358   11,940    4,854         (6,248)
 Retained earnings (Accumulated deficit)................       --   (236)  (119)  (1,324)  (6,326)  (1,532)           504
 Accumulated other comprehensive income.................    3,026    194      6      648      757       95         (1,096)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                             15,929    968    113    2,761    6,374    3,423         (6,840)
                                                         -------- ------  -----  -------  -------  -------       --------
NONCONTROLLING INTERESTS                                      104     --     --       --      139       --           (103)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL EQUITY                                               16,033    968    113    2,761    6,513    3,423         (6,943)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES AND EQUITY                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========

                                                         -------------------------
                                                           Pro Forma     Pro Forma
                                                          Adjustments    Combined
                                                         -----------     ---------

ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................   $   (69)(c)   $ 99,585
 Fixed maturity securities, trading, at fair value......        --            953
 Hybrid securities, at fair value.......................        --            186
 Equity securities, available for sale, at fair
   value................................................        --            155
 Mortgage and other loans receivable....................        --          8,426
 Policy loans...........................................         1(c)       1,642
 Investment real estate.................................        (1)(c)        323
 Partnerships and other invested assets.................       (26)(c)      6,736
 Aircraft...............................................        --          1,095
 Short-term investments.................................        --          3,094
 Derivative assets, at fair value.......................        --            672
                                                           -------       --------
Total investments.......................................       (95)       122,867
Cash....................................................        --            404
Restricted cash.........................................        --             95
Reinsurance receivables.................................        --          1,842
Deferred policy acquisition costs and value of
  business acquired.....................................      (741)(b)      5,095
Deferred sales inducements..............................        15(b)         555
Income taxes receivable.................................       (71)(c)         --
Deferred tax asset......................................      (422)(b,c)       --
Other assets............................................      (191)(c)      2,058
Separate account assets, at fair value..................        --         25,103
                                                           -------       --------
TOTAL ASSETS                                               $(1,505)      $158,019
                                                           =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits.................................   $     9(c)    $ 28,148
 Policyholder contract deposits.........................        (1)(c)     74,445
 Policy claims and benefits payable.....................        (1)(c)        821
 Other policyholders' funds.............................        --          2,026
 Income taxes payable...................................    (2,565)(c)         25
 Deferred income taxes payable..........................     1,819(b,c)     1,707
 Derivative liabilities, at fair value..................        --            717
 Other liabilities......................................       (15)(c)      2,910
 Separate account liabilities...........................        --         25,103
                                                           -------       --------
TOTAL LIABILITIES                                             (754)       135,902
                                                           -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        --              1
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................       (96)(c)          6
 Additional paid-in capital.............................      (778)(c)     27,250
 Retained earnings (Accumulated deficit)................        22(b,c)    (9,011)
 Accumulated other comprehensive income.................        81(b,c)     3,711
                                                           -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                                (771)        21,957
                                                           -------       --------
NONCONTROLLING INTERESTS                                        20(c)         160
                                                           -------       --------
TOTAL EQUITY                                                  (751)        22,117
                                                           -------       --------
TOTAL LIABILITIES AND EQUITY                               $(1,505)      $158,019
                                                           =======       ========

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
           UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS)

                                                                                For the year ended December 31, 2011
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,032  $112  $42  $  424  $   20  $  (14)       $    --
 Net investment income (loss)..........................  4,279   415   13     613   2,328     877         (2,164)
 Net realized investment gains (losses)................    396    31   --      44     (41)   (525)          (112)
 Insurance charges.....................................    895   108   --     286      20      64             (9)
 Other.................................................    778    37    2      (1)    111   1,465           (422)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,380   703   57   1,366   2,438   1,867         (2,707)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,561   373   24     616     301      95             (6)
 Interest credited on policyholder contract deposits...  1,856   150   --     132   1,426     468         (1,279)
 Amortization of deferred policy acquisition costs.....    608    12   --     115     378     232           (269)
 Amortization of deferred sales inducements............     23    --   --       3     126      64            (17)
 General and administrative expenses, net of deferrals.    517    76    7     194     146     644           (183)
 Commissions, net of deferrals.........................    159    28   17      71      16     541            (81)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,724   639   48   1,131   2,393   2,044         (1,835)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,656    64    9     235      45    (177)          (872)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................   (196)   22    4      35    (266)    100            153
 Deferred..............................................    198    53   (1)     16     (90)   (305)            30
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................      2    75    3      51    (356)   (205)           183
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,654   (11)   6     184     401      28         (1,055)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................    (29)   --   --      --     (21)     --             29
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,683  $(11) $ 6  $  184  $  422  $   28        $(1,084)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        ----------------------
                                                         Pro Forma   Pro Forma
                                                        Adjustments  Combined
                                                        -----------  ---------

REVENUES:
 Premiums and other considerations.....................    $ (1)(c)   $ 1,615
 Net investment income (loss)..........................      79(c)      6,440
 Net realized investment gains (losses)................     (11)(c)      (218)
 Insurance charges.....................................       1(c)      1,365
 Other.................................................      --         1,970
                                                           ----       -------
TOTAL REVENUES.........................................      68        11,172
                                                           ----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       1(c)      3,965
 Interest credited on policyholder contract deposits...       1(c)      2,754
 Amortization of deferred policy acquisition costs.....     (94)(b)       982
 Amortization of deferred sales inducements............       6(b)        205
 General and administrative expenses, net of deferrals.     127(b,c)    1,528
 Commissions, net of deferrals.........................       7(b,c)      758
                                                           ----       -------
TOTAL BENEFITS AND EXPENSES............................      48        10,192
                                                           ----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......      20           980

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................       1(c)       (147)
 Deferred..............................................     (18)(c)      (117)
                                                           ----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (17)         (264)
                                                           ----       -------
NET INCOME (LOSS)......................................      37         1,244

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................     (14)(c)       (35)
                                                           ----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $ 51       $ 1,279
                                                           ====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2010
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,029  $110  $58  $  438  $   14  $  (16)       $    --
 Net investment income (loss)..........................  4,589   485    9     692   2,604   1,081         (2,253)
 Net realized investment gains (losses)................   (170)   99    2      18      37    (596)           223
 Insurance charges.....................................    962   101   --     268      25      71            (11)
 Other.................................................    775    45    3       1     106   1,310           (380)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,185   840   72   1,417   2,786   1,850         (2,421)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,419   338   22     522      31       5             (7)
 Interest credited on policyholder contract deposits...  1,860   159   --     131   1,471     526         (1,271)
 Amortization of deferred policy acquisition costs.....    642     6    1     142     218     201           (102)
 Amortization of deferred sales inducements............     17    --   --       4      94      75             (8)
 General and administrative expenses, net of deferrals.    519    68   10     195     147     701           (167)
 Commissions, net of deferrals.........................    153    30   23      76      14     474            (79)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,610   601   56   1,070   1,975   1,982         (1,634)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,575   239   16     347     811    (132)          (787)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................    153    15    3     138     (75)   (109)          (141)
 Deferred..............................................   (561)  (79)   4     (72)   (341)   (386)           321
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................   (408)  (64)   7      66    (416)   (495)           180
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,983   303    9     281   1,227     363           (967)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      2    --   --      --      10      --             (2)
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,981  $303  $ 9  $  281  $1,217  $  363        $  (965)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        -----------------------
                                                         Pro Forma    Pro Forma
                                                        Adjustments   Combined
                                                        -----------   ---------

REVENUES:
 Premiums and other considerations.....................    $  (1)(c)   $ 1,632
 Net investment income (loss)..........................        6(c)      7,213
 Net realized investment gains (losses)................      (17)(c)      (404)
 Insurance charges.....................................       --         1,416
 Other.................................................       (1)(c)     1,859
                                                           -----       -------
TOTAL REVENUES.........................................      (13)       11,716
                                                           -----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       (1)(c)     3,329
 Interest credited on policyholder contract deposits...       (1)(c)     2,875
 Amortization of deferred policy acquisition costs.....     (116)(b)       992
 Amortization of deferred sales inducements............       (3)(b)       179
 General and administrative expenses, net of deferrals.      106(b,c)    1,579
 Commissions, net of deferrals.........................        8(b,c)      699
                                                           -----       -------
TOTAL BENEFITS AND EXPENSES............................       (7)        9,653
                                                           -----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       (6)        2,063

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................        1(c)        (15)
 Deferred..............................................        1(c)     (1,113)
                                                           -----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................        2        (1,128)
                                                           -----       -------
NET INCOME (LOSS)......................................       (8)        3,191

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       (3)(c)         7
                                                           -----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $  (5)      $ 3,184
                                                           =====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2009
                                                        -----------------------------------------------------------------
                                                                                                             VALIC
                                                          AGL     AGD  AGAC  AGLA     WNL     SALIC   Deconsolidation (a)
                                                        -------  ----  ---- ------  -------  -------  -------------------
                                                                                             (In Millions)
REVENUES:
 Premiums and other considerations..................... $ 1,038  $111  $67  $  463  $    12  $    (9)       $    --
 Net investment income (loss)..........................   3,841   484   11     621    2,520      866         (2,022)
 Net realized investment gains (losses)................  (1,258)  (30)  (2)    (80)  (1,094)    (463)           906
 Insurance charges.....................................   1,067    98   --     263       73       51             --
 Other.................................................     585    27    3       1      108    1,245           (341)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL REVENUES.........................................   5,273   690   79   1,268    1,619    1,690         (1,457)
                                                        -------  ----  ---  ------  -------  -------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................   2,210   361   20     528       18       64            (12)
 Interest credited on policyholder contract deposits...   1,843   160   --     128    1,529      758         (1,274)
 Amortization of deferred policy acquisition costs.....     517    15    2     120      314      464            (94)
 Amortization of deferred sales inducements............      13    --   --       3      108       25             (3)
 General and administrative expenses, net of deferrals.     535    72   11     203      184      695           (168)
 Commissions, net of deferrals.........................     150    23   30      71       22      472            (82)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL BENEFITS AND EXPENSES............................   5,268   631   63   1,053    2,175    2,478         (1,633)
                                                        -------  ----  ---  ------  -------  -------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       5    59   16     215     (556)    (788)           176

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (14)   57    4     120       (2)    (433)           (49) (c)
 Deferred..............................................     205   (83)  14      61      (63)   1,810            (27) (c)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     191   (26)  18     181      (65)   1,377            (76)
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS)......................................    (186)   85   (2)     34     (491)  (2,165)           252

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      (6)   --   --      --       (3)      --             --
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $  (180) $ 85  $(2) $   34  $  (488) $(2,165)       $   252
                                                        =======  ====  ===  ======  =======  =======        =======

                                                        ---------------------
                                                         Pro Forma  Pro Forma
                                                        Adjustments Combined
                                                        ----------- ---------

REVENUES:
 Premiums and other considerations.....................    $ --      $ 1,682
 Net investment income (loss)..........................      --        6,321
 Net realized investment gains (losses)................      (6)(c)   (2,027)
 Insurance charges.....................................      --        1,552
 Other.................................................      --        1,628
                                                           ----      -------
TOTAL REVENUES.........................................      (6)       9,156
                                                           ----      -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................      --        3,189
 Interest credited on policyholder contract deposits...      --        3,144
 Amortization of deferred policy acquisition costs.....      35(b)     1,373
 Amortization of deferred sales inducements............      --          146
 General and administrative expenses, net of deferrals.      --        1,532
 Commissions, net of deferrals.........................      --          686
                                                           ----      -------
TOTAL BENEFITS AND EXPENSES............................      35       10,070
                                                           ----      -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......     (41)        (914)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (13)(c)     (330)
 Deferred..............................................      --        1,917
                                                           ----      -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (13)       1,587
                                                           ----      -------
NET INCOME (LOSS)......................................     (28)      (2,501)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       2(c)        (7)
                                                           ----      -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $(30)     $(2,494)
                                                           ====      =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. GENERAL

The following notes set forth the assumptions used in preparing the Unaudited Pro Forma Condensed Financial Statements. The pro forma adjustments are based on estimates made by AGL's management using information currently available.

2. PRO FORMA ADJUSTMENTS

The adjustments to the accompanying Unaudited Pro Forma Condensed Balance Sheet are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on total assets $(68,686) million; total liabilities $(61,743) million; equity $(6,943) million.

    (b)Deferred policy acquisition cost adjustments per the adoption of the Financial Accounting Standards Board ("FASB") Accounting Standard Update ("ASU") ASU 2010-26 on January 1, 2012. Impact on total assets $(467) million; total liabilities $5 million; equity $(472) million.

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust and Castle 2003-2 Trust consolidation / elimination adjustments to re-compute the controlling/noncontrolling interests from the deconsolidation of VALIC and merging of WNL.

       .  Intercompany elimination entries.

       . Common stock to additional paid in capital ("APIC") reclasses to cancel the common stock of the Merged Entities.

       .  Current and deferred tax asset / liability reclasses.

       . Impact of various consolidation adjustments on total assets $(1,038) million; total liabilities $(759) million; equity $(279) million.

The adjustments to the accompanying Unaudited Pro Forma Condensed Statements of Income (Loss) are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(872) million

           .  2010 - $(787) million

           .  2009 - $176 million

    (b)Deferred policy acquisition cost adjustments per the adoption of FASB ASU 2010-26 on January 1, 2012. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(48) million

           .  2010 - $3 million

           .  2009 - $(35) million

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust, Castle 2003-2 Trust and intercompany elimination adjustments. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $68 million

           .  2010 - $(9) million

           .  2009 - $(6) million

       .  Income tax expense (benefit) adjustments.

                           PART C -- OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements


     The following financial statements are incorporated by reference or included herein, as indicated below, to this Registration Statement:



- Audited Financial Statements of Variable Separate Account of SunAmerica Annuity and Life Assurance Company for the year ended December 31, 2011 are included in Part B of the registration statement.



- Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 11 to Form N-4 Registration Statement (File Nos. 333-157199) of Variable Separate Account filed on April 26, 2012.



- Audited Statutory Financial Statements of American General Assurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 27 to Form N-6 Registration Statement (File No. 333-34199) of American General Life Insurance Company of Delaware Separate Account II filed on April 30, 2012.



- Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 26 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on April 30, 2012.



- Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 4 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on April 30, 2012.



- Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011 is included in Part B of the registration statement.


(b) Exhibits


(1)   Resolutions Establishing Separate Account.................................    2
(2)   Custody Agreements........................................................    Not Applicable
(3)   (a)  Form of Distribution Contract........................................    2
      (b)  Selling Agreement....................................................    18
(4)   Variable Annuity Contract
      (a)  Individual Fixed Variable Annuity Contract...........................    7
      (b)  Endorsement..........................................................    9
      (c)  Purchase Payment Accumulation Optional Death Benefit Endorsement.....    9
      (d)  Maximum Anniversary Value Optional Death Benefit Endorsement.........    9
      (e)  Optional Guaranteed Minimum Withdrawal Benefit Endorsement...........    9
      (f)  Optional Guaranteed Living Benefit Endorsement.......................    10
      (g)  Form of Optional Guaranteed Living Benefit Endorsement...............    11
      (h)  Form of Optional Guaranteed Living Benefit Endorsement...............    11
      (i)  Form of Return of Purchase Payment Death Benefit Endorsement.........    11
      (j)  Form of Maximum Anniversary Value Optional Death Benefit
           Endorsement..........................................................    11
      (k)  Form of Optional Death Benefit Endorsement...........................    11
      (l)  Return of Purchase Payment Death Benefit Endorsement.................    12
      (m)  Form of Extended Legacy Program Guide................................    14
      (n)  Form of Contract Data Page...........................................    15
      (o)  Form of Maximum Anniversary Value Optional Death Benefit.............    14

(5)   (a)  Form of Application for Contract.....................................    14
      (b)  Merger Endorsement...................................................    18
(6)   Corporate Documents of Depositor
      (a)  Amended and Restated Articles of Incorporation of American General
           Life Insurance Company, effective December 31, 1991..................    1
      (b)  Amendment to the Amended and Restated Articles of Incorporation of
           American General Life Insurance Company, effective July 13, 1995.....    3
      (c)  By-Laws of American General Life Insurance Company, restated as of
           June 8, 2005.........................................................    6
(7)   Reinsurance Contract......................................................    Not Applicable
(8)   Material Contracts
      (a)  Anchor Series Trust Fund Participation Agreement.....................    17
      (b)  SunAmerica Series Trust Fund Participation Agreement.................    17
      (c)  Lord Abbett Fund Participation Agreement.............................    5
      (d)  Van Kampen Fund Participation Agreement..............................    4
      (e)  American Funds Insurance Series and SunAmerica Series Trust Master-
           Feeder Fund Participation Agreement..................................    8
      (f)  Franklin Templeton Variable Insurance Products Trust Fund
           Participation Agreement..............................................    10
      (g)  AIM Variable Insurance Funds (Invesco Variable Insurance Funds) Fund
           Participation Agreement..............................................    13
      (h)  Form of Consents to Assignment of Fund Participation and other
           Agreements...........................................................    18
(9)   Opinion of Counsel and Consent of Depositor...............................    Filed Herewith
(10)  Consents..................................................................    Filed Herewith
(11)  Financial Statements Omitted from Item 23.................................    Not Applicable
(12)  Initial Capitalization Agreement..........................................    Not Applicable
(13)  Other
      (a)  Power of Attorney -- American General Life Insurance Company
           Directors............................................................    Not Applicable
      (b)  Notice of Termination of Support Agreement...........................    14
      (c)  Unconditional Capital Maintenance Agreement between American
           International Group, Inc. and American General Life Insurance
           Company..............................................................    16
      (d)  Specimen Form of Agreement and Plan of Merger........................    18



--------


 1 Incorporated by reference to Initial Registration Statement, File No. 033-
   43390 of American General Life Insurance Company Separate Account D, filed on October 16, 1991.



 2 Incorporated by reference to Initial Registration Statement, File Nos. 333-
   25473 and 811-03859, filed on April 18, 1997, Accession No. 0000950148-97-
   000989.



 3 Incorporated by reference to Pre-Effective Amendment No. 3 to Form S-6
   Registration Statement, File No. 333-53909, of American General Life Insurance Company Separate Account VL-R, filed on August 19, 1998, Accession No. 0000899243-98-001661.



 4 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No.
   1, File Nos. 333-66114 and 811-03859, filed on October 25, 2001, Accession No. 0000950148-01-502065.



 5 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No.
   1, File Nos. 333-91860 and 811-0385, filed on October 28, 2002, Accession No. 0000898430-02-003844.



 6 Incorporated by reference to Post-Effective Amendment No. 11 and Amendment
   No. 46, File Nos. 333-43264 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on August 12, 2005, Accession No. 0001193125-05-165474.



 7 Incorporated by reference to Post-Effective Amendment No. 25 and Amendment
   No. 26, File Nos. 333-65118 and 811-03859, filed on September 21, 2006,
   Accession No. 0000950124-06-005435.



 8 Incorporated by reference to Post-Effective Amendment No. 1 and Amendment No.
   2, File Nos. 333-137873 and 811-03859, filed on April 26, 2007, Accession No. 0000950124-07-002420.



 9 Incorporated by reference to the Initial Registration Statement, File Nos.
   333-147006 and 811-03859, filed on October 30, 2007, Accession No.
   0000950148-07-000266.



10 Incorporated by reference to Post-Effective Amendment No. 1 and Amendment No.
   4, File Nos. 333-147006 and 811-03859, filed on April 28, 2008, Accession No. 0000950148-08-000095.



11 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No.
   1, File Nos. 333-157199 and 811-03859, filed on April 27, 2009, Accession No. 0000950148-09-000059.

12 Incorporated by reference to Post-Effective Amendment No. 4 and Amendment No.
   5, File Nos. 333-157199 and 811-03859, filed on April 28, 2010, Accession No. 0000950123-10-039586.



13 Incorporated by reference to Post-Effective Amendment No. 7 and Amendment No.
   8, File Nos. 333-157199 and 811-03859, filed on August 25, 2010, Accession No. 0000950123-10-080861.



14 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No.
   1, File Nos. 333-172003 and 811-03859, filed on April 27, 2011, Accession No. 0000950123-11-040077.



15 Incorporated by reference to Post-Effective Amendment No. 7 and Amendment No.
   10, File Nos. 333-147006 and 811-03859, filed on April 28, 2011, Accession
   No. 0000950123-11-040884.





16 Incorporated by reference to Post-Effective Amendment No. 3 and Amendment No.
   149, File Nos. 333-151576 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on May 2, 2011, Accession No. 0001193125-11-120309.



17 Incorporated by reference to Post-Effective Amendment No. 4 and Amendment No.
   5, File Nos. 333-172003 and 811-03859, filed on July 13, 2012, Accession No. 0000950123-12-010016.



18 Incorporated by reference to Initial Registration Statement, File Nos. 333-
   185762 and 811-03859, filed on January 2, 2013, Accession No. 0000950123-12-
   014430.

ITEM 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR




The directors and principal officers of the Company are set forth below. The business address of each officer and director is 2929 Allen Parkway, Houston, Texas 77019, unless otherwise noted.



NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
James A. Mallon                  Director, Acting Chairman, President and Chief
                                 Executive Officer
Curtis W. Olson(1)               President -- Benefit Solutions
Mary Jane B. Fortin              Director, Executive Vice President and Chief
                                 Financial Officer
Jeffrey H. Carlson(9)            Director, Executive Vice President
John B. Deremo                   Executive Vice President
Kyle L. Jennings(10)             Director, Executive Vice President, General
                                 Counsel and Secretary
Steven D. Anderson               Senior Vice President
Erik A. Baden                    Senior Vice President
Wayne A. Barnard                 Senior Vice President and Illustration Actuary
Robert M. Beuerlein(9)           Director, Senior Vice President and Chief and
                                 Appointed Actuary
David Butterfield(1)             Senior Vice President
Don W. Cummings                  Director, Senior Vice President
Terry B. Festervand              Senior Vice President and Treasurer
Brad J. Gabel(4)                 Senior Vice President, Chief Underwriter
John Gatesman                    Senior Vice President
David S. Jorgensen               Senior Vice President
Terry Keiper                     Senior Vice President
Frank A. Kophamel(9)             Senior Vice President
Glen D. Keller(9)                Senior Vice President
Stephen Kennedy(9)               Senior Vice President
Simon J. Leech(9)                Senior Vice President
Edmund D. McClure(9)             Senior Vice President
Richard D. McFarland(9)          Senior Vice President
Laura E. Milazzo(9)              Senior Vice President
Larry Nisenson                   Senior Vice President
John W. Penko(2)                 Senior Vice President
Rodney E. Rishel                 Senior Vice President
Sharon K. Roberson               Senior Vice President
Dale W. Sachtleben(3)            Senior Vice President
Stephen Stone                    Senior Vice President
Carol B. Whaley(1)               Senior Vice President
Chris N. Aiken(9)                Vice President
Chris Ayers(9)                   Vice President
Joan M. Bartel                   Vice President
Robert Beauchamp                 Vice President
Michael B. Boesen                Vice President
Laura J. Borowski(4)             Vice President
David R. Brady(11)               Vice President
Dan Chamberlain(9)               Vice President
Mark E. Childs(9)                Vice President
Robert M. Cicchi(9)              Vice President
Lawrence C. Cox                  Vice President
Julie Cotton Hearne              Vice President and Assistant Secretary
Timothy M. Donovan               Vice President
Jay Drucker                      Vice President
Farideh N. Farrokhi(9)           Vice President and Assistant Secretary

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
Royce Fithen(6)                  Vice President
Frederick J. Garland, Jr.        Vice President
Manda Ghaferi                    Vice President
Liza Glass(9)                    Vice President
Leo W. Grace                     Vice President and Assistant Secretary
Richard L. Gravette(9)           Vice President and Assistant Treasurer
Lori S. Guadagno(5)              Vice President
Daniel J. Gutenberger(9)         Vice President and Medical Director
Joel H. Hammer(8)                Vice President
D. Leigh Harrington(9)           Vice President
Tracy Harris                     Vice President
Michael S. Harrison              Vice President
Tim Heslin                       Vice President
Keith C. Honig(7)                Vice President
Stephen D. Howard(2)             Vice President
S. Caitlin Irby(9)               Vice President
Walter P. Irby                   Vice President
Sharla A. Jackson(6)             Vice President
Wesley E. Jarvis(1)              Vice President
Debra H. Kile(9)                 Vice President and Medical Director
Michael J. Krugel(4)             Vice President
Kenneth R. Kiefer                Vice President
Mel McFall(9)                    Vice President
Lochlan O. McNew                 Vice President and Investment Officer (handling
                                 private placement and commercial mortgage loans)
Gwendolyn J. Mallett(9)          Vice President
W. Larry Mask                    Vice President, Real Estate Investment Officer and
                                 Assistant Secretary
Beverly Meyer(4)                 Vice President
Candace A. Michael(9)            Vice President
Michael R. Murphy(4)             Vice President
David Napoli                     Vice President
Deanna D. Osmonson(1)            Vice President
Cathy A. Percival(9)             Vice President and Medical Director
Carin M. Phelan                  Vice President
Glenn H. Plotkin(4)              Vice President
Debbie Runge                     Vice President, Human Resources
Jeanise L. Ryser                 Vice President
Michael Sibley(2)                Vice President
T. Clay Spires                   Vice President and Tax Officer
Gregory R. Thornton(3)           Vice President
Cynthia Wieties                  Vice President
Jeffrey L. Winkelmann(4)         Vice President
Joann K. Brown                   Assistant Vice President
Dori A. Artis                    Administrative Officer
Wayne P. Arzberger               Administrative Officer
Brenda G. Esslinger              Administrative Officer
Beverly Farris                   Administrative Officer
Robin F. Farris                  Administrative Officer
Deborah G. Fewell                Administrative Officer

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
Maike M. George                  Administrative Officer
Brandy Harris                    Administrative Officer
Cassandra Hendricks              Administrative Officer
Stephen Johnson                  Administrative Officer
Donna Johnston                   Administrative Officer
Jalen V. Lohman                  Administrative Officer
Beverly Macias                   Administrative Officer
Jody Powers                      Administrative Officer
Donna J. Robertson               Administrative Officer
Phillip W. Schraub               Administrative Officer
Michael A. Sepanski              Administrative Officer
Marie M. Cerligione              Assistant Secretary
Keith Coleman                    Assistant Secretary
Jeffrey P. Conklin               Assistant Secretary
Debra L. Herzog                  Assistant Secretary
Virginia N. Puzon                Assistant Secretary
Mary Carmen Rodriguez            Assistant Secretary
Barbara J. Moore                 Assistant Tax Officer
William P. Hayes(10)             Chief Compliance Officer
Lesli K. Martin                  Anti Money Laundering Officer
Becky L. Strom                   Privacy Officer
Marc Herling                     General Counsel, Benefit Solutions and Assistant
                                 Secretary
Roger E. Hahn                    Investment Officer (Handling Strategic Investment
                                 Allocation and Asset/liability matching)



--------


  (1)  3600 Route 66, Neptune, NJ 07753



  (2)  Walnut Glen Tower, 8141 Walnut Hill Lane, Dallas, TX 75231



  (3)  3051 Hollis Drive, Springfield, IL 62704



  (4)  1200 N. Mayfair Road, Milwaukee, WI 53226



  (5)  599 Lexington Avenue, New York, N 10022



  (6)  205 E. 10th Avenue, Amarillo, TX 79101



  (7)  1 SunAmerica Center, 1999 Avenue of the Stars, Los Angeles, CA 90067



  (8)  32 Old Slip, New York, NY 10005



  (9)  2727-A Allen Parkway, Houston, TX 77019



  (10) 2919 Allen Parkway, Houston, TX 77019



  (11) 200 Liberty Street, New York, NY 10281


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT


The Registrant is a separate account of American General Life Insurance Company ("Depositor"). The Depositor is an indirect, wholly owned subsidiary of American International Group, Inc. An organizational chart for American International Group, Inc. can be found as Exhibit 21 in American International Group, Inc.'s Form 10-K, SEC File No. 001-08787, Accession No. 0001047469-11-001369, filed on
February 23, 2012. Exhibit 21 is incorporated herein by reference.


ITEM 27.  NUMBER OF CONTRACT OWNERS


As of November 30, 2012, the number of Polaris Advisor III contracts funded by Variable Separate Account was 527 of which 291 were qualified contracts and 236 were non-qualified contracts.

ITEM 28.  INDEMNIFICATION




Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



AMERICAN GENERAL LIFE INSURANCE COMPANY



To the full extent authorized by law, the corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether criminal or civil, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or serves or served in any capacity in any other corporation at the request of the corporation. Nothing contained herein shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.


ITEM 29.  PRINCIPAL UNDERWRITER

(a) SunAmerica Capital Services, Inc. acts as distributor for the following investment companies:


    American General Life Insurance Company -- Variable Separate Account


    American General Life Insurance Company -- Variable Annuity Account One


    American General Life Insurance Company -- Variable Annuity Account Two


    American General Life Insurance Company -- Variable Annuity Account Four


    American General Life Insurance Company -- Variable Annuity Account Five


    American General Life Insurance Company -- Variable Annuity Account Seven


    American General Life Insurance Company -- Variable Annuity Account Nine

    The United States Life Insurance Company in the City of New York -- FS Variable Separate Account
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account One
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account Two
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account Five
    Anchor Series Trust

    Seasons Series Trust

    SunAmerica Series Trust
    SunAmerica Equity Funds
    SunAmerica Income Funds

    SunAmerica Series, Inc.

    SunAmerica Money Market Funds, Inc.
    SunAmerica Senior Floating Rate Fund, Inc.

    SunAmerica Specialty Series


(b) Directors, Officers and principal place of business:


OFFICER/DIRECTORS*                               POSITION
------------------                               --------
Peter A. Harbeck            Director
James T. Nichols            Director, President & Chief Executive Officer
Stephen A. Maginn(1)        Director, Chief Distribution Officer
Frank Curran                Vice President, Controller, Financial Operation
                            Principal and Chief Financial Officer, Treasurer
Rebecca Snider              Chief Compliance Officer
John T. Genoy               Vice President
Mallary L. Reznik(2)        Vice President
Christine A. Nixon(2)       Secretary
Virginia N. Puzon(2)        Assistant Secretary

     --------

      * Unless otherwise indicated, the principal business address of SunAmerica Capital Services, Inc. and of each of the above individuals is Harborside Financial Center, 3200 Plaza 5, Jersey City, New Jersey 07311.

     (1) Principal business address is 21650 Oxnard Street, Suite 750, Woodland Hills, CA 91367-4901.


     (2) Principal business address is 1999 Avenue of the Stars, Los Angeles, California 90067-6121.


(c) SunAmerica Capital Services, Inc. retains no compensation or commissions from the Registrant.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS


All records referenced under Section 31(a) of the 1940 Act, and Rules 31a-1 through 31a-3 thereunder, are maintained and in the custody of American General Life Insurance Company at its principal executive office located at 2727-A Allen Parkway, Houston, Texas 77019-2191 or at American General Life Insurance Company's Annuity Service Center located at 21650 Oxnard Street, Suite 750, Woodland Hills, California 91367-4901.


ITEM 31.  MANAGEMENT SERVICES

Not Applicable.

ITEM 32.  UNDERTAKINGS




Undertakings of the Registrant

------------------------------


Registrant undertakes to: (a) file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity Contracts may be accepted; (b) include either (1) as part of any application to purchase a contract offered by the prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the Applicant can remove to send for a Statement of Additional Information; and (c) deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.



REPRESENTATION REGARDING THE REASONABLENESS OF AGGREGATE FEES AND CHARGES DEDUCTED UNDER THE CONTRACTS PURSUANT TO SECTION 26(e)(2)(A) OF THE INVESTMENT COMPANY ACT OF 1940



American General Life Insurance Company represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by American General Life Insurance Company.

                               POWERS OF ATTORNEY



Each person whose signature appears below hereby appoints Mary Jane B. Fortin, Manda Ghaferi, Steven A. Glover and David S. Jorgensen and each of them, any one of whom may act without the joinder of the others, as his/her attorney-in-fact to sign on his/her behalf and in the capacity stated below and to file all amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.



                                   SIGNATURES



As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Variable Separate Account, has duly caused this Registration Statement to be signed on its behalf, in the City of Houston, and State of Texas on this 28th day of December, 2012.



                                        VARIABLE SEPARATE ACCOUNT
                                        (Registrant)



                                        By: AMERICAN GENERAL LIFE INSURANCE
                                            COMPANY
                                            (On behalf of the Registrant and
                                            itself)



                                        By: /s/ MARY JANE B. FORTIN
                                            ------------------------------------
                                            MARY JANE B. FORTIN
                                            EXECUTIVE VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER



As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons, on behalf of the Registrant and Depositor, in the capacities and on the dates indicated.




          SIGNATURE                             TITLE                          DATE
          ---------                             -----                          ----
/s/ JAMES A. MALLON              Director, Acting Chairman,              December 28, 2012
-----------------------------    President
JAMES A. MALLON                  and Chief Executive Officer


/s/ MARY JANE B. FORTIN          Director, Executive Vice President      December 28, 2012
-----------------------------    and Chief Financial Officer
MARY JANE B. FORTIN


/s/ DON W. CUMMINGS              Director and Senior Vice President      December 28, 2012
-----------------------------
DON W. CUMMINGS


/s/ ROBERT M. BEUERLEIN          Director                                December 28, 2012
-----------------------------
ROBERT M. BEUERLEIN


/s/ JEFFREY H. CARLSON           Director                                December 28, 2012
-----------------------------
JEFFREY H. CARLSON


/s/ KYLE L. JENNINGS             Director                                December 28, 2012
-----------------------------
KYLE L. JENNINGS

                                  EXHIBIT INDEX


EXHIBIT NO.                                      DESCRIPTION
-----------                                      -----------
    (9)         Opinion of Counsel and Consent of Depositor
    (10)        Consents